Form 10-K/A, Exhibit 13
period 1994-12-31
AMBANC CORP
filed 1995-08-30
CIK 702904

EXHIBIT 13

                          AMBANC Corp.

         Pages 6 through 26 and 28 through 47 and 49 are
                    incorporated by reference

               1994 Annual Report to Shareholders


               [Comparable pages in EDGAR version:
          Pages 8 through 31 and 33 through 62 and 64]

                   [Picture of Flag]













                   the ambanc corp.




























                        ANNUAL
                        REPORT
                         1994

                         TABLE OF CONTENTS
                      1       Financial Highlights

                    2-3       Letter to the Shareholders

                      4       AMBANC Directors

                      5       The AMBANC Mission

                      6       Report of Independent Auditors

                      7       Consolidated Balance Sheets

                      8       Consolidated Statements of
                              Income

                      9       Consolidated Statements of
                              Changes in Shareholders'
                              Equity

                     10       Consolidated Statements of
                              Cash flows

                  11-26       Notes

                     27       Management's Report
                  28-47       Management's Discussion and
                              Analysis

                     48       AMBANC Service Area

                     49       Five-Year Summary
                     50       Financial Trends

                  51-52       Corporate Organization and
                              Banking Locations

                     53       Investor Information
ON THE COVER
Throughout 1994
AMBANC continued to
remain a solid, growing,
bank holding company
dedicated to its
stockholders, customers
and community.
Our philosophy of business
and community involvement
is synonymous with all
for which the American
flag represents.


FINANCIAL HIGHLIGHTS


                                    1994           1993
                            (Dollar amounts in thousands, except per share data)
INCOME STATEMENT DATA

Total interest income            $35,023        $34,037

Total interest expense            15,600         15,720

Net interest income after
provision for loan losses         19,323         17,847

Total noninterest income           2,391          2,587

Total noninterest expense         14,018         13,326

Net income after income taxes and
cumulative effective of an accounting
change                             5,443          5,419


BALANCE SHEET DATA                  1994           1993

Total assets                    $516,096       $512,692

Total liabilities                467,059        463,732

Total shareholders' equity        49,037         48,960

Total liabilities and shareholders'
equity                           516,096        512,692


EARNINGS PER SHARE                  1994           1993   [picture of flag]

Income per share before cumulative                        ANNUAL MEETING
effect of an accounting change     $2.30          $2.18   Friday
                                                          April 21, 1995
Cumulative effect of accounting change---           .11   10:30 a.m.
                                                          Isaac K. Beckes
Net income per share                2.30           2.29   Student Union
                                                          Vincennes University
                                                          Vincennes, Indiana

                               LETTER TO THE
                               SHAREHOLDERS


To our shareholders:

1994 saw AMBANC Corp. continue on the path of excellence. We remained focused on profitability and controlled growth, as evidenced by our annual financial statements. Earnings from operations were $5,443,000, or $2.30 per share for the year ended December 31, 1994, compared to $5,167,000, or $2.18 per share for the same period in 1993. The first quarter of 1993 did include the cumulative effect of an accounting change and net income for 1993 was $5,419,000, or $2.29 per share, compared to $5,443,000, or $2.30 per share in 1994.

Total assets at December 31, 1994, were $516,096,000 and total shareholders' equity was $49,037,000 with FAX 115. Shareholders' equity without FAX 115 increased $3,735,000, or 7.75% to $51,952,000 at December 31, 1994, from $48,217,000 at December 31,
1993.

We are strong believers in our growth strategy of merging with other community banks that fit the AMBANC mold. Not every bank is an ideal fit, so we are careful to ensure each is best for all parties and, most importantly, for you, the shareholders. We use the term "merger" rather than "acquisition" because we realize the importance of our subsidiary banks. We provide an environment in which our subsidiary banks can remain autonomous but still give us their insight and input. 1994 was no exception to this philosophy. We were pleased to announce the pending purchase and transfer of deposits from Mid-West Federal in Princeton, Indiana to American National Bank. The acquisition of deposits will enable us to increase our presence in the Gibson County market.

An additional highlight to the year was the announcement of the pending merger of First National Bank in Robinson, IL, a subsidiary of First Robinson Bancorp., into the AMBANC Corp. David Musgrave, president of the bank, and his staff will be an ideal match with the AMBANC tradition of bringing our customers the finest in community banking products and services.

On the operational side, we have taken strides this past year to take advantage of some economies of scale that have come to us as a result of our merger activity. One such stride was to centralize our marketing efforts to ensure uniformity, continuity and, most of all, efficiency. Other such measures include the consolidation of statement processing, human resource and audit functions within AMBANC Corp. These measures will enable us to streamline our operations, ensuring higher efficiency and profitability.

While we hold strongly to the principles of a traditional bank, we realize the importance of monitoring the banking environment and keeping an eye on the future. To that end, we feel it is important to establish a modern look to our company as we approach the 21st century. A prime example of this effort can be seen in our 1994 annual report. We have incorporated a fresher look to the report along with our new corporate logo, which was developed to enhance recognition of the AMBANC Corp. name. As we continue to grow, it is crucial that our subsidiaries, while maintaining their respective banking names and strong presence in their individual communities, also are recognized as members of AMBANC Corp.

We have taken steps this year to revise our Dividend Reinvestment Program to make it more attractive to all shareholders of the company. Participants in the plan will be able to reinvest their dividends quarterly on the open market at the current price, thus simplifying the process and increasing liquidity in the stock. We are extremely pleased with the revised plan and hope it generates more participation. If you have any questions or would like more information on the plan, please contact our shareholder relations department at AMBANC.

Our task at AMBANC is to run the company to the best of our ability in order to give you, the shareholders, the greatest possible return on your investment. While we have made tremendous strides over the past year, we will continually strive to ready the company to meet new challenges in the upcoming year and even into the next century. We know with your continued loyalty and support, we will be able to meet those challenges and continue to position ourselves as a leader in the banking industry, providing the finest in community banking products and services.

Sincerely,

/s/ Robert G. Watson

Robert G. Watson /
Chairman of the Board,
President and Chief Executive Officer
                                               [picture
                                               of flag]

                                        AMBANC DIRECTORS

                     [Picture of Directors]


                            DIRECTORS
            Standing (left to right):
                     Owen M. Landrith   Chairman of the Board,
                                        Farmers'
                                        State Bank
                  Sherman L. Anderson   Chairman of the Board,
                                        President and C.E.O.,
                                        Citizens' National Bank
                  Rolland L. Helmling   President, Harold's
                                        Supermarkets, Inc.
                        Glen G. Apple   Farmer
                John A. Stachura, Jr.   Superintendent, Solar Sources
                                        Underground
                     Robert G. Watson   Chairman of the Board,
                                        President and C.E.O., AMBANC
                                        Corp. and American National
                                        Bank
                  Richard H. Schaffer   Retired
           Paul E. Brocksmith, D.V.M.   Retired

              Seated (left to right):
    [picture ofPhillip M. Summers, Ph.D.President, Vincennes
                                        University
Robert E. Seed]      Howard R. Wright   Retired
           Gerry M. Hippensteel, M.D.   Physician
                      Robert D. Green   President, R D Services, Inc.
                   Bernard G. Niehaus   President, Niehaus Lumber Co.,
                                        Inc.

 ROBERT E. SEED
Chairman of the Board,
President and C.E.O.,
  Bank of Casey

THE AMBANC MISSION

Our business purpose is to optimize
the long-range return on shareholders' equity by enhancing our stock price.

To accomplish this, it is necessary
to acquire and maintain strong,
profitable banking institutions that
focus upon and serve the financial needs of our customers as well as provide socially responsive community leadership in our market areas.

Whenever possible, our affiliate banks
will operate as autonomous units
within their respective market areas.













                                             [Picture of Flag]

[CROWE CHIZEK LOGO]

Board of Directors and
Shareholders

AMBANC Corp.
Vincennes, Indiana


     REPORT OF INDEPENDENT AUDITORS (in thousands)



We have audited the accompanying consolidated balance sheets of AMBANC Corp. as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1994, 1993 and 1992. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

The consolidated balance sheet as of December 31, 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1993 and 1992 have been restated to reflect the pooling of interests in 1994 and 1993, as described in Notes 1 and
2. Separate financial statements for the other companies included in the 1993 and 1992 restated financial statements were audited and reported on by other auditors, which statements reflect total assets of $93,092 and total liabilities of $84,302 at December 31, 1993, and net income of $862 and $1,491 for the years ended December 31, 1993 and 1992, respectively.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AMBANC Corp. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years ended December 31, 1994, 1993 and 1992, in conformity with generally accepted accounting principles.

As disclosed in Notes 1 and 11 to the consolidated financial statements, in 1993 the Corporation changed its method of accounting for income taxes, postretirement benefits and certain securities.

     /s/ CROWE, CHIZEK AND COMPANY

     Crowe, Chizek and Company
     Indianapolis, Indiana
          January 27, 1995

            [Picture of Flag]



          1994
          AMBANC CORP.
          FINANCIALS

                             AMBANC CORP.
                      Consolidated Balance Sheets
                      December 31, 1994 and 1993
    (Dollar amounts in thousands, except share and per share data)

                                                           1994          1993

ASSETS
Cash and due from banks (Note 14)....................  $     19,595  $     17,164
Federal funds sold...................................         7,000        15,346

 Total cash and cash equivalents (Note 1)...........        26,595        32,510

Interest bearing deposits in other banks.............         1,193           890
Securities available for sale at market (Note 3).....       112,214       137,440
Securities held to maturity (Note 3)
 (market values of $38,707 and $40,734
 in 1994 and 1993)..................................        39,695        38,857

Loans held for sale..................................         2,664        16,919

Loans, net of unearned income (Note 4)...............       321,096       277,088
Allowance for loan losses (Note 5)...................        (3,911)       (3,685)

 Loans, net.........................................       317,185       273,403
Premises, furniture and equipment, net (Note 6)......         6,487         6,204
Accrued interest receivable and other assets.........        10,063         6,469

     Total assets...................................  $    516,096  $    512,692

LIABILITIES

Noninterest bearing deposits.........................  $     51,838  $     50,455
Interest bearing deposits (Note 7)...................       403,396       402,167

 Total deposits.....................................       455,234       452,622
Short-term borrowings (Note 8).......................         5,690         6,979
Long-term debt (Notes 9 and 10)......................         3,189         1,000
Accrued interest payable and
  other liabilities (Note 11)........................         2,946         3,131

     Total liabilities..............................       467,059       463,732

Commitments and contingent liabilities(Note 14)

SHAREHOLDERS' EQUITY

Preferred stock, $10 par value, 200,000 shares
 authorized, no shares issued or outstanding........            --            --
Common stock, $10 par value, 5,000,000
 shares authorized, 2,372,172 and 2,369,784 shares
  issued and outstanding at December 31, 1994 and
  1993 (Note 15).....................................        23,722        23,698
Retained earnings (Note 16)..........................        28,277        24,550
Unrealized gain/(loss) on securities available for
  sale, net of tax of ($1,784) and $420..............        (2,962)          712

     Total shareholders' equity.....................        49,037        48,960

     Total liabilities and shareholders' equity.....  $    516,096  $    512,692

See accompanying notes to consolidated financial statements.

                                AMBANC CORP.
                      Consolidated Statements of Income
            For the years ended December 31, 1994, 1993 and 1992
            (Dollar amounts in thousands, except per share data)

                                                1994        1993        1992
INTEREST INCOME
Interest and fees on loans...................$   24,881  $   22,248  $   24,181
Interest and fees on loans held for sale.....       536       1,280       1,017
Interest on securities
 Taxable....................................     7,030       7,685       9,225
 Tax exempt.................................     2,279       2,369       2,038
Other interest...............................       297         455         684
 Total interest income......................    35,023      34,037      37,145

INTEREST EXPENSE
Interest on deposits.........................    15,140      15,513      18,218
Interest on short-term borrowings............       283         175         245
Interest on long-term debt...................       177          32           3
 Total interest expense.....................    15,600      15,720      18,466
   Net interest income......................    19,423      18,317      18,679
Provision for loan losses (Note 5)...........       100         470       1,375
   Net interest income after
     provision for loan losses..............    19,323      17,847      17,304

NONINTEREST INCOME
Income from fiduciary activities..............      387         419         383
Service charges on deposit accounts...........    1,116       1,174       1,149
Net realized gain/(loss) on securities........       (6)         13          72
Other operating income........................      894         981         548
 Total noninterest income....................    2,391       2,587       2,152

NONINTEREST EXPENSE
Salaries and employee benefits
(Notes 10, 11 and 12).                            7,168       6,920       6,536
Occupancy expenses, net.......................      854         779         757
Equipment expenses............................      847         853         767
Data processing expenses......................      442         583         682
FDIC insurance................................    1,008         987         961
Other operating expenses......................    3,699       3,204       2,908
 Total noninterest expense...................   14,018      13,326      12,611

    INCOME BEFORE INCOME TAXES AND
      CUMULATIVE EFFECT OF ACCOUNTING CHANGE..    7,696       7,108       6,845
Income taxes (Note 13)........................    2,253       1,941       1,909

     INCOME BEFORE CUMULATIVE EFFECT OF
        ACCOUNTING CHANGE.....................    5,443       5,167       4,936
Cumulative effect on prior years of changing to a
  different method of accounting for
  income taxes (Note 1).......................       --         252         --

     NET INCOME.......................... .  $   5,443  $    5,419  $    4,936

EARNINGS PER SHARE (Note 15)
Income per share before cumulative
effect of accounting change.................  $    2.30  $     2.18  $     2.08
Cumulative effect of accounting change......         --         .11          --

Net income per share........................  $    2.30  $     2.29  $     2.08

             See accompanying notes to consolidated financial statements.

                                AMBANC CORP.
         Consolidated Statements of Changes in Shareholders' Equity
            For the years ended December 31, 1994, 1993 and 1992
            (Dollar amounts in thousands, except per share data)

                                                           Unrealized
                                                           Gain/(Loss)
                                     Common     Retained       on         Total
                                     Stock      Earnings   Securities     Equity
BALANCE, JANUARY 1, 1992 as
  previously reported............. $    9,137  $   24,575             $   33,712
Adjusted for pooling of
  interest (Note 2)...............      2,712       4,425  $     (17)      7,120

BALANCE, JANUARY 1, 1992 as
  restated........................     11,849      29,000        (17)     40,832
Net Income for 1992...............                  4,936                  4,936
Cash dividends ($.60 per common
  share) (Note 15)................                 (1,424)                (1,424)
Stock split.......................     11,849     (11,849)                    --
Net change in unrealized loss on
  marketable liquidity mutual
  funds...........................                               (11)        (11)

BALANCE, DECEMBER 31, 1992........     23,698      20,663        (28)     44,333
Net income for 1993...............                  5,419                  5,419
Cash dividends ($.65 per common
  share) (Note 15)................                 (1,532)                (1,532)
Net change in unrealized gain on
  securities available
  for sale........................                               740         740

BALANCE, DECEMBER 31, 1993........     23,698      24,550        712      48,960
Net income for 1994...............                  5,443                  5,443
Cash dividends ($.75 per common
  share) (Note 15)................                 (1,766)                (1,766)
Net change in unrealized loss
  on securities available
  for sale........................                            (3,674)     (3,674)
Issuance of stock for dividend
  reinvestment and stock
  purchase plan (Note 15).........         24          50                     74

BALANCE, DECEMBER 31, 1994........ $   23,722  $   28,277  $  (2,962) $   49,037



             See accompanying notes to consolidated financial statements.

                               AMBANC CORP.
                   Consolidated Statements of Cash Flows
           For the years ended December 31, 1994, 1993 and 1992
                       (Dollar amounts in thousands)

                                                1994        1993        1992
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income.........................................  $    5,443  $    5,419  $    4,936
 Adjustments to reconcile net income to net
   cash from operating activities:
      Net premium amortization and discount
        accretion on securities......................         371         352         510
     Depreciation...................................         927       1,021         923
     Provision for loan losses......................         100         470       1,375
     (Gain)/Loss on securities......................           6         (13)        (72)
     Net change in loans held for sale..............      14,255      (5,366)        645
     Accrued interest receivable
      and other assets.............................      (3,594)        (71)      1,338
     Accrued interest payable
      and other liabilities........................       2,019        (538)       (758)
     Deferred loan fees net of costs................         (33)       (119)        (43)
      Net cash from operating activities...........      19,494       1,155       8,854

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sales of securities
    available for sale...............................       9,451          --          --
 Proceeds from sales of securities held to maturity.          --          --       3,128
 Proceeds from maturities and calls of securities
    available for sale...............................      37,328          --          --
 Proceeds from maturities and calls of securities
    held to maturity.................................       3,232      60,760      67,025
 Purchases of securities available for sale.........     (27,858)         --          --
 Purchases of securities held to maturity...........      (4,020)    (71,247)    (75,756)
 Net change in interest bearing deposits
   in other banks...................................        (303)         (8)      1,408
 Loans made to customers, net of payments collected.     (49,507)    (18,452)      1,131
 Loans purchased....................................      (1,187)     (1,150)     (1,856)
 Proceeds from sales of loans.......................       6,845       5,633       2,100
 Property and equipment expenditures................      (1,210)       (810)     (1,038)
      Net cash from investing activities...........     (27,229)    (25,274)     (3,858)

CASH FLOWS FROM FINANCING ACTIVITIES
 Net change in demand deposit
   and savings accounts.............................      (3,693)     10,212      38,516
 Net change in certificates of deposit..............       6,305      (9,730)    (18,982)
 Net change in short-term borrowings................      (1,289)        372         587
 Payments on long-term debt.........................        (338)       (200)       (573)
  Proceeds from long-term debt.......................       2,527       1,000          --
  Issuance of stock for dividend reinvestment
    and stock purchase plan..........................          74          --          --
 Dividends paid.....................................      (1,766)     (1,532)     (1,424)
      Net cash from financing activities...........       1,820         122      18,124

NET CHANGE IN CASH AND CASH EQUIVALENTS..............      (5,915)    (23,997)     23,120

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.......      32,510      56,507      33,387

CASH AND CASH EQUIVALENTS AT END OF YEAR.............  $   26,595  $   32,510  $   56,507

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 Cash paid during the year for:
   Interest.........................................  $   15,475  $   16,092  $   19,058
   Income taxes.....................................       2,422       1,846       2,137


See accompanying notes to consolidated financial statements.

                               AMBANC CORP.
                Notes To Consolidated Financial Statements
                     December 31, 1994, 1993 and 1992
      (Dollar amounts in thousands, except share and per share data)

Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Reporting

     The consolidated financial statements include the accounts of AMBANC Corp. (Corporation), and its wholly owned subsidiaries, The American National Bank of Vincennes
     (ANB), Citizens' National Bank of Linton (CNB), Farmers' State Bank of Palestine (FSB), Bank of Casey (BOC), American National Realty Corp and Lincolnland Insurance Agency & Investments, Inc. (LIA). Upon consolidation, all significant intercompany accounts and transactions have been eliminated. As discussed in Note 2, AMBANC Corp. acquired FSB on June 1, 1993, and BOC on June 1, 1994, both under the pooling of interests method of accounting. These consolidated financial statements have been restated to reflect the accounts of FSB and BOC for all periods presented.

     Description of Business

     ANB, CNB, FSB and BOC operate primarily in the banking industry, which accounts for more than 90 percent of the Corporation's revenues, operating income and assets. ANB, CNB, FSB and BOC generate commercial, real estate mortgage and installment loans and receive deposits from customers located in Greene, Knox, Gibson and surrounding counties in Indiana and Crawford, Clark and surrounding counties in Illinois. Although the overall loan portfolio is diversified, the economy of these counties is heavily dependent upon the agricultural industry. The majority of the loans are secured by specific items of collateral including business assets, real property and consumer assets.

     American National Realty Corp. owns various real estate, most of which is leased to ANB for normal banking activities, such as parking, drive-in banking and branch banking facilities.

     Securities

     On December 31, 1993, the Corporation adopted Financial Accounting Standard No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities." Prior to adoption of FAS 115, all debt securities were carried at amortized cost (cost adjusted for amortization of premiums or accretion of discounts), because management had the intent and ability to hold them for the foreseeable future. All marketable liquidity mutual funds were carried at the lower of cost or market value with any unrealized loss due to temporary market fluctuations recorded as a separate component of equity. Upon the adoption of FAS 115, all securities were classified by management as available for sale or held to maturity. The adoption of FAS 115 in 1993 had no effect on net income, earnings per share or retained earnings. The unrealized gain/(loss) on securities available for sale is reflected as a separate component of equity, net of tax on the balance sheet.

     Securities classified as available for sale are marketable liquidity mutual funds and debt securities that the Corporation intends to hold for an indefinite period of time, but not necessarily until maturity. Securities available for sale include securities that management might use as part of its asset-liability strategy, or that may be

     sold in response to changes in interest rates, changes in prepayment risk or other similar factors, and which are carried at market value. Securities classified as held to maturity are securities that the Corporation has both the ability and positive intent to hold to maturity and are carried at cost adjusted for amortization of premium or accretion of discount using the level yield basis. Realized gains and losses on securities are computed on a specific identification basis. Interest and dividend income, adjusted by amortization of purchase premium or discount, is included in earnings.

     Loans Held for Sale

     Loans held for sale consist of fixed rate mortgage loans conforming to established guidelines and held for sale to the secondary mortgage market. Mortgage loans held for sale are carried at the lower of cost or market value determined on an aggregate basis. Gains and losses on the sale of these mortgage loans are included in other noninterest income.

     Interest Income on Loans

     Interest on real estate, commercial and installment loans is accrued over the term of the loans on a level yield basis. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business.

     Loan Fees and Costs

     The Corporation defers loan fees, net of certain direct loan origination costs. The net amount deferred is reported on the balance sheets as part of loans and is recognized into interest income over the term of the loan on a level yield basis.

     Allowance for Loan Losses

     The balance in the allowance and the amount of the annual provision charged to expense are judgmentally determined based upon a number of factors. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs which occur. Increases to the allowance are recorded by a provision for possible loan losses charged to expense. A loan is charged off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

     Premises, Furniture and Equipment

     Premises, furniture and equipment are stated at cost less accumulated depreciation. Premises, furniture and equipment are depreciated over the estimated useful lives of the assets, principally on the straight-line method.
     Maintenance and repairs are expensed, and major improvements are capitalized.



     Other Real Estate

     Real estate acquired through foreclosure or acceptance of a deed in lieu of foreclosure is recorded at the lower of cost (fair value at date of foreclosure) or fair value less estimated selling costs. The costs of holding the real estate are charged to operations while major improvements are capitalized.

     Income Taxes

     Effective January 1, 1993, the Corporation adopted Financial Accounting Standard No. 109 (FAS 109), "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. In years prior, the Corporation recorded tax expense based on the effect of timing differences on taxable income during the year the timing differences arose or reversed.

     The cumulative effect of the accounting change on years prior to January 1, 1993, of $252 is shown on the 1993 income statement.

     The Corporation and its subsidiaries file consolidated tax returns. Each entity is charged or credited for taxes as if separate returns were filed.

     Fiduciary Activities

     Trust Department income is recognized on the cash basis method, which in this circumstance does not materially differ from the accrual method.

     Statements of Cash Flows

     Cash and cash equivalents is defined to include cash on hand, noninterest bearing amounts due from other banks and federal funds sold. Generally, federal funds are sold for one-day periods. The Corporation reports net cash flows for loans held for sale, customer loan transactions, deposit transactions and deposits made with other financial institutions.

     Financial Statement Presentation

     Certain items in the 1993 and 1992 financial statements have been reclassified to correspond with the 1994 presentation.

Note 2 - BUSINESS COMBINATIONS

     On June 1, 1993, the Corporation issued 395,090 shares of its common stock in exchange for all of the outstanding common stock of Farmers' State Bank of Palestine (FSB). On June 1, 1994, the Corporation issued 542,338 shares of its common stock in exchange for all of the outstanding common stock of Lincolnland Bancshares, Inc. (LBI), the parent holding company of BOC and LIA. LBI was then merged into the Corporation. These acquisitions were accounted for under the pooling of interests method. Accordingly, the Corporation's financial statements and financial data have been retroactively restated to include the accounts and operations of FSB and LBI for all periods presented. Certain reclassifications have been made to FSB's and LBI's historical financial statements to conform to the Corporation's presentation.


     Interest income and net income of the Corporation, FSB and LBI for the periods prior to the acquisition were as follows.

                                  Five
                              Months Ended   Year Ended    Year Ended
                                 May 31,    December 31,  December 31,
                                  1994          1993          1992

          Interest income
          Previously reported...  $     11,347  $     27,701  $     25,785
          FSB...................           N/A           N/A         4,436
          LBI...................         2,598         6,336         6,924

           Total...............  $     13,945  $     34,037  $     37,145

        Net interest income
          Previously reported...  $      6,352  $     15,002  $     13,397
          FSB...................           N/A           N/A         1,986
          LBI...................         1,385         3,315         3,296

           Total...............  $      7,737  $     18,317  $     18,679

        Net income
          Previously reported...  $      1,777  $      4,557  $      3,445
          FSB...................           N/A           N/A           617
          LBI...................           282           862           874

           Total...............  $      2,059  $      5,419  $      4,936


Note 3 - SECURITIES

     The amortized cost and estimated market value of securities are as follows.

                                                                        December 31, 1994

                                                              Gross      Gross     Estimated
                                                  Amortized Unrealized Unrealized   Market
                                                     Cost     Gains      Losses     Value
        Securities available for sale

            U.S. Government and its agencies..... $  93,273 $       66 $   (3,968) $  89,371
            Taxable states and
              political subdivisions.............     1,863          9        (38)     1,834
            Corporate obligations................     3,592         --        (39)     3,553
            Collateralized mortgage obligations..    17,843          7       (712)    17,138
            Mutual funds.........................       389         --        (71)       318

              Total.............................. $ 116,960 $       82 $   (4,828) $ 112,214

                                                           December 31, 1994

                                                         Gross      Gross     Estimated
                                             Amortized Unrealized Unrealized   Market
                                                Cost     Gains      Losses     Value
        Securities held to maturity
            Nontaxable states and
              political subdivisions.......  $  39,695 $      433 $   (1,421) $  38,707


                                                           December 31, 1993

                                                         Gross      Gross     Estimated
                                             Amortized Unrealized Unrealized   Market
                                                Cost     Gains      Losses     Value

        Securities available for sale

               U.S. Government and
            its agencies.................. $ 100,650 $    1,294 $     (295) $ 101,649
               Taxable states and
                 political subdivisions.....     2,397         74         --      2,471
               Corporate obligations........     7,533         93         (6)     7,620
               Collateralized mortgage
            obligations...................    25,338        103       (100)    25,341
          Mutual funds....................       390         --        (31)       359

                 Total.......................  $ 136,308 $    1,564 $     (432) $ 137,440

                                                          December 31, 1993

                                                         Gross      Gross     Estimated
                                             Amortized Unrealized Unrealized   Market
                                                Cost     Gains      Losses     Value
          Securities held to maturity

            Nontaxable states and
              political subdivisions........ $  38,857 $    1,937 $      (60) $  40,734


Investments in states and political subdivisions and corporate obligations are made within policy standards, which call for these securities to be investment grade or better as established by national rating organizations. These securities are actively traded and have a readily available market valuation. Ratings and market values of these securities are reviewed monthly with market values being obtained from an independent rating service or broker.

The amortized cost and estimated market value of securities at December 31, 1994, by contractual maturity are shown below.
Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                 Available for SaleHeld to Maturity

                                 EstimatedEstimated
                                 AmortizedMarketAmortizedMarket
                                   Cost    Value  Cost    Value
Due in 1 year or less...............$   14,588$  14,459$    2,562$   2,601
Due after 1 year through 5 years....45,32343,278 12,712  12,908
Due after 5 years through 10 years..9,957 9,228  20,795  19,916
Due after 10 years..................1,452 1,438   3,626   3,282
  Subtotal..........................71,32068,403 39,695  38,707
Collateralized mortgage obligations.17,84317,138     --      --
U.S. agency mortgage-backed
  securities........................27,40826,355     --      --
Mutual funds........................389     318      --      --
  Total.............................$  116,960$ 112,214$   39,695$  38,707

     Proceeds from sales of securities available for sale were $9,451 in 1994 and $0 in 1993 and 1992.
     Proceeds from sales of securities held to maturity were $0 in 1994 and 1993 and $3,128 in 1992. Sales and calls of securities available for sale during 1994 resulted in gross gains of $43 and gross losses of $49. Sales and calls of securities held to maturity resulted in gross gains and gross losses of $62 and $49 in 1993 and $100 and $28 in 1992, respectively.

     Securities with a carrying value of $28,024 and $27,912 at December 31, 1994 and 1993, were pledged to secure public deposits and for other purposes required or permitted by law.

Note 4 - LOANS

     Loans as presented on the balance sheets are comprised of the following.

                                   1994          1993
Commercial loans...........  $    159,914  $    144,047
Real estate loans..........        79,464        61,364
Installment loans..........        82,606        72,606
  Total loans..............       321,984       278,017
Unearned income............          (888)
(929)
  Total loans, net.........  $    321,096  $    277,088

At December 31, 1994, 1993 and 1992, non-accrual loans totalled $571, $891 and $1,355. Income recorded on these loans during 1994, 1993 and 1992 totalled $17, $17 and $25. Income which would have been recorded on these loans during 1994, 1993 and 1992, had they been accruing all year, was $51, $94 and $150.

Certain loans have been restructured in a manner that grants a concession to the borrower because of the borrower's financial difficulties. At December 31, 1994, 1993 and 1992, these loans totalled $490, $565 and $265. Interest income recorded on these loans was $39, $40 and $15 during 1994, 1993 and 1992. Interest income which would have been recorded under the original terms of the loans was $44, $48 and $24 during 1994, 1993 and 1992.

Directors and executive officers of the Corporation and its wholly owned subsidiaries were customers of, and had other transactions with, the banking subsidiaries in the ordinary course of business. A schedule of the aggregate activity involving loans to related parties follows.

Balance, January 1, 1994............. $ 11,171
New loans.............................   6,097
Loan reductions.......................  (7,593)
Balance, December 31, 1994............$  9,675

Note 5 - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is as follows.

                                 1994    1993    1992
     Balance, January 1.......  $3,685  $3,510  $3,369
     Provision charged
       to operations..........     100     470   1,375
     Loans charged off........    (538)   (561) (1,479)
     Recoveries...............     664     266     245
     Balance, December 31.....  $3,911  $3,685  $3,510

Note 6 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment as presented on the balance sheets are comprised of the following.

                              1994     1993
Land and improvements...........$   891  $     918
Buildings and improvements........7,729      7,171
Furniture and equipment...........6,947      6,386
    Total cost...................15,567     14,475
Accumulated depreciation.........(9,080)    (8,271)
    Total, net.................$  6,487  $   6,204

Depreciation expense for the years ended December 31, 1994, 1993 and 1992, totalled $927, $1,021 and $923.

Note 7 - INTEREST BEARING DEPOSITS

Interest bearing deposits issued in denominations of $100 or greater totalled $46,086 and $42,889 at December 31, 1994 and 1993.

Note 8 - SHORT-TERM BORROWINGS

Short-term borrowings included:

                                       1994        1993
Federal funds purchased
  and repurchase agreements.......$    4,060  $    2,377
Demand notes issued to the
U.S. Treasury.....................     1,630       4,602
  Total...........................$    5,690  $    6,979

Federal funds purchased generally mature daily. Borrowings under the Federal Reserve Bank note option plan are collateralized by certain securities and are reduced at the discretion of the U.S.
Treasury.

Note 9 - LONG-TERM DEBT

Long-term debt is comprised of a deferred compensation plan of $27 as discussed in Note 10 and two Federal Home Loan Bank Mortgage Advances totalling $3,162. Thesedvances have an average rate of 5.65%, interest payable monthly and principal payable in annual installments with the final payment due March 15, 2004. These loan advances are secured by various securities. The principal maturities of debt in each of the five years after December 31, 1994, will be $587, $484, $400, $332 and $211.

Note 10 - EMPLOYEE BENEFITS

ANB, CNB and FSB maintain a retirement savings plan (Plan) covering substantially all employees. The Plan requires employees to complete one year of service and be 21 years of age before entering the Plan. Employee contributions are limited to a maximum of 12% of their salary. The Plan allows for a matching of the first 4% of employee salary contributions and an annual discretionary contribution. The Corporation's contributions to the Plan are vested by employees at 20% per year starting with the second year of service and become 100% vested after six years of service. The Corporation's total 401(k) contributions were $350, $312 and $305 for 1994, 1993 and 1992.

Prior to December 31, 1994, BOC sponsored a defined benefit pension plan covering substantially all employees. Benefits were based primarily on years of service and on the employees' average compensation during their period of employment. BOC's funding policy was to contribute the minimum amount required by applicable regulations. Plan assets consist primarily of investments in interest bearing balances with financial institutions, U.S. government bonds and marketable equity mutual funds.

BOC elected to eliminate the accrual of benefits for services under the plan effective December 31, 1994, and intends to terminate the plan on April 30, 1995. The effect of eliminating the accrual of benefits is accounted for as a plan curtailment in accordance with FAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits."

On December 31, 1994, the projected benefit obligation was $1,318 and accumulated plan benefits totalled $895, of which $871 was vested. The fair value of plan assets available for benefits was $925. The effect of curtailing the Plan was to recognize a decrease in the projected benefit obligation of $215, to currently recognize the transition obligation of $472, and to recognize a gain of $208 at December 31, 1994. This net $49 curtailment loss is included with pension costs in the consolidated statement of income.

The following sets forth the Plan's funded status and amount recognized in the financial statements at December 31 (amounts computed as of December 31, 1994, and November 30, 1993).

                                                           1994        1993
     Actuarial present value of accumulated
       benefit obligations
       Vested....................................  $   (1,090)  $     (774)
       Nonvested.................................         (13)         (30)
         Total...................................      (1,103)        (804)

     Additional benefits based on future
       compensation levels.......................          --         (341)
     Projected benefit obligation for services
       rendered to date..........................      (1,103)      (1,145)
     Plan assets at fair value...................         925          802
     Plan assets in excess of projected
       benefit obligation........................        (178)        (343)

     Items not yet recognized in income
       Unrecognized gain.........................         (81)        (271)
       Unrecognized transition obligation........          --          502
     Accrued pension liability...................  $      (97)  $     (112)

     Net pension expense included the following.

                                                      1994         1993        1992
     Service cost-benefits earned................  $       93   $       76  $      58
     Interest cost on projected
       benefit obligation........................          84           79         67
     Actual return on plan assets................         (35)         (43)       (39)
     Net amortization and deferral...............           6           (4)        (2)
     Effect of curtailment loss..................          49           --         --
       Net pension expense.......................  $      197   $      108  $      84

The weighted-average discount rate used in determining the actuarial present value of projected benefit obligations was 5% in 1994 and 8% in 1993 and 1992. dditionally, the rate of increase in future compensation assumed was 4% for 1994, 1993 and 1992.
The expected long-term rate of return on plan assets was 8% in 1994, 1993 and 1992.

During 1994 the Corporation implemented a deferred compensation plan for the benefit of certain executive officers. In return for relinquishing the right to a portion of their current compensation, the Corporation agrees to pay the participants at retirement or termination, in the form of 120 monthly payments or one lump-sum payment, the amount deferred plus any interest earned during the deferral period. Interest is paid annually at prime rate and the liability of $27 is included with long-term debt on the December 31, 1994, balance sheet. During 1994 the Corporation accrued approximately $1 of interest expense towards its bligation under the plan.

Note 11 - POSTRETIREMENT BENEFITS

As of January 1, 1993, the Corporation adopted the Financial Accounting Standard No. 106 (FAS 106), "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Corporation sponsors a postretirement benefit plan which provides defined medical and death benefits. Employees hired before April 1990 who retire after January 1, 1993, are eligible to receive postretirement medical benefits for themselves, if they have completed 20 years of service and attained age 62. Existing retirees as of December 31, 1992, will receive postretirement medical benefits for themselves and their spouses and death benefits. Prior to the attainment of age 65 medical coverage is provided under the Corporation's group major medical insurance plan. At age 65 coverage is provided under a medicare supplement plan.

The plan is contributory. Participants who were retired as of December 31, 1992, are required to contribute an amount equal to the amount they paid as of December 31, 1992, plus any future increase in the applicable premium to provide the coverage.

Participants who retired on or after January 1, 1993, are required to contribute an amount equal to the entire applicable premium to provide the coverage, less sixty dollars or fifty percent, whichever is lower, paid monthly by the Corporation.

The following sets forth the plans' funded status and amounts recognized in the financial statements at December 31, 1994 and 1993.

Accumulated postretirement benefit obligations:

                                    1994        1993
Retirees..........................$ (318)   $ (377)
Fully eligible active
participants......................    (7)       (16)
Other active plan participants....  (131)      (182)
Accumulated postretirement benefit
  obligation in excess of plan
  assets..........................  (456)      (575)
Unrecognized transition
obligation........................   398        552
    Accrued postretirement
      benefit liability...........$  (58)    $  (23)

Net periodic postretirement benefit cost for the years ended December 31, 1994 and 1993, included the following components:

Service cost-benefits
  attributed to service
  during the period...............  $ 11     $ 10
Interest cost on
  accumulated post-
  retirement benefit
  obligation......................    40       41
Amortization of transition
  obligation over 20 years........    29       29
    Post-retirement benefit
        cost......................  $ 80     $ 80

Benefit payments of $45 and $57 were made for postretirement medical benefits in 1994 and 1993.

For measurement purposes, a 16% annual rate of increase in the per capital cost of covered health care benefits was assumed for 1994 and 1993 with the rate gradually decreasing to 6% after 25 years. The health care cost trend assumption has a significant effect on the amounts reported. An increase in the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994 and 1993, by approximately $14 and would have virtually no effect on the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1994 and 1993.

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 6% and 7% at December 31, 1994 and 1993.

Note 12 - STOCK OPTION PLAN

The Corporation had a Nonqualified Stock Option Plan which expired in April 1993. Under the terms of the plan, optionswere granted at amounts not less than the fair market value of the shares at the date of the grant and any options granted must be exercised within ten years of the grant. As of December 31, 1994, 1993 and 1992, fully vested options for 24,000 shares at an option price of $20 per share were outstanding.

Additionally, under provisions of the Nonqualified Stock Option Plan, stock appreciation rights have been granted coinciding with the number of stock options granted. The value of each stock appreciation right at any time is equal to 50% of the excess of the fair market value of one share of common stock of the Corporation over the exercise price of the option to which it relates. Employee benefits charged/(credited) to operations in 1994 and 1993 includes $(69) and $60 related to stock appreciation rights.

Note 13 - INCOME TAXES

Income taxes consist of the following.

                                           1994      1993      1992
Income taxes
Current payable...........................  $  1,973  $  2,314  $  2,027
Deferred income taxes (benefits)..........       280      (373)     (118)
Income taxes..............................  $  2,253  $  1,941  $  1,909

Income taxes applicable to securities transactions were $3, $4 and $24 in 1994, 1993 and 1992.

The following is a reconciliation of income tax expense and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes.

                                                1994      1993      1992
        Statutory rate applied to income............  $  2,617  $  2,417  $  2,327
        Adjustments
          Tax exempt interest income................      (868)     (918)     (835)
          Non-deductible interest...................       108       107       140
          Merger expenses...........................        66        48         1
          State income taxes........................       333       306       289
          Surtax exemption and other................        (3)      (19)      (13)
           Total income taxes......................  $  2,253  $  1,941  $  1,909

The source and related tax effect of significant timing differences are as follows.

                                                    1992
Provision for loan losses...............          $    (65)
Accretion of securities discount........                 9
Employee benefits.......................               (33)
Other...................................               (29)
   Total................................          $   (118)

The net deferred tax asset in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities at December 31.

                                                 1994      1993
        Deferred tax asset.................  $  2,336  $    706
        Deferred tax (liability)...........      (364)     (658)
        Valuation allowance................        --        --
          Net deferred tax asset...........  $  1,972  $     48

The effects of principal temporary differences are shown in the following table.

                                         1994      1993
Allowance for loan loss............  $    227  $    219
Mark to market adjustment on loans
  held for sale....................       (92)      165
Accrued employee benefits..........       171       143
Unrealized loss/(gain) on
   securities available for sale....    1,784      (420)
Accretion of securities discount...       (36)      (61)
Depreciation.......................      (125)     (107)
Other..............................        43       109
   Total............................  $ 1,972   $    48

Note 14 - COMMITMENTS AND CONTINGENT LIABILITIES

The Corporation leases various facilities and equipment. These leases expire at various times during the years 1995 through 2008 with renewal options through the year 2038. Certain of these leases are with companies controlled by directors of the Corporation and its subsidiaries and had total lease payments of $41, $22 and $9 in 1994, 1993 and 1992. Total rental expense for all leases for the years 1994, 1993 and 1992, was $87, $64 and $29. The following is a schedule of future minimum lease payments.

          1995............    $  81
          1996............       76
          1997............       69
          1998............       51
          1999............       30
          Thereafter......      328
            Total.........    $ 635

In the ordinary course of business, the Corporation's banking subsidiaries have loans, commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the consolidated balance sheets. The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policy to make such commitments as is used for on-balance sheet items. Outstanding loan commitments and customers' unused lines of credit amounted to $62,056 and $51,890 at December 31, 1994 and 1993. Outstanding standby letters of credit were $6,408 and $5,674 at December 31, 1994 and 1993.
Since many commitments to make loans expire without being used, the outstanding amount of commitments does not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower and may include accounts receivable, inventory, property, land and other items.

The Corporation was required to have $6,295 and $6,720 at December 31, 1994 and 1993, on deposit with the Federal Reserve or as cash on hand or on deposit with other banks. These reserves do not earn interest.

Note 15 - SHAREHOLDERS' EQUITY

All share and per share amounts have been retroactively adjusted to reflect the effect of the shares issued in the business combinations discussed in Note 2, as though these shares had been outstanding for all periods presented. Earnings per share amounts are based on average outstanding shares of 2,370,004 for 1994 and 2,369,784 for 1993 and 1992.

In 1993 the directors of the Corporation approved the establishment of a Dividend Reinvestment and Stock Purchase Plan
(Plan) to provide shareholders a method of purchasing additional shares of the Corporation's common stock by reinvesting their cash dividends or making optional cash payments into the Plan. Shares will be credited to the participant's account at the market value of the Corporation's stock at the date of the monthly purchase by the Plan. The directors of the Corporation reserved 50,000 shares for the Plan and issued 2,388 shares to the Plan in 1994.

Note 16 - DIVIDEND RESTRICTIONS

The Corporation and its wholly owned subsidiary banks are subject to regulations which require the maintenance of certain capital levels and, as a result, limit the amount of dividends which may be paid by the banks. ANB and CNB are regulated by the Comptroller of the Currency, FSB and BOC are regulated by the Commissioner of Banks and Trust Companies in Illinois, while the Corporation is regulated by the Federal Reserve Board. The most restrictive of the regulations generally requires the banks to maintain a minimum leverage capital to total asset ratio. As a result of this limitation, approximately $25,220 of the $48,006 equity of the banks was restricted and unavailable for the payment of dividends to the Corporation at December 31, 1994.

Additionally, the amount of dividends the banks may pay to the Corporation in a single year without approval from regulators is limited by regulation. Under the most restrictive regulations, approximately $6,087 of undistributed earnings of the banks was available for distribution to the Corporation at December 31, 1994. As a practical matter dividends are ordinarily restricted to a lesser amount because of the need to maintain an adequate capital structure.

Note 17 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The following table shows the carrying amount and estimated fair value of financial instruments held by the Corporation at December 31, 1994 and 1993.

                                            December 31, 1994       December 31, 1993
                                          Carrying   Estimated    Carrying   Estimated
                                           Amount    Fair Value    Amount    Fair Value
        Cash and cash equivalents..... $   26,595  $   26,595  $   32,510  $   32,510
        Interest bearing deposits
          in other banks..............      1,193       1,196         890         915
        Securities available for sale.    112,214     112,214     137,440     137,440
         Securities held to maturity....     39,695      38,707      38,857      40,734
         Loans held for sale............      2,664       2,675      16,919      17,709
        Loans, less allowance for
          loan losses.................    317,185     316,748     273,403     275,764
        Demand and savings deposits...   (236,808)   (236,808)   (240,499)   (240,499)
        Time deposits.................   (218,426)   (219,882)   (212,123)   (215,070)
        Short-term borrowings.........     (5,690)     (5,690)     (6,979)     (6,979)
         Long-term debt.................     (3,189)     (2,997)     (1,000)       (976)

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1994 and 1993. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for commercial loans is based on estimates of the difference in interest rate the bank would charge the borrowers for similar loans with similar maturities applied for an estimated time period until the loan is assumed to reprice or be paid. The estimated fair value for other loans is based on estimates of the rate the bank would charge for similar such loans applied for the time period until estimated repayment. The estimated fair value for demand and savings deposits is based on their carrying value. The estimated fair value for time deposits is based on estimates of the rate the bank would pay on such deposits applied for the time period until maturity. The estimated fair value for short-term borrowings is considered to approximate cost. Rates currently available to the Corporation for debt with similar terms and remaining maturities are used to estimate fair value of existing long-term debt. The estimated fair value for other financial nstruments and off-balance sheet loan commitments approximate cost and are not considered significant to this presentation because the majority of these items are primarily at variable rates and are not made for long term periods.

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Corporation to have disposed of such items at December 31, 1994 and 1993, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1994 and 1993, should not necessarily be considered to apply at subsequent dates.

In addition, other assets and liabilities of the Corporation that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the earnings potential of the bank's trust department, the trained work force, customer goodwill and similar items.

Note 18 - PARENT COMPANY STATEMENTS

Presented below are condensed balance sheets, statements of income and cash flowsfor the parent company.

                          Condensed Balance Sheets
                         December 31, 1994 and 1993
                                                           1994        1993
        ASSETS
        Cash on deposit with subsidiaries.............  $     570    $     163
        Investment in bank subsidiaries................    48,006       48,143
        Investment in non-bank subsidiaries............       197          183
        Premises, furniture and equipment, net.........        30           97
             Other assets................................       403          391
          Total assets................................. $  49,206     $ 48,977

        LIABILITIES
        Other liabilities...............................$     169     $     17

        SHAREHOLDERS' EQUITY
        Common stock....................................   23,722       23,698
        Retained earnings...............................   28,277       24,550
             Unrealized gain/(loss) on securities
               available for sale, net of tax.............   (2,962)         712
          Total shareholders' equity....................   49,037       48,960
          Total liabilities and shareholders' equity....$  49,206     $ 48,977

                         Condensed Statements Of Income
                For the years ended December 31, 1994, 1993 and 1992

                                              1994      1993      1992
OPERATING INCOME
  Dividends received from bank subsidiaries.......  $  3,364  $  2,093  $  1,722
  Rental income...................................       240       240       240
  Other income....................................        28        23       24
           Total operating income...............     3,632     2,356     1,986

OPERATING EXPENSE
  Other expenses..................................       967       700       589

INCOME BEFORE INCOME TAXES AND EQUITY IN
  UNDISTRIBUTED EARNINGS OF SUBSIDIARIES..........     2,665     1,656     1,397

Income tax credit.................................      (174)     (116)     (110)

INCOME BEFORE EQUITY IN UNDISTRIBUTED
  EARNINGS OF SUBSIDIARIES........................     2,839     1,772     1,507
Equity in undistributed earnings
  of subsidiaries.................................     2,604     3,647     3,429

NET INCOME........................................  $  5,443  $  5,419  $  4,936


                         Condensed Statements Of Cash Flows
                 For the years ended December 31, 1994, 1993 and 1992

                                              1994      1993      1992
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.....................................  $  5,443  $  5,419  $  4,936
  Adjustments to reconcile net income to
     net cash from operating activities
        Depreciation...........................       100       198       207
        Equity in undistributed income of
             subsidiaries......................   (2,604)   (3,647)   (3,429)
        Other liabilities.......................      152       120      (119)
          Other assets............................      (12)      (82)       40
          Net cash from operating activities....    3,079     2,008     1,635

                    Condensed Statements of Cash Flows - Continued
                 For the years ended December 31, 1994, 1993 and 1992
CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in subsidiary.......................$   (947)  $    --   $    --
  Purchase of furniture and equipment............     (33)       --        --
          Net cash from investing activities...    (980)       --        --

CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on long-term debt.....................     --       (392)     (284)
  Dividends paid.................................  (1,766)   (1,532)   (1,424)
  Issuance of stock for dividend reinvestment
    and stock purchase plan......................      74        --        --
    Net cash from financing activities...........  (1,692)   (1,924)   (1,708)
NET CHANGE IN CASH AND CASH EQUIVALENTS..........     407        84       (73)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...     163        79       152
CASH AND CASH EQUIVALENTS AT END OF YEAR......... $   570  $    163  $     79

Note 19 - PENDING CHANGES IN ACCOUNTING PRINCIPLE

The Financial Accounting Standards Board had issued Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan." Under this pronouncement, companies are required to adopt the new method of accounting for impaired loans in 1995. The Corporation has determined that the implementation of this standard will be immaterial to the financial statements.

Note 20 - PROPOSED ACQUISITION

On October 12, 1994, the Corporation entered into a definitive agreement to acquire First Robinson Bancorp (FRB), the parent holding company for The First National Bank in Robinson, Illinois. Pursuant to the proposed acquisition, the Corporation has offered between 555,075 and 666,090 shares of its common stock for the outstanding shares of FRB. The actual number of shares of the Corporation to be issued for FRB will be based upon the actual market value of the Corporation's stock immediately prior to the consummation of the transaction. The transaction will be accounted for under the pooling of interests method. Consummation of the transaction is subject to regulatory and FRB shareholders' approval. FRB had total assets of $109,144 and total liabilities of $99,971 at December 31, 1994, and net income of $1,059 for the twelve months ended December 31, 1994.

On September 26, 1994, ANB entered into a definitive purchase and assumption agreement with First Indiana Bank, a Federal Savings Bank, to purchase the building and the outstanding deposits at the date of closing, of their Princeton, Indiana branch. The transaction will be accounted for as a purchase and consummation of the transaction is subject to regulatory approval. Total deposits of the First Indiana Bank branch to be acquired were $26,021 as of December 31, 1994.

                  MANAGEMENT'S REPORT



The management of AMBANC Corp. is responsible for the integrity of all information contained in the accompanying financial statements and other sections of this annual report. The statements have been prepared in conformity with generally accepted accounting principles and include amounts that are based on management's best estimates and judgment.

In meeting its responsibility, management relies on the systems of internal control which are designed to provide reasonable assurance that assets are safeguarded and that transactions are properly executed and recorded. The development and dissemination of written policies and procedures, appropriate segregation of duties and responsibilities and the conducting of a continuing comprehensive program of internal audits provide further enhancements to the systems of internal control.

The Audit Committee of the Board of Directors, consisting solely of outside Directors, meets periodically with management, the internal auditors and the independent auditors to review audits, financial reporting and other related matters. The internal auditors and the independent auditors have full and free access to the Audit Committee to further assure their independence.

The financial statements have been audited by Crowe, Chizek and Company, independent auditors. They were engaged to audit the financial statements and to express an opinion thereon. Their audit was conducted in accordance with generally accepted auditing standards.




  /s/ Robert G. Watson                 /s/ Richard E. Welling

Robert G. Watson                     Richard E. Welling, CPA
Chairman of the Board,               Secretary, Treasurer and
C.F.O.
President and C.E.O.

                          AMBANC CORP.
             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section presents an analysis of the consolidated financial condition of AMBANC Corp. (Corporation) and its wholly-owned subsidiaries, The American National Bank of Vincennes (ANB), Citizens' National Bank of Linton (CNB), Farmers' State Bank of Palestine (FSB), Bank of Casey (BOC) (Collectively, the "Banks") and American National Realty Corp. and Lincolnland Insurance Agency & Investments, Inc. (LIA) at December 31, 1994 and 1993, and the consolidated results of operations for the years ended December 31, 1994, 1993 and 1992. This review should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and other financial data presented elsewhere in this Annual Report.

On June 1, 1993, the Corporation issued 395,090 shares of its common stock in exchange for all of the outstanding common stock of FSB. On June 1, 1994, the Corporation issued 542,338 shares of its common stock in exchange for all of the outstanding common stock of Lincolnland Bancshares, Inc. (LBI), the parent holding company of BOC and LIA. LBI was then merged into the Corporation. These acquisitions were accounted for under the pooling of interests method. Accordingly, the Corporation's financial statements and financial data have been retroactively restated to include the accounts and operations of FSB and LBI for all periods presented. Certain reclassifications have been made to FSB's and LBI's historical financial statements to conform to the Corporation's presentation.

                      RESULTS OF OPERATIONS
 (Dollar amounts in thousands, except share and per share data)

Net income for 1994 was $5,443 or $2.30 per share compared to $5,419 or $2.29 per share in 1993 and $4,936 or $2.08 per share in 1992. Included in net income for 1993 was an adjustment of $252, resulting from the adoption of Financial Accounting Standard No. 109, "Accounting for Income Taxes." This adjustment is shown on the income statement as the cumulative effect on prior years of changing to a different method of accounting for income taxes. Earnings per share for 1993 before this accounting change was $2.18. Earnings expressed as a percent of average assets and average equity were:

                                     Percent of                Percent of
                                   Average Assets             Average Equity
                               1994    1993    1992        1994    1993    1992
Income before cumulative
  effect of accounting change.  1.07 %  1.04 %  1.02 %     11.16 % 11.19 % 11.51 %
Cumulative effect of
  accounting change...........    --     .05      --          --     .55      --
  Net income..................  1.07 %  1.09 %  1.02 %     11.16 % 11.74 % 11.51 %

The following is an analysis of the critical components of net income for the years 1994, 1993 and 1992 with discussion and analysis of the contrasts between these periods and the effect of previous trends on anticipated future earnings performance.

Net Interest Income

Net interest income is the principal source of the Corporation's earnings and represents the difference between interest income on interest earning assets and the interest cost of interest bearing liabilities. Income on certain interest earning assets is exempt from federal income tax and, as is customary in the banking industry, changes in net interest income are analyzed on a fully tax equivalent basis. Under this method, and throughout this discussion, nontaxable income on loans and securities is adjusted to an amount which represents the equivalent earnings if such earnings were subject to federal tax. The marginal tax rate used to restate nontaxable income was 34% for 1994, 1993 and 1992.

The yield on average interest earning assets and the rate paid on average interest bearing liabilities is based upon three major factors: the yield/rate received or paid, the mix of the individual components and the volume of interest earning assets and interest bearing liabilities. While the national prime rate is not the only indicator for yields received on assets or the rates paid on liabilities by the Corporation, it does indicate a general trend of current rates being received on assets and paid on liabilities. The national prime rate averaged 6.26% in 1992, decreased to 6.00% all during 1993 and increased to an average of 7.14% during 1994. Yields received and rates paid by the Corporation are a blend of current and past year's interest rates due to the lag effect of the repricing of both long-term assets and long-term liabilities. The following table shows the average balances, interest income or expense and average yields and rates on interest earning assets and interest bearing liabilities by type. It also shows the calculation of net interest margin for 1994, 1993 and 1992.

          Consolidated Average Balance Sheets and Interest Rates
               Years ended December 31, 1994, 1993 and 1992
      (Dollar amounts in thousands, except share and per share data)

                                                1 9 9 4
                                               Interest
                                     Average   Income/            Average
                                     Balance   Expense  Average   Balance
                                     (Note A)  (Note B)   Rate    (Note A)
              ASSETS
Interest earning assets
 Securities
  U.S. Government................... $103,316  $  5,449    5.27%  $ 97,366
  State and municipal
    obligations.....................   42,027     3,621    8.62     39,809
  Other.............................   26,464     1,413    5.34     36,194
   Total securities.................  171,807    10,483    6.10    173,369
 Interest bearing deposits
  in other banks....................    1,548        75    4.85        838
 Loans held for sale................    6,849       536    7.83     15,133
 Total loans, less unearned
   (Notes A and C)..................  299,919    25,034    8.35    268,954
 Federal funds sold.................    5,551       222    4.00     13,266
   Total interest earning assets and
    interest income.................  485,674  $ 36,350    7.48%   471,560

Noninterest earning assets
 Cash and due from banks............   15,185                       15,359
 Premises and equipment, net........    6,613                        6,553
 Other assets.......................    7,149                        6,681
 Allowance for loan losses..........   (3,799)                      (3,567)
 Unrealized loss on securities
   available for sale...............   (1,748)                          --
   Total assets..................... $509,074                     $496,586

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities
 Savings and demand deposits........ $186,631  $  5,336    2.86%  $181,563
 Time deposits......................  215,645     9,804    4.55    216,739
   Total savings and
     time deposits..................  402,276    15,140    3.76    398,302
 Short-term borrowings..............    6,769       283    4.18      4,943
 Long-term debt.....................    2,924       177    6.05        674
   Total interest bearing
    liabilities and
      interest expense..............  411,969  $ 15,600    3.79%   403,919

Noninterest bearing liabilities
 Demand deposits....................   46,048                       43,370
 Other..............................    2,273                        3,140
Shareholders' equity................   48,784                       46,157
   Total liabilities and
    shareholders' equity............ $509,074                     $496,586
Interest margin recap
 Interest income/interest
   earning assets...................           $ 36,350    7.48%
 Interest expense/interest
   earning assets...................             15,600    3.21
   Net interest income/interest
     earning assets.................           $ 20,750    4.27%

                                1 9 9 3                       1 9 9 2
                                Interest                      Interest
                                Income/            Average    Income/
                                Expense  Average   Balance    Expense  Average
                                (Note B)   Rate    (Note A)   (Note B)   Rate
ASSETS
Interest earning assets
 Securities
  U.S. Government.............. $  5,659    5.81%  $ 93,033   $  6,551    7.04%
  State and municipal
    obligations................    3,753    9.43     30,998      3,239   10.45
  Other........................    1,862    5.14     38,094      2,513    6.60
   Total securities............   11,274    6.50    162,125     12,303    7.59
 Interest bearing deposits
   in other banks..............       58    6.92      1,878        129    6.87
 Loans held for sale...........    1,280    8.46     10,511      1,017    9.68
 Total loans, less unearned
   (Notes A and C).............   22,430    8.34    269,843     24,390    9.04
 Federal funds sold............      397    2.99     16,797        564    3.36
   Total interest earning
    assets and interest income. $ 35,439    7.52%   461,154   $ 38,403    8.33%

Noninterest earning assets
 Cash and due from banks.......                      13,578
 Premises and equipment, net...                       6,499
 Other assets..................                       6,679
 Allowance for loan losses.....                      (3,340)
 Unrealized loss on securities
   available for sale..........                          --
   Total assets................                    $484,570

LIABILITIES AND SHAREHOLDERS'
EQUITY
Interest bearing liabilities
 Savings and demand deposits...$   5,420    2.99%  $159,999   $  5,628    3.52%
 Time deposits..................  10,101    4.66    232,603     12,599    5.42
   Total savings and
     time deposits.............   15,521    3.90    392,602     18,227    4.64
 Short-term borrowings.........      167    3.38      5,598        236    4.22
 Long-term debt................       32    4.75         41          3    7.32
   Total interest bearing
    liabilities and
      interest expense......... $ 15,720    3.89%   398,241   $ 18,466    4.64%

Noninterest bearing liabilities
 Demand deposits...............                      39,680
 Other.........................                       3,757
Shareholders' equity...........                      42,892
   Total liabilities and
    shareholders' equity.......                    $484,570
Interest margin recap
 Interest income/interest
   earning assets.............. $ 35,439    7.52%             $ 38,403    8.33%
 Interest expense/interest
   earning assets..............   15,720    3.33                18,466    4.01
   Net interest income/interest
     earning assets............ $ 19,719    4.19%             $ 19,937    4.32%

Note A -Included in total loans are non-accrual loans.
Note B -Interest income includes the effects of taxable equivalent adjustments using a marginal federal tax rate of 34% for 1994, 1993 and 1992. The total adjustment to convert tax exempt loans and securities to a fully tax equivalent basis was $1,327, $1,402 and $1,258 for 1994, 1993 and 1992.
Note C -Net loan fees and costs included in interest income on loans amounted to $706, $428 and $355, for the years 1994, 1993 and 1992.

Net interest income in 1994 increased $1,031 or 5.23% from 1993, and the percent of net interest margin, or net interest income to average interest earning assets, increased to 4.27% in 1994 from 4.18% in 1993. This increase in net interest income was due to favorable rate and volume changes during 1994 when compared to 1993. During 1994 yields on average interest earning assets decreased more slowly than rates on average interest bearing liabilities. Yields on interest earning assets decreased .04% to 7.48% from 7.52% in 1993 while rates on interest bearing liabilities decreased .10% to 3.79% in 1994 from 3.89% in 1993. As illustrated below, total average interest earning assets also increased $12,366 or 2.62% in 1994 from 1993 while average interest bearing liabilities increased $8,050 or 1.99% in 1994 from 1993.

Net interest income in 1993 decreased $218 or 1.09% from 1992, and the percent of net interest margin, or net interest income to average interest earning assets, decreased to 4.19% in 1993 from 4.32% in 1992. This decrease in net interest income was due to unfavorable rate changes offset by favorable volume changes during 1993 when compared to 1992. During 1993 yields on average interest earning assets decreased faster than rates on average interest bearing liabilities. Rates on interest earning assets decreased .81% to 7.52% in 1993 from 8.33% in 1992 while rates on interest bearing liabilities decreased .75% to 3.89% in 1993 from 4.64% in 1992. The total average interest earning assets did increase $10,406 or 2.26% in 1993 from 1992 while average interest bearing liabilities increased $5,678 or 1.43% in 1993 from 1992.

The following table illustrates the total average interest earning assets and average interest bearing liabilities and net interest earning assets for 1994, 1993 and 1992.

                                          1994        1993        1992

Average interest earning assets.......  $483,926    $471,560    $461,154
Average interest bearing liabilities..   411,969     403,919     398,241
Net interest earning assets...........  $ 71,957    $ 67,641    $ 62,913

Net interest income is also affected by volume and rate of average interest earning assets and average interest bearing liabilities. The following table depicts the dollar effect of volume and rate changes from year to year for the different types of interest earning assets and interest bearing liabilities and the resultant change in interest income and interest expense from volume and rate changes from year to year. Variances which were not specifically attributable to volume or rate were allocated proportionately between each based on the overall effect of each to the total. Non-performing loans are included with loans in the table.


                           Changes in Net Interest Income

                            1994 compared to 1993    1993 compared to 1992
                              Increase/(decrease)      Increase/(decrease)
                               due to change in         due to change in
                          Volume   Rate     Total   Volume  Rate     Total
Interest income
  Loans................... $2,585  $   19  $ 2,604  $  (74)$(1,886) $(1,960)

  Loans held for sale.....   (648)    (96)    (744)    391    (128)     263

  Interest bearing deposits
    with other banks......     34     (17)      17     (72)      1      (71)
  Securities
    U.S. Govt. & its
    agencies..............    314    (524)    (210)    252  (1,144)    (892)
    State and
    municipalities........    191    (323)    (132)    831    (317)     514
    Other.................   (520)     71     (449)    (98)   (553)    (651)
    Total securities......    (15)   (776)    (791)    985  (2,014)  (1,029)

  Federal funds sold......   (308)    133     (175)   (106)    (61)    (167)

    Total interest income.  1,648    (737)     911   1,124  (4,088)  (2,964)

                                 1994 compared to 1993     1993 compared to 1992
                                  Increase/(decrease)       Increase/(decrease)
                                   due to change in          due to change in
                               Volume    Rate    Total    Volume   Rate    Total
Interest expense
  Deposits
    Interest bearing demand
      and savings............. $  145  $  (229) $   (84)  $  644 $  (852) $  (208)
    Time......................    (50)    (247)    (297)    (739) (1,759)  (2,498)
  Short-term borrowings.......     76       40      116      (22)    (47)     (69)
  Long-term debt..............    137        8      145       30      (1)      29
      Total interest expense..    308     (428)    (120)     (87) (2,659)  (2,746)
        Net interest income... $1,340  $  (309) $ 1,031  $ 1,211 $(1,429)$   (218)

As stated previously, general interest rates increased in 1994 from 1993 and the Corporation's average interest earning assets and interest bearing liabilities both increased. The volume increase added $1,648 interest income on average interest bearing assets and increased interest cost on average interest bearing liabilities by only $308 for a total net interest income increase of $1,340 due to volume changes. The rate increases in 1994 were offset by the lag effect of lower rates on long-term assets and liabilities and left the Corporation's interest income being reduced $737 on average interest bearing assets and reduced interest cost by $428 on average interest bearing liabilities for a total decrease of $309 in net interest income due to rate changes. The volume increase and rate decrease combined to provide the $1,031 increase in net interest income for 1994 when compared to 1993.

Rates actually reduced slightly in 1993 from 1992 while the Corporation's volume of interest earning assets and interest bearing liabilities increased. The volume increase added $1,124 to interest income on average interest earning assets and reduced the interest expense on average interest bearing liabilities by $87 for a total increase of $1,211 to net interest income due to volume. The interest expense reduction from volume is contradictory to an overall increase in average interest bearing liabilities but is explained by the large decrease in average time deposits during 1993. Time deposits historically have been at higher rates than other types of deposits and their volume reduction more than offset any expense increase due to volume increases on the other deposit products of the Corporation during 1993. The slight rate decrease in 1993 from 1992 plus the lag effect of older higher rates on assets and liabilities running off caused a $4,088 reduction in interest income from average interest earning assets and a reduction of $2,659 from interest expense on average interest bearing liabilities for a total decrease of $1,429 in net interest income during 1993. The volume increase offset by a higher rate reductions combined to provide the $218 decrease in net interest income for 1993 when compared to 1992.

Provision for Loan Losses

The provision for loan losses provides a reserve (the allowance for loan losses) to which loan losses are charged as those losses become evident. Management of each bank determines the appropriate level of the allowance for loan losses on a quarterly basis utilizing a report containing loans with a more than normal degree of risk. This report is the by-product of an ongoing loan review process, the purpose of which is to determine the level of credit risk within the portfolio and to ensure proper adherence to underwriting and documentation standards. Utilizing this report, a specific portion of the reserve is allocated to those loans which are considered to represent significant exposure to risk. In addition, estimates are made for potential losses on consumer loans, residential mortgage loans and commercial loans not specifically reviewed based on historical loan loss experience and other factors and trends.

The provision for loan losses for 1994 was only $100 compared to $470 in 1993 and $1,375 in 1992. The reduced provision during 1994 was the result of a continued overall improvement in the credit quality of the loan portfolio and additional recoveries of loans previously charged off. Total loan charge-offs for 1994 decreased $23 to $538 from $561 in 1993 and nonperforming loans decreased $293 to $1,703 in 1994 from $1,996 in 1993 and were only .53% of total loans at year end 1994. The 1993 provision was also lower than 1992 due to overall improvements in the loan portfolio and the fact that net loan charge-offs in 1993 were only $295 compared to $1,234 in 1992. Total nonperforming loans at year end 1993 were also reduced to .72% of total loans from
 .85% of total loans at year end 1992. The ending allowance for loan losses as a percent of loans decreased to 1.22% at 1994 from 1.33% at 1993 and 1992. The ratio of net loans charged off as a percent of total average loans has remained well below 1% and was (.04)% in 1994, .11% in 1993 and .46% in 1992.

An analysis of the allowance for loan losses for the past five years follows.

                            1994        1993        1992        1991       1990
Balance at beginning
 of year................. $  3,685    $  3,510    $  3,369    $  3,746   $  3,839

Loans charged off
  Commercial and
    agricultural.........      256         212         749       1,319        861
  Real estate............       31         105         270         194        370
  Installment............      192         195         410         511        504
  Other..................       59          49          50          59        93
      Total charge-offs..      538         561       1,479       2,083      1,828

Charge-offs recovered
  Commercial and
    agricultural.........      500         157         127         191        182
  Real estate............       54          18          26          38        122
  Installment............      102          84          86         158        125
  Other..................        8           7           6           2          4
      Total recoveries...      664         266         245         389        433

Net loans charged off....     (126)        295       1,234       1,694      1,395
Current year provision...      100         470       1,375       1,317      1,302

Balance at end of year... $  3,911    $  3,685    $  3,510    $  3,369   $  3,746

Loans at year end........ $321,096    $277,088    $263,296    $265,861   $275,575

Ratio of allowance
  to loans at year end...     1.22 %      1.33 %      1.33 %      1.27 %     1.36 %

Average loans............ $299,919    $268,954    $269,843    $268,780   $265,828

Ratio of net loans
  charged off to
  average loans..........     (.04)%       .11 %       .46 %       .63 %      .52 %

As noted above, total charge-offs decreased to $538 in 1994 from $561 in 1993 and $1,479 in 1992. The improved economy plus excellent farm crops during the past three years lead to the reduction of loan charge-offs.

Nonperforming assets are defined as nonaccrual loans for which the ultimate collectibility of interest is uncertain, but for which the principal is considered collectible; restructured loans which have had an alteration to the original interest rate, repayment terms or principal balance because of a deterioration in the financial condition of the borrower; and loans past due over 90 days but still accruing interest because the interest is ultimately considered collectible. Nonperforming assets also include other real estate owned which has been acquired through foreclosure or acceptance of a deed in lieu of foreclosure.
Other real estate owned is carried at the lower of cost or fair value less estimated selling costs, and is actively being marketed for sale. The following table sets forth the components of nonperforming assets and their percentage to loans at the year end for the past five years.

                                    Nonperforming Assets at December 31,
                           1994        1993        1992        1991        1990
Nonaccrual loans........ $    571    $    891    $  1,355    $  2,222    $  3,534
Restructured............      490         565         265         447       1,010
90 days or more past
 due....................      642         540         626       1,165         586
   Total nonperforming
     loans.............. $  1,703    $  1,996    $  2,246    $  3,834    $  5,130

Percent of loans........      .53 %       .72 %       .85 %      1.44 %      1.86 %

Other real estate owned. $    439    $    367    $    728    $    720    $    555

Percent of loans........      .14 %       .13 %       .28 %       .27 %       .20 %

The following table compares the allowance for loan losses and the total nonperforming loans at year end for the past three years.

                                                         December 31,
                                                 1994        1993        1992
Allowance for loan losses..................... $  3,911    $  3,685    $  3,510
Nonperforming loans...........................    1,703       1,996       2,246

Allowance as a percent of nonperforming
 loans........................................      230 %       185 %       156 %

Assets considered to be nonperforming are reviewed more frequently by management for repayment probability and residual collateral values. All restructured loans shown above for 1994, 1993, 1992 and 1991 have been performing within the terms of their restructured agreements. The level of nonperforming loans decreased $1,588 or 41.42% between 1991 and 1992. The decrease was primarily attributable to two commercial loan customers totaling $974 that were on nonaccrual at the end of 1991 but which had payoffs or were liquidated by the end of 1992. The decrease between 1990 and 1991 is due to nonperforming loans being charged off.

In addition to the nonperforming loans, there are other loans in the portfolio that have been identified by management or through an ongoing loan review process as having more than a normal degree of risk. These loans are reviewed quarterly by management and totalled $5,924 or 1.84% of total loans at December 31, 1994.

Based upon the Corporation's review, considering remaining collateral and/or financial condition of identified loans with a more than normal degree of risk, including nonperforming loans, historical loan loss percentages and economic conditions, it is management's belief that the $100 of provision for loan losses during 1994 and the $3,911 of allowance for loan losses at December 31, 1994, is adequate to cover future possible losses.

Allocation of allowance for loan losses at December 31,

                             1994        1993        1992        1991        1990
Commercial and
 agricultural............. $    965    $  1,083    $  1,140    $  1,431    $  1,741
Real estate...............      203         227         112         325         507
Installment...............      603         412         359         564         479
Unallocated...............    2,140       1,963       1,899       1,049       1,019
   Total.................. $  3,911    $  3,685    $  3,510    $  3,369    $  3,746

Composition of loan portfolio by type at December 31,

                          1994        1993        1992        1991        1990
Commercial and
  agricultural.........  49.80 %     51.98 %     50.52 %     52.17 %     49.38 %
Real estate............. 24.75       22.15       26.36       25.43       27.31
Installment............. 25.45       25.87       23.12       22.40       23.31
   Total................100.00 %    100.00 %    100.00 %    100.00 %    100.00 %

The allowance for loan loss allocation is based upon the management's assessment of specific allocation to loan types and to historical loan loss percentages by loan type. The above shows a large portion of the allowance for loan loss at year end 1994, 1993 and 1992 that is unallocated and available to cover unidentified risks in the portfolio due to possible economic problems and continued loan growth.

The Corporation's loan growth of 15.88% during 1994, including an 11.02% increase in commercial loans, has not added any unusual risk to the loan portfolio. The market areas served, customers and types of loans included in the 1994 loan growth were consistent with those serviced by the Corporation in prior years.

Noninterest Income

A bank typically generates noninterest income through fees and service charges. The following table outlines the components of noninterest income for the years 1994, 1993 and 1992.

                                                                     % Change From
                                   Noninterest Income Analysis        Prior Year
                                  1994         1993         1992     1994    1993
Fiduciary income..............  $    387     $    419     $    383   (7.64)%  9.40 %
Deposit service charges.......     1,116        1,174        1,149   (4.94)   2.18
Other operating income........       894          981          548   (8.87)  79.01
  Subtotal....................     2,397        2,574        2,080   (6.88)% 23.75 %
Security gains/(losses).......        (6)          13           72
  Total noninterest income....  $  2,391     $  2,587     $  2,152

Noninterest income in 1994, excluding security gains and losses, decreased $177 or 6.88% from 1993. Fiduciary income decreased $32 or 7.64% due to decreases in trust business and lower profits due to the general increase in the investment market rates. A portion of the trust business derives profits based on a percentage of profits of individual trust accounts invested in different market instruments which were valued lower due to the general rate increase of the market. Deposit service charges were down $58 or 4.94% due to an overall reduction of fees during 1994 when compared to 1993. Other operating income decreased $87 or 8.87% in 1994 from 1993 due to land sales in 1993 and not in 1994, reduced gains in 1994 on sales of loans held for sale when compared to 1993 offset by increases in other service charges and insurance commission income. Noninterest income in 1993, excluding security gains and losses, increased $494 or 23.75% from 1992. Fiduciary income increased $36 or 9.40% due to growth in the trust business during 1993 and generally lower rates in the investment markets. Deposit service charges stayed almost the same with only a $25 or 2.18% increase. Other operating income increased $433 or 79.01% in 1993 from 1992. This growth is mainly due to increases in customer service charges, insurance commission income, gain on sale of excess land, gain on sale of loans held for sale and earnings on cash surrender value of life insurance.


Noninterest Expense
                                                                   % Change From
                                   Noninterest Expense Analysis     Prior Year
                                    1994       1993       1992     1994     1993
Salaries and employee benefits..  $  7,168   $  6,920   $  6,536    3.58 %   5.88 %
Occupancy expenses..............       854        779        757    9.63     2.91
Equipment expenses..............       847        853        767    (.70)   11.21
Data processing expenses........       442        583        682  (24.19)  (14.52)
FDIC insurance..................     1,008        987        961    2.13     2.71
Other operating expenses........     3,699      3,204      2,908   15.45    10.18
   Total noninterest expense....  $ 14,018   $ 13,326   $ 12,611    5.19 %   5.67 %

Noninterest expense increased $692 or 5.19% in 1994 from 1993 and increased $715 or 5.67% in 1993 from 1992. Salaries and benefits increased $248 or 3.58% in 1994 from 1993 with increases in salaries and related taxes offset by reductions in medical insurance, life insurance and expenses related to stock appreciation rights granted to certain key employees. The decrease in the market value of the Corporation's stock during 1994 decreased the expense related to the stock appreciation rights by $69 in 1994. Salary and benefits increased $384 or 5.88% in 1993 from 1992 with increases in salaries and related taxes, medical insurance, pension expense, education expense and expense related to the stock appreciation rights which was $60 for 1993.

The increases in occupancy expense of $75 or 9.63% in 1994 from 1993 were related to the Corporation opening a new branch, acquiring another branch and making needed repairs to several branches during 1994. The change in occupancy expense in 1993 from 1992 was slight with an increase of only $22 or 2.91%. Equipment expense decreased only $6 in 1994 from 1993 which had increased $86 or 11.21% from 1992. The equipment expense increases in 1993 are due mainly to additional depreciation and contract expense related to continued increases in the use of technology by the Corporation.

Data processing expenses decreased $141 or 24.19% in 1994 from 1993 and decreased $99 or 14.52% in 1993 from 1992. The Corporation has continued to seek efficiencies by combining the data processing operations of its affiliate banks. FSB was converted to ANB's in-house data processing system in 1993 and CNB and another bank now operated by ANB were converted in 1992. With the elimination of the outside service bureaus and the conversion expenses, data processing expenses continue to decrease.

The FDIC deposit insurance premium rate paid by the Corporation to provide insurance on customers' deposits was .23% in 1994, 1993 and 1992. The increases in FDIC insurance for 1994, 1993 and 1992 are due entirely to increased insured deposit balances. The Banks have all been assigned the classification of least risk by the FDIC and as such will be subject to the lowest possible FDIC, deposit insurance rates in 1995. With the FDIC fund approaching its required 1.25% of insured deposits, it is anticipated that the Corporation's cost for FDIC insurance will be reduced to .04% sometime during 1995.

Other operating expenses increased $495 or 15.45% in 1994 from 1993. Major increases were professional and legal fees related to acquisition activities, supplies, telephone, bank processing fees as the Corporation paid hard dollar charges verses soft dollar charges, advertising, director fees, other real estate owned expenses and officer travel expenses offset by reductions in charitable contributions and loan collection and repossession expenses. Other operating expenses increased $296 or 10.18% in 1993 from 1992. Major increases were professional and legal fees related to acquisition activities, supplies, telephone, bank processing fees, advertising, director fees, publications and subscriptions, other real estate owned expense offset by reductions in charitable contributions and loan collection and repossession expenses.

Income Tax

Effective January 1, 1993, the Corporation adopted Financial Accounting Standard No. 109 (FAS 109), "Accounting for Income Taxes." FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. In estimating future tax consequences, FAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates. The effect of adopting FAS 109 in 1993 was to increase net income by $252 which is shown as the cumulative effect on prior years of changing to a different method of accounting for income taxes on the 1993 income statement.

The Corporation's effective tax rate was 29.27%, 27.31% and 27.89% in 1994, 1993 and 1992. The major differences between the effective tax rate on the financial statements and the federal statutory rate of 34% is interest income on tax exempt securities and loans offset by nondeductible interest, nondeductible merger expenses and state taxes. The Corporation had tax exempt income of $2,576, $2,722 and $2,443 for 1994, 1993 and 1992. Note 13 to
the consolidated financial statements contains additional details of the differences between the statutory taxes and taxes shown on the consolidated financial statements.

Investments

The Corporation's holdings of short-term investments and securities serve as a source of liquidity to meet depositor and borrower funding requirements, in addition to being a significant element of total interest income. Short-term investments, defined as federal funds sold and interest bearing deposits in other banks, had combined average outstanding balances of $7,099, $14,104 and $18,675 for the years 1994, 1993 and 1992. The year end outstanding balances of short-term investments were $8,193, $16,236 and $39,892 for 1994, 1993 and 1992. The decreases in short-term investments is due to large fluctuations in deposits from public and governmental institutions which are invested in federal funds sold at year end.

Effective December 31, 1993, the Corporation adopted Financial Accounting Standard No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities." With the adoption of FAS 115, all securities were classified by management into one of two categories either available for sale or held to maturity.
The Corporation does not maintain any securities that are held for trading. Securities classified as available for sale are securities that the Corporation intends to hold for an indefinite period of time, but not necessarily until maturity. These securities might be used by the Corporation as part of its asset-liability strategy, or may be sold in response to changes in interest rates, changes in prepayment risk or other similar factors. Securities available for sale are carried at market value with market adjustments, net of related deferred taxes, being recorded in shareholders' equity as unrealized gain or loss on securities. The decrease in market value of securities available for sale during 1994 resulted in a decrease of $4,746 to the carrying value of securities and a $2,962 unrealized loss on securities in shareholders' equity, which is net of the deferred taxes of $1,783. The increase in market value of securities available for sale in 1993 increased the carrying value of securities by $1,132 and caused an unrealized gain on securities of $712 in shareholders' equity, net of deferred taxes of $420. The change in carrying value from 1993 to 1994 of $5,877 for securities available for sale was caused by the market change in investment products during 1994. Should rates continue to increase during 1995 the portfolio will be subject to further market valuation declines. Prior to December 31, 1993, and the adoption of FAS 115, all securities owned by the Corporation were classified as held to maturity. The following table shows the detail of securities held by the Corporation at year end for the past three years.

                                       Securities at December 31,

                                                      1994        1993        1992
Securities available for sale
  U.S. Government and its agencies................  $ 89,371    $101,649    $     --
  States and political subdivisions...............     1,834       2,471          --
  Corporate obligations...........................     3,553       7,620          --
  Collateralized mortgage obligations.............    17,138      25,341          --
  Mutual funds....................................       318         359          --
     Total securities available for sale..........   112,214     137,440          --

Securities held to maturity
  U.S. Government and its agencies................        --          --      89,522
  States and political subdivisions...............    39,695      38,857      37,072
  Corporate obligations...........................        --          --      12,441
  Collateralized mortgage obligations.............        --          --      25,706
     Total securities held to maturity............    39,695      38,857     164,741
     Total securities.............................  $151,909    $176,297    $164,741

The market value of securities held to maturity was $38,707, $40,734 and $168,031 for 1994, 1993 and 1992. The unrecognized net market appreciation of securities held to maturity at December 31, 1994, was comprised of securities with a book value of $24,689 having a market value of $23,268, or a net unrealized market decline of $1,421, and securities with a book value of $15,006 having a market value of $15,439, or a net unrealized market appreciation of $433.

The Corporation sold $9,451 with net losses of $6, had maturities and calls of $37,328 and purchased $27,858 for a net book value decrease of $19,348 in securities available for sale during 1994. Maturities and calls of $3,232 and purchases of $4,020 resulted in an increase to securities held to maturity of $838 during 1994. Total net proceeds from securities of $18,127 were used to fund increased loans during 1994. Securities held to maturity contain no material unrealized losses as of December 31, 1994. None of the unrealized losses on securities are deemed to be other than temporary declines in market values. Other than U.S. Government and its agencies, there are no concentrations of securities over 10% of shareholders' equity to any single issuer.

Loans

The loan portfolio constitutes the major earning asset of most bank holding companies and typically offers the best alternative for obtaining the maximum interest spread above the cost of funds. The overall economic strength of any bank holding company generally parallels the quality and yield of its loan portfolio. The Corporation's total average loans were $299,919 in 1994 an increase of $30,965 or 11.51% from 1993. The Corporation had total average loans of $268,954 in 1993 a decrease of $889 or
 .33% from the 1992 total average loans of $269,843. The following table presents loans outstanding at year end for the preceding five years.

                                            Loans Outstanding at December 31,
                                      1994      1993      1992      1991      1990
Commercial and agricultural.......  $159,914  $144,047  $133,011  $138,713  $136,073
Real estate.......................    79,464    61,364    69,410    67,607    75,261
Installment.......................    82,606    72,606    61,677    60,243    64,861
  Total loans.....................   321,984   278,017   264,098   266,563   276,195
Unearned income...................      (888)     (929)     (802)     (702)
(620)
  Total loans, net................  $321,096  $277,088  $263,296  $265,861  $275,575

Commercial and agricultural loans increased $15,867 or 11.02% in 1994 from 1993 and increased $11,036 or 8.30% in 1993 from 1992.
The economy began to rebound in late 1992, and the Corporation experienced a corresponding increase in new commercial and agricultural loans starting in mid 1993 and continuing through 1994.

During 1991 the Corporation began originating and/or selling real estate loans to the secondary mortgage market and established a new asset category on the balance sheet, loans held for sale, with balances of $2,664, $16,919, $11,553 and $12,198 at year end
1994, 1993, 1992 and 1991. These conforming fixed rate mortgage loans could be sold to the secondary market with the Corporation retaining more than 95% of the servicing rights on these loans sold. This practice of originating and selling to the secondary mortgage market was begun because of low interest rates on mortgage loans which increased consumer demand for fixed rate loans as opposed to adjustable rate mortgages loans. The Corporation's strategy has been to hold fixed rate loans during periods of decreasing rates and sell them during periods of increasing rates to realize a gain. The portfolio of loans held for sale at the end of 1993 plus new qualifying loans made during 1994 provided for total sales of $35,676 of these loans with a corresponding net gain of $229. The Corporation also sold $39,591, $19,873 and $1,027 of these real estate loans held for sale in 1993, 1992 and 1991 with corresponding net gains of $265, $109 and $5. With the drastic increase in fixed mortgage rates consumers started to request variable rate mortgage loans in 1994 and real estate loans increased $18,100 or 29.50% in 1994 from 1993. During 1993 and prior years real estate loans were reducing because almost all new loans and loans refinanced were fixed rate loans and were included with loans held for sale.

Installment loans increased $10,000 or 13.77% in 1994 from 1993 and $10,929 or 17.71% in 1993 from 1992. These increases were largely attributable to an overall increase in volume of consumer loans during the period. Consumer lending relates directly to consumer confidence in the economy which increased in the last quarter of 1992 and continued to improve in 1993 and 1994. The loan portfolio contains no loans to foreign governments, foreign enterprises or foreign operations of domestic corporations. Other than loans for real estate, equipment and operating lines to farmers engaged in the agricultural industry, the Corporation has no concentrations of loans in the same or similar industries that exceed 10% of total loans.

Deposits

The deposit base provides the major funding source for earning assets of most bank holding companies. Generally, demand, savings and time certificates less than $100 are recognized as the core base of deposits while certificates in excess of $100 and public funds are more subject to interest variations and, thus, are not included in the core deposit base. Because of these factors, management views the growth of demand, savings and time certificates less than $100 as more stable growth. The Corporation's total average core deposits were $404,766 in 1994, $392,200 in 1993 and $383,053 in 1992. Total average deposits were $448,324, $441,672 and $432,282 during 1994, 1993 and 1992.
The following table indicates the mix and levels of deposits at year end for the preceding five years.

                                                  Deposits at December 31,
                                      1994      1993      1992      1991      1990
Noninterest bearing...............  $ 51,838  $ 50,455  $ 48,373  $ 41,054  $ 41,653
Interest bearing demand
  and savings.....................   184,970   190,044   182,164   148,044   154,699
Time, less than $100..............   172,340   169,234   179,020   193,701   194,025
Time, $100 or more................    46,086    42,889    41,914    48,227    41,504
   Total..........................  $455,234  $452,622  $451,471  $431,026  $431,881

Year end total deposits increased only $2,612 or .58% in 1994 from 1993 and only $1,151 or .25% in 1993 from 1992. During the last quarter of 1994 with rates increasing, the Corporation experienced deposit customers returning to the Banks from the nonbanking institutions such as brokerage firms and insurance companies. Despite the increase in the demand for deposit dollars from other banks in the area, the Banks are trying to increase net interest margin by keeping rates as low as possible. As a result, the December 31, 1994, deposits saw only a $1,383 or 2.74% increase in noninterest bearing deposits, a decrease of $5,074 or 2.67% in interest bearing demand and savings, a $3,106 or 1.84% increase in time deposits less than $100 and a $3,197 or 7.45% increase in time deposits over $100 when compared to December 31, 1993. As stated above, average total deposits increased $6,652 or 1.51% during 1994 when compared to 1993. At the end of 1993 rates were still low and the Banks were experiencing continued competition for deposits from nonbanking institutions. The December 31, 1993, deposits saw an increase of $2,082 or 4.30% in noninterest bearing deposits, a $7,880 or 4.33% increase in interest bearing demand and savings, a decrease of $9,786 or 5.47% in time deposits less than $100 and an increase of $975 or 2.33% in time deposits over $100 when compared to December 31, 1992. Average deposits for 1993 increased $9,390 or 2.17% when compared to 1992. The year end balances for 1991 and 1990 remained almost constant but did show a $20,445 or 4.74% increase at year end 1992 compared to 1991.
As the economy was softening and rates were declining in 1991 and 1992 the Corporation saw customers becoming more rate conscious and moving deposit balances to interest bearing deposits.
Average deposits increased $7,179 or 1.69% to $432,282 in 1992 compared to 1991 and increased $16,376 or 4.01% to $425,103 in 1991 from 1990. It should also be noted that the Corporation has historically had a build up of deposits at year end due to an influx of public funds.

As discussed in Note 20 to the consolidated financial statements, ANB has entered into a definitive agreement to purchase the total branch deposits of a Federal Savings Bank in Princeton, Indiana. This purchase is anticipated to be completed during the first quarter of 1995 and should provide the Corporation with a substantial increase in market share and liquidity through deposit growth during 1995. Deposits of the Federal Savings Bank branch being acquired were $26,021 at December 31, 1994.

                 LIQUIDITY AND CAPITAL RESOURCES
 (Dollar amounts in thousands, except share and per share data)

Liquidity and Rate Sensitivity

Cash flows for the Corporation occur within the operating, investing and financing categories as follows: Cash flows from operating activities emanate primarily from interest income and fees reduced by interest expense and overhead expense. Investing activities generate or use cash flows through the origination, purchase and principal collections of loans; the purchase, maturities and sales of investments; and the acquisition of property and equipment for the Corporation. Cash flows from financing activities occur from deposits and withdrawals of deposit accounts, increases or decreases in short-term borrowings and long-term debt, and dividends paid by the Corporation.

The Corporation's use and source of funds can be determined by the changes in average balances of assets and liabilities. The following table summarizes funding uses and sources for 1994 and 1993, showing average balances, amount of dollar change from prior year and the percent change from the prior year.


                                                         1994
                                           Average     Increase/(decrease)
                                           Balance      Amount      Percent
Funding uses
  Loans held for sale................... $    6,849   $   (8,284)    (54.74)%
  Taxable loans, net of unearned income.    294,741       32,158      12.25
  Tax exempt loans......................      5,178       (1,193)    (18.73)
  Taxable securities....................    121,307      (14,201)    (10.48)
  Tax exempt securities.................     48,752       10,891      28.77
  Interest bearing deposits in other
    banks...............................      1,548          710      84.73
  Federal funds sold....................      5,551       (7,715)    (58.16)
    Total uses.......................... $  483,926   $   12,366       2.62 %

Funding sources
  Noninterest bearing deposits.......... $   46,048   $    2,678       6.18 %
  Interest bearing demand and
    savings deposits....................    186,631        5,068       2.79
  Time deposits.........................    215,645       (1,094)      (.50)
  Short-term borrowings.................      6,769        1,826      36.94
  Long-term debt........................      2,924        2,250     333.83
  Other.................................     25,909        1,638       6.75
    Total sources....................... $  483,926   $   12,366       2.62 %

                                                         1993
                                           Average      Increase/(decrease)
                                           Balance       Amount      Percent
Funding uses
  Loans held for sale................... $    15,133   $    4,622      43.97 %
  Taxable loans, net of unearned income.     262,583         (335)      (.13)
  Tax exempt loans......................       6,371         (554)     (8.00)
  Taxable securities....................     135,508        2,661       2.00
  Tax exempt securities.................      37,861        8,583      29.32
  Interest bearing deposits in other
    banks...............................         838       (1,040)    (55.38)
  Federal funds sold....................      13,266       (3,531)    (21.02)
    Total uses.......................... $   471,560   $   10,406       2.26 %

Funding sources
  Noninterest bearing deposits.......... $    43,370   $    3,690       9.30 %
  Interest bearing demand and
    savings deposits....................     181,563       21,564      13.48
  Time deposits.........................     216,739      (15,864)     (6.82)
  Short-term borrowings.................       4,943         (655)    (11.70)
  Long-term debt........................         674          633   1,543.90
  Other.................................      24,271        1,038       4.47
    Total sources....................... $   471,560   $   10,406       2.26 %

Because of the fluctuation of interest rates on fixed rate mortgage loans, carried as loans held for sale, the Corporation sold $35,676 in 1994 and $39,591 in 1993 to the secondary mortgage market and retained servicing rights on more the 95% of the loans. As rates on fixed rate mortgage loans increase the Corporation sells them to the secondary mortgage market to eliminate the possibility of holding long-term loans at a below market rate. Mortgage rates increased during 1994 and the Corporation saw the volume of financing and refinancing of homes decrease. With this volume decrease and the increase in rates, the Corporation had a $6,849 decrease in average loans held for sale during 1994 after having an increase of $15,133 during 1993 when rates were still increasing or remaining more stable. Average taxable loans increased substantially during 1994 compared to 1993 after remaining almost constant during 1993 compared to 1992. The economy strengthened during 1993 and continued into 1994 and consumer and commercial confidence increased resulting in increases of $18,097 or 13.88% in average commercial loans, $10,553 or 15.99% in average consumer loans and $3,508 or 5.31% in average real estate loans during 1994 compared to 1993. Average tax exempt loans decreased during 1994 and 1993 due to paydowns and payoffs and little demand as rates were decreasing. Average taxable securities decreased during 1994 due to maturities and calls and these cash flows being used by the Corporation to fund loan growth. Average tax exempt securities increased during both 1994 and 1993 as the Corporation had need for tax exempt income in its tax planning and the tax equivalent rates were higher than taxable securities. The Corporation did have need for funds during parts of 1994 and 1993 and average federal funds sold decreased in 1994 from 1993 and in 1993 from 1992. Federal funds sold represent overnight investments of funds from known short-term depositors such as public and government entities and short-term borrowings which are mainly treasury tax deposits plus other excess cash waiting to be invested in loans or securities. The total of all of the above resulted in average funding uses increasing $12,366 during 1994 compared to 1993 and $10,406 or 2.26% in 1993 compared to 1992.

Average noninterest bearing deposits and average interest bearing demand and savings deposits both increased in 1994 and 1993 as the Corporation saw customers holding more cash in these accounts due to the economic rebound and more activity. As rates began to rebound in 1994 customers were hesitant to make deposits to time deposits hoping that rates would continue to climb and average time deposits decreased slightly in 1994 from 1993. While rates remained low during 1993 and the Banks had great competition from nonbank financial institutions, average time deposits decreased compared to 1992. Short-term borrowings are a minor source of funds and consist of customers' treasury tax deposits with the government controlling when these funds are drawn down. During 1993 ANB became a member of the Federal Home Loan Bank of Indianapolis (FHLB) and long-term debt is almost entirely from the FHLB. These borrowings are at a fixed rate and are used for specific fixed rate lending programs. Long-term debt also includes deferred compensation as discussed in Note 10. Average long-term debt increased in both 1994 and 1993 due to borrowings from the FHLB and deferred compensation during 1994.

The Corporation does anticipate a continued loan demand for 1995 but expects to be able to meet this demand with the increase in deposits as discussed. Other than this, the Corporation does not foresee any unusual demands on funds for capital outlays or liquidity needs in the foreseeable future.

Outstanding loan commitments and customers' unused lines of credit were $62,056 at December 31, 1994, which was an increase of $10,166 or 19.59% from $51,890 at year end 1993. Standby letters of credit outstanding at December 31, 1994, increased $734 or 12.94% to $6,408 from $5,674 at year end 1993. Letters of credit typically are not funded. To the extent, however, that letters of credit, loan commitments and customers' unused lines of credit require funding, these obligations will be met by the normal conversion of short-term investments, which totalled $8,193 at year end 1994, and the sale of loans held for sale plus the increase in deposits discussed. Further liquidity, if required, would be provided by conversion of securities available for sale or other assets into cash or accessing sources of incremental funding such as repurchase agreements or federal funds purchased.

Two basic aspects of asset-liability management strategy are the maintenance of adequate liquidity and the monitoring of the interest sensitivity position.

Liquidity management is the process by which the Corporation provides the continuing flow of funds necessary to meet all of its financial commitments on a timely basis. These commitments include meeting depositor withdrawals, funding credit commitments to borrowers, repaying debt when due and paying operating expenses and dividends. Liquidity can be provided, in part, in the normal course of business from cash flows generated from interest and fee income, maturing assets and new deposits.

The table below illustrates certain relationships used to measure the liquidity position of a financial institution and relates these indices to the Corporation for 1994 and 1993.

                                                              December 31,
                                                             1994      1993
     Short-term investments as a % of total assets.........  13.78 %   17.47 %
     Volatile liability dependence - %.....................  (6.10)   (12.29)

Short-term investments consist of federal funds sold, interest bearing deposits in other banks and securities that will mature or reprice within one year. The ratio of short-term investments to total assets measures the liquidity of the Corporation over a one year time interval. The 1994 decrease in the short-term investments ratio was due to a combination of a decrease of $8,346 or 54.39% in federal funds sold, a decrease of $9,943 or 13.54% in securities and a decrease of $195 or 24.68% in interest bearing deposits in other banks for a total decrease of $18,484 or 20.63% at December 31, 1994 from 1993 compared to a $3,404 or

 .66% increase in total assets at year end 1994 from 1993. The volatile liability dependence ratio is defined as certificates of deposit in denominations of $100 or more less short-term investments divided by total loans plus long-term investments. The Corporation has a negative volatile liability dependence ratio, which indicates the existence of excess liquidity. In contrast, a positive ratio would indicate a possible need for liquidity. The 1994 increase in the volatile liability dependence ratio from 1993 was due to an increase of $3,197 or 7.45% in certificates of deposits with balances of $100 or more and a decrease of $18,484 or 20.63% in short-term investments as described above while loans increased $44,008 or 15.88% and long-term investments decreased $13,947 or 13.55% at December 31, 1994 from 1993.

Interest rate sensitivity occurs when assets or liabilities are subject to rate and yield changes within a designated time period. The rate sensitivity position, or gap, is determined by the difference in the amount of rate sensitive assets and rate sensitive liabilities at various maturity intervals. The management of this gap position is required to protect the net interest rates and to assure a greater degree of earnings stability. Provided below is various repricing information relative to securities, loans and deposits at December 31, 1994.

                            Maturities and Average Yields at December 31, 1994

                           1 Year and Less     1 - 5 Years       5 - 10 Years
                            Amount   Yield    Amount   Yield    Amount   Yield
U.S. Treasury............. $  8,113   4.62 % $ 11,389   5.18 % $     --     -- %
Federal agencies..........   17,235   5.70     41,021   5.43      8,340   5.96
State and municipal.......    4,729  10.42     13,311   8.71     22,183   7.45
Corporate obligations.....    1,454   5.22        927   5.32         --     --
Collateralized
  mortgage obligations....    3,429   5.87      9,497   6.06         --     --
Mutual funds..............       --     --         --     --         --     --
   Total.................. $ 34,960   6.07 % $ 76,145   6.02 % $ 30,523   7.02 %


                             Over 10 Years        Total
                             Amount   Yield    Amount   Yield
U.S. Treasury.............  $     --     -- % $ 19,502   4.95 %
Federal agencies..........     3,273   5.47     69,869   5.56
State and municipal.......     1,306   7.39     41,529   8.19
Corporate obligations.....     1,172   6.76      3,553   5.75
Collateralized
  mortgage obligations....     4,212   6.75     17,138   6.19
Mutual funds..............       318   6.60        318   6.60
   Total..................  $ 10,281   6.42 % $151,909   6.26 %

                                     Maturity Ranges of Time Deposits
                            with Balances of $100 or More at December 31,
                                            1994        1993        1992
Three months or less....................  $ 21,630    $ 16,529    $ 18,475
Three through six months................     9,542       6,762       8,703
Six through twelve months...............     6,901       7,313       7,719
Over twelve months......................     8,013      12,285       7,017
   Total................................  $ 46,086    $ 42,889    $ 41,914

                                    Loan Maturities at December 31, 1994
                                 1 Year      1 - 5       Over 5
                                and less     Years       Years       Total
Commercial and agricultural.....$107,962    $ 40,030    $ 10,995    $158,987
Economic development bonds......     505         305         117         927
   Total selected loans.........$108,467    $ 40,335    $ 11,112    $159,914

There were no material real estate construction loans outstanding at December 31, 1994.

Interest rate sensitivity of above loans maturing after one year follows.

                   Fixed rate..........................  $ 21,808
                   Variable rate.......................    29,639
                      Total selected loans.............  $ 51,447

                                                     Liquidity and Interest Rate
                                                      Sensitivity at December 31, 1994
                                                 0 - 90       91 - 365        1 - 5
                                                  Days          Days          Years
Interest earning assets
   Loans......................................  $  84,972     $  91,082     $ 126,006
   Securities.................................     38,393        25,111        42,872
   Other......................................      7,198           397           497
      Total...................................  $ 130,563     $ 116,590     $ 169,375

Interest bearing liabilities
   Savings and demand deposits................  $ 184,970     $      --     $      --
   Time, less than $100.......................     61,583        61,012        46,657
   Time, $100 or more.........................     25,552        13,523         6,208
   Other......................................      5,694           587         1,427
      Total...................................  $ 277,799     $  75,122     $  54,292

Rate sensitive gap............................  $(147,236)    $  41,468     $ 115,083
Rate sensitive cumulative gap.................   (147,236)     (105,768)        9,315
Percent to total assets.......................     (28.53)%      (20.49)%        1.80 %

Rate sensitive gap is defined as the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. Rate sensitive gap is also expressed as a percentage of total assets based upon the accumulation of the defined time frame gap calculation. Rate sensitive gaps constantly change as funds are acquired and invested and the Corporation's analysis as of December 31, 1994, is shown above. As of year end 1994, the Corporation had a negative gap of $105,768 and 20.49% during the next one year period with a negative gap of $147,236 and 28.53% relating to the first quarter of 1995. The effect of these negative gaps may result in a negative impact on earnings in 1995 if interest rates increase, but could result in a positive impact on earnings if interest rates decline in 1995. The above rate sensitivity analysis is significantly impacted by the inclusion of savings and demand deposits in the first quarter of the gap analysis. These deposits have historically not exhibited the same degree of sensitivity to rate changes as other liabilities because deposit rates are set by the Corporation. If the above analysis were changed to reflect the Corporations' actual historical results, the savings and demand deposits would be moved to the one to five year time frame. With this change the Corporation would have a positive gap of $79,202 or 15.35% during the next one year period and a positive gap of $37,734 or 7.31% relating to the first quarter of 1995.

Capital

The Corporation's shareholders' equity at December 31, 1994, was $49,037, an increase of $77 or .16% from the December 31, 1993, total of $48,960. With the adoption of FAS 115, as disclosed in
Note 1 of the consolidated financial statements, the Corporation had a mark-to-market adjustment for securities available for sale of a negative $2,962 at December 31, 1994, and a positive $712 at December 31, 1993, which are included in shareholders' equity as unrealized gain or loss on securities available for sale. The Corporation's regulators have issued guidelines stating that this unrealized gain or loss on securities, other than those related to mutual funds (FAS 115 adjustments), should not be included in shareholders' equity for capital ratio calculations. The Corporation's shareholders' equity, as defined by its regulators, increased $3,735 or 7.75% to $51,952 at December 31, 1994, from $48,217 at December 31, 1993.

Capital adequacy in the banking industry is evaluated primarily by the use of three required capital ratios based on three separate calculations; leverage capital, Tier 1 risk-based capital and total risk-based capital. The leverage capital ratio is defined as total ending Tier 1 capital divided by total average assets less intangible assets and FAS 115 adjustments. Tier 1 risk-based capital is defined as Tier 1 capital divided by risk-weighted assets. Total risk-based capital is defined as Tier 1 capital plus Tier 2 capital divided by risk-weighted assets. Tier 1 capital is the sum of the core capital elements (common shareholders equity, qualifying perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries) less intangible assets and the FAS 115 adjustments. Tier 2 capital consists of the allowance for loan losses (limited to a maximum of 1.25% of risk-weighted assets), perpetual preferred stock, and other hybrid capital instruments. Risk-weighted assets are defined to include the assets on the balance sheet and off-balance sheet financial instruments in broad risk categories that are weighted at 20% to 100% depending on the asset totals within these defined broad categories.

A well capitalized institution is defined as an institution with a leverage capital ratio of 5% or better, and an adequately capitalized institution is defined as an institution with a leverage capital ratio of 4%. The Corporation currently meets the well capitalized classification and intends to maintain capital to remain in this classification. The minimum Tier 1 capital ratio standard for an institution is defined at 4% and the minimum total capital ratio is defined to be 8%. As shown below the Corporation's capital adequacy exceeds the required capital ratios as defined by its regulators.

                                        Under Guidelines
Effective
                                                    1994
Capital components
  Tier 1 capital..............................    $     51,764
  Total capital...............................          55,675
Assets
  Risk-weighted assets and
    off-balance sheet instruments.............    $    361,374
  Intangible assets...........................             188
Capital ratios
  Leverage....................................           10.14 %
  Tier 1 risk-based capital...................           14.32
  Total risk-based capital....................           15.41
Minimum guidelines (adequately capitalized)
  Leverage....................................            4.00 %
  Tier 1 risk-based capital...................            4.00
  Total risk-based capital....................            8.00
Capital ratios in excess of
 minimum guidelines
  Leverage....................................            6.14 %
  Tier 1 risk-based capital...................           10.32
  Total risk-based capital....................            7.41



                     INTERIM FINANCIAL DATA
 (Dollar amounts in thousands, except share and per share data)

The following table sets forth the quarterly results of operations and per share information for the years ended December
31, 1994 and 1993.

                                                         Quarter Ended
                                            December    September     June       March
                1994                        31          30          30          31
Interest Income.......................  $    9,205  $    8,959  $    8,567  $    8,292
Interest expense......................       4,118       4,002       3,811       3,669
  Net interest income.................       5,087       4,957       4,756       4,623
Provision for loan losses.............          --          50          --          50
Noninterest income....................         546         592         543         710
Noninterest expense...................       3,553       3,435       3,506       3,524
  Income before income taxes..........       2,080       2,064       1,793       1,759
Income taxes..........................         595         614         521         523
  Net income..........................  $    1,485  $    1,450  $    1,272  $    1,236
Per share
  Net income..........................  $      .63  $      .61  $      .54  $      .52
  Stock price (Note A)................       31.00       31.50       32.25       32.25

Weighted average shares...............   2,370,350   2,370,085   2,369,784   2,369,784

1993
Interest Income.......................  $    8,369  $    8,525  $    8,589  $    8,554
Interest expense......................       3,815       3,921       3,938       4,046
  Net interest income.................       4,554       4,604       4,651       4,508
Provision for loan losses.............         135          95         115         125
Noninterest income....................         705         636         605         641
Noninterest expense...................       3,481       3,424       3,186       3,235
  Income before income taxes
    and cumulative effect of
    accounting change.................       1,643       1,721       1,955       1,789
Income taxes..........................         439         457         552         493
  Income before cumulative effect
    of accounting change .............       1,204       1,264       1,403       1,296

Cumulative effect on prior years of
  changing to a different method of
  accounting for income taxes.........          --          --          --         252
  Net income..........................  $    1,204  $    1,264  $    1,403  $    1,548
Per share
  Income before cumulative effect of
    accounting change ................  $      .51  $      .53  $      .59  $      .55
  Net income..........................         .51         .53         .59         .66
  Stock price (Note A)................       36.75       33.50       33.00       33.00

Weighted average shares...............   2,369,784   2,369,784   2,369,784   2,369,784

Note A - The stock price above represents the sales price of the last actual trade in each respective quarter as reported in the Wall Street Journal.

                      PENDING ACQUISITIONS
 (Dollar amounts in thousands, except share and per share data)

As described in Note 20 to the consolidated financial statements, the Corporation has entered into a definitive agreement to acquire First Robinson Bancorp (FRB), the parent holding company for the First National Bank in Robinson, Illinois. Consummation of the transaction remains subject to the receipt of the appropriate regulatory approvals, approval by shareholders of FRB and satisfaction of other conditions. The transaction will be accounted for under the pooling of interests method, and accordingly, the future consolidated financial statements of the Corporation will be retroactively restated to include the assets, liabilities, equity, income and expenses of FRB for all prior periods. The Corporation has offered between 555,075 and 666,090 shares of its common stock for all of the outstanding shares of FRB. The actual number of shares of the Corporation's stock to be issued for FRB will be based upon the actual market value of the Corporation's stock immediately prior to the consummation of the transaction.

The following table sets forth net income per share and shareholders equity per share on a pro forma basis as if the FRB acquisition had occurred as of January 1, 1994. The pro forma information is prepared based upon the issuance of 610,582 (the mean between 555,075 plus 666,090) common shares of the Corporation in exchange for all common shares of FRB.

                                                           AMBANC Corp.
                                          AMBANC Corp.      Pro Forma
Net income per share for 1994.........    $       2.30     $       2.18
Shareholders' equity per share at
  December 31, 1994...................           20.67            19.53

The pro forma 1994 data may not be indicative of the results that actually would have occurred if the FRB acquisition had occurred at the beginning of 1994, or that may be obtained in the future. Management anticipates that the FRB acquisition will initially be dilutive to earnings per share, however, management also believes that this dilution will be recovered through strategic advantages to the Corporation in future years.

As described in Note 20 to the consolidated financial statements, ANB entered into a definitive purchase and assumption agreement with a Federal Savings Bank to purchase the building and the outstanding deposits at the date of closing, of their Princeton, Indiana branch. The transaction is anticipated to be completed during the first quarter of 1995 and will be accounted for as a purchase. The transaction will create approximately $1,850 of goodwill which will be amortized to expense over the next fifteen years. Total deposits of the Federal Savings Bank branch to be acquired were $26,021 as of December 31, 1994.

                         PENDING CHANGES

As described in Note 19 to the consolidated financial statements, the Corporation will be subject to Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan" starting in 1995. Under this standard if the measured value of expected future cash flows of an impaired loan is less than the loan balance, the loan should be written down. The Corporation has determined that the impact of this standard will be immaterial to its financial statements.




                            INFLATION

For a financial institution, effects of price changes and inflation vary considerably from an industrial organization.

Changes in the prices of goods and services are the primary determinant of an industrial company's profit, whereas changes in interest rates have a major impact on a financial institution's profitability. Inflation affects the growth of total assets, but it is difficult to assess its impact because neither the timing nor the magnitude of the changes in the consumer price index directly coincide with changes in interest rates.

During periods of high inflation there are normally corresponding increases in the money supply. During such times financial institutions often experience above average growth in loans and deposits. Also, general increases in the prices of goods and services will result in increased operation expenses. Over the past few years the rate of inflation has been relatively low, and its impact on the growth in the balance sheets and increased levels of income and expense has been nominal.

          Market Price of AMBANC Corp. Common Stock and
                   Related Shareholder Matters
 (Dollar amounts in thousands, except share and per share data)

The Corporation's common stock is traded on The Nasdaq Small-Cap Market (NASDAQ) under the symbol AMBK. The quarterly range of the low and high bid prices per share of the Corporation's common stock, as reported by NASDAQ, are shown below. This information represents prices between dealers and does not include adjustments for mark-ups, mark-downs or commissions and does not necessarily represent actual prices on transactions.

                               1994               1993
                            Stock Range        Stock Range
1st Quarter.............  $ 32.75 - 37.00    $ 31.25 - 33.50
2nd Quarter.............    30.25 - 33.00      32.50 - 35.50
3rd Quarter.............    30.25 - 33.00      31.50 - 34.25
4th Quarter.............    30.25 - 32.50      32.00 - 35.25

As of December 31, 1994, there were approximately 1,380 shareholders of record. The Corporation pays cash dividends on a quarterly basis. Cash dividends paid by the Corporation were $.84 per share in 1994 and $.80 per share in 1993 and 1992. Cash dividends, as restated to reflect the acquisitions of FSB and BOC under the pooling of interests method of accounting were $.75, $.65 and $.60 for the years 1994, 1993 and 1992. Refer to Note 16 to the consolidated financial statements for information concerning restrictions on dividends.

All share and per share amounts have been retroactively adjusted to reflect the effect of the shares issued in the business combinations discussed in Note 2 to the consolidated financial statements, as though the shares had been outstanding for all periods presented. Earnings per share amounts are based on average outstanding shares of 2,370,004 in 1994 and 2,369,784 in 1993 and 1992.

                       AMBANC SERVICE AREA

         [Sections of Illinois/Indiana maps pointing out
 Bank of Casey, Farmers' State Bank, Citizens' National Bank of
         Linton and American National Bank of Vincennes]

                        AMBANC CORP. AND SUBSIDIARIES
                              FIVE YEAR SUMMARY
            (Dollar amounts in thousands, except per share data)

                                 1994(a)    1993(a)    1992      1991      1990
AT PERIOD END
Actual balances
  Assets.....................  $ 516,096 $ 512,692 $ 506,643 $ 484,352 $ 482,863
  Securities.................    151,909   176,297   164,741   159,577   151,433
  Loans......................    321,096   277,088   263,296   265,861   275,575
  Allowance for loan losses..      3,911     3,685     3,510     3,369     3,746
  Deposits...................    455,234   452,622   451,471   431,026   431,881
  Shareholders' equity.......     49,037    48,960    44,333    40,832    37,560

Daily averages
  Assets.....................  $ 509,074 $ 496,586 $ 484,570 $ 475,904 $ 462,967
  Securities.................    170,059   173,369   162,125   159,059   151,118
  Loans......................    299,919   268,954   269,843   268,780   265,828
  Allowance for loan losses..      3,799     3,567     3,340     3,431     3,660
  Deposits...................    448,324   441,672   432,282   425,103   408,727
  Shareholders' equity.......     48,784    46,157    42,892    39,017    36,411

OPERATING RESULTS
Interest income..............  $  35,023 $  34,037 $  37,145 $  42,419 $  43,718
Net interest income..........     19,423    18,317    18,679    17,685    16,550
Provision for loan losses....        100       470     1,375     1,317     1,302
Income before cumulative
  effect of accounting change      5,443     5,167     4,936     4,601     3,931
Net income...................      5,443     5,419     4,936     4,601     3,931
Dividends paid on
  common stock...............      1,766     1,532     1,424     1,352     1,231

PER SHARE DATA
Income before cumulative
  effect of accounting change  $    2.30 $    2.18 $    2.08 $    1.94 $    1.66
Cumulative effect of
  accounting change..........         --       .11        --        --        --
Net income...................       2.30      2.29      2.08      1.94      1.66
Cash dividends before
  pooling of interests.......        .84       .80       .80       .80       .80
Cash dividends restated for
  pooling of interests.......        .75       .65       .60       .57       .52
Book value at end of period..      20.69     20.66     18.71     17.23     15.85
Book value at end of period
  before FAS 115.............      21.92     20.35     18.71     17.23     15.85
Tangible book value at
  end of period..............      20.61     20.64     18.68     17.20     15.82
Tangible book value at end
  of period before FAS 115...      21.84     20.33     18.68     17.20     15.82
Weighted average
  shares outstanding.........  2,370,004 2,369,784 2,369,784 2,369,784 2,369,784

RATIOS
Return on average assets.....       1.07 %    1.09 %    1.02 %     .97 %     .85 %
Return on average equity.....      11.16     11.74     11.51     11.79     10.80
Dividends paid as a
  percent of net income......      32.46     28.27     28.85     29.39     31.32
Leverage capital (Tier 1
 equity/average
 tangible assets)............      10.14      9.70      9.14      8.57      8.10
Efficiency ratio.............      64.26     63.75     60.54     62.40     63.61


(a) - reflects FAS 115 adjustments.
                        FINANCIAL TRENDS


Graph showing Income per share before accounting change:

     1990:  $1.66
     1991:  $1.94
     1992:  $2.08
     1993:  $2.18
     1994:  $2.30


Graph showing Tangible book value per share before FAS 115:

     1990:  $15.82
     1991:  $17.20
     1992:  $18.68
     1993:  $20.33
     1994:  $21.84


Graph showing Leverage capital:

     1990:  8.10%
     1991:  8.57%
     1992:  9.14%
     1993:  9.70%
     1994:  10.14%

                                             [picture
                                             of flag]

                                             "We confide in our
                                             strength, without
                                             boasting of it;
                                             we respect that
                                             of others, without
                                             fearing it"
                                             - Thomas Jefferson

                         CORPORATION ORGANIZATION
                           AND BANKING LOCATIONS


THE AMERICAN NATIONAL BANK OF VINCENNES

                DIRECTORS:
          Robert G. Watson    Chairman of the Board, President and C.E.O.
             Glen G. Apple    Farmer
Paul E. Brocksmith, D.V.M.    Retired
        Christina M. Ernst    President, Miller Construction Company
           Robert D. green    President, R D Services, Inc.
       Rolland L. Helmling    President, Harold's Supermarkets, Inc.
Gerry M. Hippensteel, M.D.    Physician
           Ray J. Lankford    Co-Owner, WRAY Radio Station
        Bernard G. Niehaus    President, Niehaus Lumber Co., Inc.
     John A. Stachura, Jr.    Superintendent, Solar Sources Underground
 Phillip M. Summers, Ph.D.    President, Vincennes University
          Howard R. Wright    Retired

        BANKING LOCATIONS:
               Main Office    302 Main Street, Vincennes, Indiana
             Vigo Drive-In    33 South 3rd Street, Vincennes, Indiana
              North Branch    2202 North 6th Street, Vincennes, Indiana
           Bicknell Branch    201 North Main Street, Bicknell, Indiana
         Bicknell Drive-In    Highway 67 West and Mason Street, Bicknell,
                              Indiana
           Sandborn Branch    Anderson and College Streets, Sandborn,
                              Indiana
        Monroe City Branch    1st and Breckinridge Streets, Monroe City,
                              Indiana
          Princeton Branch    1910 West Broadway, Princeton, Indiana
             Patoka Branch    416 West Grave Street, Patoka, Indiana

CITIZENS' NATIONAL BANK OF LINTON

                DIRECTORS:
       Sherman L. Anderson    Chairman of the Board, President and C.E.O.
             E. Joe Angell    Owner, E & W Foods and Angell Leasing
             Glen G. Apple    Farmer
           Donald R. Gregg    Vice President, A.M. Risher Trucking, and
                              Owner, Park Inn
   William R. Powers, M.D.    Physician
           Dan J. Robinson    Executive Vice President, American National
                              Bank
           George Williams    Retired
William Witherspoon, D.D.S.   Retired

        BANKING LOCATIONS:
               Main Office    89 West Vincennes Street, Linton, Indiana
    Linton Shopping Center    1600 A Street N.E., Linton, Indiana

FARMERS' STATE BANK OF PALESTINE

                DIRECTORS:
          Owen M. Landrith    Chairman of the Board
           Judith K. Adams    President, Trust Officer and C.E.O.
Paul E. Brocksmith, D.V.M.    Retired
            Wendel Goodwin    Retired
         James M. Goodwine    Owner, Goodwine Funeral Homes
          Donald K. Magill    Owners, Magill Home Furnishings
           G. Kent Philips    Retired
       Paul W. Postlewaite    Farmer
        Richard E. Welling    Secretary, Treasurer and C.F.O.,
                              AMBANC Corp.

         BANKING LOCATION:
               Main Office    101 North Main Street, Palestine,
                              Illinois

BANK OF CASEY

                DIRECTORS:
            Robert E. Seed    Chairman of the Board, President and C.E.O.
              T. W. Ahrens    Owners, Casey Foods, Inc.
               Bill Crouch    Farmer, and Secretary/Treasurer, Casey
                              Fertilizer, Inc.
            Joan Finkbiner    Owner, Century 21 Crossroads Realty
             Dale Huisinga    Farmer, and President, Huisinga Grain, Inc.
             Denzel Melton    Retired
          William F. Perry    Senior Vice President, American
                              National Bank
            P. A. Tranbrug    Retired

        BANKING LOCATIONS:
               Main Office    101 W. Alabama Street, Casey, Illinois
       Martinsville Branch    55 W. Cumberland Street, Martinsville,
                              Illinois
         West Union Branch    Rt. 1 South, West Union, Illinois
          Westfield Branch    103 E. State Street, Westfield, Illinois


[picture
of flag]

"Build for your team a feeling of oneness, of dependence on one another and of strength to be derived by unity.
          - Vince Lombardi

                           INVESTOR INFORMATION


                 EXCHANGE
                    NASDAQ Small-Cap Market

                 SYMBOL
                    AMBK

                 MARKET MAKERS
                    J. J. B. Hilliard, W. L. Lyons, Inc.
                    (812) 886-6310 or (800) 688-6310

                    Howe Barnes Investments, Inc.
                    (312) 655-2959 or (800) 800-4693

                    David A. Noyes & Company
                    (317) 633-1743 or (800) 285-1700

                    Raffensperger, Hughes & Co., Inc.
                    (800) 382-1126 Indianapolis or (800) 321-7442
Evansville

                 TRANSFER AGENT

                    Shareholders should direct inquiries concerning their shareholder records to:

                      Bank One Indianapolis, N.A.
                      Bank One Center/Tower
                      Attn:  Harriett M. Neer
                      Suite 1611
                      111 Monument Circle
                      Indianapolis, IN  46277
                      (317) 321-7627 or (800) 735-7107

                 Upon written request, the Corporation will provide to each shareholder, without charge, a copy of the Corporation's Annual Report on Form 10-K for 1994, including the financial statements thereto but omitting exhibits. Requests should be addressed to:

                    Dennis M. Flack, Investor Relations
                    AMBANC Corp.
                    302 Main Street
                    P. O. Box 556
          [picture  Vincennes, IN  47591-0556
          of flag]  (812) 885-6418

          [picture
          of flag]

          DESIGN
          Advertising Visions, Inc./
          CAVUdesign

          PRINTING
          Ewing Printing, Inc.

                               [back cover]
















































                          [picture of flag]AMBANC
                                           CORP.

                              302 Main Street
                            Post Office Box 556
                       Vincennes, Indiana 47591-0556