Form 10-K405, Exhibit 13
period 1995-12-31
AMBANC CORP
filed 1996-03-29
CIK 702904

EXHIBIT 13

                           AMBANC Corp.
                1995 Annual Report to Shareholders

        Pages 6, 8 through 27 and 29 through 46 and 48 are
                     incorporated by reference

BOARD OF DIRECTORS AND SHAREHOLDERS OF
AMBANC CORP.
VINCENNES, INDIANA


We have audited the consoldiated balance sheet of AMBANC Corp. as of December 31, 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year ended
December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AMBANC Corp. as of December 31, 1995, and the results of their operations and their cash flows for the year ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements give retroactive effect to the merger of AMBANC Corp. and First Robinson Bancorp (FRB), which has been accounted for as a pooling of interests as described in Note 2 to the consolidated financial statements.

Other auditors previously audited and reported on the consolidated balance sheet of AMBANC Corp. as of December 31, 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1994 and 1993, prior to their restatement for the 1995 pooling of interests, and their report dated January
27, 1995, expressed an unqualified opinion on those statements and included an explanatory paragraph concerning a change in method of accounting for income taxes, postretirement benefits and certain securities and an explanatory paragraph that described the restatement of the 1994 and 1993 financial statements to reflect the 1994 pooling of interests described in
Note 2 to the consolidated financial statements. The financial statements of FRB for the years ended
December 31, 1994 and 1993, were audited by other auditors, whose report dated January 20, 1995, expressed an unqualified opinion. We audited the combination of the accompanying consolidated balance sheet as of December 31, 1994, and the related consoldiated statements of income, changes in shareholders' equity and cash flows for the years ended
December 31, 1994 and 1993, after restatement for the 1995 pooling of interests; in our opinion, such consolidated statements have been properly combined on the basis described in Note 2 to the consolidated financial statements.






                                    DELOITTE & TOUCHE LLP
                                    Indianapolis, Indiana
                                    January 18, 1996

                           AMBANC CORP.
                    CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 1995 AND 1994
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE
                        AND PER SHARE DATA)


                                                           1995          1994
ASSETS
Cash and due from banks..............................  $     20,520  $     22,531
Federal funds sold...................................        22,653         7,000

  Total cash and cash equivalents....................        43,173        29,531

Interest bearing deposits in other banks.............           692         1,193
Securities available for sale-at market
  (amortized cost 1995-$171,744 and 1994-$152,177)...       173,469       146,680
Securities held to maturity
  (market value of $39,177 in 1994)..................            -         40,195

Loans held for sale..................................         6,727         2,664

Loans, net of unearned income........................       442,657       388,657
Allowance for loan losses............................        (5,022)       (4,531)

  Loans, net.........................................       437,635       384,126
Premises, furniture and equipment, net...............         9,398         8,888
Accrued interest receivable and other assets.........        11,253        11,963
      Total assets...................................  $    682,347  $    625,240

LIABILITIES
Noninterest bearing deposits.........................  $     63,116  $     62,269
Interest bearing deposits............................       536,953       488,118
  Total deposits.....................................       600,069       550,387

Short-term borrowings................................         6,788         9,294
Long-term debt.......................................         2,677         3,189
Accrued interest payable and
  other liabilities..................................         5,101         4,160
      Total liabilities..............................       614,635       567,030

SHAREHOLDERS' EQUITY
Preferred stock, $10 par value, 200,000 shares
  authorized, no shares issued or outstanding........            -             -
Common stock, $10 par value, 5,000,000
  shares authorized, 3,158,961 and 3,008,587 shares
  issued and outstanding at December 31, 1995 and
  1994...............................................        31,590        30,086
Retained earnings....................................        35,009        31,612
Unrealized gain/(loss) on securities available for
  sale, net of deferred tax of $612 and ($2,009).....         1,113        (3,488)

      Total shareholders' equity.....................        67,712        58,210

      Total liabilities and shareholders' equity.....  $    682,347  $    625,240

See accompanying notes to consolidated financial statements.

                                        AMBANC CORP.
                              CONSOLIDATED STATEMENTS OF INCOME
                    FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            1995        1994        1993
INTEREST INCOME
  Interest and fees on loans...........................  $   37,959  $   30,676  $   27,237
  Interest and fees on loans held for sale.............         326         536       1,280
  Interest on securities
    Taxable............................................       7,680       8,629       9,789
    Tax exempt.........................................       2,759       2,842       2,952
  Other interest.......................................         739         370         500

    Total interest income..............................      49,463      43,053      41,758

INTEREST EXPENSE
  Interest on deposits.................................      23,593      18,568      18,712
  Interest on short-term borrowings....................         437         409         263
  Interest on long-term debt...........................         161         177          32

    Total interest expense.............................      24,191      19,154      19,007

      Net interest income..............................      25,272      23,899      22,751
Provision for loan losses..............................       1,182         338       1,492

      Net interest income after
        provision for loan losses......................      24,090      23,561      21,259

NONINTEREST INCOME
  Income from fiduciary activities.....................         602         546         561
  Service charges on deposit accounts..................       1,454       1,274       1,325
  Net realized gain on securities......................          41          29          93
  Other operating income...............................       1,016       1,035       1,120

    Total noninterest income...........................       3,113       2,884       3,099

NONINTEREST EXPENSE
  Salaries and employee benefits.......................       9,450       8,777       8,413
  Occupancy expenses, net..............................       1,051       1,107       1,014
  Equipment expenses...................................       1,096       1,038       1,043
  Data processing expenses.............................         430         442         583
  FDIC insurance.......................................         690       1,225       1,191
  Other operating expenses.............................       4,816       4,730       4,130

    Total noninterest expense..........................      17,533      17,319      16,374

      INCOME BEFORE INCOME TAXES AND
        CUMULATIVE EFFECT OF ACCOUNTING CHANGE.........       9,670       9,126       7,984
Income taxes...........................................       2,625       2,624       2,074

      INCOME BEFORE CUMULATIVE EFFECT OF
        ACCOUNTING CHANGE..............................       7,045       6,502       5,910
Cumulative effect of change in accounting for
  deferred income taxes................................          -           -          252

      NET INCOME.......................................  $    7,045  $    6,502  $    6,162

EARNINGS PER SHARE
  Income per share before cumulative
    effect of accounting change........................  $     2.23  $     2.06  $     1.87
  Cumulative effect of accounting change...............          -           -          .08

      Net income per share.............................  $     2.23  $     2.06  $     1.95


See accompanying notes to consolidated financial statements.


                                       AMBANC CORP.
                CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                   FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                   (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              UNREALIZED
                                                              GAIN/(LOSS)     TOTAL
                                   COMMON  RETAINED  TREASURY     ON       SHAREHOLDERS'
                                   STOCK   EARNINGS   STOCK   SECURITIES      EQUITY

BALANCE, JANUARY 1, 1993 AS
  PREVIOUSLY REPORTED............ $ 23,698 $  20,663 $     -  $       (28) $      44,333
Adjusted for pooling of
  interests with FRB.............    6,364     1,926      (15)        (56)         8,219

BALANCE, JANUARY 1, 1993 AS
  RESTATED.......................   30,062    22,589      (15)        (84)        52,552
Net income for 1993..............              6,162                               6,162
Cash dividends ($.54 per common
  share).........................             (1,701)                             (1,701)
Net change in unrealized gain on
  securities available for sale..                                     733            733
Purchased treasury stock.........                         (22)                       (22)
Fractional shares paid for
  acquisition....................                 (2)                                 (2)

BALANCE, DECEMBER 31, 1993.......   30,062    27,048      (37)        649         57,722
Net income for 1994..............              6,502                               6,502
Cash dividends ($.62 per common
  share).........................             (1,947)                             (1,947)
Net change in unrealized loss on
  securities available
  for sale.......................                                  (4,137)        (4,137)
Issuance of stock for dividend
  reinvestment and stock
  purchase plan..................       24        50                                  74
Fractional shares paid for
  acquisition....................                 (4)                                 (4)

BALANCE, DECEMBER 31, 1994.......   30,086    31,649      (37)     (3,488)        58,210
Net income for 1995..............              7,045                               7,045
Cash dividends ($.68 per common
  share).........................             (2,144)                             (2,144)
Net change in unrealized gain
  on securities available
  for sale.......................                                   4,601          4,601
Issuance of stock for dividend
  reinvestment and stock
  purchase plan..................        4         8                                  12
Fractional shares paid for
  acquisition and stock dividend.                (12)                                (12)
Retired treasury stock...........                (37)      37                         -
5% stock dividend................    1,500    (1,500)                                 -

BALANCE, DECEMBER 31, 1995....... $ 31,590 $  35,009 $     -  $     1,113  $      67,712

See accompanying notes to consolidated financial statements.
/TABLE

                                       AMBANC CORP.
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                               (DOLLAR AMOUNTS IN THOUSANDS)

                                                          1995        1994        1993
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.........................................  $    7,045  $    6,502  $    6,162
  Adjustments to reconcile net income to net
    cash from operating activities:
      Net premium amortization and discount
        accretion on securities......................         374         443         496
      Depreciation...................................         987       1,072       1,163
      Provision for loan losses......................       1,182         338       1,492
      Deferred income tax provision..................        (621)        365        (365)
      Gain on securities.............................         (41)        (29)        (93)
      Proceeds from sales of loans held for sale.....      16,231      35,676      39,591
      Loans held for sale made to customers,
        net of payments collected....................     (20,294)    (21,421)    (44,957)
      Accrued interest receivable
        and other assets.............................      (1,290)     (4,047)        149
      Accrued interest payable
        and other liabilities........................         941       2,436        (399)
      Deferred loan fees, net of costs...............         (81)        (33)       (119)

        Net cash from operating activities...........       4,433      21,302       3,120

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of securities
    available for sale...............................       4,559      14,999          -
  Proceeds from sales of securities held to maturity.          -           -        7,420
  Proceeds from maturities and calls of securities
    available for sale...............................      31,453      40,783          -
  Proceeds from maturities and calls of securities
    held to maturity.................................       4,037       3,232      69,549
  Purchases of securities available for sale.........     (15,816)    (38,136)
  Purchases of securities held to maturity...........      (3,938)     (4,020)    (75,552)
  Net change in interest bearing deposits
    in other banks...................................         501        (303)         (8)
  Loans made to customers, net of payments collected.     (54,028)    (51,206)    (37,640)
  Loans purchased....................................      (7,386)     (1,187)     (1,150)
  Proceeds from sales of loans.......................       6,804       6,845       5,633
  Property and equipment expenditures................      (1,497)     (1,295)     (1,028)

        Net cash from investing activities...........     (35,311)    (30,288)    (32,776)
/TABLE

                                       AMBANC CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
                   FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                               (DOLLAR AMOUNTS IN THOUSANDS)

                                                          1995        1994        1993

CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in deposits.............................      49,682         494       5,583
  Net change in short-term borrowings................      (2,506)       (527)        490
  Payments on long-term debt.........................        (597)       (338)       (200)
  Proceeds from long-term debt.......................          85       2,527       1,000
  Purchase of treasury stock.........................          -           -          (23)
  Payment for fractional shares and
    dissenter's shares...............................         (12)         (4)         (2)
  Issuance of stock for dividend reinvestment
    and stock purchase plan..........................          12          74
  Dividends paid.....................................      (2,144)     (1,947)     (1,701)

            Net cash from financing activities.......      44,520         279       5,147

NET CHANGE IN CASH AND CASH EQUIVALENTS..............      13,642      (8,707)    (24,509)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.......      29,531      38,238      62,747

CASH AND CASH EQUIVALENTS AT END OF YEAR.............  $   43,173  $   29,531  $   38,238

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest.........................................  $   22,371  $   18,976  $   19,396
    Income taxes.....................................       2,981       2,722       2,186

Noncash activities occurred consisting of the reclassification of $40,080 from the held to maturity securities portfolio to the available for sale securities portfolio in 1995.

See accompanying notes to consolidated financial statements.

                           AMBANC CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 DECEMBER 31, 1995, 1994 AND 1993
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE
                        AND PER SHARE DATA)

        NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF REPORTING
The consolidated financial statements include the accounts of AMBANC Corp. (Corporation), and its wholly owned subsidiaries, The American National Bank of
Vincennes (ANB), Citizens' National Bank of Linton
(CNB), Bank of Casey (BOC), The First National Bank in
Robinson (FNB), American National Realty Corp. (ANR) and Lincolnland Insurance Agency & Investments, Inc.
(LIA).  Upon consolidation, all significant
intercompany accounts and transactions have been eliminated. As discussed in Note 2, AMBANC Corp.
acquired BOC on June 1, 1994, and FNB on November 1,
1995, both under the pooling of interests method of accounting. These consolidated financial statements have been restated to reflect the accounts of BOC and FNB for all periods presented.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

DESCRIPTION OF BUSINESS
ANB, CNB, BOC and FNB operate primarily in the banking industry, which accounts for more than 90 percent of the Corporation's revenues, operating income and assets. ANB, CNB, BOC and FNB generate commercial, real estate mortgage and installment loans and receive deposits from customers located in Greene, Knox, Gibson, Vigo and surrounding counties in Indiana and Crawford, Clark, Wabash and surrounding counties in Illinois. Although the overall loan portfolio is diversified, the economy of these counties is heavily dependent upon the agricultural industry. The majority of the loans are secured by specific items of collateral including business assets, real property and consumer assets.

ANR owns various real estate, which is leased to ANB for normal banking activities, such as parking, drive-in banking and branch banking facilities.

SECURITIES
Statement of Financial Accounting Standards (FAS) 115,
"Accounting for Certain Investments in Debt and Equity
Securities", requires securities to be classified as held to maturity, available for sale or trading. Only those securities classified as held to maturity, which management has the intent and ability to hold to maturity, are reported at amortized cost. Available for sale securities are reported at fair value with unrealized after tax gains and losses included in shareholders' equity. The Corporation does not maintain any securities classified as trading.
Realized securities gains or losses are reported in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method.

In November 1995 the Financial Accounting Standards
Board allowed a one time reclassification of all securities. In December 1995 the Corporation reclassified all held to maturity securities to available for sale securities.

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

The Corporation adopted FAS 114 and 118, "Accounting by
Creditors for Impairment of a Loan and Income
Recognition and Disclosures", as amended, effective
January 1, 1995. These statements require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral, and specifies alternative methods for recognizing interest income on loans that are impaired or for which there are credit concerns.
For purposes of applying this standard, impaired loans have been defined as all nonaccrual loans. The
Corporation's policy for income recognition was not affected by adoption of the standard. The adoption of FAS 114 and 118 did not have any effect on the total reserve for credit losses or related provision.

LOAN FEES AND COSTS
The Corporation defers loan fees, net of certain direct loan origination costs. The net amount deferred is reported on the balance sheets as part of loans and is recognized into interest income over the term of the loan on a level yield basis.

ALLOWANCE FOR LOAN LOSSES
The balance in the allowance and the amount of the annual provision charged to expense are judgmentally determined based upon a number of factors. The allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors that are particularly susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations. While management may periodically allocate portions of the allowance for specific problem loan situations, the entire allowance is available for any loan charge-offs which occur.
Increases to the allowance are recorded by a provision for possible loan losses charged to expense. A loan is charged off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

PREMISES, FURNITURE AND EQUIPMENT
Premises, furniture and equipment are stated at cost less accumulated depreciation. Premises, furniture and equipment are depreciated over the estimated useful lives of the assets ranging from 3 to 40 years, principally on the straight-line method. Maintenance and repairs are expensed, and major improvements are capitalized.

INTANGIBLE ASSETS
Goodwill and other intangible assets are amortized on a straight-line basis generally over a period of 15 years. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the future earnings potential of the entity or assets acquired.

OTHER REAL ESTATE
Real estate acquired through foreclosure or acceptance of a deed in lieu of foreclosure is recorded at the lower of cost (fair value at date of foreclosure) or fair value less estimated selling costs. The costs of holding the real estate are charged to operations while major improvements are capitalized.

INCOME TAXES
Effective January 1, 1993, the Corporation adopted FAS
109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. The cumulative effect of the accounting change on years prior to January 1, 1993, of $252 is shown on the 1993 income statement.

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

NEW ACCOUNTING PRONOUNCEMENTS
FAS 121, "Accounting for the Impairment of Long-Lived
Assets and for Long-Lived Assets to be Disposed Of", is effective for fiscal years beginning after December 15, 1995. This statement establishes accounting standards for the impairment of long-lived assets, certain liabilities, certain intangibles and goodwill. The effects of FAS 121 on the future financial position and results of operations of the Corporation cannot be readily determined.

FAS 122, "Accounting for Mortgage Servicing Rights - an
Amendment of FASB Statement No. 65", is effective for fiscal years beginning after December 15, 1995. This
Statement specifies conditions under which mortgage servicing rights should be accounted for separately from the underlying mortgage loans. The effects of FAS
122 on the future financial position and results of operations of the Corporation cannot be readily determined.

FAS 123, "Accounting for Stock-Based Compensation", was issued in October 1995 and defines a new method of accounting for stock options. Companies can either elect the new method of accounting or disclose in a note to the financial statements the pro forma effect of adopting the standard. This will not have an impact on results of operations of the Corporation since no current plan exists for issuing stock options.

FINANCIAL STATEMENT PRESENTATION
Certain items in the 1994 and 1993 financial statements have been reclassified to correspond with the 1995 presentation.

 NOTE 2 - BUSINESS COMBINATIONS

                                                                  COMMON
                                                                  SHARES      METHOD OF
                                                DATE COMPLETED    ISSUED      ACCOUNTING
      First Robinson Bancorp (FRB)              November 1, 1995  668,235     Pooling
      Lincolnland Bancshares, Inc. (LBI)        June 1, 1994      569,454     Pooling

The Consolidated Financial Statements have been restated to include the accounts and operations of FRB, parent holding company of FNB, and LBI, parent holding company of BOC and LIA for all periods presented. FRB and LBI were merged into the Corporation and ceased to exist at the conclusion of these mergers. The contributions of FRB and LBI to consolidated interest income, net interest income and net income for the periods prior to the merger were as follows.


                                        TEN
                                    MONTHS ENDED   YEAR ENDED    YEAR ENDED
                                    OCTOBER 31,   DECEMBER 31,  DECEMBER 31,
                                        1995          1994          1993

          Interest income
            Previously reported...  $     33,967  $     35,023  $     27,701
            LBI...................           N/A           N/A         6,336
            FRB...................         6,826         8,030         7,721

              Total...............  $     40,793  $     43,053  $     41,758

          Net interest income
            Previously reported...  $     17,362  $     19,423  $     15,002
            LBI...................           N/A           N/A         3,315
            FRB...................         3,624         4,476         4,434

              Total...............  $     20,986  $     23,899  $     22,751

          Net income
            Previously reported...  $      5,042  $      5,443  $      4,557
            LBI...................           N/A           N/A           862
            FRB...................           678         1,059           743

              Total...............  $      5,720  $      6,502  $      6,162

NOTE 3 - SECURITIES

The amortized cost and estimated market value of securities are as follows.

                                                              DECEMBER 31, 1995

                                                              GROSS      GROSS     ESTIMATED
                                                  AMORTIZED UNREALIZED UNREALIZED   MARKET
                                                     COST     GAINS      LOSSES     VALUE
        SECURITIES AVAILABLE FOR SALE
            U.S. Government and its agencies..... $ 101,483 $      891 $     (664) $ 101,710
            States and political subdivisions....    50,216      1,705        (84)    51,837
            Corporate obligations................     3,550         43         (3)     3,590
            Collateralized mortgage obligations..    15,544         45        (73)    15,516
            Mutual funds.........................       951          -       (135)       816

              Total.............................. $ 171,744 $    2,684 $     (959) $ 173,469


The one-time reclassification under FAS 115 occurred in December 1995 and reclassified securities with amortized cost of $40,080 from held to maturity to available for sale. The unrealized gain at the time of the transfer was $1,628.


                                                       DECEMBER 31, 1994

                                                         GROSS      GROSS     ESTIMATED
                                             AMORTIZED UNREALIZED UNREALIZED   MARKET
                                                COST     GAINS      LOSSES     VALUE
      SECURITIES AVAILABLE FOR SALE
            U.S. Government and
              its agencies.................. $ 116,633 $      114 $   (4,740) $ 112,007
            States and political
              subdivisions..................    11,175        179        (88)    11,266
            Corporate obligations...........     4,985         24        (44)     4,965
            Collateralized mortgage
              obligations...................    17,995          7       (712)    17,290
            Mutual funds....................     1,389          -       (237)     1,152

              Total......................... $ 152,177 $      324 $   (5,821) $ 146,680

            SECURITIES HELD TO MATURITY
            U.S. Government and
              its agencies.................. $     500 $        - $      (30) $     470
            Nontaxable states and
              political subdivisions........    39,695        433     (1,421)    38,707

              Total......................... $  40,195 $      433 $   (1,451) $  39,177

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

      The amortized cost and estimated market value of securities at December 31, 1995, by contractual maturity are shown in the following schedule. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     AVAILABLE FOR SALE

                                                               ESTIMATED
                                                    AMORTIZED    MARKET
                                                       COST      VALUE
          Due in 1 year or less.................... $   29,068 $  29,145
          Due after 1 year through 5 years.........     59,286    59,507
          Due after 5 years through 10 years.......     32,044    33,096
          Due after 10 years.......................      7,252     7,397

            Subtotal...............................    127,650   129,145
          Collateralized mortgage obligations......     15,544    15,516
          U.S. agency mortgage-backed
            securities.............................     27,599    27,992
          Mutual funds.............................        951       816

            Total.................................. $  171,744 $ 173,469

      Proceeds from sales of securities available for sale were $4,559 in 1995, $14,999 in 1994 and $0 in 1993. Proceeds from sales of securities held to maturity were $0 in 1995 and 1994 and $7,420 in 1993. Sales and calls of securities available for sale resulted in gross gains of $21 and gross losses of $3 in 1995 and gross gains of $78 and gross losses of $49 in 1994. Sales and calls of securities held to maturity resulted in gross gains and gross losses of $24 and $1 in 1995, $0 and $0 in 1994, and $147 and $54 in 1993, respectively.

      Securities with a carrying value of $47,631 and $45,694 at December 31, 1995 and 1994, were pledged to secure public deposits and for other purposes required or permitted by law.

NOTE 4 - LOANS

      Loans as presented on the balance sheets are comprised of the following.

                                              1995          1994
      Commercial and agricultural....  $    213,077  $    180,403
      Real estate....................       132,067       116,611
      Installment....................        98,506        93,651

        Total loans..................       443,650       390,665
      Unearned income................          (993)       (2,008)

        Total loans, net.............  $    442,657  $    388,657

      At December 31, 1995, 1994 and 1993, non-accrual loans totaled $983, $650 and $1,078. Income recorded on these loans during 1995, 1994 and 1993 totaled $18, $17 and $17. Income which would have been recorded on these loans during 1995, 1994 and 1993, had they been accruing all year, was $41, $55 and $105.

      Certain loans have been restructured in a manner that grants a concession to the borrower because of the borrower's financial difficulties. At December 31, 1995, 1994 and 1993, these loans totaled $45, $490 and $565. Interest income recorded on these loans was $3, $39 and $40 during 1995, 1994 and 1993. Interest income which would have been recorded under the original terms of the loans was $4, $44 and $48 during 1995, 1994 and 1993.

      Directors and executive officers of the
Corporation and its wholly owned subsidiaries were customers of, and had other transactions with, the banking subsidiaries in the ordinary course of business. A schedule of the aggregate activity involving loans to related parties follows.

      Balance, January 1, 1995....................  $   11,307
      New loans...................................      15,076
      Loan reductions.............................      (7,074)

      Balance, December 31, 1995..................  $   19,309

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

      The activity in the allowance for loan losses is as follows.

                                             1995        1994        1993
      Balance, January 1..............  $    4,531  $    4,238  $    4,168
      Provision charged to operations.       1,182         338       1,492
      Loans charged off...............      (1,019)       (808)     (1,754)
      Recoveries......................         328         763         332

      Balance, December 31............  $    5,022  $    4,531  $    4,238

      The recorded investment in loans considered impaired at December 31, 1995, under FAS 114 and 118, was $983 of which $160 related to loans with a specific valuation reserve of $50 and $823 related to loans with no valuation reserve. For the year ended December 31, 1995, the average recorded investment in impaired loans was approximately $1,146.


NOTE 6 - PREMISES, FURNITURE AND EQUIPMENT

      Premises, furniture and equipment as presented on the balance sheets are comprised of the following.

                                                         1995        1994
      Land and improvements.......................  $    1,346  $    1,346
      Buildings and improvements..................      10,751       9,997
      Furniture and equipment.....................       8,973       8,570

          Total cost..............................      21,070      19,913
      Accumulated depreciation....................     (11,672)    (11,025)

          Total, net..............................  $    9,398  $    8,888

      Depreciation expense for the years ended
December 31, 1995, 1994 and 1993, totaled $987, $1,072
and $1,163.


NOTE 7 - INTEREST BEARING DEPOSITS

      Interest bearing deposits issued in denominations of $100 or greater totaled $66,647 and $57,149 at December 31, 1995 and 1994.

NOTE 8 - SHORT-TERM BORROWINGS

          Short-term borrowings included:

                                                         1995        1994
      Federal funds purchased
        and repurchase agreements.................  $    5,385  $    7,207
      Demand notes issued to the U.S. Treasury....       1,403       2,087

        Total.....................................  $    6,788  $    9,294

      Federal funds purchased generally mature daily.
Borrowings under the Federal Reserve Bank note option plan are collateralized by certain securities and are reduced at the discretion of the U.S. Treasury.


NOTE 9 - LONG-TERM DEBT

      Long-term debt is comprised of a deferred compensation plan of $102 and $27 in 1995 and 1994 as discussed in Note 10 and two Federal Home Loan Bank
Mortgage Advances (Advances) totaling $2,575 and $3,162 in 1995 and 1994. The Advances have an average rate of 5.68%, interest payable monthly and principal payable in annual installments with the final payment due March
15, 2004, and are secured by various securities. The principal maturities of these Advances in each of the five years after December 31, 1995, will be $484, $400, $332, $211 and $188.


NOTE 10 - EMPLOYEE BENEFITS

      The Corporation maintains retirement savings plans
(Plans) covering substantially all employees. To be eligible to participate, the Plans require employees to complete one year of service and be 21 years of age.
The first of these Plans covers all employees except
FNB employees and allows for the matching of 50% of the first 4% of employee salary contributions and an annual discretionary contribution. The FNB Plan allowed for the matching of 50% of the first 6% of employee salary contributions and an annual discretionary contribution of which there has been none during the last three years. FNB employees were eligible to participate in a defined contribution money purchase pension plan that provided for a contribution of 5% of eligible compensation. The Corporation's contributions to all Plans are vested by employees at 20% per year starting with the second year of service and become 100% vested after six years. The Corporation's total contributions to the Plans were $473, $435 and $368 for 1995, 1994 and 1993.

      Prior to December 31, 1994, BOC sponsored a defined benefit pension plan covering substantially all employees. Benefits were based primarily on years of service and on the employees' average compensation during their period of employment. BOC's funding policy was to contribute the minimum amount required by applicable regulations. Plan assets consist primarily of investments in interest bearing balances with financial institutions, U.S. government bonds and marketable equity mutual funds. In 1994 a curtailment occurred which was accounted for in accordance with FAS
88, "Employers' Accounting for Settlements and
Curtailments of Defined Benefit Pension Plans and for
Termination Benefits". The effect of curtailing the Plan was to recognize a decrease in the 1994 projected benefit obligation of $215, to recognize the transition obligation of $472 in 1994 and to recognize an additional gain of $208 at December 31, 1994. The net
$49 curtailment loss is included with pension costs in the 1994 consolidated statement of income.

      Summary of the Plan's funded status at
December 31:

                                                           1995         1994
      Actuarial present value of accumulated
        benefit obligations
        Vested....................................  $     (928)  $   (1,090)
        Nonvested.................................           -          (13)
          Projected benefit obligation for
            services rendered to date.............        (928)      (1,103)
      Plan assets at fair value...................         958          925

          Plan assets over/(under) projected
            benefit obligation....................          30         (178)

      Items not yet recognized in income
        Unrecognized loss.........................          72           81

          Prepaid/(accrued) pension cost..........  $      102   $      (97)

      Net pension expense for the years ended
December 31:

                                                       1995         1994       1993
      Service cost-benefits earned................  $        -   $       93  $      76
      Interest cost on projected
        benefit obligation........................          50           84         79
      Actual return on plan assets................         (69)         (35)       (43)
      Net amortization and deferral...............           8            6         (4)
      Effect of curtailment loss..................           -           49          -

        Net pension (benefit)/expense.............  $      (11)  $      197  $     108

      The weighted-average discount rate used in determining the actuarial present value of projected benefit obligations was 5% in 1995 and 1994 and 8% in 1993. Additionally, the rate of increase in future compensation assumed was 0% for 1995 and 4% for 1994 and 1993. The expected long-term rate of return on plan assets was 6% in 1995 and 8% in 1994 and 1993.

      The Corporation has a deferred compensation plan for the benefit of certain executive officers. In return for the officers' relinquishing the right to a portion of their current compensation, the Corporation agrees to pay the participants at retirement or termination, in the form of 120 monthly payments or one lump-sum payment, the amount deferred plus any interest earned during the deferral period. Interest is paid annually at prime rate and the liability of $102 and $27 is included with long-term debt on the December 31, 1995 and 1994, balance sheets. During 1995 and 1994 the Corporation accrued approximately $6 and $1 of interest expense towards its obligation under the plan.

NOTE 11 - POSTRETIREMENT BENEFITS

      The Corporation sponsors an unfunded
postretirement benefit plan which provides defined medical and death benefits to certain eligible employees. Retirees as of December 31, 1992, receive postretirement medical benefits and death benefits for themselves and medical benefits for their spouses.
These medical expenses were fixed in 1992 and all future increases are passed onto the retirees.
Employees hired before April 1990 who retire after January 1, 1993, are eligible to receive a postretirement medical benefit for themselves, if they have completed 20 years of service and attained age 62.
This benefit is sixty dollars per month to pay up to fifty percent of the retirees medical benefits provided under the Corporation's group major medical insurance plan until age 65 and then under a medicare supplement plan.

      Accumulated postretirement benefit obligations at
December 31:

                                                          1995        1994
          Retirees.................................    $     (350) $     (318)
          Fully eligible active participants.......           (28)         (7)
          Other active plan participants...........          (261)       (131)

              Accumulated postretirement benefit
                obligation.........................          (639)       (456)
          Unrecognized prior service cost..........            74           -
          Unrecognized loss........................           (20)          -
          Unrecognized transition obligation.......           494         398

              Accrued postretirement
                benefit liability..................    $      (91) $      (58)

      Net periodic postretirement benefit cost for the years ended December 31:

                                                          1995        1994        1993
          Service cost-benefits attributed to
            service during the period..............    $       13  $       11  $       10
          Interest cost on accumulated
            postretirement benefit obligation......            39          40          41
          Amortization of transition
            obligation over 20 years...............            29          29          29

              Postretirement benefit cost..........    $       81  $       80  $       80

      Benefit payments of $48, $45 and $57 were made for postretirement medical benefits in 1995, 1994 and 1993.

      For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits was assumed to be 9.5% for 1995 and 16% for 1994 and 1993 with the rate gradually decreasing to 6% after 15 years. The health care cost trend assumption has a significant effect on the amounts reported. An increase in the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995, 1994 and 1993, by approximately $14 and would have virtually no effect on the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1995, 1994 and 1993.

      The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7%, 6% and 7% at December 31, 1995, 1994 and 1993.


NOTE 12 - STOCK OPTION PLAN

      The Corporation had a Nonqualified Stock Option
Plan which expired in April 1993. Under the terms of the plan, options were granted at amounts not less than the fair market value of the shares at the date of the grant and any options granted must be exercised within ten years of the grant. As of December 31, 1995, 1994 and 1993, fully vested options for 25,200 shares at an option price of $19.05 per share were outstanding.

      Additionally, under provisions of the Nonqualified
Stock Option Plan, stock appreciation rights have been granted coinciding with the number of stock options ranted. The value of each stock appreciation right at any time is equal to 50% of the excess of the fair market value of one share of common stock of the orporation over the exercise price of the option to which it relates. Employee benefits charged/(credited) to operations in 1995, 1994 and 1993 includes $12, $69) and $60 related to stock appreciation rights.


NOTE 13 - INCOME TAXES

          Income taxes consist of the following.

                                                            1995      1994      1993
      Income taxes
            Current payable...........................  $  3,246  $  2,259  $  2,439
            Deferred income taxes/(benefits)..........      (409)      365      (365)
            Change in valuation allowance.............      (212)        -         -

               Income taxes............................  $  2,625  $  2,624  $  2,074

      Income taxes applicable to security transactions were $14, $17 and $36 in 1995, 1994 and 1993.

      The following is a reconciliation of income tax expense and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes.

                                                        1995      1994      1993
      Statutory rate applied to income............  $  3,288  $  3,103  $  2,715
      Adjustments
        Tax exempt interest income................    (1,048)   (1,086)   (1,146)
        Non-deductible interest...................       144       156       153
        Merger expenses...........................       111        66        48
        State income taxes........................       374       333       306
        Alternative minimum tax...................         -       (27)       97
        Surtax exemption and other................       (32)       79       (99)
        Change in valuation allowance.............      (212)        -         -

          Total income taxes......................  $  2,625  $  2,624  $  2,074

      The Corporation's deferred income tax assets and liabilities consist of the following.

                                                       1995      1994
      Deferred tax assets
        Allowance for loan losses.................  $    563  $    231
        Accrued employee benefits.................       392       284
        Unrealized loss on securities
          available for sale......................         -     2,009
        Alternative minimum tax carryforward......       258       253
        Other.....................................         5        43
        Valuation allowance.......................         -      (212)

                                                       1,218     2,608

      Deferred tax liabilities
        Depreciation..............................       605       552
        Unrealized gain on securities
          available for sale......................       612         -
        Market to market adjustment on
          loans held for sale.....................         1        92
        Accretion of securites discount...........       112        76

                                                       1,330       720

          Net deferred tax asset/(liability)......  $   (112) $  1,888


NOTE 14 - COMMITMENTS AND CONTINGENT LIABILITIES

      The Corporation leases various facilities and equipment. These leases expire at various times during the years 1996 through 2008 with renewal options through the year 2038. Certain of these leases are with companies controlled by directors of the Corporation and its subsidiaries and had total lease payments of $42, $41 and $22 in 1995, 1994 and 1993.
Total rental expense for all leases for the years

1995, 1994 and 1993, was $166, $94 and $71.  The
following is a schedule of future minimum lease payments.

          1996............    $   270
          1997............        270
          1998............        191
          1999............         91
          2000............         94
          Thereafter......      1,002

            Total.........    $ 1,918


      In the ordinary course of business, the
Corporation's banking subsidiaries have loans, commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the consolidated balance sheets. The
Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policy to make such commitments as is used for on-balance sheet items. Outstanding loan commitments and customers' unused lines of credit amounted to $74,779 and $69,791 at December 31, 1995 and 1994. Outstanding standby letters of credit were $6,058 and $6,417 at December 31, 1995 and 1994. Since many commitments to make loans expire without being used, the outstanding amount of commitments does not necessarily represent future cash commitments.
Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower and may include accounts receivable, inventory, property, land and other items.

      The Corporation was required to have $7,018 and $6,988 at December 31, 1995 and 1994, on deposit with the Federal Reserve or as cash on hand or on deposit with other banks. These reserves do not earn interest.


NOTE 15 - SHAREHOLDERS' EQUITY

      All share and per share amounts have been retroactively adjusted to reflect the effect of the shares issued in the business combinations discussed in
Note 2 as though these shares had been outstanding for all periods presented. A 5% stock dividend was paid on November 30, 1995, and all average share and per share amounts have been retroactively adjusted to reflect this stock dividend. Earnings per share amounts are based on average outstanding shares of 3,158,958 for 1995, 3,156,410 for 1994 and 3,156,190 for 1993.

      In 1993 the directors of the Corporation approved the establishment of a Dividend Reinvestment and Stock
Purchase Plan (Plan) to provide shareholders a method of purchasing additional shares of the Corporation's common stock by reinvesting their cash dividends or making optional cash payments into the Plan. Shares are credited to the participant's account at the market value of the Corporation's stock at the date of the monthly purchase by the Plan. The directors of the Corporation reserved 50,000 shares for the Plan and issued 383 shares in 1995 and 2,388 shares in 1994 to the Plan. The Plan was changed to a market only plan during the second quarter of 1995 and no more shares of common stock are reserved or will be issued by the Corporation through this Plan.

      The Corporation is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about omponents, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table to follow) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Leverage capital (as defined) to average assets (as defined). Management believes, as of December 31, 1995 and 1994, that the Corporation meets all capital adequacy requirements to which it is subject. The most recent notification from federal banking agencies categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Corporation must maintain minimum
Leverage capital, Tier 1 risk-based capital and Total risk-based capital ratios as set forth in the table.
Since that notification there have been no conditions or events that management believes have changed the Corporation's category.

                                                                                To be Well
                                                                             Capitalized Under
                                                                Adequacy     Prompt Corrective
                                               Actual           Purposes     Action Provisions

                                            Amount  Ratio    Amount  Ratio   Amount     Ratio
      As of December 31, 1995
        Leverage capital.............     $ 64,572  10.01% $ 25,805  4.00% $ 32,256     5.00%
        Tier 1 risk-based capital....       64,577  13.61    18,981  4.00    28,471     6.00
        Total risk-based capital.....       64,577  14.67    37,961  8.00    47,452    10.00

      As of December 31, 1994
        Leverage capital.............     $ 61,263   9.87% $ 24,826  4.00% $ 31,032     5.00%
        Tier 1 risk-based capital....       61,272  14.25    17,201  4.00    25,802     6.00
        Total risk-based capital.....       65,803  15.30    34,402  8.00    43,003    10.00

NOTE 16 - DIVIDEND RESTRICTIONS

      The Corporation and its wholly owned subsidiary banks are subject to regulations which require the maintenance of certain capital levels and, as a result, limit the amount of dividends which may be paid by the banks. ANB, CNB and FNB are regulated by the Comptroller of the Currency, BOC is regulated by the Commissioner of Banks and Trust Companies in Illinois, while the Corporation is regulated by the Federal eserve Board. The most restrictive of the regulations generally requires the banks to maintain a minimum leverage capital to total asset ratio. As a result of this limitation, approximately $32,310 of the $66,901 equity of the banks was restricted and unavailable for the payment of dividends to the Corporation at December
31, 1995.

      Additionally, the amount of dividends the banks may pay to the Corporation in a single year without approval from regulators is limited by regulation.
Under the most restrictive regulations, approximately
$8,814 of undistributed earnings of the banks was available for distribution to the Corporation at December 31, 1995. As a practical matter dividends are ordinarily restricted to a lesser amount because of he need to maintain an adequate capital structure.


NOTE 17 - FAIR VALUES OF FINANCIAL INSTRUMENTS

      The following table shows the carrying amount and estimated fair value of financial instruments held by the Corporation at December 31, 1995 and 1994.

                                     DECEMBER 31, 1995       DECEMBER 31, 1994

                                        CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                         AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
      Cash and cash equivalents..... $   43,173  $   43,173  $   29,531  $   29,531
      Interest bearing deposits
        in other banks..............        692         692       1,193       1,193
      Securities available for sale.    173,469     173,469     146,680     146,680
      Securities held to maturity...          -           -      40,195      39,177
      Loans held for sale...........      6,727       6,727       2,664       2,664
      Loans, less allowance for
        loan losses.................    437,635     429,848     384,126     383,597
      Demand and savings deposits...    275,087     275,087     281,165     281,165
      Time deposits.................    324,982     320,921     269,222     271,016
      Short-term borrowings.........      6,788       6,788       9,294       9,294
      Long-term debt................      2,677       2,677       3,189       2,997

      For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1995 and 1994. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities.
The estimated fair value for commercial loans is based on estimates of the difference in interest rates the bank would charge the borrowers for similar loans with similar maturities applied for an estimated time period until the loan is assumed to reprice or be paid. The estimated fair value for other loans is based on estimates of the rates the bank would charge for similar such loans applied for the time period until estimated repayment. The estimated fair value for demand and savings deposits is based on their carrying value. The estimated fair value for time deposits is based on estimates of the rates the bank would pay on such deposits applied for the time period until maturity. The estimated fair value for short-term borrowings is considered to approximate cost. Rates currently available to the Corporation for debt with similar terms and remaining maturities are used to estimate the fair value of existing long-term debt.
The estimated fair value for other financial instruments and off-balance sheet loan commitments approximate cost and are not considered significant to this presentation because the majority of these items are primarily at variable rates and are not made for long term periods.

      While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Corporation to have disposed of such items at December 31, 1995 and 1994, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1995 and 1994, should not necessarily be considered to apply at subsequent dates.

      In addition, other assets and liabilities of the Corporation that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in financial tatements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the earnings potential of trust departments, a trained work force, customer goodwill and similar items.


NOTE 18 - PARENT COMPANY STATEMENTS

      Presented below are condensed balance sheets, statements of income and cash flows for the parent company.

                               CONDENSED BALANCE SHEETS
                              DECEMBER 31, 1995 AND 1994
                                                               1995        1994
      ASSETS
      Cash on deposit with subsidiaries...................  $      673  $      645
      Investment in bank subsidiaries.....................      66,648      56,999
      Investment in non-bank subsidiaries.................         454         197
      Premises, furniture and equipment, net..............         158          30
      Other assets........................................         529         542

        Total assets......................................  $   68,462  $   58,413

      LIABILITIES
      Other liabilities...................................  $      750  $      203

      SHAREHOLDERS' EQUITY
      Common stock........................................      31,590      30,086
      Retained earnings...................................      35,009      31,612
      Unrealized gain/(loss) on securities
        available for sale, net of deferred tax...........       1,113      (3,488)

        Total shareholders' equity........................      67,712      58,210

        Total liabilities and shareholders' equity........  $   68,462  $   58,413

                                                Condensed Statements Of Income
                                 For the years ended December 31, 1995, 1994 and 1993

                                                            1995      1994      1993
          OPERATING INCOME
            Dividends received from bank subsidiaries....  $  2,678  $  3,526  $  2,396
            Rental income................................         -       240       240
            Other income.................................        35        32        27

              Total operating income.....................     2,713     3,798     2,663

          OPERATING EXPENSE
            Other expenses...............................     2,315     1,003       723


              INCOME BEFORE INCOME TAXES AND EQUITY IN
                UNDISTRIBUTED EARNINGS OF SUBSIDIARIES...       398     2,795     1,940

          Income tax credit..............................      (351)     (181)     (119)

              INCOME BEFORE EQUITY IN UNDISTRIBUTED
                EARNINGS OF SUBSIDIARIES.................       749     2,976     2,059
          Equity in undistributed earnings
            of subsidiaries..............................     6,296     3,526     4,103

              NET INCOME.................................  $  7,045  $  6,502  $  6,162

                                                Condensed Statements Of Cash Flows
                              For the years ended December 31, 1995, 1994 and 1993

                                                            1995      1994      1993
      CASH FLOWS FROM OPERATING ACTIVITIES
        Net income.....................................  $  7,045  $  6,502  $  6,162
        Adjustments to reconcile net income to
          net cash from operating activities
            Depreciation...............................        19       100       198
            Equity in undistributed income of
              subsidiaries.............................    (2,678)   (3,526)   (4,103)
            Other liabilities..........................       547       (11)      282
            Other assets...............................        13        78      (249)

              Net cash from operating activities.......     4,946     3,143     2,290

      CASH FLOWS FROM INVESTING ACTIVITIES
        Investment in subsidiaries.....................    (2,664)     (893)        -
        Purchase of furniture and equipment............      (147)      (33)        -

             Net cash from investing activities........    (2,811)     (926)        -

      CASH FLOWS FROM FINANCING ACTIVITIES
        Payments on long-term debt.....................         -         -      (392)
        Dividends paid.................................    (2,144)   (1,947)   (1,701)
        Fractional shares paid for acquisitions and
          stock dividend...............................       (12)       (4)       (2)
        Treasury stock.................................        37         -       (23)
        Issuance of stock for dividend reinvestment
          and stock purchase plan......................        12        74         -

             Net cash from financing activities.......    (2,107)   (1,877)   (2,118)
      NET CHANGE IN CASH AND CASH EQUIVALENTS..........        28       340       172
      CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...       645       305       133
      CASH AND CASH EQUIVALENTS AT END OF YEAR.........  $    673  $    645  $    305
/TABLE

PAGE>31
The management of AMBANC Corp. is responsible for the integrity of all information contained in the accompanying financial statements and other sections of this annual report. The statements have been prepared in conformity with generally accepted accounting principles and include amounts that are based on management's best estimates and judgment.

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

The financial statements have been audited by Deloitte & Touche LLP, independent auditors for the year ended December 31, 1995. They were engaged to audit the financial statements and to express an opinion thereon. Their audit was conducted in accordance with generally accepted auditing standards.




Robert G. Watson             Richard E. Welling, CPA
Chairman of the Board,       Secretary, Treasurer and
President and C.E.O.         C.F.O.

                           AMBANC CORP.
              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section presents an analysis of the consolidated financial condition of AMBANC Corp. (Corporation) and its wholly-owned subsidiaries, The American National
Bank of Vincennes (ANB), Citizens' National Bank of
Linton (CNB), Bank of Casey (BOC), The First National
Bank in Robinson (FNB), (collectively, the Banks),
American National Realty Corp. and Lincolnland
Insurance Agency & Investments, Inc. (LIA) at December
31, 1995 and 1994, and the consolidated results of operations for the years ended December 31, 1995, 1994 and 1993. This review should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and other financial data presented elsewhere in this Annual Report.

On November 1, 1995, the Corporation issued 668,235 shares of its common stock in exchange for all of the outstanding common stock of First Robinson Bancorp
(FRB), the parent holding company of FNB. FRB was then merged into the Corporation. On June 1, 1994, the
Corporation issued 569,454 shares of its common stock in exchange for all of the outstanding common stock of Lincolnland Bancshares, Inc. (LBI), the parent holding company of BOC and LIA. LBI was then merged into the Corporation. These acquisitions were accounted for under the pooling of interests method. Accordingly, the Corporation's financial statements and financial data have been retroactively restated to include the accounts and operations of LBI and FRB for all periods presented. Certain reclassifications have been made to LBI's and FRB's historical financial statements to conform to the Corporation's presentation. A 5% stock dividend was paid on November 30, 1995. All share and per share amounts have been retroactively restated to reflect the 5% stock dividend and the shares issued for FRB and LBI. Earnings per share amounts are based on average outstanding shares of 3,158,958 for 1995, 3,156,410 for 1994 and 3,156,190 for 1993.

                       RESULTS OF OPERATIONS
            (Dollar amounts in thousands, except share
                        and per share data)

Net income for 1995 was $7,045 or $2.23 per share compared to $6,502 or $2.06 per share in 1994 and $6,162 or $1.95 per share in 1993. Included in net income for 1993 was an adjustment of $252, resulting from the adoption of Financial Accounting Standard
(FAS) 109, "Accounting for Income Taxes". This adjustment is shown on the income statement as the cumulative effect on prior years of changing to a different method of accounting for income taxes.
Earnings per share for 1993 before this accounting change was $1.87. Earnings expressed as a percent of average assets and average equity were:


                                               TABLE I
                                     PERCENT OF                PERCENT OF
                                   AVERAGE ASSETS             AVERAGE EQUITY

                               1995    1994    1993        1995    1994    1993
Income before cumulative
  effect of accounting change. 1.09 %  1.05 %   .98 %     11.30 % 11.19 % 10.75 %
Cumulative effect of
  accounting change...........    -       -     .04          -       -      .46

  Net income.................. 1.09 %  1.05 %  1.02 %     11.30 % 11.19 % 11.21 %




                 RESULTS OF OPERATIONS - Continued
            (Dollar amounts in thousands, except share
                        and per share data)

The following is an analysis of the critical components of net income for the years 1995, 1994 and 1993 with discussion and analysis of the contrasts between these periods and the effect of previous trends on anticipated future earnings performance.

NET INTEREST INCOME
Net interest income is the principal source of the Corporation's earnings and represents the difference between interest income on interest earning assets and the interest cost of interest bearing liabilities.
Income on certain interest earning assets is exempt from federal income tax and, as is customary in the banking industry, changes in net interest income are analyzed on a fully tax equivalent basis. Under this method, and throughout this discussion, nontaxable income on loans and securities is adjusted to an amount which represents the equivalent earnings if such earnings were subject to federal tax. The marginal tax rate used to restate nontaxable income was 34% for 1995, 1994 and 1993.

The yield on average interest earning assets and the rate paid on average interest bearing liabilities is based upon three major factors: the yield/rate received or paid, the mix of the individual components and the volume of interest earning assets and interest bearing liabilities. While the national prime rate is not the only indicator for yields received on assets or the rates paid on liabilities by the Corporation, it does indicate a general trend of current rates being received on assets and paid on liabilities. The national prime rate averaged 6.00% all during 1993, increased to an average of 7.14% during 1994 and increased to an average of 8.83% during 1995. Yields received and rates paid by the Corporation are a blend of current and past year's interest rates due to the lag effect of the repricing of both long-term assets and long-term liabilities.

Tables II, III and IV illustrate the components of net interest income for the last three years. Table II shows the average balances, interest income or expense and average yields and rates on interest earning assets and interest bearing liabilities by type. It also shows the calculation of net interest margin for 1995, 1994 and 1993. Table III shows the change from year to year for average interest earning assets and average interest bearing liabilities and the resulting net interest earning assets. Table IV shows the change in net interest income from year to year and the allocation of that yearly change between volume and rate by type of interest earning asset and interest bearing liability.

                             Table II
      Consolidated Average Balance Sheets and Interest Rates
           Years ended December 31, 1995, 1994 and 1993
            (Dollar amounts in thousands, except share
                        and per share data)

                                             1995
                                             Interest
                           Average           Income/
                           Balance           Expense           Average
                           (Note A)          (Note B)          Rate

ASSETS
Interest earning
   assets
 Securities
  U.S. Government          $107,553       $  6,166            5.73%
  State and municipal
    obligations              50,112          4,298             8.58
  Other                      22,113          1,396             6.31
   Total securities         179,778         11,860             6.60
 Interest bearing
   deposits n other banks       914             54             5.91
 Loans held for sale          4,307            326             7.57
 Total loans, less
   unearned
   (Notes A and C)          416,489         38,144             9.16
 Federal funds sold          11,842            685             5.78

   Total interest
     earning assets and
     interest income        613,330       $ 51,069            8.33%

Noninterest earning
  assets
 Cash and due from banks     18,372
 Premises and
   equipment, net             8,877
 Other assets                10,906
 Allowance for
   loan losses               (4,636)
 Unrealized loss on
   securities available
   for sale                  (2,393)

   Total assets            $644,456





LIABILITIES AND
  SHAREHOLDERS' EQUITY
Interest bearing
  liabilities
  Savings and demand
    deposits               $212,092        $ 6,662            3.14%
  Time deposits             299,794         16,931            5.65
    Total savings and
    time deposits           511,886         23,593             4.61
 Short-term
   borrowings                 8,129            437             5.38
 Long-term debt               2,804            161             5.74

   Total interest
     bearing
     liabilities
     and interest
     expense                522,819       $ 24,191            4.63%

Noninterest
   bearing
   liabilities
 Demand deposits             55,527
 Other                        3,766
Shareholders'
  equity                     62,344

   Total liabilities
    and shareholders'
    equity                 $644,456

Interest margin recap
 Interest income/
   interest
   earning assets                         $ 51,069            8.33%
 Interest expense/
   interest
   earning assets                           24,191             3.95
   Net interest
    income/
    interest
    earning
    assets                                $ 26,878            4.38%

[following is the middle section of the table above]


                                      1994
                                          Interest
                    Average                Income/
                    Balance                Expense          Average
                   (Note A)               (Note B)             Rate
ASSETS
Interest earning
  assets
 Securities
  U.S. Government          $125,846        $ 6,864            5.45%
  State and
    municipal
    obligations              51,211          4,474             8.74
  Other                      29,126          1,597             5.48
   Total
     securities           206,183           12,935             6.27
 Interest bearing
   deposits
   in other banks           1,548               75             4.85
 Loans held for
  sale                       6,849             536             7.83
 Total loans, less
   unearned
   (Notes A and C)          368,198            30,882          8.39
 Federal funds
                                      sold  7,424             2953.97

   Total interest
     earning
     assets and
     interest
      income                  590,202       $ 44,723          7.58%

Noninterest
  earning assets
 Cash and due
   from banks                17,326
 Premises and
   equipment, net             9,044
 Other assets                 8,864
 Allowance for
   loan losses              (4,377)
 Unrealized loss
   on securities
   available
   for sale                 (1,519)

   Total assets            $619,540


LIABILITIES AND
  SHAREHOLDERS'
  EQUITY
Interest bearing
  liabilities
 Savings and
  demand
  deposits                 $225,280       $  6,485            2.88%
 Time deposits              266,698         12,083             4.53

   Total savings
    and time
    deposits                491,978         18,568             3.77
 Short-term
   borrowings                 9,649            409             4.24
 Long-term debt               2,924            177             6.05

   Total interest
     bearing
     liabilities
     and interest
     expense                 504,551       $ 19,154          3.80%

Noninterest
   bearing
   liabilities
 Demand deposits              53,415
 Other                         3,461
Shareholders'
  equity                      58,113

   Total
    liabilities
    and
    shareholders'
    equity                  $619,540

Interest margin
  recap
 Interest income/
   interest
   earning assets                         $ 44,723           7.58%
Interest expense/
   interest
   earning assets                           19,154             3.25
   Net interest
    income/
    interest
    earning
    assets                                $ 25,569            4.33%

[following is the right-hand side of the table above]

                                              1994
                                          Interest
                            Average                 Income/
                            Balance                 Expense          Average
                           (Note A)                (Note B)               Rate
ASSETS
Interest earning
  assets
 Securities
  U.S. Government         $125,578                 $  7,517              5.99%
  State and
    municipal
    obligations              49,352                   4,636               9.39
  Other                      39,395                   2,103               5.34
   Total
     securities             214,325                  14,256               6.65
 Interest bearing
   deposits
   in other banks               838                      58               6.92
 Loans held for
  sale                       15,133                   1,280               8.46
 Total loans, less
   unearned
   (Notes A and C)          325,544                  27,460               8.44
 Federal funds
   sold                      14,734                     442               3.00

   Total interest
     earning
     assets and
     interest
     income                 570,574                $ 43,496              7.62%

Noninterest
  earning assets
 Cash and due
   from banks                17,528
 Premises and
   equipment, net             8,960
 Other assets                 8,322
 Allowance for
   loan losses              (4,152)
 Unrealized loss
   on securities
   available
   for sale                       -

   Total assets            $601,232

LIABILITIES AND
  SHAREHOLDERS'
  EQUITY
Interest bearing
  liabilities
 Savings and
  demand
  deposits                 $219,975       $  6,572            2.99%
 Time deposits              264,276         12,148             4.60

   Total savings
    and time
    deposits                484,251         18,720             3.87
 Short-term
   borrowings                    7,139         255             3.57
 Long-term debt                674              32             4.75

   Total interest
     bearing
     liabilities
     and interest
     expense                  492,064     $ 19,007            3.86%

Noninterest
   bearing
   liabilities
 Demand deposits             50,197
 Other                        4,004
Shareholders'
  equity                     54,967

   Total
    liabilities
    and
    shareholders'
    equity                 $601,232

Interest margin
  recap
 Interest income/
   interest
   earning assets                         $ 43,496            7.62%
 Interest expense/
   interest
   earning assets                           19,007             3.33
   Net interest
    income/
    interest
    earning
    assets                                $ 24,489            4.29%

Note A - Included in total loans are nonaccrual loans.
Note B - Interest income includes the effects of tax equivalent adjustments using a marginal federal tax rate of 34% for 1995, 1994 and 1993. The total adjustment to convert tax exempt loans and securities to a fully tax equivalent basis was $1,606, $1,670 and $1,738 for 1995, 1994 and 1993.
Note C - Net loan fees and costs included in interest income on loans amounted to $937, $769 and $482, for the years 1995, 1994 and 1993.


                 RESULTS OF OPERATIONS - Continued
            (Dollar amounts in thousands, except share
                        and per share data)


                             Table III
              Changes in Net Interest Earning Assets


                                           1995 change               1994 change
                                            from 1994                 from 1993

                                  1995   Dollar  Percent    1994   Dollar  Percent    1993
Average interest
  earning assets.............   $613,330 $23,128    3.92% $590,202 $19,628    3.44% $570,574
Average interest bearing
  liabilities................    522,819  18,268    3.62   504,551  12,487    2.54   492,064

   Net interest
         earning assets......   $ 90,511 $ 4,860    5.67% $ 85,651 $ 7,141    9.10% $ 78,510


                                         Table IV
                              Changes in Net Interest Income

                                 1995 compared to 1994    1994 compared to 1993
                                  increase/(decrease)      increase/(decrease)
                                   due to change in         due to change in

                               Volume   Rate     Total   Volume  Rate     Total
Interest income
  Loans....................... $4,423  $ 2,839  $ 7,262  $3,577 $  (155) $ 3,422

  Loans held for sale.........   (192)     (18)    (210)   (648)    (96)    (744)

  Interest bearing deposits
    with other banks..........    (37)      16      (21)     34     (17)      17

  Securities
    U.S. Government........... (1,049)     351     (698)     15    (668)    (653)
    State and municipal
      obligations.............    (94)     (82)    (176)    162    (324)    (162)
    Other.....................   (443)     242     (201)   (563)     57     (506)

      Total securities........ (1,586)     511   (1,075)   (386)   (935)  (1,321)

  Federal funds sold..........    256      134      390    (290)    143     (147)

      Total interest income...  2,864    3,482    6,346   2,287  (1,060)   1,227

Interest expense
  Savings and demand deposits.   (414)     591      177     153    (240)     (87)
  Time deposits...............  1,869    2,979    4,848     110    (175)     (65)
  Short-term borrowings.......    (82)     110       28     106      48      154
  Long-term debt..............     (7)      (9)     (16)    136       9      145

      Total interest expense..  1,366    3,671    5,037     505    (358)     147

        Net interest income... $1,498  $  (189) $ 1,309  $1,782 $  (702)$  1,080




                 RESULTS OF OPERATIONS - Continued
            (Dollar amounts in thousands, except share
                        and per share data)

Net interest income in 1995 increased $1,309 or 5.12% from 1994, and the percent of net interest margin, or net interest income to average interest earning assets, increased to 4.38% in 1995 from 4.33% in 1994. This increase in net interest income was due to an increase of $4,860 or 5.67% in net interest earning assets during 1995 from 1994 and the increase in rates for both interest earning assets and interest bearing liabilities. The allocation of the yearly difference shows that $1,498 of the 1995 increase was due to volume changes while rate changes reduced the net interest income by $189. Rates on both interest earning assets and interest bearing liabilities increased in 1995, but the rate allocation shows the increase in the rates on interest bearing liabilities exceeded the increase in rates on interest earning assets.

Net interest income in 1994 increased $1,080 or 4.41% from 1993, and the percent of net interest margin increased to 4.33% in 1994 from 4.29% in 1993. This increase in net interest income was due to an increase of $7,141 or 9.10% in net interest earning assets during 1994 from 1993 and the decrease in rates for both average interest earning assets and average interest bearing liabilities. The allocation of the yearly difference shows that $1,782 of the 1994 increase was due to volume changes while rate changes reduced the net interest income by $702. Rates on both interest earning assets and interest bearing liabilities decreased in 1994, but the decrease in rates on interest earning assets was greater than the decrease in rates on interest bearing liabilities.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
The provision for loan losses expense on the income statement provides a reserve called the allowance for loan losses (a contra asset on the balance sheet) to which loan losses are charged as those losses become evident. Management of each bank determines the appropriate level of the allowance for loan losses on a quarterly basis utilizing a report containing loans with a more than normal degree of risk. This report is the by-product of an ongoing loan review process, the purpose of which is to determine the level of credit risk within the portfolio and to ensure proper adherence to underwriting and documentation standards.
Utilizing this report, a specific portion of the reserve is allocated to those loans which are considered to represent significant exposure to risk.
In addition, estimates are made for potential losses on consumer loans, residential mortgage loans and commercial loans not specifically reviewed based on historical loan loss experience and other factors and trends. Table V shows the provision and allowance for loan losses for the last five years. Table VI includes the specific allocation for loan losses at year end for the last five years.

                 RESULTS OF OPERATIONS - Continued
            (Dollar amounts in thousands, except share
                        and per share data)

                              Table V
               Analysis of Allowance for Loan Losses

                            1995        1994        1993        1992       1991
Balance at beginning
 of year................. $  4,531    $  4,238    $  4,168    $  3,957   $  4,227

Loans charged off
  Commercial and
    agricultural.........      349         352       1,327         777      1,351
  Real estate............       11          32         112         315        245
  Installment............      537         365         266         460        525
  Other..................      122          59          49          50         59

      Total charge-offs..    1,019         808       1,754       1,602      2,180

Charge-offs recovered
  Commercial and
    agricultural.........      193         548         177         152        198
  Real estate............        6          71          43          45         41
  Installment............      117         136         105         115        172
  Other..................       12           8           7           6          2

      Total recoveries...      328         763         332         318        413

      Net loans
        charged off......      691          45       1,422       1,284      1,767
Current year provision...     1,182         338       1,492       1,495      1,497

      Balance at
        end of year...... $  5,022    $  4,531    $  4,238    $  4,168   $  3,957


Loans at year end........ $442,657    $388,657    $342,950    $311,097   $305,130

Ratio of allowance
  to loans at year end...     1.13 %      1.17 %      1.24 %      1.34 %     1.30 %

Average loans............ $416,489    $368,198    $325,544    $311,523   $309,935

Ratio of net loans
  charged off to
  average loans..........      .17 %       .01 %       .44 %       .41 %      .57 %


                                         Table VI
                          Allocation of Allowance for Loan Losses

                             1995        1994        1993        1992        1991
Commercial and
 agricultural............. $  1,639    $  1,118    $  1,245    $  1,354    $  1,681
Real estate...............      228         235         261         133         382
Installment...............      469         699         474         426         662
Unallocated...............    2,686       2,479       2,258       2,255       1,232

   Total.................. $  5,022    $  4,531    $  4,238    $  4,168    $  3,957


                 RESULTS OF OPERATIONS - Continued
            (Dollar amounts in thousands, except share
                        and per share data)


NONPERFORMING ASSETS
Nonperforming assets are defined as nonaccrual loans for which the ultimate collectibility of interest is uncertain, but for which the principal is considered collectible; restructured loans which have had an alteration to the original interest rate, repayment terms or principal balance because of a deterioration in the financial condition of the borrower; and loans past due over 90 days but still accruing interest because the interest is ultimately considered collectible. Impaired loans covered in FAS 114 and 118 are defined by the Corporation to be nonaccrual loans.
Nonperforming assets also include other real estate owned which has been acquired through foreclosure or acceptance of a deed in lieu of foreclosure. Other real estate owned is carried at the lower of cost or fair value less estimated selling costs, and is actively being marketed for sale. Table VII sets forth the components of nonperforming assets and their percentage to loans and the allowance for loan losses as a percent of nonperforming assets at December 31, for the past five years.


                                         Table VII
                           Nonperforming Assets at December 31,

                           1995        1994        1993        1992        1991
Nonaccrual loans........ $    983    $    650    $  1,078    $  1,612    $  2,655
Restructured............       45         490         565         265         447
90 days or more past
 due....................    1,272       1,325         837       1,179       1,542

   Total nonperforming
     loans.............. $  2,300    $  2,465    $  2,480    $  3,056    $  4,644

Percent of loans........      .52 %       .63 %       .72 %       .98 %      1.52 %

Percent of allowance
  for loan losses             218 %       184 %       171 %       136 %        85 %

Other real estate owned. $    280    $     72    $    145    $    215    $    212

Percent of loans........      .06 %       .02 %       .04 %       .07 %       .07 %


Assets considered to be nonperforming are reviewed more frequently by management for repayment probability and residual collateral values. All restructured loans shown above have been performing within the terms of their restructured agreements. In addition to the nonperforming loans, there are other loans in the portfolio that have been identified by management or through an ongoing loan review process as having more than a normal degree of risk. These loans are reviewed quarterly by management and totaled $9,106 or 2.06% of total loans at December 31, 1995.

The provision for loan losses for 1995, 1994 and 1993 was $1,182, $338 and $1,492 while net charge-offs were $691, $45 and $1,422. The increase in the provision in 1995 was due to the increase of loans outstanding rather than anticipated credit problems in the loan portfolio. Loans at December 31, 1995, were up $54,000 or 13.89% to $442,657 while nonperforming loans showed a decrease in both amount and percent of ending loans.
Nonperforming loans at December 31, 1995, were down
$165 or 6.69% to $2,300 from $2,465 at December 31,
1994. Nonperforming loans were also down to .52% of loans at December 31, 1995, from .63% at December 31,
1994. This improvement in nonperforming loans at December 31, 1995, was also helped by an increase of loans charged off in 1995 over 1994. Net loan charge-offs increased $646 to $691 in 1995 from an unusual low of $45 in 1994. With a steady to improving economy in the market areas served by the Corporation, the percent of nonperforming loans to loans has shown a steady improvement during each of the last five years. The percent of allowance for loan losses to nonperforming loans has also shown a steady improvement over the last five years.

Based upon the Corporation's review, considering remaining collateral and/or financial condition of identified loans with a more than normal degree of risk, including nonperforming loans, historical loan loss percentages and economic conditions, it is management's belief that the $1,182 of provision for loan losses during 1995 and the $5,022 of allowance for loan losses at December 31, 1995, is adequate to cover future possible losses.

                 RESULTS OF OPERATIONS - Continued
            (Dollar amounts in thousands, except share
                        and per share data)


NONINTEREST INCOME


                            Table VIII
                   Changes in Noninterest Income


                                       1995 change             1994 change
                                        from 1994               from 1993

                               1995  Dollar Percent    1994  Dollar  Percent    1993
Fiduciary income............  $  602 $   56   10.26 % $  546 $  (15)   (2.67)% $  561
Deposit service charges.....   1,454    180   14.13    1,274    (51)   (3.85)   1,325
Other operating income......   1,016    (19)  (1.84)   1,035    (85)   (7.59)   1,120
Security gains/(losses).....      41     12   41.38       29    (64)  (68.82)      93

  Total noninterest income..  $3,113 $  229    7.94 % $2,884 $ (215)   (6.94)% $3,099

A bank typically generates noninterest income through fees and service charges. As shown in Table VIII noninterest income in 1995 was up in all areas except other operating income. Fiduciary income was up due to the increase in the market value of the investments managed. This same explanation in reverse was the reason for the decrease in trust fees in 1994 from 1993. Deposit service charges increased the largest dollar amount in 1995 and was due to large increases in fees from nonsufficient and returned check charges.
Other operating income was down in 1995 and was due to the reduction of gains on sales of loans held for sale.
Loans held for sale (see loan discussion) realized net gains of $191, $229 and $265 in the years 1995, 1994 and 1993. Other operating income also included nonrecurring gains from sales of excess land in 1993 that were not in 1994 or 1995.


                 RESULTS OF OPERATIONS - Continued
            (Dollar amounts in thousands, except share
                        and per share data)


NONINTEREST EXPENSE

                             Table IX
                  Changes in Noninterest Expense


                                        1995 change              1994 change
                                         from 1994                from 1993

                                1995  Dollar Percent     1994  Dollar  Percent     1993
Salaries and
  employee benefits.........  $ 9,450 $  673    7.67 % $ 8,777 $  364     4.33 % $ 8,413
Occupancy expenses..........    1,051    (56)  (5.06)    1,107     93     9.17     1,014
Equipment expenses..........    1,096     58    5.59     1,038     (5)    (.48)    1,043
Data processing expenses....      430    (12)  (2.71)      442   (141)  (24.19)      583
FDIC insurance..............      690   (535) (43.67)    1,225     34     2.85     1,191
Other operating expenses....    4,816     86    1.82     4,730    600    14.53     4,130

  Total noninterest expense.  $17,533 $  214    1.24 % $17,319 $  945     5.77 % $16,374

The largest component of noninterest expense is salaries and employee benefits which increased $466 in 1995 due to salary increases and $207 due to increases in fringe benefits with the major increases being in payroll taxes, medical insurance and pension expense.
Occupancy expense is down in 1995 after increasing in 1994. The Corporation opened a new branch and made major repairs to several other branches in 1994.
During the later part of 1995 the Corporation opened two new branches and the expense of their operations will be more evident with a whole year of operation starting in 1996. The Corporation anticipates opening two more new branches in 1996 which should also increase occupancy expense in future years. Two of these new branches, one in 1995 and one in 1996, are instore retail operations in Wal-Mart stores.
Equipment expense increased in 1995 and is due in part to the new branches and to expenses related to the continued increase in the use of technology. The
Corporation will install a marketing customer information file system in early 1996 which will add additional equipment expenses in 1996. The centralization of the data processing by the Corporation has caused a decrease in data processing expenses in 1995 and 1994. Due to increased demands, a new computer system was installed in 1995, and although data processing expenses are expected to increase in the next year, the Corporation will see long term data processing costs decrease due to the complete centralization of all bank subsidiaries in the near future. FNB was converted to the Corporation's data processing system in February of 1996.

The FDIC deposit insurance premium rate paid by the Corporation to provide insurance on customers deposits was .23% through May 31, 1995, and for 1994 and 1993.
The FDIC deposit insurance rate was lowered to .04%
effective June 1, 1995, and will go to a rate of 0% with a minimum annual payment of $2 per subsidiary bank starting in 1996. The Banks have all been assigned the classification of least risk by the FDIC and as such are subject to the lowest deposit insurance rates available from the Bank Insurance Fund (BIF). This 0% rate for FDIC insurance will exist as long as BIF remains at or above the 1.25% of total insured deposits as set by law. The Corporation does have $36,122 of deposits as of December 31, 1995, purchased from savings and loans by two of its subsidiary banks.
These deposits (adjusted to a consistent percent of current deposits) remain insured by the Savings
Association Insurance Fund (SAIF) rather than BIF. The cost of SAIF to the Corporation for these savings and loan deposits will remain at .23% for the foreseeable future. However Congress is currently considering a special one-time assessment on SAIF insured deposits.
If enacted, this assessment could result in a one-time, pre-tax charge of up to $309, which could be offset by lower ongoing insurance costs in the future.

Other operating expenses increased both in 1995 and 1994 with the largest increases in both years being due to audit, legal and other professional expenses related to acquisition activities. The acquisitions of FRB and

LBI during 1995 and 1994 were more expensive than acquisitions occurring in previous years. The 1995 increase also includes significant increases in advertising related to the use of a consistent
Corporate logo and the opening of new branches and new amortization of goodwill related to deposits purchased in 1995.

                 RESULTS OF OPERATIONS - Continued
            (Dollar amounts in thousands, except share
                        and per share data)

INCOME TAX
Effective January 1, 1993, the Corporation adopted FAS
109, "Accounting for Income Taxes". FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. In estimating future tax consequences, FAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates. The effect of adopting FAS
109 in 1993 was to increase net income by $252 which is shown as the cumulative effect on prior years of changing to a different method of accounting for income taxes on the 1993 income statement.

The Corporation's effective tax rate was 27.15%, 28.75% and 25.98% in 1995, 1994 and 1993. The 1995 effective tax rate was lower due to the reversal of an allowance relating to the realization of alternative minimum tax credits of $212. Management has determined that such credits will be realized, accordingly, the allowance was reversed. The major differences between the effective tax rate on the financial statements and the federal statutory rate of 34% is interest income on tax exempt securities and loans offset by nondeductible interest, nondeductible merger expenses and state taxes. The Corporation had tax exempt income of $3,118, $3,218 and $3,395 for 1995, 1994 and 1993.
Note 13 to the consolidated financial statements contains additional details of the differences between the statutory taxes and taxes shown on the consolidated financial statements.

                        FINANCIAL CONDITION
            (Dollar amounts in thousands, except share
                        and per share data)

INVESTMENTS
The Corporation's holdings of short-term investments and securities serve as a source of liquidity to meet depositor and borrower funding requirements, in addition to being a significant element of total interest income. Short-term investments, defined as federal funds sold and interest bearing deposits in other banks, had combined average outstanding balances of $12,756, $8,972 and $15,572 for the years 1995, 1994 and 1993. The year end outstanding balances of short-term investments were $23,345, $8,193 and $19,936 for 1995, 1994 and 1993. The significant changes in the amounts in short-term investments from year to year is due to large fluctuations in deposits from public and governmental institutions which are invested in federal funds sold at year end. These deposits were being kept liquid to fund commercial loan commitments at year end 1995 and for possible liquidity needs of institutional deposits.

Effective December 31, 1993, the Corporation adopted
FAS 115, "Accounting for Certain Investments in Debt and Equity Securities". With the adoption of FAS 115, all securities were classified by management into one of two categories, available for sale or held to maturity. The Corporation does not maintain any securities that are held for trading. Securities classified as available for sale are securities that the Corporation intends to hold for an indefinite period of time, but not necessarily until maturity.
Securities available for sale are carried at market value with market adjustments, net of related deferred taxes, being recorded in shareholders' equity as unrealized gain or loss on securities. Securities classified as held to maturity are carried at amortized cost, calculated by using the level yield method. In
November 1995, the Financial Accounting Standards Board allowed a one time reclassification of all securities without calling into question the intent of an enterprise to hold other securities to maturity in the future. The Corporation reclassified all held to maturity securities to available for sale securities in December 1995. This reclassification was made to allow for all securities to be sold in response to changes in interest rates, changes in prepayment risk or other requirements of liquidity. Since the original adoption of FAS 115, and starting in December 1994, the equity adjustment for mark to market of available for sale securities has been deleted from inclusion in the regulatory capital ratio calculations. The mark to market for available for sale securities at December
31, 1995, included market gains of $2,684 and market losses of $959 for a net increase due to the mark to market of $1,725 on securities with an amortized cost of $171,744. The after tax effect of these available for sale securities accounted for $1,113 of the total equity at December 31, 1995. The mark to market for available for sale securities at December 31, 1994, included market gains of $324 and market losses of $5,821 for a net decrease due to the mark to market of $5,497 on securities with an amortized cost of $152,177 at December 31, 1994. The after tax effect on these available for sale securities accounted for a negative
$3,488 of the total equity at December 31, 1994. The effect on the total change in equity of the Corporation at December 31, 1995, from December 31, 1994, was a total increase of $4,601 due to this mark to market of available for sale securities. The drastic difference between the mark to market adjustment at December 31, 1995 and 1994, is due to the difference in the market yields at these two year ends when compared to the yields on the investments of the Corporation classified as available for sale. The decline in market rates at December 31, 1995, resulted in rates on the Corporation's available for sale securities being mostly better than market rates. This was in contrast to the higher market rates at December 31, 1994, causing a negative mark to market adjustment for the Corporation's available for sale securities. Sales of available for sale securities in 1995 were $4,559 and resulted in net gains of $18 while sales of $14,999 resulted in net gains of $29 in 1994. Calls and maturities of held to maturity securities accounted for net gains of $23 in 1995 and had no gain or loss in 1994. Other than U.S. Government securities, there are no concentrations of securities over 10% of shareholders' equity to any single issuer.

            (Dollar amounts in thousands, except share
                        and per share data)



                              Table X
                    Securities at December 31,

                                                      1995        1994        1993
Securities available for sale
  U.S. Government and its agencies................  $101,710    $112,007    $101,649
  States and political subdivisions...............    51,837      11,266       2,471
  Corporate obligations...........................     3,590       4,965       7,620
  Collateralized mortgage obligations.............    15,516      17,290      25,341
  Mutual funds....................................       816       1,152         359

     Total securities available for sale..........   173,469     146,680     137,440

Securities held to maturity
  U.S. Government and its agencies................        -          500      22,730
  States and political subdivisions...............        -       39,695      48,036
  Corporate obligations...........................        -           -        1,388
  Collateralized mortgage obligations.............        -           -          243
  Mutual funds....................................        -           -          937

     Total securities held to maturity............        -       40,195      73,334

     Total securities.............................  $173,469    $186,875    $210,774

The market value of securities held to maturity was $0, $39,177 and $76,601 for 1995, 1994 and 1993.


LOANS
The loan portfolio constitutes the major earning asset of most bank holding companies and typically offers the best alternative for obtaining the maximum interest spread above the cost of funds. The overall economic strength of any bank holding company generally parallels the quality and yield of its loan portfolio.
The Corporation's total average loans were $416,489 in 1995, an increase of $48,291 or 13.12% from 1994. The
Corporation had total average loans of $368,198 in 1994, an increase of $42,654 or 13.10% from the 1993 total average loans of $325,544. Table XI presents loans outstanding at year end for the preceding five years.

                             Table XI
                       Loans at December 31,

                                      1995      1994      1993      1992      1991
Commercial and agricultural.......  $213,077  $180,403  $165,331  $149,443  $151,614
Real estate.......................   132,067   116,611    95,921    94,859    90,701
Installment.......................    98,506    93,651    83,948    68,536    64,003

  Total loans.....................   443,650   390,665   345,200   312,838   306,318
Unearned income...................      (993)   (2,008)   (2,250)   (1,741)   (1,188)

  Total loans, net................  $442,657  $388,657  $342,950  $311,097  $305,130

Loans held for sale                 $  6,727  $  2,664  $ 16,919  $ 11,553  $ 12,198

Composition of loan portfolio at December 31,
Commercial and agricultural.......     48.14 %   46.42 %   48.21 %   48.04 %   49.69 %
Real estate.......................     29.83     30.00     27.97     30.49     29.72
Installment.......................     22.03     23.58     23.82     21.47     20.59


                  FINANCIAL CONDITION - Continued
            (Dollar amounts in thousands, except share
                        and per share data)

The economy rebounded in late 1992 and has continued steady to strong through 1995. The Corporation has placed added efforts to take advantage of the increased demand in commercial and agricultural loans. Commercial and agricultural loans increased $32,674 or 18.11% in 1995 from 1994, increased $15,072 or 9.12% in 1994 from
1993 and increased $15,888 or 10.63% in 1993 from 1992.

Real estate loans shown in Table XI are variable rate loans. These loans have increased $15,456 or 13.25% in 1995 from 1994 and $20,690 or 21.57% in 1994 from 1993.
During these years the Corporation has placed added emphasis on serving the real estate mortgage needs of our customers. The balance of real estate loans is directly effected by the current rates on variable and fixed rate mortgages. As rates increase customers tend to prefer variable rate mortgages and as rates decreased customers tend to prefer fixed rate loans.
The Corporation also makes conforming fixed rate mortgage loans that can be sold into the secondary market with the Corporation retaining more than 95% of the servicing rights. These fixed rate mortgage loans are shown separately in Table XI and on the balance sheet as loans held for sale. The Corporation's strategy has been to hold fixed rate loans during periods of decreasing rates and sell them during periods of increasing rates to realize a gain. The balance of loans held for sale at year end fluctuates a great deal depending upon the variations of rates during the year and the amount of these loans that are sold into the secondary market. Sales of loans held for sale have been $16,231, $35,676 and $39,591 for
1995, 1994 and 1993 with corresponding net gains of $191, $229 and $265. At December 31, 1995, the
Corporation services $79,990 of loans sold into the secondary market.

Installment loans increased $4,855 or 5.18% in 1995 over 1994, $9,703 or 11.56% in 1994 over 1993 and
$15,412 or 22.49% in 1993 over 1992. Consumer lending normally relates directly to consumer confidence in the economy, but the Corporation has seen increased charge-offs of installment loans in 1995 and 1994 over 1993.
A lag effect does exist in charge-offs and the Corporation has increased its lending criteria for consumer loans during 1995. The makeup of installment loans at December 31, 1995, is $88,310 of vehicle and other secured loans, $4,934 of money lines tied to second mortgages on real estate, $3,722 of credit card loans and $1,540 of unsecured loans.

The loan portfolio contains no loans to foreign governments, foreign enterprises or foreign operations of domestic corporations. Other than loans for real estate, equipment and operating lines to farmers engaged in the agricultural industry, the Corporation has no concentrations of loans in the same or similar industries that exceed 10% of total loans.

DEPOSITS
The deposit base provides the major funding source for earning assets of most bank holding companies.
Generally, demand, savings and time certificates less than $100 are recognized as the core base of deposits while certificates in excess of $100 and public funds are more subject to interest variations and, thus, are not included in the core deposit base. Because of these factors, management views the growth of demand, savings and time certificates less than $100 as more stable growth. The Corporation's total average core deposits were $519,453 in 1995, $500,103 in 1994 and
$484,976 in 1993. Total average deposits were $567,413, $545,393 and $534,448 during 1995, 1994 and
1993. Table XII indicates the mix and levels of deposits at year end for the preceding five years.

                             Table XII
                     Deposits at December 31,


                                      1995      1994      1993      1992      1991
Noninterest bearing...............  $ 63,116  $ 62,269  $ 62,145  $ 58,484  $ 48,528
Interest bearing demand
  and savings.....................   211,971   218,896   226,030   217,633   177,118
Time, less than $100..............   258,335   212,073   208,716   217,801   228,235
Time, $100 or more................    66,647    57,149    53,459    50,180    56,622

   Total deposits.................  $600,069  $550,387  $550,350  $544,098  $510,503

                  FINANCIAL CONDITION - Continued
            (Dollar amounts in thousands, except share
                        and per share data)

The Corporation purchased $25,462 of deposits from a savings and loan association in March 1995. These purchased deposits plus lower interest rates and the general trend of consumers returning deposits to banks from nonbanking institutions saw total deposits increase $49,682 or 9.03% in 1995 from 1994 after remaining almost flat in 1994 from 1993. The largest growth in 1995 from 1994 was in time deposits both under and over $100 and accounted for $39,337 of the increase. Time deposits had also increased $7,047 in 1994 from 1993. Interest bearing demand and savings deposits actually decreased $6,925 in 1995 and have shown a decrease in both 1995 and 1994 after peaking in 1993. Noninterest bearing deposits remained almost constant in 1995, 1994 and 1993.

                  LIQUIDITY AND CAPITAL RESOURCES
            (Dollar amounts in thousands, except share
                        and per share data)

LIQUIDITY AND RATE SENSITIVITY
Cash flows for the Corporation occur within the operating, investing and financing categories as follows: Cash flows from operating activities emanate primarily from interest income and fees reduced by interest expense and overhead expense. Investing activities generate or use cash flows through the origination, purchase and principal collection of loans; the purchase, maturity and sale of investments;
and the acquisition of property and equipment for the Corporation. Cash flows from financing activities occur from deposits and withdrawals of deposit accounts, increases or decreases in short-term borrowings and long-term debt, and dividends paid by the Corporation.

The Corporation's use and source of funds can be determined by the changes in average balances of assets and liabilities. Table XIII summarizes funding uses and sources for 1995 and 1994, showing average balances, amount of dollar change from prior year and the percent change from the prior year.


                            Table XIII
                                            1995
                            Average     Increase/(decrease)
                            Balance      Dollar      Percent
Funding uses
  Loans
    held for
    sale                    $   4,307            $ (2,542)    (37.12)%
  Taxable loans,
    net of
    unearned income       410,846           49,053      13.56
  Tax exempt loans          5,643             (762)    (11.90)
  Taxable
    securities            128,846          (17,882)    (12.19)
  Tax exempt
    securities             48,539           (9,397)    (16.22)
Interest bearing
  deposits in
  other banks                 914             (634)    (40.96)
Federal funds
  sold                     11,842            4,418      59.51

    Total uses.        $  610,937        $   22,254      3.78 %


Funding sources
  Noninterest
   bearing deposits      $  55,527       $    2,112       3.95 %
  Interest bearing
   demand and
   savings deposits        212,092          (13,188)     (5.85)
  Time deposits            299,794           33,096      12.41
  Short-term
  borrowings                 8,129           (1,520)    (15.75)
  Long-term debt             2,804             (120)     (4.10)
  Other                     32,591            1,874       6.10
    Total sources        $ 610,937       $   22,254       3.78 %
/TABLE

[the following is the right-hand side of the table above]

                                       1994

                          Average     Increase/(decrease)
                          Balance      Dollar      Percent
Funding uses
  Loans
    held for
    sale              $    6,849        $  (8,284)  (54.74)%
  Taxable loans,
    net of unearned
    income               361,793           43,900    13.81
  Tax exempt loans         6,405           (1,246)  (16.29)
  Taxable securities     146,728          (20,193)  (12.10)
  Tax exempt
    securities            57,936           10,532    22.22
  Interest bearing
    deposits in other
    banks                  1,548              710    84.73
  Federal funds sold       7,424           (7,310)  (49.61)

    Total uses       $   588,683       $   18,109     3.17 %


Funding sources
  Noninterest
    bearing deposits  $    53,415       $    3,218    6.41 %
  Interest bearing
    demand and
    savings deposits      225,280            5,305    2.41
  Time deposits.          266,698            2,422     .92
  Short-term
    borrowings              9,649            2,510   35.16
  Long-term debt            2,924            2,250  333.83
  Other                    30,717            2,404    8.49

    Total sources     $   588,683       $   18,109    3.17 %


Total average loans increased $48,291 or 13.12% to $416,489 in 1995 from $368,198 in 1994. Commercial loans averaged $198,599, real estate loans averaged
$95,448 and installment loans averaged $122,442 in 1995. The average increase in loans during 1995 was funded mainly by reductions in average securities of $27,279 and increases of $22,020 in average deposits.
The 1995 reduction in average securities was achieved mainly by normal maturities of securities. Average deposits in 1995 increased partially through the purchase of deposits and partially because of deposit growth due to the offering by the Corporation of more competitive rates. With more competitive rates, deposits were returned to the Banks that had previously been taken to nonbanking institutions. The opening of the new branch in the Wal-Mart during late 1995 has also proven that a pure retail branch location can be successful to bring in new deposits.

            LIQUIDITY AND CAPITAL RESOURCES - Continued
            (Dollar amounts in thousands, except share
                        and per share data)

The Corporation anticipates a gradual increase in loan demand for 1996 but expects to be able to meet this demand with the increase in deposits as discussed.
Other than this, the Corporation does not foresee any unusual demands on funds for capital outlays or liquidity needs in the foreseeable future.

Outstanding loan commitments and customers' unused lines of credit totaled $74,779 at December 31, 1995, which was a decrease of $1,142 or 1.50% from $75,921 at December 31, 1994. Standby letters of credit outstanding at December 31, 1995, decreased $359 or 5.59% to $6,058 from $6,417 at December 31, 1994.
Letters of credit typically are not funded. To the extent, however, that letters of credit, loan commitments and customers' unused lines of credit require funding, these obligations will be met by the normal conversion of short-term investments, which totaled $23,345 at December 31, 1995, and one year or less maturities of investments which totaled $29,644 at December 31, 1995, the sale of loans held for sale plus the increase in deposits discussed. Further liquidity, if required, would be provided by conversion of securities available for sale or other assets into cash or accessing sources of incremental funding such as repurchase agreements or federal funds purchased.

Interest rate sensitivity occurs when assets or liabilities are subject to rate and yield changes within a designated time period. The rate sensitivity position, or gap, is determined by the difference in the amount of rate sensitive assets and rate sensitive liabilities at various maturity intervals. The management of this gap position is required to protect the net interest rates and to assure a greater degree of earnings stability. Provided in Tables XIV through XVI are various repricing information relative to securities, loans and deposits at December 31, 1995.


                             Table XIV
        Maturities and Average Yields at December 31, 1995


                           1 Year and Less     1 - 5 Years       5 - 10 Years


                            Dollar   Yield    Dollar   Yield    Dollar   Yield


U.S. Treasury............. $ 11,149   5.57 % $ 10,315   5.73 % $     -      - %
Federal agencies..........   13,751   5.50     36,585   4.80      9,568   7.62
State and municipal.......    3,012   8.59     16,336   8.71     26,376   8.10
Corporate obligations.....    1,700   6.83        634   7.03         -      -
Collateralized
  mortgage obligations....       32   6.93      6,048   6.21      2,371   5.58
Mutual funds..............       -      -          -      -          -      -

   Total.................. $ 29,644   5.91 % $ 69,918   5.96 % $ 38,315   7.82%



[following is the right-hand side of the table above]

                          Over 10 Years        Total

                          Dollar   Yield    Dollar   Yield
U.S. Treasury............. $     -      -  % $ 21,464   5.65 %
Federal agencies..........  20,342   6.07     80,246   5.57
State and municipal.......   6,113   7.78     51,837   8.28
Corporate obligations.....   1,256   7.46      3,590   7.09
Collateralized
  mortgage obligations....   7,065   6.26     15,516   6.13
Mutual funds..............     816   6.46        816   6.45

   Total.................. $35,592   6.46 % $173,469   6.46 %



                                            Table XV
                                Maturity Ranges of Time Deposits

                          with Balances of $100 or More at December 31,


                                            1995        1994        1993
Three months or less....................  $ 29,372    $ 24,437    $ 20,603
Over three through six months...........    11,460      12,558       8,428
Over six through twelve months..........     9,315       8,333       9,115
Over twelve months......................    16,500      11,821      15,313

   Total................................  $ 66,647    $ 57,149    $ 53,459

            LIQUIDITY AND CAPITAL RESOURCES - Continued
            (Dollar amounts in thousands, except share
                        and per share data)


                             Table XVI
               Loan Maturities at December 31, 1995

                                    1 Year      1 - 5       Over 5
                                   and Less     Years       Years       Total
Commercial and agricultural......  $158,089    $ 49,148    $  5,840    $213,077

There were no material real estate construction loans outstanding at December 31, 1995.

Interest Rate Sensitivity of Above Loans Maturing After
One Year

Fixed rate..........................  $ 25,057
Variable rate.......................    29,931

Total selected loans................  $ 54,988


                            Table XVII
            Liquidity and Interest Rate Sensitivity at
                         December 31, 1995

                                                 0 - 90       91 - 365        1 - 5
                                                  Days          Days          Years
Interest earning assets
   Loans......................................  $ 121,257     $ 122,549     $ 178,149
   Securities.................................     43,025        29,813        43,404
   Other......................................     23,903           101           591

      Total...................................  $ 188,185     $ 152,463     $ 222,144


Interest bearing liabilities
   Savings and demand deposits................  $ 211,971     $      -     $        -
   Time, less than $100.......................     80,645        76,953        99,311
   Time, $100 or more.........................     27,925        22,180        15,974
   Other......................................      7,083           184         1,131

      Total...................................  $ 327,624     $  99,317     $ 116,416


Rate sensitive gap............................  $(139,439)    $  53,146     $ 105,728
Rate sensitive cumulative gap.................   (139,439)      (86,293)       19,435
Percent to total assets.......................     (20.44)%      (12.65)%        2.85 %

Rate sensitive gap as shown in Table XVII is defined as the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. Rate sensitive gap is also expressed as a percentage of total assets based upon the accumulation of the defined time frame gap calculation. Rate sensitive gaps constantly change as funds are acquired and invested and the Corporation's analysis as of December 31, 1995, is shown above. As of December 31, 1995, the Corporation had a negative gap of $86,293 and 12.65% during the next one year period with a negative gap of $139,439 and 20.44% relating to the first quarter of 1996. The effect of these negative gaps may result in a negative impact on earnings in 1996 if interest rates increase, but could result in a positive impact on earnings if interest rates decline in 1996. The above rate sensitivity analysis is significantly impacted by the inclusion of savings and demand deposits in the first quarter of the gap analysis. These deposits have historically not exhibited the same degree of sensitivity to rate changes as other liabilities because deposit rates are set by the Corporation. If the above analysis were changed to reflect the Corporation's actual historical results, the savings and demand deposits would be moved to the one to five year time frame. With this change the Corporation would have a positive gap of $125,678 or 18.42% during the next one year period and a positive gap of $72,532 or 10.63% relating to the first quarter of 1996.



            LIQUIDITY AND CAPITAL RESOURCES - Continued
            (Dollar amounts in thousands, except share
                        and per share data)


SHAREHOLDERS' EQUITY
Total shareholders' equity at December 31, 1995, increased $9,502 or 16.32% to $67,712 from $58,210 at
December 31, 1994. As noted previously the Corporation included more investments as available for sale at December 31, 1995, than at December 31, 1994. This reclassification together with the favorable movement in the market rates provided an unrealized gain on securities available for sale of $1,113 at December 31, 1995, compared to an unrealized loss on securities available for sale of $3,488 at December 31, 1994.
Thus, securities available for sale provided $4,601 of the increase in total shareholders' equity in 1995.
The Corporation's regulators have issued guidelines stating that this unrealized gain or loss on securities, other than those related to mutual funds, should not be included in shareholders' equity for capital ratio calculations. See Note 15 to the financial statements for further explanation of capital adequacy. By all measurements the Corporation is considered well capitalized at December 31, 1995, and has a Leverage capital ratio of 10.01%, a Tier 1 risk-based capital ratio of 13.61% and a Total risk-based capital ratio of 14.67%.

                      INTERIM FINANCIAL DATA

Table XVIII sets forth the quarterly results of operations and per share information for the years ended December 31, 1995 and 1994.

                            Table XVIII
                                                         Quarter Ended

                                         December    September     June       March
                                            31          30          30          31
1995
Interest income.......................  $   13,020  $   12,676  $   12,217  $   11,550
Interest expense......................       6,609       6,329       5,960       5,293

  Net interest income.................       6,411       6,347       6,257       6,257
Provision for loan losses.............         535         361         140         146
Noninterest income....................         792         855         678         788
Noninterest expense...................       4,423       4,090       4,454       4,566

  Income before income taxes..........       2,245       2,751       2,341       2,333
Income taxes..........................         397         868         667         693

  Net income..........................  $    1,848  $    1,883  $    1,674  $    1,640

Per share
  Net income..........................  $      .58  $      .60  $      .53  $      .52
  Stock price (Note A)................       30.50       30.48       31.25       29.52

Weighted average shares...............   3,158,961   3,158,961   3,158,961   3,158,948


1994
Interest Income.......................  $   11,308  $   10,939  $   10,559  $   10,247
Interest expense......................       5,048       4,910       4,693       4,503

  Net interest income.................       6,260       6,029       5,866       5,744
Provision for loan losses.............         102          96          42          98
Noninterest income....................         586         732         735         831
Noninterest expense...................       4,356       4,262       4,347       4,354

  Income before income taxes..........       2,388       2,403       2,212       2,123
Income taxes..........................         693         715         544         672

  Net income..........................  $    1,695  $    1,688  $    1,668  $    1,451

Per share
  Net income..........................  $      .54  $      .53  $      .53  $      .46
  Stock price (Note A)................       29.52       30.00       30.71       30.71

Weighted average shares...............   3,156,756   3,156,491   3,156,190   3,156,190


Note A - The stock price above represents the sales price of the last actual trade in each respective quarter as reported in the Wall
            Street Journal restated for the 5% stock dividend paid on November 30, 1995.


            (Dollar amounts in thousands, except share
                        and per share data)



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

During periods of high inflation there are normally corresponding increases in the money supply. During such times financial institutions often experience above average growth in loans and deposits. Also, general increases in the price of goods and services will result in increased operation expenses. Over the past few years the rate of inflation has been relatively low, and its impact on the growth in the balance sheets and increased levels of income and expense has been nominal.

           MARKET PRICE OF AMBANC CORP. COMMON STOCK AND
                    RELATED SHAREHOLDER MATTERS

The Corporation's common stock is traded on The Nasdaq
Small-Cap Market (NASDAQ) under the symbol AMBK. The quarterly range of the low and high bid prices per share of the Corporation's common stock, as reported by NASDAQ, is shown in Table XIX. This information represents prices between dealers and does not include adjustments for mark-ups, mark-downs or commissions and does not necessarily represent actual prices on transactions.

                           Table XIX

                               1995               1994
                            Stock Range        Stock Range
1st Quarter.............  $ 28.81 - 31.43    $ 31.19 - 35.24
2nd Quarter.............    29.52 - 31.43      28.81 - 31.43
3rd Quarter.............    29.05 - 32.38      28.81 - 31.43
4th Quarter.............    30.00 - 32.25      28.81 - 30.95

As of December 31, 1995, there were approximately 1,419 shareholders of record. The Corporation pays cash dividends on a quarterly basis. Cash dividends paid by the Corporation were $.80 per share in 1995 and 1994 and $.76 per share in 1993. Cash dividends, as restated to reflect the acquisitions of LBI and FRB under the pooling of interests method of accounting, were $.68, $.62 and $.54 for the years 1995, 1994 and
1993. Refer to Note 16 to the consolidated financial statements for information concerning restrictions on dividends.


                         FIVE YEAR SUMMARY
       (Dollar amounts in thousands, except per share data)

                                 1995(a)    1994(a)   1993(a)    1992      1991
AT PERIOD END
Actual balances
  Assets.....................  $ 682,347 $ 625,240 $ 622,568 $ 610,407 $ 573,892
  Securities.................    173,469   186,875   210,774   211,196   201,515
  Loans......................    442,657   388,657   342,950   311,097   305,130
  Allowance for loan losses..      5,022     4,531     4,238     4,168     3,957
    Deposits...................    600,069   550,387   550,350   544,098   510,503
  Shareholders' equity.......     67,712    58,210    57,722    52,552    48,203

Daily averages
  Assets.....................  $ 644,456 $ 619,540 $ 601,232 $ 582,603 $ 563,213
  Securities.................    177,385   204,664   214,325   210,847   197,385
  Loans......................    416,489   368,198   325,544   311,523   309,935
  Allowance for loan losses..      4,636     4,377     4,152     3,966     4,003
    Deposits...................  567,413   545,393   534,448   520,034   501,878
  Shareholders' equity.......     62,344    58,113    54,967    50,615    45,982

OPERATING RESULTS
Interest income..............  $  49,463 $  43,053 $  41,758 $  44,722 $  50,211
Net interest income..........     25,272    23,899    22,751    22,335    20,936
Provision for loan losses....      1,182       338     1,492     1,495     1,497
Income before cumulative
  effect of accounting change      7,045     6,502     5,910     5,818     5,409
Net income...................      7,045     6,502     6,162     5,818     5,409
Dividends paid on
  common stock...............      2,144     1,947     1,701     1,581     1,498

PER SHARE DATA
Income before cumulative
  effect of accounting change  $    2.23 $    2.06 $    1.87 $    1.84 $    1.71
Cumulative effect of
  accounting change..........         -         -        .08        -         -
Net income...................       2.23      2.06      1.95      1.84      1.71
Cash dividends before
  pooling of interests.......        .80       .80       .76       .76       .76
Cash dividends restated for
  pooling of interests.......        .68       .62       .54       .50       .47
Book value at end of period..      21.43     18.43     18.29     16.65     15.27
Book value at end of period
  before FAS 115.............      21.08     19.53     18.05     16.65     15.27
Tangible book value at
  end of period..............      20.82     18.34     18.24     16.59     15.25
Tangible book value at end
  of period before FAS 115...      20.47     19.45     18.00     16.59     15.25
Weighted average
  shares outstanding.........  3,158,958 3,156,410 3,156,190 3,156,190 3,156,190


RATIOS
Return on average assets.....       1.09 %    1.05 %    1.02 %    1.00 %     .96 %
Return on average equity.....      11.30     11.19     11.21     11.50     11.76
Dividends paid as a
  percent of net income......      30.43     29.95     27.61     27.17     27.70
Leverage capital (Tier 1
 equity/average
 tangible assets)............      10.01      9.87      9.45      8.99      8.55
Efficiency ratio.............      61.77     64.66     67.56     64.38     62.51


(a) - reflects FAS 115 adjustments.

