Form 10-K405, Exhibit 13
period 1996-12-31
AMBANC CORP
filed 1997-03-31
CIK 702904

EXHIBIT 13

       EXCERPTS FROM ANNUAL REPORT TO SHAREHOLDERS

                      AMBANC CORP.
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
      FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section presents an analysis of the consolidated financial condition of AMBANC Corp. (Corporation) and its wholly-owned subsidiaries, AmBank Indiana, N.A. (IND),
AmBank Illinois, N.A. (ROB), AmBank Illinois (CAS),
American National Realty Corp. (ANR) at December 31, 1996 and 1995, and the consolidated results of operations for the years ended December 31, 1996, 1995 and 1994. This review should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and other financial data presented elsewhere in this Annual Report.

On November 1, 1995, the Corporation issued 701,647 shares of its common stock in exchange for all of the outstanding common stock of First Robinson Bancorp (FRB), the parent holding company of ROB. FRB was then merged into the Corporation. This acquisition was accounted for under the pooling of interests method. Accordingly, the Corporation's financial statements and financial data have been retroactively restated to include the accounts and operations of FRB for all periods presented. Certain reclassifications have been made to FRB's historical financial statements to conform to the Corporation's presentation. A 5% stock dividend was paid on December
2, 1996 and November 30, 1995. All share and per share amounts have been retroactively restated to reflect the 5% stock dividends and the shares issued for FRB.
Earnings per share amounts are based on average outstanding shares of 3,315,808 for 1996, 3,316,264 for 1995 and 3,313,716 for 1994.

                  RESULTS OF OPERATIONS

  (Dollar amounts in thousands, except share and per share data)

Net income for 1996 was $7,966 or $2.40 per share compared to $7,045 or $2.12 per share in 1995 and $6,502 or $1.96 per share in 1994. Earnings expressed as a percent of average assets and average equity were:

                                 Table I
               Percent of                    Percent of
               Average Assets                Average Equity

               1996    1995    1994        1996     1995    1994

Net income     1.14%   1.09%   1.05%       11.58%   11.30%  11.19%


The following is an analysis of the critical components of net income for the years 1996, 1995 and 1994 with discussion and analysis of the contrasts between these periods and the effect of previous trends on anticipated future earnings performance.

Net Interest Income
Net interest income is the principal source of the Corporation's earnings and represents the difference between interest income on interest earning assets and the interest cost of interest bearing liabilities.
Income on certain interest earning assets is exempt from federal income tax and, as is customary in the banking industry, changes in net interest income are analyzed on a fully tax equivalent basis. Under this method, and throughout this discussion, nontaxable income on loans and securities is adjusted to an amount which represents the equivalent earnings if such earnings were subject to federal tax. The marginal tax rate used to restate nontaxable income was 34% for 1996, 1995 and 1994.

The yield on average interest earning assets and the rate paid on average interest bearing liabilities is based upon three major factors: the yield/rate received or paid, the mix of the individual components and the volume of interest earning assets and interest bearing liabilities. While the national prime rate is not the only indicator for yields received on assets or the rates paid on liabilities by the Corporation, it does indicate a general trend of current rates being received on assets and paid on liabilities. The national prime rate averaged 7.14% during 1994, increased to an average of 8.83% during 1995 and decreased to an average of 8.27% during 1996. Yields received and rates paid by the Corporation are a blend of current and past year's interest rates due to the lag effect of the repricing of both long-term assets and long-term liabilities.

Tables II, III and IV illustrate the components of net interest income for the last three years. Table II shows the average balances, interest income or expense and average yields and rates on interest earning assets and interest bearing liabilities by type. It also shows the calculation of net interest margin for 1996, 1995 and 1994. Table III shows the change from year to year for average interest earning assets and average interest bearing liabilities and the resulting net interest earning assets. Table IV shows the change in net interest income from year to year and the allocation of that yearly change between volume and rate by type of interest earning asset and interest bearing liability.

                            RESULTS OF OPERATIONS - Continued
                                        Table II
                 Consolidated Average Balance Sheets and Interest Rates
                      Years ended December 31, 1996, 1995 and 1994
             (Dollar amounts in thousands, except share and per share data)

                                               1 9 9 6                       1 9 9 5                        1 9 9 4

                                               Interest                      Interest                      Interest
                                     Average   Income/            Average    Income/            Average    Income/
                                     Balance   Expense  Average   Balance    Expense  Average   Balance    Expense  Average
ASSETS                               (Note A)  (Note B)  Rate   (Note A)  (Note B)  Rate   (Note A)  (Note B)   Rate

Interest earning assets
 Securities
  U.S. Government                    $111,473  $  6,756    6.06%  $107,553   $  6,166    5.73%  $125,846   $  6,864    5.45%
  State and municipal
    obligations                        52,493     4,325    8.24     50,112      4,298    8.58     51,211      4,474    8.74
  Other                                15,889       979    6.16     22,113      1,396    6.31     29,126      1,597    5.48

   Total securities                   179,855    12,060    6.71    179,778     11,860    6.60    206,183     12,935    6.27

 Interest bearing deposits
  in other banks                          628        38    6.05        914         54    5.91      1,548         75    4.85
 Loans held for sale                    5,441       389    7.15      4,307        326    7.57      6,849        536    7.83
 Total loans, less unearned
   (Notes A and C)                    467,509    42,725    9.14    416,489     38,073    9.14    368,198     30,882    8.39
 Federal funds sold                    13,076       710    5.43     11,842        685    5.78      7,424        295    3.97

   Total interest earning assets and
    interest income                   666,509  $ 55,922    8.39%   613,330   $ 50,998    8.32%   590,202   $ 44,723    7.58%

Noninterest earning assets
 Cash and due from banks               18,325                       18,372                        17,326
 Premises and equipment, net           10,249                        8,877                         9,044
 Other assets                          11,954                       10,906                         8,864
 Allowance for loan losses             (5,237)                      (4,636)                       (4,377)
 Unrealized loss on securities
   available for sale                    (214)                      (2,393)                       (1,519)

   Total assets                      $701,586                     $644,456                      $619,540


LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities
 Savings and demand deposits         $218,090  $  6,709    3.08%  $212,092   $  6,662    3.14%  $225,280   $  6,485    2.88%
 Time deposits                        344,388    20,052    5.82    299,794     16,931    5.65    266,698     12,083    4.53

   Total savings and
     time deposits                    562,478    26,761    4.76    511,886     23,593    4.61    491,978     18,568    3.77
 Short-term borrowings                  7,383       385    5.22      8,129        437    5.38      9,649        409    4.24
 Long-term debt                         2,373       142    5.98      2,804        161    5.74      2,924        177    6.05

   Total interest bearing
    liabilities and
      interest expense                572,234  $ 27,288    4.77%   522,819   $ 24,191    4.63%   504,551   $ 19,154    3.80%

Noninterest bearing liabilities
 Demand deposits                       54,730                       55,527                        53,415
 Other                                  5,850                        3,766                         3,461
Shareholders' equity                   68,772                       62,344                        58,113

   Total liabilities and
    shareholders' equity             $701,586                     $644,456                      $619,540

Interest margin recap
 Interest income/interest
   earning assets                              $ 55,922    8.39%             $ 50,998    8.32%             $ 44,723    7.58%
 Interest expense/interest
   earning assets                                27,288    4.09                24,191    3.95                19,154    3.25

   Net interest income/interest
     earning assets                            $ 28,634    4.30%             $ 26,807    4.37%             $ 25,569    4.33%


Note A - Included in total loans are nonaccrual loans averaging $2,495, $1,127 and $818 for the years 1996, 1995 and 1994.
Note B - Interest income includes the effects of tax equivalent adjustments using a marginal federal tax rate of 34% for 1996, 1995 and 1994. The total adjustment to convert tax exempt loans and securities to a fully tax equivalent basis was $1,611, $1,606 and $1,670 for 1996, 1995 and 1994.

Note C - Net loan fees and costs included in interest income on loans amounted to $1,275, $866 and $769, for the years 1996, 1995 and 1994.


            RESULTS OF OPERATIONS - Continued
   (Dollar amounts in thousands, except share and per share data)

                                Table III
                 Changes in Net Interest Earning Assets


                                           1996 change               1995 change
                                            from 1995                 from 1994

                                  1996   Dollar  Percent    1995   Dollar  Percent    1994

Average interest
  earning assets                $666,509 $53,179    8.67% $613,330 $23,128    3.92% $590,202
Average interest bearing
  liabilities                    572,234  49,415    9.45   522,819  18,268    3.62   504,551


   Net interest
     earning assets          $ 94,275 $ 3,764    4.16% $ 90,511 $ 4,860    5.67% $ 85,651

                                Table IV
                     Changes in Net Interest Income


                                 1996 compared to 1995     1995 compared to 1994
                                  increase/(decrease)       increase/(decrease)
                                   due to change in          due to change in

                               Volume   Rate     Total    Volume  Rate     Total

Interest income
  Loans                        $4,663  $   (11) $ 4,652  $ 4,414 $ 2,777  $ 7,191

  Loans held for sale              81      (18)      63     (193)    (17)    (210)

  Interest bearing deposits
    with other banks              (17)       1      (16)     (37)     16      (21)

  Securities
    U.S. Government               237      353      590   (1,049)    351     (698)
    State and municipal
      obligations                 196     (169)      27      (94)    (82)    (176)
    Other                        (383)     (34)    (417)    (443)    242     (201)

      Total securities             50      150      200   (1,586)    511   (1,075)

  Federal funds sold               67      (42)      25      256     134      390

      Total interest income     4,844       80    4,924    2,854   3,421    6,275


Interest expense
  Savings and demand deposits     185     (138)      47     (414)    591      177
  Time deposits                 2,597      524    3,121    1,869   2,979    4,848
  Short-term borrowings           (39)     (13)     (52)     (82)    110       28
  Long-term debt                  (26)       7      (19)      (7)     (9)     (16)

      Total interest expense    2,717      380    3,097    1,366   3,671    5,037


        Net interest income    $2,127  $  (300) $ 1,827  $ 1,488 $  (250)$  1,238

   (Dollar amounts in thousands, except share and per
                       share data)

Net interest income in 1996 increased $1,827 or 6.82% from 1995, and the percent of net interest margin, or net interest income to average interest earning assets, decreased to 4.30% in 1996 from 4.37% in 1995. This increase in net interest income was due to an increase of $3,764 or 4.16% in net interest earning assets during 1996 from 1995 and the increase in rates for both interest earning assets and interest bearing liabilities.
The allocation of the yearly difference shows that $2,127 of the 1996 increase was due to volume changes while rate changes reduced the net interest income by $300. Rates on both interest earning assets and interest bearing liabilities increased in 1996, but the rate allocation shows the .14% increase in the rates on interest bearing liabilities exceeded the .07% increase in rates on interest earning assets.

Net interest income in 1995 increased $1,238 or 4.84% from 1994, and the percent of net interest margin increased to 4.37% in 1995 from 4.33% in 1994. This increase in net interest income was due to an increase of $4,860 or 5.67% in net interest earning assets during 1995 from 1994 and the increase in rates for both average interest earning assets and average interest bearing liabilities. The allocation of the yearly difference shows that $1,488 of the 1995 increase was due to volume changes while rate changes reduced the net interest income by $250. Rates on both interest earning assets and interest bearing liabilities increased in 1995, but the rate allocation shows the .83% increase in rates on interest bearing labilities exceeded the .74% increase in rates on interest earning assets.

Provision and Allowance for Loan Losses
The provision for loan losses expense on the income statement provides a reserve called the allowance for loan losses (a contra asset on the balance sheet) to which loan losses are charged as those losses become evident. Management of each bank determines the appropriate level of the allowance for loan losses on a quarterly basis utilizing a report containing loans with a more than normal degree of risk. This report is the by-product of an ongoing loan review process, the purpose of which is to determine the level of credit risk within the portfolio and to ensure proper adherence to underwriting and documentation standards. Utilizing this report, a specific portion of the reserve is allocated to those loans which are considered to represent significant exposure to risk. In addition, estimates are made for potential losses on commercial, agricultural, real estate, installment, credit cards and other loans not specifically reviewed based on historical loan loss experience and other factors and trends. Table V shows the provision and allowance for loan losses for the last five years. Table VI includes the specific allocation for loan losses at year end for the last five years.

   (Dollar amounts in thousands, except share and per share data)

                                 Table V
                  Analysis of Allowance for Loan Losses


                            1996        1995        1994        1993       1992

Balance at beginning
 of year                  $  5,022    $  4,531    $  4,238    $  4,168   $  3,957

Loans charged off
  Commercial                   329         349         352       1,327        777
  Agricultural                  --          --          (a)         (a)        (a)
  Real estate                  106          11          32         112        315
  Installment                  586         537         365         266        460
  Credit cards                 219         108          (a)         (a)        (a)
  Other                         26          14          59          49         50

      Total charge-offs      1,266       1,019         808       1,754      1,602

Charge-offs recovered
  Commercial                   196         115         548         177        152
  Agricultural                  70          78          (a)         (a)        (a)
  Real estate                   29           6          71          43         45
  Installment                  195         117         136         105        115
  Credit cards                  11           7          (a)         (a)        (a)
  Other                          7           5           8           7          6

      Total recoveries         508         328         763         332        318

      Net loans
     charged off          758         691          45       1,422      1,284
Current year provision       1,366       1,182         338       1,492      1,495


   Balance at
     end of year       $  5,630    $  5,022    $  4,531    $  4,238   $  4,168


Loans at year end         $494,467    $442,657    $388,657    $342,950   $311,097

Ratio of allowance
  to loans at year end        1.14 %      1.13 %      1.17 %      1.24 %     1.34 %

Average loans             $467,509    $416,489    $368,198    $325,544   $311,523

Ratio of net loans
  charged off to
  average loans                .16 %       .17 %       .01 %       .44 %      .41 %

(a) Unavailable but included in another classification.

                                Table VI
                 Allocation of Allowance for Loan Losses


                             1996        1995        1994        1993        1992

Commercial                 $ 1,305     $  1,231    $    936    $    954    $  1,061
Agricultural                    94          424         213         329         321
Real estate                    223          212         204         223         105
Installment                    350          451         674         457         412
Credit cards                   109           18          25          17          14
Unallocated                  3,549        2,686       2,479       2,258       2,255


   Total                   $ 5,630     $  5,022    $  4,531    $  4,238    $  4,168


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

                                Table VII
                  Nonperforming Assets at December 31,


                           1996        1995        1994        1993        1992

Nonaccrual loans         $  1,421    $    983    $    650    $  1,078    $  1,612
Restructured                3,089          45         490         565         265
90 days or more past
 due                        1,313       1,272       1,325         837       1,179


   Total nonperforming
     loans               $  5,823    $  2,300    $  2,465    $  2,480    $  3,056


Percent of loans             1.18 %       .52 %       .63 %       .72 %       .98 %


Allowance as a percent
  of nonperforming loans       97 %       218 %       184 %       171 %       136 %


Other real estate owned  $    324    $    280    $     72    $    145    $    215


Percent of loans              .07 %       .06 %       .02 %       .04 %       .07 %


Assets considered to be nonperforming are reviewed more frequently by management for repayment probability and residual collateral values. All restructured loans shown above have been performing within the terms of their restructured agreements. In addition to the nonperforming loans, there are other loans in the portfolio that have been identified by management or through an ongoing loan review process as having more than a normal degree of risk. These loans are reviewed quarterly by management and totaled $12,922 or 2.61% of total loans at December 31, 1996.

The provision for loan losses for 1996, 1995 and 1994 was $1,366, $1,182 and $338 while net charge-offs were $758, $691 and $45. The increase in the provision in 1996 and 1995 was due in part to the increase of loans outstanding and also to anticipated credit problems in the loan portfolio. Loans at December 31, 1996, were up $51,810 or 11.70% to $494,467 while nonperforming loans showed an increase in both amount and percent of ending loans.
Nonperforming loans at December 31, 1996, were up $3,523 or 153.17% to $5,823 from $2,300 at December 31, 1995.
Nonperforming loans were also up to 1.18% of loans at December 31, 1996, from .52% at December 31, 1995. The
Corporation had one large commercial loan for $3,012 which was restructured during the fourth quarter of 1996.
This loan restructure added collateral, was made at a market interest rate but did involve deferral of principal payments. The nonaccrual loans also includes one commercial loan for $582 that has a specific reserve allocation of $325 at year end. Without the inclusion of these two loans, the total nonperforming loans would be only $2,229 and .45% of outstanding loans as of year end
1996.

Based upon the Corporation's review, considering remaining collateral and/or financial condition of identified loans with a more than normal degree of risk, including nonperforming loans, historical loan loss percentages and economic conditions, it is management's belief that the $1,366 of provision for loan losses during 1996 and the $5,630 of allowance for loan losses at December 31, 1996, is adequate to cover future possible losses.

   (Dollar amounts in thousands, except share and per share data)

Noninterest Income

                               Table VIII
                      Changes in Noninterest Income


                                       1996 change             1995 change
                                        from 1995               from 1994

                               1996  Dollar Percent    1995  Dollar  Percent    1994

Fiduciary income              $  654 $   52    8.64 % $  602 $   56    10.26 % $  546
Deposit service charges        1,586     66    4.34    1,520    246    19.31    1,274
Other operating income         1,122    132   13.33      990    (45)   (4.35)   1,035
Security gains/(losses)           28    (13) (31.71)      41     12    41.38       29


  Total noninterest income    $3,390 $  237    7.52 % $3,153 $  269     9.33 % $2,884


As shown in Table VIII noninterest income was up in both
1996 and 1995. Fiduciary income increased both years due to the trust departments' having more assets under management and due to the increase in the market valuation of investments managed. Deposit service charges increased in both 1996 and 1995 and was due mainly to increases in fees from nonsufficient and return check charges. These fees increased more dramatically in 1995 than in 1996. Other operating income is composed of many different items but the major reason for the increase in 1996 was due to increased gains on sales of loans held for sale and increased insurance commissions.
The 1995 decrease was also mainly due to decreases in gains on sales of loans held for sale. Loans held for sale (see loan discussion) realized net gains of $409, $191 and $229 in the years 1996, 1995 and 1994.

   (Dollar amounts in thousands, except share and per
                       share data)


Noninterest Expense

                                Table IX
                     Changes in Noninterest Expense


                                        1996 change              1995 change
                                         from 1995                from 1994


                                1996  Dollar Percent     1995  Dollar  Percent     1994

Salaries and
  employee benefits           $ 9,633 $  183    1.94 % $ 9,450 $  673     7.67 % $ 8,777
Occupancy expenses              1,218    167   15.89     1,051    (56)   (5.06)    1,107
Equipment expenses              1,220    103    9.22     1,117     79     7.61     1,038
Data processing expenses          480     92   23.71       388    (54)  (12.22)      442
FDIC insurance                    270   (420) (60.87)      690   (535)  (43.67)    1,225
Other operating expenses        4,978    172    3.58     4,806     76     1.61     4,730

  Total noninterest expense   $17,799 $  297    1.70 % $17,502 $  183     1.06 % $17,319


The largest component of noninterest expense is salaries and employee benefits which increased $183 in 1996 due to $440 of salary increases offset by reductions of $257 in employee benefits. The employee benefits decreases were the result of lower medical claims incurred, the 1995 curtailment of the CAS pension plan and lower education expenses offset by increases in payroll taxes. The increase of $673 in salaries and employee benefits in 1995 was due to salary increases of $466 and employee benefits increases of $207 due to increases in payroll taxes, medical claims incurred and the CAS pension plan curtailment. Occupancy expense increased in 1996 after decreasing during 1995. The Corporation opened two new branches in 1996 and two new branches in the latter part of 1995 which caused this 1996 increase and also influenced the salary increases in 1996. The Corporation had opened a new branch and made major repairs to several other branches in 1994. These 1994 expenditures caused the occupancy expense to be down in 1995, but the new branch did influence the salaries increase in 1995. The
Corporation opened a new full service branch in Vanderburgh county in Indiana during January 1997 and will open a new instore Wal-Mart branch in that same county during the second quarter of 1997. These two new branches will increase salaries, occupancy and equipment expenses in future years. Equipment expense increased in both 1996 and 1995 and was due in part to new branches and to expenses related to the continued increase in the use of technology. Data processing expenses increased in 1996 after decreasing in 1995. All subsidiary banks are now using one computer system which was installed during the latter part of 1995. Having this new data processing system during all of 1996 caused data processing expenses to increase.

The FDIC deposit insurance premium paid by the Corporation for Bank Insurance Funds (BIF) was at a 0% rate with a minimum annual payment of $2 per subsidiary bank starting in 1996. The banks have all been assigned the classification of least risk by the FDIC and as such are subject to the lowest deposit insurance rates available from BIF. The Corporation had $30,383 of deposits as of December 31, 1996, purchased from savings and loans by two of its subsidiary banks. These deposits
(adjusted to a consistent percent of current deposits) remain insured by the Savings Association Insurance Fund
(SAIF) rather than BIF. The cost of SAIF to the Corporation for these savings and loan deposits was .23% for 1996 and 1995. At September 30, 1996, a special one time assessment was signed into law and charged on all SAIF insured deposits. This special assessment amounted to .657% times 80% of SAIF deposits as of March 31, 1995, and totaled $191 in 1996 for the Corporation. This special assessment was $118 after tax and had the effect of reducing earnings per share for 1996 by $.04. The cost of BIF and SAIF fees through 1999 will be .0129% and
 .0644%. Starting in the year 2000 it is anticipated that the insurance expense on all deposits will be approximately .0243%.

Other operating expenses increased both in 1996 and 1995.
The largest increases in 1996 were in telephone, supplies, advertising, ATM charges, goodwill amortization and outside labor less decreases in professional fees.
Most of these increases can be explained by the changing of the name of all subsidiary banks to AmBank effective
July 1, 1996, the opening of new branches in 1996 and 1995 and the fact that 1996 did not have professional fees related to an acquisition. The goodwill increase resulted from 1996 containing a full year of goodwill amortization from deposits purchased in 1995. The largest increases in 1995 were in professional fees related to acquisitions and increased goodwill amortization related to purchased deposits.

   (Dollar amounts in thousands, except share and per
                       share data)


Income Tax
The Corporation's effective tax rate was 29.18%, 27.15% and 28.75% in 1996, 1995 and 1994. The higher rates in 1996 and 1994 were due to 1995 having a lower effective tax rate because of a reversal of an allowance relating to the realization of alternative minimum tax credits of $212. Management determined that these credits would be realized and the allowance was reversed during 1995. The major differences between the effective tax rate on the financial statements and the federal statutory rate of 34% is interest income on tax exempt securities and loans offset by nondeductible interest, nondeductible merger expenses and state taxes. The Corporation had tax exempt income of $3,128, $3,118 and $3,218 for 1996, 1995 and
1994. Note 14 to the consolidated financial statements contains additional details of the differences between the statutory taxes and taxes shown on the consolidated financial statements.

                   FINANCIAL CONDITION
   (Dollar amounts in thousands, except share and per
                       share data)

Investments
The Corporation's holdings of short-term investments and securities serve as a source of liquidity to meet depositor and borrower funding requirements, in addition to being a significant element of total interest income.
Short-term investments, defined as federal funds sold and interest bearing deposits in other banks, had combined average outstanding balances of $13,704, $12,756 and $8,972 for the years 1996, 1995 and 1994. The year end outstanding balances of short-term investments were $6,465, $23,346 and $8,193 for 1996, 1995 and 1994. The significant changes in the amounts in short-term investments from year to year is due to large fluctuations in deposits from public and governmental institutions which are invested in federal funds sold at year end. These deposits were being kept liquid to fund commercial loan commitments at year end 1995 and for possible liquidity needs of institutional deposits.

Effective December 31, 1993, the Corporation adopted FAS
115, "Accounting for Certain Investments in Debt and
Equity Securities". With the adoption of FAS 115, all securities were classified by management into one of two categories, available for sale or held to maturity. The
Corporation does not maintain any securities that are held for trading. Securities classified as available for sale are securities that the Corporation intends to hold for an indefinite period of time, but not necessarily until maturity. Securities available for sale are carried at fair value with market adjustments, net of related deferred taxes, being recorded in shareholders' equity as unrealized gain or loss on securities.
Securities classified as held to maturity are carried at amortized cost, calculated by using the level yield method. In November 1995 the Financial Accounting
Standards Board allowed a one time reclassification of all securities without calling into question the intent of an enterprise to hold other securities to maturity in the future. The Corporation reclassified all held to maturity securities to available for sale securities in December 1995. This reclassification was made to allow for all securities to be sold in response to changes in interest rates, changes in prepayment risk or other requirements of liquidity. Since the original adoption of FAS 115, and starting in December 1994, the equity adjustment for mark to market of available for sale securities has been deleted from inclusion in the regulatory capital ratio calculations. The mark to market for available for sale securities at December 31, 1996, included market gains of $1,907 and market losses of $1,432 for a net increase due to the mark to market of $475 on securities with an amortized cost of $170,249.
The after tax effect of these available for sale securities accounted for $310 of the total equity at December 31, 1996. The mark to market for available for sale securities at December 31, 1995, included market gains of $2,684 and market losses of $959 for a net increase due to the mark to market of $1,725 on securities with an amortized cost of $171,744 at December
31, 1995. The after tax effect on these available for sale securities accounted for a positive $1,113 of the total equity at December 31, 1995. The effect on the total change in equity of the Corporation at December 31, 1996, from December 31, 1995, was a total decrease of $803 due to this mark to market of available for sale securities. The difference between the mark to market adjustment at December 31, 1996 and 1995, was due to the difference in the market yields at these two year ends when compared to the yields on the investments of the Corporation classified as available for sale. Sales of available for sale securities in 1996 were $16,938 and resulted in net gains of $28 while sales of $4,559 resulted in net gains of $18 in 1995 and sales of $14,999 resulted in net gains of $29 in 1994. Calls and maturities of held to maturity securities accounted for net gains of $23 in 1995. Other than U.S. Government securities, there are no concentrations of securities over 10% of shareholders' equity to any single issuer.
Table X presents securities outstanding at year end for the preceding three years.

   (Dollar amounts in thousands, except share and per
                       share data)

                                 Table X
                       Securities at December 31,

                                                      1996        1995        1994

Securities available for sale
  U.S. Government and its agencies                  $101,819    $101,710    $112,007
  States and political subdivisions                   55,776      51,837      11,266
  Corporate obligations                                1,823       3,590       4,965
  Collateralized mortgage obligations                  9,166      15,516      17,290
  Mutual funds                                         2,140         816       1,152

     Total securities available for sale             170,724     173,469     146,680

Securities held to maturity
  U.S. Government and its agencies                        --          --         500
  States and political subdivisions                       --          --      39,695
  Corporate obligations                                   --          --          --
  Collateralized mortgage obligations                     --          --          --
  Mutual funds                                            --          --          --

     Total securities held to maturity                    --          --      40,195


     Total securities                               $170,724    $173,469    $186,875


The market value of securities held to maturity was $39,177 for 1994.

Loans
The loan portfolio constitutes the major earning asset of most bank holding companies and typically offers the best alternative for obtaining the maximum interest spread above the cost of funds. The overall economic strength of any bank holding company generally parallels the quality and yield of its loan portfolio. The
Corporation's total average loans were $467,509 in 1996, an increase of $51,020 or 12.25% from 1995. The
Corporation had total average loans of $416,489 in 1995, an increase of $48,291 or 13.12% from the 1994 total average loans of $368,198. Table XI presents loans outstanding at year end for the preceding five years.

                                Table XI
                          Loans at December 31,

                                      1996      1995      1994      1993      1992

Commercial                          $201,092  $172,782  $151,027  $126,738  $117,156
Agricultural                          55,404    65,239    44,876    52,569    51,953
Real estate                          129,116   107,123   101,111    81,945    75,193
Installment                          105,464    94,784    90,300    80,909    66,344
Credit cards                           3,686     3,722     3,351     3,039     2,192

  Total loans                        494,762   443,650   390,665   345,200   312,838
Unearned income                         (295)     (993)   (2,008)   (2,250)   (1,741)


  Total loans, net                  $494,467  $442,657  $388,657  $342,950  $311,097


Loans held for sale                 $  2,350  $  6,727  $  2,664  $ 16,919  $ 11,553


Composition of loan portfolio at December 31,
Commercial                             40.67 %   39.03 %   38.86 %   36.95 %   37.66 %
Agricultural                           11.20     14.74     11.55     15.33     16.70
Real estate                            26.11     24.20     26.01     23.89     24.17
Installment                            21.27     21.19     22.72     22.94     20.77
Credit cards                             .75       .84       .86       .89       .70

   (Dollar amounts in thousands, except share and per
                       share data)


The economy rebounded in late 1992 and has continued steady to strong through 1996. The Corporation has placed added efforts to take advantage of the increased demand in commercial loans. Commercial loans increased
$28,310 or 16.38% in 1996 from 1995, increased $21,755 or
14.40% in 1995 from 1994 and increased $24,289 or 19.16%
in 1994 from 1993. While commercial loans have shown the largest increases over the last five years, real estate and installment loans have also increased during 1996.
As shown in Table XI the percentage of loans to total loans for commercial, real estate, installment and credit cards have remained very similar for 1995 and 1996 with only agricultural loans having a change over 2%.
Agricultural loans actually decreased $9,835 or 15.08% in 1996 from 1995 after having increased $20,363 or 45.38% in 1995 from 1994. The government, through Farm Credit
Services, has become a major competitor in agricultural lending.

Real estate loans shown in Table XI are mainly variable rate loans. These loans have increased $21,993 or 20.53%
in 1996 from 1995 and increased $6,012 or 5.95% in 1995
from 1994. During these years the Corporation has placed added emphasis on serving the real estate mortgage needs of our customers. The balance of real estate loans was directly affected by the current rates on variable and fixed rate mortgages. As rates increase customers tend to prefer variable rate mortgages and as rates decrease customers tend to prefer fixed rate mortgages. The
Corporation also makes conforming fixed rate mortgage loans that can be sold into the secondary market with the Corporation retaining more than 95% of the MSRs. These fixed rate mortgage loans are shown separately in Table
XI and on the balance sheet as loans held for sale.  The
Corporation's strategy has been to hold fixed rate loans during periods of decreasing rates and sell them during periods of increasing rates to realize a gain. The balance of loans held for sale at year end fluctuates a great deal depending upon the variations of rates during the year and the amount of these loans that are sold into the secondary market. Sales of loans held for sale were $30,385, $16,231 and $35,676 for 1996, 1995 and 1994 with corresponding net gains of $409, $191 and $229.  At
December 31, 1996, the Corporation serviced $97,606 of loans for others which it sold into the secondary market.
This was a 22.02% increase from $79,990 of sold loans serviced for others as of December 31, 1995. As included in Note 1 and 6 to the consolidated financial statements, the Corporation adopted FAS 122 as of January 1, 1996, and capitalized $307 of MSRs during 1996 and amortized to expense $16 of these MSRs for a net carrying value of $291 at December 31, 1996. These loans serviced for others were not included in the financial statements.

Installment loans increased $10,680 or 11.27% in 1996
over 1995, $4,484 or 4.97% in 1995 over 1994 and $9,391
or 11.61% in 1994 over 1993. The level of consumer lending normally relates directly to consumer confidence in the economy, but the Corporation has seen increased charge-offs of installment loans starting in 1995 and 1994 over 1993. A lag effect does exist in charge-offs and the Corporation has increased its lending criteria for consumer loans starting in 1995. The composition of installment loans at December 31, 1996, was $97,735 of vehicle and other secured loans, $4,564 of money lines tied to second mortgages on real estate and $3,165 of unsecured loans.

The loan portfolio contains no loans to foreign governments, foreign enterprises or foreign operations of domestic corporations. Other than loans for real estate, equipment and operating lines to farmers engaged in the agricultural industry, the Corporation has no concentrations of loans in the same or similar industries that exceed 10% of total loans.

Deposits
The deposit base provides the major funding source for earning assets of most bank holding companies.
Generally, demand, savings and time certificates less than $100 are recognized as the core base of deposits while certificates in excess of $100 and public funds are more subject to interest variations and, thus, are not included in the core deposit base. Because of these factors, management views the growth of demand, savings and time certificates less than $100 as more stable growth. The Corporation's total average core deposits were $541,704 in 1996, $519,453 in 1995 and $500,103 in
1994. Total average deposits were $617,208, $567,413 and $545,393 during 1996, 1995 and 1994. Table XII indicates the mix and levels of deposits at year end for the preceding five years.

   (Dollar amounts in thousands, except share and per
                       share data)

                                Table XII
                        Deposits at December 31,


                                      1996      1995      1994      1993      1992

Noninterest bearing                 $ 61,518  $ 63,116  $ 62,269  $ 62,145  $ 58,484
Interest bearing demand
  and savings                        219,730   211,971   218,896   226,030   217,633
Time, less than $100                 275,262   258,335   212,073   208,716   217,801
Time, $100 or more                    76,948    66,647    57,149    53,459    50,180


   Total deposits                   $633,458  $600,069  $550,387  $550,350  $544,098


The Corporation opened new branches in 1996 and 1995 and purchased $25,462 of deposits from a savings and loan association in March 1995. These new branches and purchased deposits plus lower interest rates and the general trend of consumers returning deposits to banks from nonbanking institutions saw total deposits increase
$33,389 or 5.56% in 1996 from 1995 and $49,682 or 9.03%
in 1995 from 1994. The largest growth in 1996 from 1995 was in time deposits both under and over $100 and accounted for $27,228 of the increase while time deposits increased $55,760 in 1995 from 1994. Interest bearing demand and savings deposits increased $7,759 in 1996 but decreased $6,925 in 1995 and $7,134 in 1994. Noninterest bearing deposits decreased $1,598 in 1996, increased $847 in 1995 and remained constant in 1994.

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

The Corporation's use and source of funds can be determined by the changes in average balances of assets and liabilities. Table XIII summarizes funding uses and sources for 1996 and 1995, showing average balances, amount of dollar change from prior year and the percent change from the prior year.

                                       Table XIII

                                                         1996                                   1995

                                           Average     Increase/(decrease)       Average      Increase/(decrease)
                                           Balance      Dollar      Percent      Balance       Dollar      Percent
Funding uses
  Loans held for sale                    $    5,441   $    1,134      26.33 %  $     4,307   $   (2,542)    (37.12)%
  Taxable loans, net of unearned income     462,391       51,545      12.55        410,846       49,053      13.56
  Tax exempt loans                            5,118         (525)     (9.30)         5,643         (762)    (11.90)
  Taxable securities                        127,521       (1,325)     (1.03)       128,846      (17,882)    (12.19)
  Tax exempt securities                      52,120        3,581       7.38         48,539       (9,397)    (16.22)
  Interest bearing deposits in other
    banks                                       628         (286)    (31.29)           914         (634)    (40.96)
  Federal funds sold                         13,076        1,234      10.42         11,842        4,418      59.51

    Total uses                           $  666,295   $   55,358       9.06 %  $   610,937   $   22,254       3.78 %

Funding sources
  Noninterest bearing deposits           $   54,730   $     (797)     (1.44)%  $    55,527   $    2,112       3.95 %
  Interest bearing demand and
    savings deposits                        218,090        5,998       2.83        212,092      (13,188)     (5.85)
  Time deposits                             344,388       44,594      14.88        299,794       33,096      12.41
  Short-term borrowings                       7,383         (746)     (9.18)         8,129       (1,520)    (15.75)
  Long-term debt                              2,373         (431)    (15.37)         2,804         (120)     (4.10)
  Other                                      39,331        6,740      20.68         32,591        1,874       6.10

    Total sources                        $  666,295   $   55,358       9.06 %  $   610,937   $   22,254       3.78 %


Total average loans increased $51,020 or 12.25% to $467,509 in 1996 from $416,489 in 1995. In 1996 commercial loans averaged $238,462, real estate loans averaged $125,978, installment loans averaged $99,459 and credit cards averaged $3,610. The average increase in loans in 1996 was funded mainly by $5,998 of increased average demand and savings deposits and $44,594 of increased average time deposits. The increase in the average balances of these deposits was due to opening new branches and offering more competitive rates for these deposit products. With more competitive rates, deposits were returned to the banks that had previously been taken to nonbanking institutions.

       LIQUIDITY AND CAPITAL RESOURCES - Continued
   (Dollar amounts in thousands, except share and per
                       share data)

The Corporation anticipates an increase in loan demand during 1997. It is anticipated that this increase in loan demand will be funded through deposits increases at the new branches opened in 1997 or through the conversion of assets as discussed in the next paragraph.

Outstanding loan commitments and customers' unused lines of credit totaled $100,546 at December 31, 1996, which was an increase of $25,767 or 34.46% from $74,779 at December 31, 1995. Standby letters of credit outstanding at December 31, 1996, increased $3,270 or 53.98% to
$9,328 from $6,058 at December 31, 1995. Letters of credit typically are not funded. To the extent, however, that letters of credit, loan commitments and customers' unused lines of credit require funding, these obligations will be met by the normal conversion of short-term investments, which totaled $6,465 at December 31, 1996, investments with maturities of one year or less, which totaled $39,058 at December 31, 1996, the sale of loans held for sale plus the increase in deposits discussed.
IND is a member of the Federal Home Loan Bank of Indianapolis and through this membership has the capacity to borrow funds. IND has approved borrowings up to $50,000 as of February 1997, but used only a small portion, $2,091, of this available funding as of December
31, 1996. See Note 10 of the consolidated financial statements for details. This additional funding from the Federal Home Loan Bank could be activated easily and might be used in 1997 for a source of funding if required. Further liquidity, if required, would be provided by conversion of securities available for sale or other assets into cash or accessing sources of incremental funding such as repurchase agreements or federal funds purchased.

Interest rate sensitivity occurs when assets or liabilities are subject to rate and yield changes within a designated time period. The rate sensitivity position, or gap, is determined by the difference in the amount of rate sensitive assets and rate sensitive liabilities at various maturity intervals. The management of this gap position is required to protect the net interest rates and to assure a greater degree of earnings stability.
Provided in Tables XIV through XVI are various repricing information relative to securities, loans and deposits at December 31, 1996.

                                        Table XIV
                   Maturities and Average Yields at December 31, 1996


                                 1 Year and Less     1 - 5 Years       5 - 10 Years     Over 10 Years        Total

                                  Dollar   Yield    Dollar   Yield    Dollar   Yield    Dollar   Yield    Dollar   Yield

U.S. Government and its agencies $ 32,273   6.07%  $ 56,361   6.11%  $  3,199   7.51%  $  9,986   7.26%  $101,819   6.25%
State and political subdivisions    5,232   9.31     27,068   8.31     21,839   7.80      1,637   8.22     55,776   8.20
Corporate obligations                  --     --        326   9.10         --     --      1,497   7.56      1,823   7.83
Collateralized
  mortgage obligations                628   5.38      2,203   5.64        271   5.67      6,064   6.84      9,166   6.41
Mutual funds                          925   5.67         --     --         --     --      1,215   6.50      2,140   6.17


  Total                         $ 39,058   6.50 % $ 85,958   6.77 % $ 25,309   7.74 % $ 20,399   7.18 % $170,724   6.90 %


                        Table XV
            Maturity Ranges of Time Deposits

      with Balances of $100 or More at December 31,


                                            1996        1995        1994

Three months or less                      $ 33,781    $ 29,372    $ 24,437
Over three through six months               17,572      11,460      12,558
Over six through twelve months              11,991       9,315       8,333
Over twelve months                          13,604      16,500      11,821


   Total                                  $ 76,948    $ 66,647    $ 57,149



       LIQUIDITY AND CAPITAL RESOURCES - Continued
(Dollar amounts in thousands, except share and per share data)

                        Table XVI
          Loan Maturities at December 31, 1996

                                    1 Year      1 - 5       Over 5
                                   and Less     Years       Years       Total

Commercial                         $147,936    $ 44,461    $  8,695    $201,092
Agricultural                         42,548      12,084         772      55,404


There were no material real estate construction loans outstanding at December 31, 1996.

Interest Rate Sensitivity of Above Loans Maturing After One Year

                                                        Commercial  Agricultural

                   Fixed rate                           $   18,112  $      4,158
                   Variable rate                            35,044         8,698


                      Total selected loans              $   53,156  $     12,856


                               Table XVII
      Liquidity and Interest Rate Sensitivity at December 31, 1996

                                                 0 - 90       91 - 365        1 - 5
                                                  Days          Days          Years
Interest earning assets
   Loans                                        $ 131,266     $ 134,362     $ 194,645
   Securities                                      23,417        21,624        40,619
   Other                                            5,970           197           298


      Total                                     $ 160,653     $ 156,183     $ 235,562

Interest bearing liabilities
   Savings and demand deposits                  $ 219,730     $      --     $     --
   Time, less than $100                           103,190        94,304        78,806
   Time, $100 or more                              34,771        28,272        13,198
   Other                                            5,553           133         1,046

Rate sensitive gap                              $(202,591)    $  33,474     $ 142,512
Rate sensitive cumulative gap                    (202,591)     (169,117)      (26,605)
Percent to total assets                            (28.19)%      (23.53)%       (3.70)%

Rate sensitive gap as shown in Table XVII is defined as the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. Rate sensitive gap is also expressed as a percentage of total assets based upon the accumulation of the defined time frame gap calculation. Rate sensitive gaps constantly change as funds are acquired and invested and the Corporation's analysis as of December 31, 1996, is shown above. As of December 31, 1996, the Corporation had a negative gap of $169,117 and 23.53% during the next one year period with a negative gap of $202,591 and 28.19% relating to the first quarter of 1997. The effect of these negative gaps may result in a negative impact on earnings in 1997 if interest rates increase, but could result in a positive impact on earnings if interest rates decline in 1997.
The above rate sensitivity analysis is significantly impacted by the inclusion of savings and demand deposits in the first quarter of the gap analysis. These deposits have historically not exhibited the same degree of sensitivity to rate changes as other liabilities because deposit rates are set by the Corporation. If the above analysis were changed to reflect the Corporation's actual historical results, the savings and demand deposits would be moved to the one to five year time frame. With this change the Corporation would have a positive gap of $50,613 or 7.04% during the next one year period and a positive gap of $17,139 or 2.38% relating to the first quarter of 1997.

       LIQUIDITY AND CAPITAL RESOURCES - Continued
   (Dollar amounts in thousands, except share and per
                       share data)
Shareholders' Equity

Total shareholders' equity at December 31, 1996, increased $4,471 or 6.60% to $72,183 from $67,712 at
December 31, 1995. The change in the mark to market on the unrealized gain on securities available for sale between December 31, 1995 and 1996, resulted in shareholders' equity decreasing $803. Without this net change in unrealized gain on securities available for sale, shareholders' equity would have increased $5,274 or 7.92% at December 31, 1996, from December 31, 1995.
Shareholders' equity contains a new caption, Treasury stock, for the first time at December 31, 1996. These
724 treasury shares were purchased on the market for future payments of director fees under the Director Stock
Grant Plan as approved by the shareholders in 1996.
These treasury shares are purchased routinely and reissued to the directors each quarter. See Note 17 to the consolidated financial statements for description of the capital requirements for the Corporation and its subsidiary banks. By all measurements the Corporation and its subsidiary banks were considered well capitalized. At December 31, 1996, the Corporation had a Total Capital ratio of 14.33%, a Tier 1 Capital ratio of 13.26% and a Tier 1 Leverage Capital ratio of 10.00%.


INTERIM FINANCIAL DATA

Table XVIII sets forth the condensed quarterly results of operations and per share information for the years ended
December 31, 1996 and 1995.

                             Table XVIII
                                                         Quarter Ended

                                         December    September     June       March
                                            31          30          30          31
1996
Interest income                         $   14,059  $   13,512  $   13,276  $   13,294
Interest expense                             7,034       6,800       6,733       6,721

  Net interest income                        7,025       6,712       6,543       6,573
Provision for loan losses                      700         100         299         267
Noninterest income                           1,048         712       1,028         772
Noninterest expense                          4,411       4,682       4,409       4,297

  Income before income taxes                 2,962       2,642       2,863       2,781
Income taxes                                   888         770         824         800

  Net income                            $    2,074  $    1,872  $    2,039  $    1,981

Per share
  Net income                            $      .63  $      .56  $      .61  $      .60
  Stock price (Note A)                       28.50       30.71       27.38       29.05

Weighted average outstanding shares      3,315,929   3,314,814   3,316,232   3,316,267

1995
Interest Income                         $   12,924  $   12,631  $   12,153  $   11,482
Interest expense                             6,609       6,326       5,961       5,295

  Net interest income                        6,315       6,305       6,192       6,187
Provision for loan losses                      535         361         140         146
Noninterest income                             873         896         756         830
Noninterest expense                          4,408       4,093       4,475       4,526

  Income before income taxes                 2,245       2,747       2,333       2,345
Income taxes                                   397         868         725         635


  Net income                            $    1,848  $    1,879  $    1,608  $    1,710

Per share
  Net income                            $      .56  $      .57  $      .48  $      .51
  Stock price (Note A)                       29.05       29.03       29.76       28.11

Weighted average outstanding shares      3,316,267   3,316,267   3,316,267   3,316,254


Note A - The stock price above represents the sales price of the last actual trade in each respective quarter as reported in the Wall Street Journal restated for a 5% stock dividend paid on December 2, 1996 and November 30, 1995.

                                      INFLATION
                 (Dollar amounts in thousands, except share and per
                                     share data)

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



                    Market Price of AMBANC Corp. Common Stock and
                             Related Shareholder Matters

The Corporation's common stock is traded on The Nasdaq
Small-Cap Market (NASDAQ) under the symbol AMBK. The quarterly range of the low and high trade prices per share of the Corporation's common stock, as reported by NASDAQ, is shown in Table XIX. This information represents prices between dealers and does not include adjustments for mark-ups, mark-downs or commissions and does not necessarily represent actual prices on transactions.

                                            Table XIX
                               1996               1995
                            Stock Range        Stock Range

1st Quarter               $ 28.10 - 30.95    $ 27.44 - 29.93
2nd Quarter                 27.38 - 30.00      28.11 - 29.93
3rd Quarter                 27.14 - 30.95      27.67 - 30.84
4th Quarter                 27.50 - 30.95      28.57 - 30.71

As of December 31, 1996, there were approximately 1,503 shareholders of record. The Corporation pays cash dividends on a quarterly basis. Cash dividends paid by the Corporation were $.80 per share in 1996 and $.76 per share in 1995 and 1994. Cash dividends, as restated to reflect the acquisition of FRB under the pooling of interests method of accounting, were $.65 and $.59 for the years 1995 and 1994. Refer to Note 17 to the consolidated financial statements for information concerning restrictions on dividends.

                                          FIVE YEAR SUMMARY
                        (Dollar amounts in thousands, except per share data)

                                 1996(a)    1995(a)    1994(a)    1993(a)    1992

AT PERIOD END
Actual balances
  Assets                       $ 718,754 $ 682,347 $ 625,240 $ 622,568 $ 610,407
  Securities                     170,724   173,469   186,875   210,774   211,196
  Loans                          494,467   442,657   388,657   342,950   311,097
  Allowance for loan losses        5,630     5,022     4,531     4,238     4,168
  Deposits                       633,458   600,069   550,387   550,350   544,098
  Shareholders' equity            72,183    67,712    58,210    57,722    52,552

Daily averages
  Assets                       $ 701,586 $ 644,456 $ 619,540 $ 601,232 $ 582,603
  Securities                     179,641   177,385   204,664   214,325   210,847
  Loans                          467,509   416,489   368,198   325,544   311,523
  Allowance for loan losses        5,441     4,636     4,377     4,152     3,966
  Deposits                       617,208   567,413   545,393   534,448   520,034
  Shareholders' equity            68,772    62,344    58,113    54,967    50,615

OPERATING RESULTS
Interest income                $  54,311 $  49,392 $  43,053 $  41,758 $  44,722
Net interest income               27,023    25,201    23,899    22,751    22,335
Provision for loan losses          1,366     1,182       338     1,492     1,495
Income before cumulative
  effect of accounting change      7,966     7,045     6,502     5,910     5,818
Net income                         7,966     7,045     6,502     6,162     5,818
Dividends paid on
  common stock                     2,653     2,144     1,947     1,701     1,581

PER SHARE DATA
Income before cumulative
  effect of accounting change  $    2.40 $    2.12 $    1.96 $    1.78 $    1.76
Cumulative effect of
  accounting change                   --        --        --       .08        --
Net income                          2.40      2.12      1.96      1.86      1.76
Cash dividends before
  pooling of interests               .80       .76       .76       .72       .72
Cash dividends restated for
  pooling of interests               .80       .65       .59       .51       .48
Book value at end of period        21.77     20.42     17.55     17.42     15.86
Book value at end of period
  before FAS 115                   21.68     20.08     18.61     17.20     15.86
Tangible book value at
  end of period                    21.24     19.83     17.47     17.37     15.80
Tangible book value at end
  of period before FAS 115         21.15     19.50     18.52     17.15     15.80
Weighted average
  outstanding shares           3,315,808 3,316,264 3,313,716 3,313,496 3,313,496

RATIOS
Return on average assets            1.14 %    1.09 %    1.05 %    1.02 %    1.00 %
Return on average equity           11.58     11.30     11.19     11.21     11.50
Dividends paid as a
  percent of net income            33.30     30.43     29.95     27.61     27.17
Tier 1 Leverage Capital            10.00     10.01      9.87      9.45      8.99
Efficiency ratio                   58.52     61.73     64.66     67.56     64.38

(a) - reflects FAS 115 adjustments.