Form 10-K405/A, Exhibit 13
period 1996-12-31
AMBANC CORP
filed 1997-03-31
CIK 702904

EXHIBIT 13
                    EXCERPTS FROM ANNUAL REPORT TO SHAREHOLDERS


Board of Directors and Shareholders of
AMBANC Corp.
Vincennes, Indiana

We have audited the consolidated balance sheets of AMBANC Corp. as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AMBANC Corp. as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements give retroactive effect to the 1995 merger of AMBANC Corp. and First
Robinson Bancorp (FRB), which has been accounted for as a pooling of interests as described in Note 2 to the consolidated financial statements.

Other auditors previously audited and reported on the consolidated statements of income, changes in shareholders' equity and cash flows of AMBANC Corp. for the year ended December 31, 1994, prior to their restatement for the 1995 pooling of interests, and their report dated January 27, 1995, expressed an unqualified opinion on those statements and included an explanatory paragraph that described the restatement of the 1994 financial statements to reflect a 1994 pooling of interests. The financial statements of FRB for the year ended December 31, 1994, were audited by other auditors, whose report dated January 20, 1995, expressed an unqualified opinion. We audited the combination of the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1994, after restatement for the 1995 pooling of interests; in our opinion, such consolidated statements have been properly combined on the basis described in Note 2 to the consolidated financial statements.

As discussed in Note 1 to the consolidated financial statements, the Corporation adopted the provisions of Statement of Accounting
Standards No. 122, Accounting for Mortgage Servicing Rights, on
January 1, 1996.



DELOITTE & TOUCHE LLP
Indianapolis, Indiana
January 17, 1997

                                     AMBANC CORP.
                                     Consolidated Balance Sheets
                                     December 31, 1996 and 1995
               (Dollar amounts in thousands, except share and per share data)

                                                           1996          1995
ASSETS
Cash and due from banks                                $     26,409  $     20,520
Federal funds sold                                            5,875        22,653

  Total cash and cash equivalents                            32,284        43,173

Interest bearing deposits in other banks                        590           692
Securities available for sale-at fair value
  (amortized cost 1996-$170,249 and 1995-$171,744)          170,724       173,469

Loans held for sale-at cost
  (fair value 1996-$2,404 and 1995-$7,141)                    2,350         6,727

Loans, net of unearned income                               494,467       442,657
Allowance for loan losses                                    (5,630)       (5,022)

  Loans, net                                                488,837       437,635

Premises, furniture and equipment, net                       11,184         9,398
Accrued interest receivable and other assets                 12,785        11,253

       Total assets                                     $    718,754  $    682,347


LIABILITIES
Noninterest bearing deposits                           $     61,518  $     63,116
Interest bearing deposits                                   571,940       536,953

  Total deposits                                            633,458       600,069

Short-term borrowings                                         5,286         6,788
Long-term debt                                                2,309         2,677
Accrued interest payable and other liabilities                5,518         5,101

       Total liabilities                                     646,571       614,635

SHAREHOLDERS' EQUITY
Preferred stock, $10 par value, 200,000 shares
  authorized, no shares issued or outstanding
Common stock, $10 par value, 10,000,000 and 5,000,000
  shares authorized at December 31, 1996 and 1995,
  3,316,267 and 3,158,961 shares issued and
  outstanding at December 31, 1996 and 1995                  33,163        31,590
Treasury stock, 724 shares at cost                              (21)
Retained earnings                                            38,731        35,009
Unrealized gain/(loss) on securities available for
  sale, net of deferred taxes of $165 and $612                  310         1,113
  Total shareholders' equity                                 72,183        67,712


       Total liabilities and shareholders' equity       $    718,754  $    682,347


                   See accompanying notes to consolidated financial statements.

        <PAGEE> 3
                                      AMBANC CORP.
                                      Consolidated Statements of Income
                         For the years ended December 31, 1996, 1995 and 1994
                         (Dollar amounts in thousands, except per share data)
                                                                           1996        1995        1994
INTEREST INCOME
   Interest and fees on loans                             $   42,560  $   37,888  $   30,676
   Interest and fees on loans held for sale                      389         326         536
   Interest on securities
     Taxable                                                   7,805       7,680       8,629
     Tax exempt                                                2,809       2,759       2,842
   Other interest                                                748         739         370

     Total interest income                                    54,311      49,392      43,053


INTEREST EXPENSE
   Interest on deposits                                       26,761      23,593      18,568
   Interest on short-term borrowings                             385         437         409
   Interest on long-term debt                                    142         161         177

     Total interest expense                                   27,288      24,191      19,154

        Net interest income                                    27,023      25,201      23,899
Provision for loan losses                                     1,366       1,182         338

        Net interest income after
        provision for loan losses                              25,657      24,019      23,561


NONINTEREST INCOME
   Income from fiduciary activities                              654         602         546
   Service charges on deposit accounts                         1,586       1,520       1,274
   Net realized gain on securities                                28          41          29
   Other operating income                                      1,122         990       1,035

     Total noninterest income                                  3,390       3,153       2,884


NONINTEREST EXPENSE
   Salaries and employee benefits                              9,633       9,450       8,777
   Occupancy expenses, net                                     1,218       1,051       1,107
   Equipment expenses                                          1,220       1,117       1,038
   Data processing expenses                                      480         388         442
   FDIC insurance                                                270         690       1,225
   Other operating expenses                                    4,978       4,806       4,730

     Total noninterest expense                                17,799      17,502      17,319

        INCOME BEFORE INCOME TAXES                             11,248       9,670       9,126
Income taxes                                                  3,282       2,625       2,624


        NET INCOME                                         $    7,966  $    7,045  $    6,502


EARNINGS PER AVERAGE COMMON SHARE OUTSTANDING            $     2.40  $     2.12  $     1.96

                    See accompanying notes to consolidated financial statements.

                                                     AMBANC CORP.
                     Consolidated Statements of Changes in Shareholders' Equity
                        For the years ended December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except per share data)

                                                              Unrealized
                                                              Gain/(Loss)     Total
                                   Common  Retained  Treasury     on       Shareholders'
                                   Stock   Earnings   Stock   Securities      Equity

BALANCE, JANUARY 1, 1994          $ 30,062 $  27,048 $    (37)$       649  $      57,722

Net income for 1994                            6,502                               6,502
Cash dividends ($.59 per common
  share)                                      (1,947)                             (1,947)
Net change in unrealized
  gain/(loss) on securities
  available for sale                                               (4,137)        (4,137)
Issuance of stock for dividend
  reinvestment and stock
  purchase plan                         24        50                                  74
Fractional shares paid for
  acquisition                                     (4)                                 (4)


BALANCE, DECEMBER 31, 1994          30,086    31,649      (37)     (3,488)        58,210

Net income for 1995                            7,045                               7,045
Cash dividends ($.65 per common
  share)                                      (2,144)                             (2,144)
Net change in unrealized
  gain/(loss) on securities
  available for sale                                                4,601          4,601
Issuance of stock for dividend
  reinvestment and stock
  purchase plan                          4         8                                  12
Fractional shares paid for
  acquisition and stock dividend                 (12)                                (12)
Retired treasury stock                           (37)      37
5% stock dividend                    1,500    (1,500)

BALANCE, DECEMBER 31, 1995          31,590    35,009       --       1,113         67,712

Net income for 1996                            7,966                               7,966
Cash dividends ($.80 per common
  share)                                      (2,653)                             (2,653)
Net change in unrealized
  gain/(loss) on securities
  available for sale                                                 (803)          (803)
Net change in treasury stock                              (21)                       (21)
Fractional shares paid for
  stock dividend                                 (18)                                (18)
5% stock dividend                    1,573    (1,573)

BALANCE, DECEMBER 31, 1996        $ 33,163 $  38,731 $    (21)$       310  $      72,183



                    See accompanying notes to consolidated financial statements.

                                      AMBANC CORP.
                                 Consolidated Statements of Cash Flows
                       For the years ended December 31, 1996, 1995 and 1994
                                      (Dollar amounts in thousands)



                                                                       1996        1995        1994
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                           $    7,966  $    7,045  $    6,502
   Adjustments to reconcile net income to net
     cash from operating activities:
      Net premium amortization and discount
        accretion on securities                               319         374         443
        Depreciation                                          1,081         987       1,072
        Provision for loan losses                             1,366       1,182         338
      Deferred income tax provision                          (337)       (621)        365
        Gain on securities                                      (28)        (41)        (29)
      Gain on sale of loans held for sale                    (409)       (191)       (229)
        Proceeds from sales of loans held for sale           30,385      16,231      35,676
      Loans held for sale made to customers,
        net of payments collected                         (25,599)    (20,103)    (21,192)
        Accrued interest receivable
          and other assets                                     (748)     (1,290)     (4,047)
        Accrued interest payable
          and other liabilities                                 417         941       2,436
        Deferred loan fees, net of costs                        (48)        (81)        (33)

          Net cash from operating activities                 14,365       4,433      21,302


CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of securities
    available for sale                                     16,893       4,559      14,999
   Proceeds from maturities and calls of securities
    available for sale                                     40,395      31,453      40,783
   Proceeds from maturities and calls of securities
    held to maturity                                           --       4,037       3,232
   Purchases of securities available for sale              (56,084)    (15,816)    (38,136)
   Purchases of securities held to maturity                     --      (3,938)     (4,020)
   Net change in interest bearing deposits
     in other banks                                            102         501        (303)
   Loans made to customers, net of payments collected      (58,662)    (54,028)    (51,206)
   Loans purchased                                              (8)     (7,386)     (1,187)
   Proceeds from sales of loans                              6,150       6,804       6,845
   Property and equipment expenditures                      (2,867)     (1,497)     (1,295)

          Net cash from investing activities                (54,081)    (35,311)    (30,288)

                                                  AMBANC CORP.
                                Consolidated Statements of Cash Flows - continued
                       For the years ended December 31, 1996, 1995 and 1994
                                      (Dollar amounts in thousands)
                                                                           1996        1995        1994
CASH FLOWS FROM FINANCING ACTIVITIES
   Net change in deposits                                   33,389      49,682         494
   Net change in short-term borrowings                      (1,502)     (2,506)       (527)
   Payments on long-term debt                                 (484)       (597)       (338)
  Proceeds from long-term debt                                116          85       2,527
  Purchase of treasury stock                                  (21)         --          --
  Payment for fractional shares                               (18)        (12)         (4)
  Issuance of stock for dividend reinvestment
    and stock purchase plan                                    --          12          74
   Dividends paid                                           (2,653)     (2,144)     (1,947)

          Net cash from financing activities                 28,827      44,520         279

NET CHANGE IN CASH AND CASH EQUIVALENTS                   (10,889)     13,642      (8,707)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR             43,173      29,531      38,238

CASH AND CASH EQUIVALENTS AT END OF YEAR               $   32,284  $   43,173  $   29,531


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash paid during the year for:
     Interest                                           $   26,343  $   22,371  $   18,976
     Income taxes                                            3,850       2,981       2,722


Noncash activities occurred consisting of the reclassification of $40,080 from the held to maturity securities portfolio to the available for sale securities portfolio in 1995.


                    See accompanying notes to consolidated financial statements.

AMBANC CORP.
Notes To Consolidated Financial Statements
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)

 Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Reporting
The consolidated financial statements include the accounts of AMBANC Corp. (Corporation), and its wholly owned subsidiaries, AmBank Indiana, N.A. (IND), AmBank Illinois, N.A. (ROB), AmBank Illinois (CAS) and American National Realty Corp. (ANR). On June 30, 1996, The American National Bank of Vincennes and Citizens' National Bank of Linton were merged and renamed AmBank Indiana, N.A. The First National Bank in Robinson and Bank of Casey were also renamed to AmBank Illinois, N.A. and AmBank Illinois, respectively, on June 30, 1996. On September 30, 1996, Lincolnland Insurance Agency & Investments, Inc., previously a wholly owned subsidiary of the Corporation, was dissolved. Upon consolidation, all significant intercompany accounts and transactions have been eliminated. As discussed in Note 2, AMBANC Corp. acquired First Robinson Bancorp (FRB) on November 1, 1995, under the pooling of interests method of accounting. These consolidated financial statements have been restated to reflect the accounts of FRB for all periods presented.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Description of Business
IND, ROB and CAS operate primarily in the banking industry, which accounts for more than 90 percent of the Corporation's revenues, operating income and assets. IND, ROB and CAS generate commercial, real estate mortgage and installment loans and receive deposits from customers located in Greene, Knox, Gibson, Vigo and surrounding counties in Indiana and Crawford, Clark, Wabash and surrounding counties in Illinois. Although the overall loan portfolio is diversified, the economy of these counties is heavily dependent upon the agricultural industry. The majority of the loans are secured by specific items of collateral including business assets, real property and consumer assets.

ANR owns various real estate, which is leased to IND for normal banking activities, such as parking, drive-in banking and branch banking facilities.

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

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)

 Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Loans Held for Sale

Loans held for sale consist of fixed rate mortgage loans conforming to established guidelines and held for sale to the secondary mortgage market. Mortgage loans held for sale are carried at the lower of cost or fair value determined on an aggregate basis. Gains and losses on the sale of these mortgage loans are included in other noninterest income.

The Corporation adopted FAS 122, "Accounting for Mortgage Servicing Rights" (MSRs), on January 1, 1996. FAS 122 requires that the Corporation recognize as separate assets, rights to service mortgage loans for others that have been acquired through either the purchase or origination of a loan. An entity that sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the MSRs and the loans based on their relative fair values. These costs are initially capitalized and subsequently amortized in proportion to, and over the period of, estimated net loan servicing income. Additionally, FAS 122 requires that MSRs be reported on the Consolidated Balance Sheet at the lower of cost or fair value. The Corporation is required to assess its capitalized MSRs for impairment based upon the fair value of the rights. MSRs are stratified based upon one or more of the predominant risk characteristics of the underlying loans.
Impairment is recognized through a valuation allowance for each impaired stratum. The provisions of FAS 122 were applied prospectively beginning in fiscal 1996. The ongoing impact of FAS 122 is dependent upon, among other things, the volume of loan originations, the general levels of market interest rates and the rate of estimated loan prepayments. Accordingly, management is unable to predict with any reasonable certainty what effect FAS 122 will have on the Corporation's future results of operations or its financial condition. FAS 122 prohibits restatement of prior years' financial statements.

Loans

Loans are stated at the principal amount outstanding adjusted for unearned discounts, unamortized premiums and net deferred fees. The Corporation defers loan fees, net of certain direct loan origination costs. The net amount deferred is reported on the balance sheets as part of loans and is recognized into interest income over the term of the loan on a level yield basis. Any unamortized fees on loans sold are credited to gain on sale of loans at time of sale.
Interest on real estate, commercial and installment loans is accrued over the term of the loans on a level yield basis. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business.

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

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)

 Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

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

Premises, Furniture and Equipment
Premises, furniture and equipment are stated at cost less accumulated depreciation and are depreciated over the estimated useful lives of the assets ranging from 3 to 40 years, principally on the straight-line method. Maintenance and repairs are expensed, and major improvements are capitalized.

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

Income Taxes

The Corporation and its subsidiaries file consolidated tax returns. Each entity is charged or credited for taxes as if separate returns were filed. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and basis of such assets and liabilities as measured by tax laws and regulations.

Fiduciary Activities

Trust Department income is recognized on the cash basis method, which in this circumstance does not materially differ from the accrual method.

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)


 Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Statements of Cash Flows
Cash and cash equivalents is defined to include cash on hand, noninterest bearing amounts due from other banks and federal funds sold. Generally, federal funds are sold for one-day periods. The Corporation reports net cash flows for loans held for sale, customer loan transactions, deposit transactions and deposits made with other financial institutions.

New Accounting Pronouncements
FAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", is effective for fiscal years beginning after December 31, 1996. FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The effects of FAS 125 on the future financial position and results of operations of the Corporation cannot be readily determined.

Financial Statement Presentation
Certain items in the 1995 and 1994 financial statements have been reclassified to correspond with the 1996 presentation.

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)

 Note 2 - BUSINESS COMBINATION


                                                      Common
                                                      Shares  Method of
                                     Date Completed   Issued  Accounting

First Robinson Bancorp (FRB)         November 1, 1995 701,647  Pooling

The Consolidated Financial Statements have been restated to include the accounts and operations of FRB, parent holding company of ROB for all periods presented. FRB was merged into the Corporation and ceased to exist at the conclusion of the merger. The contribution of FRB to consolidated interest income, net interest income and net income for the periods prior to the merger was as follows.

                                       Ten
                                             Months Ended   Year Ended
                                             October 31,   December 31,
                                                 1995          1994

             Interest income
               Previously reported     $     33,967  $     35,023
               FRB                            6,826         8,030

                  Total                 $     40,793  $     43,053


             Net interest income
               Previously reported     $     17,362  $     19,423
               FRB                            3,624         4,476

                  Total                 $     20,986  $     23,899


             Net income
               Previously reported     $      5,042  $      5,443
               FRB                              678         1,059

                  Total                 $      5,720  $      6,502

 Note 3 - SECURITIES

             The amortized cost and estimated fair value of securities are as follows.

                                                               December 31, 1996
                                                              Gross      Gross     Estimated
                                                  Amortized Unrealized Unrealized    Fair
                                                     Cost     Gains      Losses     Value
            Securities available for sale
            U.S. Government and its agencies      $ 102,163 $      670 $   (1,014) $ 101,819
            States and political subdivisions        54,696      1,235       (155)    55,776
            Corporate obligations                     1,823         --         --      1,823
            Collateralized mortgage obligations       9,253          2        (89)     9,166
            Mutual funds                              2,314         --       (174)     2,140

              Total                               $ 170,249 $    1,907 $   (1,432) $ 170,724

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)

 Note 3 - SECURITIES - Continued

<CAPTIONS>
                                                           December 31, 1995

                                                         Gross      Gross     Estimated
                                             Amortized Unrealized Unrealized    Fair
                                                Cost     Gains      Losses     Value

            Securities available for sale
            U.S. Government and
                  its agencies                   $ 101,483 $      891 $     (664) $ 101,710
            States and political
              subdivisions                      50,216      1,705        (84)    51,837
            Corporate obligations                3,550         43         (3)     3,590
            Collateralized mortgage
                  obligations                       15,544         45        (73)    15,516
               Mutual funds                           951         --       (135)       816

              Total                          $ 171,744 $    2,684 $     (959) $ 173,469

             The one time reclassification under FAS 115 occurred in December 1995 and reclassified securities with amortized cost of $40,080 from held to maturity to available for sale. The unrealized gain at the time of the transfer was $1,628.

             Investments in states and political subdivisions and corporate obligations are made within policy standards, which call for these securities to be investment grade or better as established by national rating organizations. These securities are actively traded and have a readily available market valuation. Ratings and fair values of these securities are reviewed monthly with fair values being obtained from an independent rating service or broker.

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)

 Note 3 - SECURITIES - Continued

             The amortized cost and estimated fair value of securities at December 31, 1996, by contractual maturity are shown in the following schedule. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     Available for Sale

                                                               Estimated
                                                    Amortized     Fair
                                                       Cost      Value

          Due in 1 year or less                     $   15,175 $  15,179
          Due after 1 year through 5 years              60,574    60,741
          Due after 5 years through 10 years            54,085    54,320
          Due after 10 years                             9,938     9,990

            Subtotal                                   139,772   140,230
          Collateralized mortgage obligations            9,253     9,166
          U.S. agency mortgage-backed
            securities                                  18,910    19,188
          Mutual funds                                   2,314     2,140

            Total                                   $  170,249 $ 170,724



             Proceeds from sales of securities available for sale were $16,893 in 1996, $4,559 in 1995 and $14,999 in 1994. Sales
and calls of securities available for sale resulted in gross gains and gross losses of $56 and $28 in 1996, $21 and $3 in 1995 and $78 and $49 in 1994. Sales and calls of securities held to maturity resulted in gross gains and gross losses of $0 and $0 in 1996, $24 and $1 in 1995, and $0 and $0 in 1994.

Securities with a carrying value of $50,609 and $47,631 at December 31, 1996 and 1995, were pledged to secure public deposits and for other purposes required or permitted by law.

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)

 Note 4 - LOANS

Loans as presented on the balance sheets are comprised of the following.

                                                     1996          1995
             Commercial                       $    201,092  $    172,782
             Agricultural                           55,404        65,239
             Real estate                           129,116       107,123
             Installment                           105,464        94,784
             Credit cards                            3,686         3,722

               Total loans                         494,762       443,650
          Unearned income                          (295)         (993)


            Total loans, net               $    494,467  $    442,657

             Certain loans have been restructured in a manner that grants a concession to the borrower because of the borrower's financial difficulties. At December 31, 1996, 1995 and 1994, these loans totaled $3,089, $45 and $490. Interest income recorded on these loans was $310, $3 and $39 during 1996, 1995 and 1994. Interest income which would have been recorded under the original terms of the loans was $310, $4 and $44 during 1996, 1995 and 1994.

Directors and executive officers of the Corporation and its wholly owned subsidiaries were customers of, and had other transactions with, the banking subsidiaries in the ordinary course of business. A schedule of the aggregate activity involving loans to related parties follows.

             Balance, January 1, 1996                      $   19,309
             New loans                                          6,442
             Loan reductions                                  (14,222)

               Balance, December 31, 1996                  $   11,529

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)

 Note 5 - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is as follows.

                                                           1996        1995        1994
             Balance, January 1                $    5,022  $    4,531  $    4,238
             Provision charged to operations        1,366       1,182         338
             Loans charged off                     (1,266)     (1,019)       (808)
             Recoveries                               508         328         763

               Balance, December 31            $    5,630  $    5,022  $    4,531

             Impaired loan information under FAS 114 and 118 at December 31,

                                                           1996        1995

             Impaired loans with a valuation reserve       $      843  $      160
             Impaired loans with no valuation reserve             578         823

             Total impaired loans                          $    1,421  $      983

             Valuation reserve on impaired loans           $      469  $       50
             Average impaired loans                             2,495       1,127

Income recorded on these loans during 1996, 1995 and 1994 totaled
$89, $18 and $17. Income which would have been recorded on these loans during 1996, 1995 and 1994, had they been accruing all year, was $149, $41 and $55.

 Note 6 - MORTGAGE BANKING ACTIVITIES

Loans serviced for others, amounting to $97,606, $79,990 and $73,748 at December 31, 1996, 1995 and 1994, are not included in the consolidated financial statements. Net gain on sales of loans was $409, $191 and $229 for the years ended December 31, 1996, 1995 and 1994. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

The following analysis reflects the changes in MSRs acquired for the year ended December 31, 1996.

             Carrying Value January 1, 1996                  $    --
               Additions                                          307
               Amortization                                       (16)
               Net change in valuation allowance                   --

                  Carrying Value December 31, 1996             $   291

The fair value of MSRs as of December 31, 1996, was $291. Fair value is estimated by discounting the net servicing income to be received over the estimated servicing term using a current market rate. The significant risk characteristic of the underlying loans used to stratify MSRs for impairment measurement was term and note of rate. No valuation allowance existed for the year ended December 31, 1996.

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)


 Note 7 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment as presented on the balance sheets are comprised of the following.

                                                                          1996        1995
             Land and improvements                         $    1,351  $    1,346
             Buildings and improvements                        12,133      10,751
             Furniture and equipment                           10,340       8,973

               Total cost                                      23,824      21,070
             Accumulated depreciation                         (12,640)    (11,672)

               Total, net                                  $   11,184  $    9,398


Depreciation expense for the years ended December 31, 1996, 1995 and 1994, totaled $1,081, $987 and $1,072.


 Note 8 - INTEREST BEARING DEPOSITS

Interest bearing deposits issued in denominations of $100 or greater totaled $76,948 and $66,647 at December 31, 1996 and 1995.

 Note 9 - SHORT-TERM BORROWINGS

Short-term borrowings is comprised of the following.

                                                               1996        1995
          Repurchase agreements                         $    3,049  $    5,385
             Demand notes issued to the U.S. Treasury           2,237       1,403

             Total                                         $   5,286  $    6,788


Borrowings under the Federal Reserve Bank note option plan are collateralized by certain securities and are reduced at the discretion of the U.S. Treasury.

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)

Note 10 - LONG-TERM DEBT

Long-term debt is comprised of a deferred compensation plan of $218 and $102 in 1996 and 1995 as discussed in Note 11 and two Federal Home Loan Bank Mortgage Advances (Advances) totaling $2,091 and $2,575 in 1996 and 1995. The Advances have an average rate of 5.84% and 5.68% at December 31, 1996 and 1995, interest payable monthly and principal payable in annual installments with the final payment due March 15, 2004, and are secured by various securities. The principal maturities of these Advances in each of the five years after December 31, 1996, will be $400, $332, $211, $188 and $167.

Note 11 - EMPLOYEE BENEFITS

The Corporation maintains a retirement savings plan covering substantially all employees. To be eligible to participate, the Plan requires employees to complete one year of service and be 21 years of age. The Plan covers all employees and allows for the matching of 50% of the first 4% of employee salary contributions and an annual discretionary contribution. The Corporation's contributions to the Plan are vested by employees at 20% per year starting with the second year of service and become 100% vested after six years. Prior to 1996, ROB employees were eligible to participate in a separate defined contribution money purchase pension plan. The Corporation's total contributions were $615, $473 and $435 for 1996, 1995 and 1994.

Prior to December 31, 1994, CAS sponsored a defined benefit pension plan covering substantially all employees. Benefits were based primarily on years of service and on the employees' average compensation during their period of employment. CAS's funding policy was to contribute the minimum amount required by applicable regulations. In 1994, a curtailment occurred which was accounted for in accordance with FAS 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits". During 1996, a final distribution of $929 was made of the plan assets, which had a fair value of $978, resulting in a net gain to the Corporation of $49. Net pension (benefit)/expense was $(49), $(11) and $197 for the years ended December 31, 1996, 1995 and 1994.

The Corporation has a deferred compensation plan for the benefit of certain executive officers. In return for the officers' relinquishing the right to a portion of their current compensation, the Corporation agrees to pay the participants at retirement or termination, in the form of 120 monthly payments or one lump-sum payment, the amount deferred plus any interest earned during the deferral period. Interest is paid annually at prime rate and the liability of $218 and $102 is included with long-term debt on the December 31, 1996 and 1995, balance sheets. During 1996, 1995 and 1994 the Corporation accrued approximately $13, $6 and $1 of interest expense towards its obligation under the plan.

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)

Note 12 - POSTRETIREMENT BENEFITS

The Corporation sponsors an unfunded postretirement benefit plan which provides defined medical and death benefits to certain eligible employees. Retirees as of December 31, 1992, receive postretirement medical benefits and death benefits for themselves and medical benefits for their spouses. These medical expenses were fixed in 1992 and all future increases are passed on to the retirees. Employees hired before April 1990 who retire after January 1, 1993, are eligible to receive a postretirement medical benefit for themselves, if they have completed 20 years of service and attained age 62. This benefit is sixty dollars per month to pay up to fifty percent of the retirees' medical benefits provided under the Corporation's group major medical insurance plan until age 65 and then under a medicare supplement plan.

Accumulated postretirement benefit obligations at December 31,

                                                          1996        1995

          Retirees                                     $     (411) $     (394)
          Fully eligible active participants                  (30)        (31)
          Other active plan participants                     (306)       (294)

                 Accumulated postretirement benefit
                obligation                                   (747)       (719)
             Unrecognized prior service cost                     142         154
             Unrecognized loss                                   (20)        (20)
          Unrecognized transition obligation                  465         494

              Accrued postretirement
                    benefit liability                        $   (160) $      (91)

             Net periodic postretirement benefit cost for the years ended December 31:

                                                          1996        1995        1994

          Service cost-benefits attributed to
            service during the period                  $       23  $       13  $       11
          Interest cost on accumulated
            postretirement benefit obligation                  49          39          40
          Amortization of transition
            obligation over 20 years                           29          29          29
             Amortization of unrecognized
               prior service cost                                 12          --          --

                  Postretirement benefit cost              $      113  $       81  $       80

Benefit payments of $45, $48 and $45 were made for postretirement medical benefits in 1996, 1995 and 1994.

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)

Note 12 - POSTRETIREMENT BENEFITS - Continued

For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits was assumed to be 9.5% for 1996 and 1995 and 16% for 1994 with the rate gradually decreasing to 6% after 15 years. The health care cost trend assumption has a significant effect on the amounts reported. An increase in the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996, 1995 and 1994, by approximately $14 and would have virtually no effect on the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1996, 1995 and 1994.

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7%, 7% and 6% at December 31, 1996, 1995 and 1994.

Note 13 - STOCK OPTION PLAN

The Corporation had a Nonqualified Stock Option Plan which expired in April 1993. Under the terms of the plan, options were granted at amounts not less than the fair value of the shares at the date of the grant and any options granted must be exercised within ten years of the grant. As of December 31, 1996, 1995 and 1994, fully vested options for 26,460 shares at an option price of $18.14 per share were outstanding.

Additionally, under provisions of the Nonqualified Stock Option Plan, stock appreciation rights have been granted coinciding with the number of stock options granted. The value of each stock appreciation right at any time is equal to 50% of the excess of the fair value of one share of common stock of the Corporation over the exercise price of the option to which it relates. Employee benefits charged/(credited) to operations in 1996, 1995 and 1994 includes $(1), $12 and $(69) related to stock appreciation rights.

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)


Note 14 - INCOME TAXES
          Income taxes consist of the following.



                                    1996      1995      1994

Current payable                     $  3,619  $  3,246  $  2,259
Deferred income taxes/(benefits)        (337)     (409)      365
Change in valuation allowance             --      (212)       --

Income taxes                       $  3,282  $  2,625  $  2,624


            Income taxes applicable to security transactions were $18, $14 and $17 in 1996, 1995 and 1994.


The following is a reconciliation of income tax expense and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes.

                                                                      1996      1995      1994
             Statutory rate applied to income              $  3,824  $  3,288  $  3,103
             Adjustments
               Tax exempt interest income                    (1,053)   (1,048)   (1,086)
               Non-deductible interest                          160       144       156
               Merger expenses                                   --       111        66
               State income taxes                               531       374       333
               Alternative minimum tax                          (93)       --       (27)
               Surtax exemption and other                       (87)      (32)       79
               Change in valuation allowance                     --      (212)       --

                  Total income taxes                        $  3,282  $  2,625  $  2,624


The Corporation's deferred income tax assets and liabilities consist of the following.

                                                                      1996      1995

             Deferred tax assets
               Allowance for loan losses                   $    959  $    563
               Accrued employee benefits                        519       392
               Alternative minimum tax carryforward             166       259
               Other                                             18         4

                                                           1,662     1,218
               Deferred tax liabilities
               Depreciation                                     684       605
               Unrealized gain on securities
                 available for sale                             165       612
               Mark to market adjustment on
                 loans held for sale                             10         1
               Accretion of securites discount                  131       112

                                                             990     1,330
                 Net deferred tax asset/(liability)        $    672  $   (112)

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)

Note 15 - COMMITMENTS AND CONTINGENT LIABILITIES

The Corporation leases various facilities and equipment. These leases expire at various times during the years 1997 through 2008 with renewal options through the year 2038. Certain of these leases are with companies controlled by directors of the Corporation and its subsidiaries which had total lease payments of $30, $42 and $41 in 1996, 1995 and 1994. Total rental expense for all leases for the years 1996, 1995 and 1994, was $308, $166 and $94. The following is a schedule of future minimum lease payments.

          1997                $   360
          1998                    287
          1999                    179
          2000                    169
          2001                    127
          Thereafter            1,427

            Total             $ 2,549

In the ordinary course of business, the Corporation's banking subsidiaries have loans, commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the consolidated balance sheets. The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policy to make such commitments as is used for on-balance sheet items. Outstanding loan commitments and customers' unused lines of credit amounted to $100,546 and $74,779 at December 31, 1996 and 1995.
Outstanding standby letters of credit were $9,328 and $6,058 at December 31, 1996 and 1995. Since many commitments to make loans expire without being used, the outstanding amount of commitments does not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower and may include accounts receivable, inventory, property, land and other items.

The Corporation was required to have $8,137 and $7,018 at December 31, 1996 and 1995, on deposit with the Federal Reserve or as cash on hand or on deposit with other banks. These reserves do not earn interest.

Note 16 - SHAREHOLDERS' EQUITY

All share and per share amounts have been retroactively adjusted to reflect the effect of the shares issued in the business combination discussed in Note 2 as though these shares had been outstanding for all periods presented. A 5% stock dividend was paid on December 2, 1996, and November 30, 1995, and all average share and per share amounts have been retroactively adjusted to reflect these stock dividends. Earnings per share amounts are based on average outstanding shares of 3,315,808 for 1996, 3,316,264 for 1995 and 3,313,716 for 1994.

In 1993 the directors of the Corporation approved the establishment of a Dividend Reinvestment and Stock Purchase Plan (Plan) to provide shareholders a method of purchasing additional shares of the Corporation's common stock by reinvesting their cash dividends or making optional cash payments into the Plan. Shares are credited to the participant's account at the fair value of the Corporation's

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)

Note 16 - SHAREHOLDERS' EQUITY - Countinued

stock at the date of the monthly purchase by the Plan. The directors of the Corporation reserved 50,000 shares for the Plan and issued 383 shares in 1995 and 2,388 shares in 1994 to the Plan. The Plan was changed to a market only plan during the second quarter of 1995 and no more shares of common stock are reserved or will be issued by the Corporation through this Plan.

The directors of the Corporation are being paid in stock per the Director Stock Grant Plan approved by the shareholders in 1996. The Corporation's stock is purchased routinely on the market and held as treasury stock until it is reissued as payment of director fees each quarter.

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)


Note 17 - REGULATORY MATTERS

The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory
- and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Leverage Capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996 and 1995, that the Corporation met all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notifications from the Office of Comptroller of Currency and the Commissioner of Banks and Trust Companies in Illinois categorized the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation must maintain minimum Total Capital, Tier 1 Capital, Tier 1 Leverage Capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions' categories.

The Corporation's consolidated and individual banking subsidiaries' actual capital amounts and ratios are also presented in the table.

                                                                                                      To Be Well
                                                                                    For Capital   Capitalized Under
                                                                                     Adequacy     Prompt Corrective
                                                                      Actual         Purposes     Action Provisions

                                                                  Amount  Ratio    Amount  Ratio   Amount     Ratio

             As of December 31, 1996
               Total Capital (to Risk Weighted Assets)
                 Consolidated                                    $ 75,594  14.33% $ 42,195  8.00% $ 52,744    10.00%
                 AmBank Indiana, N.A.                              43,308  12.82    27,024  8.00    33,780    10.00
                 AmBank Illinois, N.A.                             19,035  16.90     9,010  8.00    11,263    10.00
                 AmBank Illinois                                   12,165  15.87     6,131  8.00     7,663    10.00

               Tier 1 Capital (to Risk Weighted Assets)
                 Consolidated                                    $ 69,964  13.26% $ 21,098  4.00% $ 31,646     6.00%
                 AmBank Indiana, N.A.                              39,823  11.79    13,512  4.00    20,268     6.00
                 AmBank Illinois, N.A.                             17,627  15.65     4,505  4.00     6,758     6.00
                 AmBank Illinois                                   11,445  14.94     3,065  4.00     4,598     6.00


               Tier 1 Leverage Capital (to Average Assets)
                 Consolidated                                    $ 69,964  10.00% $ 27,993  4.00% $ 34,992     5.00%
                 AmBank Indiana, N.A.                              39,823   9.37    16,997  4.00    21,247     5.00
                 AmBank Illinois, N.A.                             17,627  10.63     6,633  4.00     8,291     5.00
                 AmBank Illinois                                   11,445  10.42     4,395  4.00     5,494     5.00

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)



Note 17 - REGULATORY MATTERS- Continued

                                                                                                      To Be Well
                                                                                    For Capital   Capitalized Under
                                                                                     Adequacy     Prompt Corrective
                                                                    Actual           Purposes     Action Provisions

                                                                  Amount  Ratio    Amount  Ratio   Amount     Ratio

             As of December 31, 1995
               Total Capital (to Risk Weighted Assets)
                 Consolidated                                    $ 69,595  14.67% $ 37,961  8.00% $ 47,452    10.00%
                 AmBank Indiana, N.A.                              39,606  13.19    24,027  8.00    30,034    10.00
                 AmBank Illinois, N.A.                             18,015  17.56     8,208  8.00    10,260    10.00
                 AmBank Illinois                                   11,163  15.63     5,715  8.00     7,143    10.00

               Tier 1 Capital (to Risk Weighted Assets)
                 Consolidated                                    $ 64,573  13.61% $ 18,981  4.00% $ 28,471     6.00%
                 AmBank Indiana, N.A.                              36,462  12.14    12,014  4.00    18,020     6.00
                 AmBank Illinois, N.A.                             16,824  16.40     4,104  4.00     6,156     6.00
                 AmBank Illinois                                   10,476  14.67     2,857  4.00     4,286     6.00

               Tier 1 Leverage Capital (to Average Assets)
                 Consolidated                                    $ 64,573  10.01% $ 25,794  4.00% $ 32,243     5.00%
                 AmBank Indiana, N.A.                              36,462   9.63    15,149  4.00    18,936     5.00
                 AmBank Illinois, N.A.                             16,824  10.20     6,596  4.00     8,245     5.00
                 AmBank Illinois                                   10,476  10.17     4,120  4.00     5,150     5.00

The Corporation and its wholly owned subsidiary banks are subject to regulations which require the maintenance of certain capital levels and, as a result, limit the amount of dividends which may be paid by the banks. IND and ROB are regulated by the Comptroller of the Currency, CAS is regulated by the Commissioner of Banks and Trust Companies in Illinois, while the Corporation is regulated by the Federal Reserve Board. The most restrictive of the regulations generally requires the banks to maintain a minimum leverage capital to total asset ratio. As a result of this limitation, approximately $21,303 of the $71,114 equity of the banks was restricted and unavailable for the payment of dividends to the Corporation at December 31, 1996.

Additionally, the amount of dividends the banks may pay to the Corporation in a single year without approval from regulators is limited by regulation. Under the most restrictive regulations, approximately $10,318 of undistributed earnings of the banks was available for distribution to the Corporation at December 31, 1996. As a practical matter, dividends are ordinarily restricted to a lesser amount because of the need to maintain an adequate capital structure.

On September 30, 1996, the President signed into law an omnibus appropriations act for fiscal year 1997 that included, among other things, the recapitalization of the Savings Association Insurance Fund (SAIF) in a section entitled, "The Deposit Insurance Funds Act of 1996" (the Act). The Act included a provision where all insured depository institutions would be charged a one-time special assessment on their SAIF assessable deposits as of March 31, 1995. The Corporation recorded a pre-tax charge of $191 during the year ended December 31, 1996, which represented 65.7 basis points of the March 31, 1995, assessable deposits.

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)


Note 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The following table shows the carrying amount and estimated fair value of financial instruments held by the Corporation at December 31, 1996 and 1995.


                               December 31, 1996       December 31, 1995

                               Carrying   Estimated    Carrying   Estimated
                                Amount    Fair Value    Amount    Fair Value

Cash and cash equivalents      $   32,284  $   32,284  $   43,173  $   43,173
Interest bearing deposits
  in other banks                      590         590         692         692
Securities available for sale     170,724     170,724     173,469     173,469
Loans held for sale                 2,350       2,404       6,727       7,141
Loans, less allowance for
  loan losses                     488,837     488,033     437,635     429,848
Demand and savings deposits       281,248     281,248     275,087     275,087
Time deposits                     352,210     353,556     324,982     320,921
Short-term borrowings               5,286       5,286       6,788       6,788
Long-term debt                      2,309       2,309       2,677       2,677

            For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1996 and 1995. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for commercial loans is based on estimates of the difference in interest rates the bank would charge the borrowers for similar loans with similar maturities applied for an estimated time period until the loan is assumed to reprice or be paid. The estimated fair value for other loans is based on estimates of the rates the bank would charge for similar such loans applied for the time period until estimated repayment. The estimated fair value for demand and savings deposits is based on their carrying value. The estimated fair value for time deposits is based on estimates of the rates the bank would pay on such deposits applied for the time period until maturity. The estimated fair value for short-term borrowings is considered to approximate cost. Rates currently available to the Corporation for debt with similar terms and remaining maturities are used to estimate the fair value of existing long-term debt. The estimated fair value for other financial instruments and off-balance sheet loan commitments approximate cost and are not considered significant to this presentation because the majority of these items are primarily at variable rates and are not made for long term periods.

            While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Corporation to have disposed of such items at December 31, 1996 and 1995, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1996 and 1995, should not necessarily be considered to apply at subsequent dates.

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

AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1996, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)

Note 19 - PARENT COMPANY STATEMENTS

            Presented below are condensed balance
sheets, statements of income and cash flows for the parent company.

                                       Condensed Balance Sheets
                                      December 31, 1996 and 1995
                                                          1996        1995
             ASSETS
Cash on deposit with subsidiaries                     $      806  $      673
Investment in bank subsidiaries                           71,114      66,901
Investment in non-bank subsidiaries                          494         454
Premises, furniture and equipment, net                       178         158
Other assets                                                 243         276

  Total assets                                        $   72,835  $   68,462

LIABILITIES
Other liabilities                                     $      652  $      750


             SHAREHOLDERS' EQUITY
Common stock                                              33,163      31,590
Treasury stock                                               (21)         --
Retained earnings                                         38,731      35,009
Unrealized gain/(loss) on securities
available for sale, net of deferred tax                      310       1,113

                 Total shareholders' equity               72,183      67,712

                 Total liabilities and
                     shareholders' equity              $   72,835  $   68,462

                                      Condensed Statements Of Income
                       For the years ended December 31, 1996, 1995 and 1994

                                                 1996      1995      1994

             OPERATING INCOME
Dividends received from bank subsidiaries      $  3,450  $  2,678  $  3,526
Rental income                                        --        --       240
Other income                                          8        35        32

Total operating income                            3,458     2,713     3,798

             OPERATING EXPENSE
Other expenses                                    1,871     2,315     1,003


INCOME BEFORE INCOME TAXES AND EQUITY IN
  UNDISTRIBUTED EARNINGS OF SUBSIDIARIES          1,587       398     2,795

Income tax credit                                  (354)     (351)     (181)

INCOME BEFORE EQUITY IN UNDISTRIBUTED
  EARNINGS OF SUBSIDIARIES                        1,941       749     2,976
Equity in undistributed earnings
of subsidiaries                                   6,025     6,296     3,526

  NET INCOME                                   $  7,966  $  7,045  $  6,502


AMBANC CORP.
Notes To Consolidated Financial Statements-Continued
December 31, 1995, 1994 and 1993
(Dollar amounts in thousands, except share and per share data)


Note 19 - PARENT COMPANY STATEMENTS - Continued

                                   Condensed Statements Of Cash Flows
                          For the years ended December 31, 1996, 1995 and 1994
                                                 1996      1995      1994
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                       $  7,966  $  7,045  $  6,50   Adjustments to reconcile net income
to
  net cash from operating activities
Depreciation                                            47        19       100
Equity in undistributed income of
subsidiaries                                        (3,450)   (2,678)   (3,526)
ther liabilities                                       (98)      547       (11)
Other assets                                            33        13        78

       Net cash from operating activities            4,498     4,946     3,143



       CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiaries                           (1,643)   (2,664)     (893)
Purchase of furniture and equipment                     (30)     (147)      (33)

       Net cash from investing activities            (1,673)   (2,811)     (926)


             CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                        (2,653)   (2,144)   (1,947)
Payment for fractional shares                            (18)      (12)       (4)
Treasury stock                                           (21)       37        --
Issuance of stock for dividend reinvestment
  and stock purchase plan                                 --        12        74

Net cash from financing activities                    (2,692)   (2,107)   (1,877)


NET CHANGE IN CASH AND CASH EQUIVALENTS                  133        28       340

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR           673       645       305
CASH AND CASH EQUIVALENTS AT END OF YEAR            $    806  $    673  $    645


NOTE 20 - SUBSEQUENT EVENT

            An application has been made to merge the Illinois banks, ROB and CAS, under the ROB National Bank charter. It is anticipated that the Comptroller of the Currency will approve this merger for completion during the first quarter of 1997.

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

The financial statements have been audited by Deloitte & Touche LLP, independent auditors for the years ended December 31, 1996 and 1995. They were engaged to audit the financial statements and to express an opinion thereon. Their audit was conducted in accordance with generally accepted auditing standards.





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

             (Dollar amounts in thousands, except share and per
                                 share data)

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


                (Dollar amounts in thousands, except share and per
                                    share data)

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