Form 10-K, Exhibit 13
period 1997-12-31
AMBANC CORP
filed 1998-03-27
CIK 702904

EXHIBIT 13

MANAGEMENT'S DISCUSSION AND ANALYSIS


This section presents an analysis of the consolidated financial condition of AMBANC Corp. (Corporation) and its wholly-owned subsidiaries, AmBank Indiana, N.A. (IND), AmBank Illinois, N.A. (ILL) and American National Realty Corp. (ANR) at December 31, 1997 and 1996, and the consolidated results of operations for the years ended December 31, 1997, 1996 and 1995. This review should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and other financial data presented elsewhere in this Annual Report.

On November 1, 1995, the Corporation issued 701,647 shares of its common stock in exchange for all of the outstanding common stock of First Robinson Bancorp
(FRB), the parent holding company of The First National Bank in Robinson. FRB was then merged into the Corporation. This acquisition was accounted for under the pooling of interests method. Accordingly, the Corporation's financial statements and financial data have been retroactively restated to include the accounts and operations of FRB for all periods presented. Certain reclassifications have been made to FRB's historical financial statements to conform to the Corporation's presentation. A 2-for-1 stock split was paid on August 29, 1997. A 5% stock dividend was paid on December 8, 1997, December 2, 1996, and November 30, 1995. All share and per share amounts have been retroactively restated to reflect the stock split, 5% stock dividends and the shares issued for FRB.

                             RESULTS OF OPERATIONS

         (Dollar amounts in thousands, except share and per share data)

Net income for 1997 was $8,286 or $1.19 per share compared to $7,966 or $1.14 per share in 1996 and $7,045 or $1.01 per share in 1995. Earnings expressed as a percentage of average assets and average equity were:

                                     Table I

                                   Percentage of              Percentage of
                                   Average Assets             Average Equity

                              1997    1996    1995        1997    1996    1995
                              ----    ----    ----        ----    ----    ----
 Net income                   1.14 %  1.13 %  1.09 %     11.14 % 11.58 % 11.30 %


The following is an analysis of the critical components of net income for the years 1997, 1996 and 1995 with discussion and analysis of the contrasts between these periods and the effect of previous trends on anticipated future earnings performance.

Net Interest Income

Net interest income is the principal source of the Corporation's earnings and represents the difference between interest income on interest-earning assets and the interest cost of interest-bearing liabilities. Income on certain interest-earning assets is exempt from federal income tax and, as is customary in the banking industry, changes in net interest income are analyzed on a fully tax-equivalent basis. Under this method, and throughout this discussion, nontaxable income on loans and securities is adjusted to an amount which represents the equivalent earnings if such earnings were subject to federal tax. The marginal tax rate used to restate nontaxable income was 34% for 1997, 1996 and 1995.

The yield on average interest-earning assets and the rate paid on average interest-bearing liabilities is based upon three major factors: the yield/rate received or paid, the mix of the individual components and the volume of interest-earning assets and interest-bearing liabilities. While the national prime rate is not the only indicator for yields received on assets or the rates paid on liabilities by the Corporation, it does indicate a general trend of current rates being received on assets and paid on liabilities. The national prime rate averaged 8.83% during 1995, decreased to an average of 8.27% during 1996 and increased to an average of 8.44% during 1997. Yields received and rates paid by the Corporation are a blend of current and past year's interest rates due to the lag effect of the repricing of both long-term assets and long-term liabilities.

Tables II, III and IV illustrate the components of net interest income for the last three years. Table II shows the average balances, interest income or expense and average yields and rates on interest-earning assets and interest-bearing liabilities by type. It also shows the calculation of net interest margin for 1997, 1996 and 1995. Table III shows the change from year to year for average interest-earning assets and average interest-bearing liabilities and the resulting net interest-earning assets. Table IV shows the change in net interest income from year to year and the allocation of that yearly change between volume and rate by type of interest-earning asset and interest-bearing liability.

                                    Table II
             Consolidated Average Balance Sheets and Interest Rates
              For the Years ended December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)

                                              1 9 9 7                       1 9 9 6                        1 9 9 5
                                             ---------                     ---------                      ---------
                                               Interest                      Interest                      Interest
                                     Average   Income/            Average    Income/            Average    Income/
                                     Balance   Expense  Average   Balance    Expense  Average   Balance    Expense  Average
                                    (Note A)  (Note B)   Rate    (Note A)   (Note B)   Rate    (Note A)   (Note B)   Rate
                                    --------  --------   ----    --------    ------    -----    -------   --------   -----
ASSETS
Interest-earning assets
 Securities
  U.S. Government                    $ 90,359  $  5,536    6.13%  $111,473   $  6,756    6.06%  $107,553   $  6,166    5.73%
  State and municipal
    obligations                        54,324     4,414    8.13     52,493      4,325    8.24     50,112      4,298    8.58
  Other                                16,479     1,008    6.12     15,889        979    6.16     22,113      1,396    6.31

   Total securities                   161,162    10,958    6.80    179,855     12,060    6.71    179,778     11,860    6.60

 Interest-bearing deposits
  in other banks                          413        25    6.05        628         38    6.05        914         54    5.91
 Loans held for sale                    2,021       163    8.07      5,441        389    7.15      4,307        326    7.57
 Total loans, less unearned
   (Notes A and C)                    516,513    46,342    8.97    467,509     42,421    9.07    416,489     38,073    9.14
 Federal funds sold                     7,744       427    5.51     13,076        710    5.43     11,842        685    5.78

   Total interest-earning assets and
    interest income                  $687,853  $ 57,915    8.42%   666,509   $ 55,618    8.34%   613,330   $ 50,998    8.32%

Noninterest-earning assets
 Cash and due from banks               19,967                       18,325                        18,372
 Premises and equipment, net           12,427                       10,249                         8,877
 Other assets                          13,345                       11,954                        10,906
 Allowance for loan losses             (5,448)                      (5,237)                       (4,636)
 Unrealized loss on securities
   available for sale                     137                         (214)                       (2,393)

   Total assets                      $728,281                     $701,586                      $644,456


LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
 Savings and demand deposits         $216,034  $  6,520    3.02%  $218,090   $  6,709    3.08%  $212,092   $  6,662    3.14%
 Time deposits                        368,061    21,487    5.84    344,388     20,052    5.82    299,794     16,931    5.65

   Total savings and
     time deposits                    584,095    28,007    4.80    562,478     26,761    4.76    511,886     23,593    4.61
 Short-term borrowings                  5,433       305    5.61      7,383        385    5.22      8,129        437    5.38
 Long-term debt                         2,064       129    6.25      2,373        142    5.98      2,804        161    5.74

   Total interest-bearing liabilities
     and interest expense             591,592  $ 28,441    4.81%   572,234   $ 27,288    4.77%   522,819   $ 24,191    4.63%

Noninterest-bearing liabilities
 Demand deposits                       56,062                       54,730                        55,527
 Other                                  6,230                        5,850                         3,766
Shareholders' equity                   74,397                       68,772                        62,344

   Total liabilities and
     shareholders' equity            $728,281                     $701,586                      $644,456

Interest margin recap
 Interest income/interest-
   earning assets                              $ 57,915    8.42%             $ 55,618    8.34%             $ 50,998    8.32%
 Interest expense/interest-
   earning assets                                28,441    4.13                27,288    4.09                24,191    3.95

   Net interest income/interest-
     earning assets                            $ 29,474    4.29%             $ 28,330    4.25%             $ 26,807    4.37%


Note A - Included in total loans are nonaccrual loans averaging $710, $2,495 and $1,127 for the years 1997, 1996 and 1995.

Note B - Interest income includes the effects of tax-equivalent adjustments using a marginal federal tax rate of 34% for 1997, 1996 and 1995. The total adjustment to convert tax-exempt loans and securities to a fully tax-equivalent basis was $1,661, $1,611 and $1,606 for 1997, 1996 and 1995.

Note C - Net loan fees and costs included in interest income on loans amounted to $932, $971 and $866, for the years 1997, 1996 and 1995.

         (Dollar amounts in thousands, except share and per share data)


                                    Table III
                     Changes in Net Interest-Earning Assets
                     ---------------------------------------

                                           1997 change                    1996 change
                                            from 1996                      from 1995
                                            ---------                      ---------
                                1997     Dollar  Percentage   1996     Dollar    Percentage  1995
                                ----     ------  ----------   ----     ------    ----------  ----
Average interest-
  earning assets               $687,853  $21,344   3.20%    $666,509    $53,179    8.67%    $613,330
Average interest-bearing
  liabilities                   591,592   19,358   3.38      572,234     49,415    9.45      522,819

     Net interest-
     earning assets            $ 96,261  $ 1,986   2.11%    $ 94,275    $ 3,764    4.16%    $ 90,511



                                    Table IV
                         Changes in Net Interest Income


                                 1997 compared to 1996     1996 compared to 1995
                                  increase/(decrease)       increase/(decrease)
                                   due to change in          due to change in
                                   -----------------         -----------------
                               Volume    Rate     Total     Volume   Rate     Total
                               ------    ----     -----     ------   ----     -----
Interest income
  Loans                        $4,397   $ (476) $ 3,921   $ 4,629  $ (281)  $ 4,348
  Loans held for sale            (276)      50     (226)       81     (18)       63
  Interest-bearing deposits
    with other banks              (13)       0      (13)      (17)      1       (16)
  Securities
    U.S. Government            (1,294)      74   (1,220)      237     353       590
    State and municipal
      obligations                 149      (60)      89       196    (169)       27
    Other                          36       (7)      29      (383)    (34)     (417)

      Total securities         (1,109)       7   (1,102)       50     150       200

  Federal funds sold             (294)      11     (283)       67     (42)       25

      Total interest income     2,705     (408)   2,297     4,810    (190)    4,620

Interest expense
  Savings and demand deposits     (62)    (127)    (189)      185    (138)       47
  Time deposits                 1,382       53    1,435     2,597     524     3,121
  Short-term borrowings          (110)      30      (80)      (39)    (13)      (52)
  Long-term debt                  (19)       6      (13)      (26)      7       (19)

    Total interest expense       1,191     (38)    1,153     2,717    380     3,097

          Net interest income   $1,514  $ (370) $ 1,144   $ 2,093  $ (570)  $ 1,523

         (Dollar amounts in thousands, except share and per share data)

Net  interest  income in 1997  increased  $1,144  or 4.04%  from  1996,  and the percentage of net interest margin, or net interest income to average interest-earning assets, increased to 4.29% in 1997 from 4.25% in 1996. This increase in net interest income was due to an increase of $1,986 or 2.11% in net interest-earning assets during 1997 from 1996 and the increase in rates for both interest-earning assets and interest-bearing liabilities. The allocation of the yearly difference shows that $1,514 of the 1997 increase was due to volume changes while rate changes reduced the net interest income by $370. Rates on both interest-earning assets and interest-bearing liabilities increased in 1997, but the rate allocation shows the .08% increase in the rates on interest-bearing assets exceeded the .04% increase in rates on interest-earning liabilities.

Net  interest  income in 1996  increased  $1,523  or 5.68%  from  1995,  and the percentage of net interest margin, or net interest income to average interest-earning assets, decreased to 4.25% in 1996 from 4.37% in 1995. This increase in net interest income was due to an increase of $3,764 or 4.16% in net interest-earning assets during 1996 from 1995 and the increase in rates for both interest-earning assets and interest-bearing liabilities. The allocation of the yearly difference shows that $2,093 of the 1996 increase was due to volume changes while rate changes reduced the net interest income by $570. Rates on both interest-earning assets and interest-bearing liabilities increased in 1996, but the rate allocation shows the .14% increase in the rates on interest-bearing liabilities exceeded the .02% increase in rates on interest-earning assets.

Provision and Allowance for Loan Losses

The provision for loan losses expense on the income statement provides a reserve called the allowance for loan losses (a contra asset on the balance sheet) to which loan losses are charged as those losses become evident. Management of each bank determines the appropriate level of the allowance for loan losses on a quarterly basis utilizing a report containing loans with a more than normal degree of risk. This report is the by-product of an ongoing loan review process, the purpose of which is to determine the level of credit risk within the portfolio and to ensure proper adherence to underwriting and documentation standards. Utilizing this report, a specific portion of the reserve is allocated to those loans which are considered to represent significant exposure to risk. In addition, estimates are made for potential losses on commercial, agricultural, real estate, installment, credit cards and other loans not specifically reviewed, based on historical loan loss experience and other factors and trends. Table V shows the provision and allowance for loan losses for the last five years. Table VI includes the specific allocation for loan losses at year-end for the last five years.

         (Dollar amounts in thousands, except share and per share data)

                                     Table V
                      Analysis of Allowance for Loan Losses


                            1997        1996        1995         1994        1993
                           ------      ------      ------       ------      ------
Balance at beginning
 of year                 $  5,630    $  5,022    $  4,531     $  4,238    $  4,168

Loans charged off
  Commercial                1,006         329         349          352       1,327
  Agricultur                                                        (a)        (a)
  Real estat                  180         106          11           32         112
  Installment                 436         586         537          365         266
  Credit cards                109         219         108           (a)        (a)
  Other                        36          26          14           59          49
                             -----       -----      -----          ---       -----
      Total charge-offs      1,767       1,266      1,019          808       1,754
                             -----       -----      -----          ---       -----
Charge-offs recovered
  Commercial                    54         196         115         548         177
  Agricultural                  14          70          78          (a)        (a)
  Real estate                   62          29           6          71          43
  Installment                  157         195         117         136         105
  Credit cards                  22          11           7          (a)        (a)
  Other                         11           7           5           8           7
                               ---         ---         ---         ---         ---
      Total recoveries         320         508         328         763         332
                               ---         ---         ---         ---         ---
      Net loans
      charged off            1,447         758         691          45       1,422
Current year provision       1,245       1,366       1,182         338       1,492
                             -----       -----       -----         ---       -----
        Balance at
        end of year       $  5,428    $  5,630    $  5,022    $  4,531    $  4,238
                             =====       =====       =====       =====       =====

Loans at year end         $540,433    $494,467    $442,657    $388,657    $342,950

Ratio of allowance
  to loans at year end        1.00 %      1.14 %      1.13 %      1.17 %      1.24 %

Average loans             $516,513    $467,509    $416,489    $368,198    $325,544

Ratio of net loans
  charged off to
  average loans                .28 %       .16 %       .17 %       .01 %       .44 %


(a) Unavailable but included in another classification.

                                    Table VI
                     Allocation of Allowance for Loan Losses


                             1997        1996        1995        1994        1993
                            ------      ------      ------      ------      ------
Commercial                 $   663     $  1,305    $  1,231    $    936    $    954
Agricultural                   105           94         424         213         329
Real estate                    285          223         212         204         223
Installment                    488          350         451         674         457
Credit cards                   131          109          18          25          17
Unallocated                  3,756        3,549       2,686       2,479       2,258
                             -----        -----       -----       -----       ------
   Total                   $ 5,428     $  5,630    $  5,022    $  4,531    $  4,238
                             =====        =====       =====       =====       =====


         (Dollar amounts in thousands, except share and per share data)


Nonperforming Assets

Nonperforming assets are defined as nonaccrual loans for which the ultimate collectibility of interest is uncertain, but for which the principal is considered collectible; restructured loans which have had an alteration to the original interest rate, repayment terms or principal balance because of a deterioration in the financial condition of the borrower; and loans past due over 90 days, but still accruing interest because the interest is ultimately considered collectible. Impaired loans covered in FAS 114 and 118 are defined by the Corporation to be nonaccrual loans. Nonperforming assets also include other real estate owned which has been acquired through foreclosure or acceptance of a deed in lieu of foreclosure. Other real estate owned is carried at the lower of cost or fair value less estimated selling costs, and is actively being marketed for sale. Table VII sets forth the components of nonperforming assets and their percentage to loans and the allowance for loan losses as a percentage of nonperforming assets at December 31, for the past five years.

                                    Table VII
                      Nonperforming Assets at December 31,


                             1997        1996        1995        1994        1993
                            ------      ------      ------      ------      ------
Nonaccrual loans         $    649    $  1,421    $    983    $    650    $  1,078
Restructured                2,421       3,089          45         490         565
90 days or more past due    1,976       1,313       1,272       1,325         837
                            -----       -----       -----       -----       ------
   Total nonperforming
     loans               $  5,046    $  5,823    $  2,300    $  2,465    $  2,480
                            =====       =====       =====       =====       =====

Percentage of loans           .93 %      1.18 %       .52 %       .63 %       .72 %
                              ===        ====         ===         ===         ===

Allowance as a percentage
  of nonperforming loans      108 %        97 %       218 %       184 %       171 %
                              ===          ==         ===         ===         ===

Other real estate owned  $    729    $    324     $    280    $    72     $   145
                              ===         ===          ===         ==         ===

Percentage of loans           .13 %       .07 %       .06 %       .02 %       .04 %
                              ===         ===         ===         ===         ===

Assets considered to be nonperforming are reviewed more frequently by management for repayment probability and residual collateral values. All restructured loans shown above have been performing within the terms of their restructured agreements. In addition to the nonperforming loans, there are other loans in the portfolio that have been identified by management or through an ongoing loan review process as having more than a normal degree of risk. These loans are reviewed quarterly by management and totaled $17,704 or 3.28% of total loans at December 31, 1997.

The provision for loan losses for 1997, 1996 and 1995 was $1,245, $1,366 and $1,182 while net charge-offs were $1,447, $758 and $691. Trends in the loan portfolio are indicative of a healthy local economy. Loan growth is strong and asset quality is improved. Loans at December 31, 1997, were up $45,966 or 9.30% to $540,433 while nonperforming loans showed a decrease in both amount and percentage of ending loans. Nonperforming loans at December 31, 1997, were down $777 or 13.34% to $5,046 from $5,823 at December 31, 1996. Nonperforming loans were also down to .93% of loans at December 31, 1997, from 1.18% at December 31, 1996. Based upon the Corporation's review, considering remaining collateral and/or financial condition of identified loans with a more than normal degree of risk, including nonperforming loans, historical loan loss percentages and economic conditions, it is Management's belief that the $1,245 of provision for loan losses during 1997 and the $5,428 of allowance for loan losses at December 31, 1997, is adequate to cover future possible losses. The statements in this paragraph related to the adequacy of the Corporation's provision for loan losses and allowance for loan losses are forward-looking statements that may or may not be accurate due to the impossibility of predicting future events. Severe economic downturns or other factors could cause significant increases in loan losses that cannot be foreseen by the Corporation, resulting in the allowance being inadequate to cover future losses.


                        RESULTS OF OPERATIONS - Continued
         (Dollar amounts in thousands, except share and per share data)


Noninterest Income


                                   Table VIII
                          Changes in Noninterest Income

                                       1997 change               1996 change
                                        from 1996                 from 1995
                                       -----------               -----------
                                1997   Dollar  Percentage  1996   Dollar   Percentage  1995
                                ----   ------  ----------  ----   -----    ----------  ----
Fiduciary income              $  758  $  104    15.90 %  $  654  $   52     8.64 %   $  602
Deposit service charges        1,754     168    10.59     1,586      66     4.34      1,520
Other operating income         1,759     333    23.35     1,426     436    44.04        990
Security gains/(losses)           78      50   178.57        28     (13)  (31.71)        41
                               -----     ---   ------     -----     ----  ------      -----

  Total noninterest income    $4,349  $  655    17.73 %  $3,694  $  541    17.16 %   $3,153
                               =====     ===    =====     =====    ====    =====     ======

As shown in Table VIII, noninterest income was up in both 1997 and 1996. Fiduciary income increased both years due to the trust departments' having additional assets under management and due to the increase in the market valuation of investments managed. Deposit service charges increased in both 1997 and 1996 and was due mainly to increases in fees from nonsufficient and return check charges. These fees increased in 1997 as a result of stronger collection efforts in this area. The major reason for the increase in other operating income in 1997 was due to increased gains on sales of loans held for sale and increased insurance commissions. The 1996 increase came primarily as a result of increases in gains on sales of loans held for sale. Loans held for sale (see loan discussion) realized net gains of $558, $409 and $191 in the years 1997, 1996 and 1995.

         (Dollar amounts in thousands, except share and per share data)


Noninterest Expense

                                    Table IX
                         Changes in Noninterest Expense

                                        1997 change              1996 change
                                         from 1996                from 1995
                                         ---------                ----------
                                1997     Dollar  Percentage   1996    Dollar   Percentage  1995

Salaries and
  employee benefits           $10,679   $1,046    10.86 %   $ 9,633  $  183     1.94 %   $ 9,450
Occupancy expenses              1,473      255    20.94       1,218     167    15.89       1,051
Equipment expenses              1,488      268    21.97       1,220     103     9.22       1,117
Data processing expenses          461      (19)   (3.96)        480      92    23.71         388
FDIC insurance                     75     (195)  (72.22)        270    (420)  (60.87)        690
Other operating expenses        4,869     (109)  (2.19)       4,978     172     3.58       4,806
                                -----     -----  ------       -----     ---     ----       -----

 Total noninterest expense    $19,045   $1,246    7.00 %    $17,799  $  297     1.70 %   $17,502
                               ======    =====    ====       ======     ===     ====      ======

The largest component of noninterest expense is salaries and employee benefits which increased $1,046 in 1997 due to increases in salary, medical and pension expenses. All three categories were affected by the additional personnel required to staff the increased branch network and growing asset base. Medical expenses are subject to large swings in claim activity from year to year. Claim activity was unexpectedly heavy during 1997, resulting in larger medical expenses. Occupancy expense increased again in 1997 after a significant increase during 1996. The Corporation opened two new branches and relocated a third in 1997 and opened two new branches in 1996. Equipment expense increased significantly in 1997 after a smaller increase in 1996 and was due in part to new branches and to expenses related to the continued increase in the use of technology, as well as a consolidation of the operations area completed in the fourth quarter of 1997. Data processing expenses decreased slightly in 1997 after increasing in 1996. Both subsidiary banks are now using one computer system which was installed during the latter part of 1995. Having this new data processing system during all of 1996 caused data processing expenses to increase that year and level off in 1997.

The FDIC deposit insurance premium paid by the Corporation for the Bank Insurance Fund (BIF) was at a 0% rate with a minimum annual payment of $2 per subsidiary bank starting in 1996. Both subsidiary banks have been assigned the classification of least risk by the FDIC and as such are subject to the lowest deposit insurance rates available from BIF. The Corporation had $32,374 of deposits as of December 31, 1997, purchased from savings and loans by its subsidiary banks. These deposits (adjusted to a consistent percentage of current deposits) remain insured by the Savings Association Insurance Fund (SAIF) rather than BIF. The cost of SAIF to the Corporation for these savings and loan deposits was .0644% and .23% for 1997 and 1996, respectively. At September 30, 1996, a special one-time assessment was signed into law and charged on all SAIF insured deposits. This special assessment amounted to 0.5256% of SAIF deposits as of March 31, 1995, and totaled $191 in 1996 for the Corporation. This special assessment was $118 after tax and had the effect of reducing earnings per share for 1996 by $.04. The cost of BIF and SAIF fees through 1999 are estimated to be
 .0129% and .0644%, respectively. Starting in the year 2000, it is anticipated that the insurance expense on all deposits will be approximately .0243%.

Other operating expenses decreased slightly in 1997 after increasing in 1996. Several components of other operating expenses showed improvement in 1997. Key expense reductions were noted in supplies, professional fees, advertising, ATM charges and outside labor. Offsetting those reductions were increases in telephone and collection expenses. Tighter cost controls, consolidation of functions and the lack of acquisition activity in 1997, for the most part, accounted for favorable reductions in 1997 expenses. At the same time, additions to the branch network and increasing consumer delinquency accounted for increased expenses. The largest increases in 1996 were in telephone, supplies, advertising, ATM charges, goodwill amortization and outside labor offset by a decrease in professional fees. Most of these increases can be explained by the changing of the name of all subsidiary banks to AmBank effective July 1, 1996, the opening of new branches in 1996 and the fact that the Corporation did not incur professional fees in 1996 related to an acquisition. The goodwill increase in 1996 resulted from a full year of goodwill amortization from deposits purchased in 1995.

         (Dollar amounts in thousands, except share and per share data)


Income Tax

The Corporation's effective tax rate was 30.21%, 29.18% and 27.15% in 1997, 1996 and 1995. The relatively lower effective rate for 1995 resulted from a reversal of an allowance relating to the realization of alternative minimum tax credits of $212. Management determined that these credits would be realized and the allowance was reversed during 1995. The major differences between the effective tax rate on the financial statements and the federal statutory rate of 34% is interest income on tax-exempt securities and loans offset by nondeductible interest, nondeductible merger expenses and state taxes. The Corporation had tax-exempt income of $3,226, $3,128 and $3,118 for 1997, 1996 and 1995. Note 14
to the consolidated financial statements contains additional details of the differences between the statutory taxes and taxes shown on the consolidated financial statements.

                               FINANCIAL CONDITION
         (Dollar amounts in thousands, except share and per share data)

Investments

The Corporation's holdings of short-term investments and securities serve as a source of liquidity to meet depositor and borrower funding requirements, in addition to being a significant element of total interest income. Short-term investments, defined as federal funds sold and interest-bearing deposits in other banks, had combined average outstanding balances of $8,157, $13,704 and $12,756 for the years 1997, 1996 and 1995. The year-end outstanding balances of short-term investments were $7,738, $6,465 and $23,346 for 1997, 1996 and 1995.
The significant changes in the amounts in short-term investments from year to year is due to large fluctuations in deposits from public and governmental institutions which are invested in federal funds sold at year-end. These deposits were being kept liquid to fund commercial loan commitments at year-end 1997 and for possible liquidity needs of institutional deposits.

Effective December 31, 1993, the Corporation adopted FAS 115, "Accounting for Certain Investments in Debt and Equity Securities." With the adoption of FAS 115, all securities were required to be classified by management into one of three categories, "available for sale," "held to maturity," or "trading." Securities classified as available for sale are securities that the Corporation intends to hold for an indefinite period of time, but not necessarily until maturity. Securities available for sale are carried at fair value with market adjustments, net of related deferred taxes, being recorded in shareholders' equity as unrealized gain or loss on securities. Securities classified as held to maturity are carried at amortized cost, calculated by using the level yield method. Securities classified as trading are carried at fair market value. The Corporation does not currently maintain any securities that are classified as held to maturity or trading. Since the original adoption of FAS 115, and starting in December 1994, the equity adjustment for mark-to-market of available for sale securities has been deleted from inclusion in the regulatory capital ratio calculations. The mark-to-market for available for sale securities at December 31, 1997, included market gains of $2,301 and market losses of $617 for a net increase due to the mark-to-market of $1,684 on securities with an amortized cost of $148,535. The after-tax effect of these available for sale securities accounted for $1,077 of the Corporation's total equity at December 31, 1997. The effect on the total change in equity of the Corporation at December 31, 1997, from December 31, 1996, was an increase of $767 due to this mark-to-market of available for sale securities. The difference between the mark-to-market adjustment at December 31, 1997 and 1996, was due to the difference in the market yields at these two year-ends when compared to the yields on the investments of the Corporation classified as available for sale. Proceeds from sales of available for sale securities in 1997 were $6,405 and resulted in net gains of $78, while sales of $16,893 resulted in net gains of $28 in 1996 and sales of $4,559 resulted in net gains of $41 in 1995. Other than U.S. Government securities, there are no concentrations of securities over 10% of shareholders equity to any single issuer. Table X presents securities outstanding at year-end for the preceding three years.

         (Dollar amounts in thousands, except share and per share data)

                                     Table X
                           Securities at December 31,

                                                      1997        1996        1995
                                                      ----        ----        ----
Securities available for sale
  U.S. Government and its agencies                  $ 76,583    $101,819    $101,710
  States and political subdivisions                   54,233      55,776      51,837
  Corporate obligations                                2,140       1,823       3,590
  Collateralized mortgage obligations                 10,522       9,166      15,516
  Mutual funds                                         6,741       2,140         816
                                                     -------      -------    -------
     Total securities available for sale            $150,219    $170,724    $173,469
                                                     =======     =======     =======

Loans

The loan portfolio constitutes the major earning asset of most bank holding companies and typically offers the best alternative for obtaining the maximum interest spread above the cost of funds. The overall economic strength of any bank holding company generally parallels the quality and yield of its loan portfolio. The Corporation's total average loans were $516,513 in 1997, an increase of $49,004 or 10.48% from 1996. The Corporation had total average loans of $467,509 in 1996, an increase of $51,020 or 12.25% from the 1995 total average loans of $416,489. Table XI presents loans outstanding at year-end for the preceding five years.

                                    Table XI


                                                Loans at December 31,
                                      1997      1996      1995      1994      1993
                                     ------    ------    ------    ------    ------
Commercial                          $224,468  $201,092  $172,782  $151,027  $126,738
Agricultural                          55,267    55,404    65,239    44,876    52,569
Real estate                          147,016   129,116   107,123   101,111    81,945
Installment                          110,310   105,464    94,784    90,300    80,909
Credit cards                           3,430     3,686     3,722     3,351     3,039
                                     -------   -------   -------   -------   -------
  Total loans                        540,491   494,762   443,650   390,665   345,200
Unearned income                          (58)     (295)     (993)   (2,008)   (2,250)
                                     -------   -------   -------   -------   -------

  Total loans, net                  $540,433  $494,467  $442,657  $388,657  $342,950
                                     =======   =======   =======   =======   =======

Loans held for sale                 $  2,443  $  2,350  $  6,727  $  2,664  $ 16,919
                                      ======    ======    ======    ======    ======

Composition of loan portfolio at December 31,

Commercial                             41.54 %   40.67 %   39.03 %   38.86 %   36.95 %
Agricultural                           10.23     11.20     14.74     11.55     15.33
Real estate                            27.20     26.11     24.20     26.01     23.89
Installment                            20.40     21.27     21.19     22.72     22.94
Credit cards                             .63       .75       .84       .86       .89


         (Dollar amounts in thousands, except share and per share data)


The economy rebounded in late 1992 and has continued steady to strong through 1997. The Corporation has increased efforts to take advantage of the healthy demand in commercial loans resulting from the growing economy. Commercial loans increased $23,376 or 11.62% in 1997 from 1996 and increased $28,310 or 16.38% in
1996 from 1995. While commercial loans have shown the largest increases over the last five years, real estate and installment loans have also increased steadily during that period. As shown in Table XI, the percentage of loans to total loans for commercial, real estate, installment and credit cards have remained very similar for 1996 and 1997.

Real estate loans shown in Table XI are predominantly variable-rate loans. These loans have increased $17,900 or 13.86% in 1997 from 1996 and increased $21,993 or 20.53% in 1996 from 1995. During these years the Corporation has placed added emphasis on serving the real estate mortgage needs of its customers. The balance of real estate loans has been directly affected by the current rates on variable and fixed-rate mortgages. As rates increase, customers tend to prefer variable-rate mortgages and as rates decrease, customers tend to prefer fixed-rate mortgages. The Corporation also makes conforming fixed-rate mortgage loans that can be sold into the secondary market with the Corporation retaining more than 95% of the servicing rights. These fixed-rate mortgage loans are shown separately in Table XI and on the balance sheet as loans held for sale. The Corporation's strategy has been to hold fixed-rate loans during periods of decreasing rates and sell them during periods of increasing rates to realize a gain. The balance of loans held for sale at year-end fluctuates a great deal depending upon the variations of rates during the year and the amount of these loans that are sold into the secondary market. Sales of loans held for sale were $28,298, $30,385 and $16,231 for 1997, 1996 and 1995 with corresponding net gains of $558, $409 and $191. At December 31, 1997, the Corporation was servicing $110,484 of loans it had sold into the secondary market. This was a 13.19% increase from $97,606 of sold loans serviced for others as of December 31, 1996. As included in Note 1 and 6 to the consolidated financial statements, the Corporation adopted FAS 122 as of January 1, 1996. Total mortgage servicing rights capitalized were $235 and $307 during 1997 and 1996. The Corporation amortized $25 in 1997 and $16 in 1996 of these mortgage servicing rights for a net carrying value of $501 at December 31, 1997 and $291 at December 31, 1996. These loans serviced for others were not included in the financial statements.

Installment loans increased $4,846 or 4.59% in 1997 over 1996 and $10,680 or 11.27% in 1996 over 1995. The level of consumer lending normally relates directly to consumer confidence in the economy. However, the Corporation has seen a negative trend in charge-offs of installment loans starting in 1993. A lag effect exists in charge-offs and the Corporation has strengthened its lending criteria for consumer loans starting in 1995. The composition of installment loans at December 31, 1997, was $99,183 of auto and other secured loans, $6,191 of moneylines tied to second mortgages on real estate and $4,936 of unsecured loans.

The loan portfolio contains no loans to foreign governments, foreign enterprises or foreign operations of domestic corporations. Other than loans for real estate, equipment and operating lines to farmers engaged in the agricultural industry, the Corporation has no concentrations of loans in the same or similar industries that exceed 10% of total loans.

Deposits

The deposit base provides the major funding source for earning assets of most bank holding companies. Generally, demand, savings and time certificates less than $100 are recognized as the core base of deposits, while certificates in excess of $100 and public funds are more subject to interest variations and, thus, are not included in the core deposit base. Because of these factors, management views the growth of demand, savings and time certificates less than $100 as more stable growth. The Corporation's total average core deposits were $549,743 in 1997, $541,832 in 1996 and $519,453 in 1995. Total average deposits were  $640,157,  $617,366 and $567,413  during  1997,  1996 and 1995.  Table XII indicates the mix and levels of deposits at year-end for the preceding five years.

         (Dollar amounts in thousands, except share and per share data)

                                    Table XII
                            Deposits at December 31,


                                      1997      1996      1995      1994      1993
                                     ------    ------    ------    ------    ------
Noninterest-bearing                 $ 63,641  $ 61,616  $ 63,116  $ 62,269  $ 62,145
Interest-bearing demand
  and savings                        226,517   219,730   211,971   218,896   226,030
Time, less than $100                 275,844   275,262   258,335   212,073   208,716
Time, $100 or more                    99,683    76,948    66,647    57,149    53,459
                                     -------   -------   -------   -------   -------

   Total deposits                   $665,685  $633,556  $600,069  $550,387  $550,350
                                     =======   =======   =======   =======   =======


The Corporation opened new branches in 1997 and 1996, thereby increasing the size of its branch network and expanding into two larger metropolitan markets. With the exception of a Wal-Mart facility in Vincennes, Indiana opened in 1996, these markets are essentially new to AMBANC. New branches coupled with aggressive targeting of the jumbo CD market saw total deposits increase $32,129 or 5.07% in 1997 from 1996 and $33,487 or 5.58% in 1996 from 1995. The largest growth in 1997 from 1996 was in time deposits over $100, accounting for $22,735 of the increase, while time deposits over $100 increased $10,301 in 1996 from 1995. Time deposits less than $100 showed a dramatic increase in 1995 because of aggressive marketing and favorable rates in this area. These accounts showed a more modest increase in 1996 and leveled off in 1997. Noninterest-bearing and interest-bearing demand and savings deposits have remained flat due to increased competition from both bank and nonbank competitors.

Year 2000

As with other companies, many of the Corporation's computer programs were originally designed to recognize calendar years by their last two digits. Calculations performed using these truncated fields will not work properly with dates from the year 2000 and beyond. The Corporation has formed a project committee that is reviewing the status of the conversion. A comprehensive review to identify the systems affected by this issue has been undertaken and an implementation plan was compiled and is currently being executed. The Corporation expects to either modify or upgrade existing systems or to replace some systems altogether, depending upon results of testing. Considerable progress has been made by AMBANC personnel and it is anticipated that this project will be largely completed by internal staff. Most of the Corporation's systems are vendor-supplied, and the Corporation is working with these vendors to attain year 2000 compliance. The Corporation presently believes that, with modifications to existing systems, conversion to new systems, and vendor delivery of millennium-compliant systems, the year 2000 compliance issues will be resolved on a timely basis. Whether or not costs associated with year 2000 compliance will be significant is unknown at this time. However, any related costs should not have a material impact on the operations, cash flows, or financial condition of future periods. The statements in this paragraph regarding the resolution of the year 2000 problems contain forward-looking statements that may or may not be accurate due to the impossibility of predicting future events. The project committee could uncover additional problems, and other factors might occur, that could cause related costs to increase.

                         LIQUIDITY AND CAPITAL RESOURCES
         (Dollar amounts in thousands, except share and per share data)

Liquidity and Rate Sensitivity

Cash flows for the Corporation occur within the operating, investing and financing categories as follows: Cash flows from operating activities are derived primarily from interest income and fees, reduced by interest expense and overhead expense. Investing activities generate or use cash flows through the origination, purchase and principal collection of loans; the purchase, maturity and sale of investments; and the acquisition of property and equipment for the Corporation. Cash flows from financing activities occur from deposits and withdrawals of deposit accounts, increases or decreases in short-term borrowings and long-term debt, and dividends paid by the Corporation.

The Corporation's use and source of funds can be determined by the changes in average balances of assets and liabilities. Table XIII summarizes funding uses and sources for 1997 and 1996, showing average balances, amount of dollar change from prior year and the percentage change from the prior year.

                                   Table XIII

                                                          1997                                   1996
                                                         ------                                 ------
                                           Average     Increase/(decrease)       Average      Increase/(decrease)
                                           Balance      Dollar   Percentage      Balance       Dollar   Percentage
                                          ---------    -------   ---------       -------       ------   ----------
Funding uses
  Loans held for sale                    $    2,021   $   (3,420)    (62.86)%  $     5,441   $    1,134      26.33 %
  Taxable loans, net of unearned income     510,860       48,469      10.48        462,391       51,545      12.55
  Tax-exempt loans                            5,653          535      10.45          5,118         (525)     (9.30)
  Taxable securities                        106,864      (20,657)    (16.20)       127,521       (1,325)     (1.03)
  Tax-exempt securities                      54,435        2,315       4.44         52,120        3,581       7.38
  Interest-bearing deposits in other banks      413         (215)    (34.24)           628         (286)    (31.29)
  Federal funds sold                          7,744       (5,332)    (40.78)        13,076        1,234      10.42
                                             ------       -------    -------       -------       -------     ------

    Total uses                           $  687,990   $   21,695       3.26 %  $   666,295   $   55,358       9.06 %
                                            =======       ======       ====        =======       ======       =====

Funding sources
  Noninterest-bearing deposits           $   56,062   $    1,332       2.43 %  $    54,730   $     (797)     (1.44)%
  Interest-bearing demand and
    savings deposits                        216,034       (2,056)     (0.94)       218,090        5,998       2.83
  Time deposits                             368,061       23,673       6.87        344,388       44,594      14.88
  Short-term borrowings                       5,433       (1,950)    (26.41)         7,383         (746)     (9.18)
  Long-term debt                              2,064         (309)    (13.02)         2,373         (431)    (15.37)
  Other                                      40,336        1,005       2.56         39,331        6,740      20.68
                                            -------       ------      ------       -------       ------      ------

    Total sources                        $  687,990   $   21,695       3.26 %  $   666,295   $   55,358       9.06 %
                                            =======       ======      =====        =======       ======       ====

Total average loans increased $49,004 or 10.48% to $516,513 in 1997 from $467,509 in 1996. The average increase in loans in 1997 was funded mainly by $23,673 of increased average time deposits and continued growth of the Corporation's capital. The increase in the average balances of deposits was due to opening new branches and offering more competitive rates for deposit products.

         (Dollar amounts in thousands, except share and per share data)

The Corporation anticipates healthy loan demand again in 1998. It is anticipated that this demand will be funded through deposit growth, particularly in the new branches opened in 1997 and 1998 or through the conversion of assets as discussed in the next paragraph. The statements in this paragraph regarding increased loan demand and deposit growth contain forward-looking statements that may or may not be accurate due to the impossibility of predicting future events. Any number of factors, including a downturn in the economy, could cause loan demand and/or deposit growth to decrease. In the alternative, loan demand and/or deposit growth could increase. Management believes its projections in planning for the future are reasonable, but any statements about future occurrences are inherently uncertain.

Outstanding loan commitments and customers' unused lines of credit totaled $90,475 at December 31, 1997, which was a decrease of $10,071 or 10.02% from $100,546 at December 31, 1996. Standby letters of credit outstanding at December 31, 1997, increased $612 or 6.56% to $9,940 from $9,328 at December 31, 1996.
Letters of credit typically are not funded. To the extent, however, that letters of credit, loan commitments and customers' unused lines of credit require funding, these obligations will be met by the normal conversion of short-term investments, which totaled $7,738 at December 31, 1997, investments with maturities of one year or less, which totaled $47,665 at December 31, 1997, the sale of loans held for sale plus the increase in deposits discussed. IND is a member of the Federal Home Loan Bank of Indianapolis and through this membership has the capacity to borrow funds. IND has approved borrowings up to $50,000 as of February 1997, but had used only a small portion of this available funding as of December 31, 1997. See Note 10 of the consolidated financial statements for details. This additional funding from the Federal Home Loan Bank could be activated easily and might be used in 1998 as a source of funding. Further liquidity, if required, would be provided by conversion of securities or other assets into cash or accessing sources of incremental funding, such as repurchase agreements or federal funds.

Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. Management realizes certain risks are inherent and that the goal is to identify and minimize these risks. The Corporation seeks to control its interest rate risk exposure in a manner that will allow for adequate levels of earnings and capital over a range of possible interest rate environments. The table below represents the scheduled maturity of market risk-sensitive instruments at December 31, 1997, as well as their fair values. The weighted-average interest rates for the various assets and liabilities presented are stated as of December 31, 1997.

                                    Table XIV
                        Market Risk-Sensitive Instruments

                             Expected Maturity Date

                                                                                                                          Fair
                                               1998       1999       2000       2001       2002      Beyond     Total     Value
                                               ----       ----       ----       ----       ----      ------     -----     -----
INTEREST-SENSITIVE ASSETS:
Interest-bearing deposits in other banks
 Fixed-rate                                $    99    $    99    $   100     $    -      $   -      $    -    $   298   $   298
 Weighted-average interest rate               6.35%      5.75%      6.00%         -          -           -       6.03%

Securities available for sale
 Variable-rate                              10,250        332      8,504          -          89      17,325    36,500    36,105
 Weighted-average interest rate               4.72%      9.26%      5.01%         -        6.76%       6.61%     5.45%
 Fixed-rate                                 12,863      8,687      7,932      8,046       5,362      69,145   112,035   114,114
 Weighted-average interest rate               7.35%      6.86%      7.75%      7.93%       8.06%       7.35%     7.28%

Loans held for sale                          1,028         22         24         26          21       1,322     2,443     2,474
 Weighted-average interest rate               7.61%      7.66%      7.66%      7.66%       7.66%       7.74%     7.68%

Loans, net of unearned income
 Variable-rate                             147,061     39,142     31,498     17,771      17,971      94,003   347,446   347,739
 Weighted-average interest rate              10.07%     11.19%      8.75%      9.66%     10.38%        8.79%     9.73%
 Fixed-rate                                112,547     32,362     19,729     13,634      4,462       10,253   192,987   193,759
 Weighted-average interest rate               9.80%      9.89%      9.01%      9.99%     11.04%       11.27%     9.86%

INTEREST-SENSITIVE LIABILITIES:
Interest-bearing deposits                  486,454     93,698     10,663      4,144      4,733        2,352   602,044   602,226
 Weighted-average interest rate               4.37%      6.00%      5.97%      6.01%      6.07%        6.01%     5.15%

Short-term borrowings                        6,747          -          -          -         -             -     6,747     6,747
 Weighted-average interest rate               5.61%         -          -          -         -             -      5.61%

Long-term debt                                 659        223        188        167        148          646     2,031     2,031
 Weighted-average interest rate               7.01%      6.04%      5.91%      5.91%      5.91%        5.91%     6.28%

         (Dollar amounts in thousands, except share and per share data)

Interest rate sensitivity occurs when assets or liabilities are subject to rate and yield changes within a designated time period. The rate sensitivity position, or gap, is determined by the difference in the amount of rate-sensitive assets and rate-sensitive liabilities at various maturity intervals. The management of this gap position is required to protect the net interest rates and to assure a greater degree of earnings stability. Provided in Tables XV through XVIII are repricing matrices for securities, loans and deposits at December 31, 1997.


                                    Table XV
               Maturities and Average Yields at December 31, 1997


                                   1 Year and Less     1 - 5 Years       5 - 10 Years     Over 10 Years        Total
                                   ---------------     -----------       ------------     -------------        -----
                                    Dollar   Yield    Dollar   Yield    Dollar   Yield    Dollar   Yield    Dollar   Yield
                                    ------   -----    ------   -----    ------   -----    ------   -----    ------   -----
U.S. Government and its agencies  $ 40,530   5.86 % $ 28,194    6.35 % $  3,697   6.76 % $  4,038   7.46 % $ 76,459   6.17 %
State and political subdivisions     5,202   9.04     28,815    8.14     17,603   7.74        947   8.17     52,567   8.09
Corporate obligations                   -      -         244   10.83          -     -       1,896   7.32      2,140   7.72
Collateralized mortgage obligations  1,933   5.77      4,186    6.59      3,031   6.78      1,326   6.21     10,476   6.44
Mutual funds                            -      -       5,504    4.90          -     -       1,389   6.18      6,893   5.15
                                     -----   ----      -----    ----      -----   ----      -----   ----     ------   ----

   Total                          $ 47,665   6.20 % $ 66,943   7.03 %  $ 24,331   7.47 % $  9,596   7.15 % $148,535   6.84 %
                                    ======   ====     ======   ====      ======   ====     ======   ====    =======   ====


                                    Table XVI
                        Maturity Ranges of Time Deposits
                  with Balances of $100 or More at December 31,

                                                  1997        1996        1995
                                                 ------      ------      ------
Three months or less                           $ 47,316   $ 33,781    $ 29,372
Over three through six months                    15,580     17,572      11,460
Over six through twelve months                   24,864     11,991       9,315
Over twelve months                               11,923     13,604      16,500

Total                                          $ 99,683   $ 76,948    $ 66,647


                                   Table XVII
                      Loan Maturities at December 31, 1997

                                  1 Year      1 - 5       Over 5
                                 and Less     Years       Years       Total
                                 --------     -----       -----       -----
       Commercial               $156,982   $ 57,015    $ 10,471    $224,468
      Agricultural                41,301     12,312       1,654      55,267


        Interest Rate Sensitivity of Above Loans Maturing After One Year

                                            Commercial  Agricultural
                                            ---------   ------------
                   Fixed-rate               $ 22,520       $ 4,271
                   Variable-rate              44,966         9,695
                                              ------         -----
                   Total selected loans     $ 67,486      $ 13,966
                                              ======        ======

There were no material real estate construction loans outstanding at December 31, 1997.

         (Dollar amounts in thousands, except share and per share data)

                                   Table XVIII
         Liquidity and Interest Rate Sensitivity at December 31, 1997

                                                 0 - 90       91 - 365        1 - 5
                                                  Days          Days          Years
                                                  ----          ----          -----
Interest-earning assets
   Loans                                        $ 176,742     $ 153,153     $ 188,973
   Securities                                      24,179        16,158        30,263
   Other                                           14,334            99           199
                                                  -------       -------       -------
      Total                                     $ 215,255     $ 169,410     $ 219,435
                                                  =======       =======       =======

Interest-bearing liabilities
   Savings and demand deposits                  $ 226,175     $     341     $      -
   Time, less than $100                           103,079       107,619        65,954
   Time, $100 or more                              48,110        40,614        11,096
   Other                                            3,838           331           727
                                                  -------       -------        ------
      Total                                     $ 381,202     $ 148,905     $  77,777
                                                  =======       =======        ======

Rate-sensitive gap                              $(165,947)    $  20,505     $ 141,658
Rate-sensitive cumulative gap                    (165,947)     (145,442)       (3,784)
Percent to total assets                           (21.85)%      (19.15)%       (0.50)


Rate-sensitive gap as shown in Table XVIII is defined as the difference between the repricing of interest-earning assets and the repricing of interest-bearing liabilities within certain defined time frames. Rate-sensitive gap is also expressed as a percentage of total assets based upon the accumulation of the defined time frame gap calculation. Rate-sensitive gaps constantly change as funds are acquired and invested, and the Corporation's analysis as of December 31, 1997, is shown above. As of December 31, 1997, the Corporation had a negative gap of $145,442 and 19.15% during the next one year period with a negative gap of $165,947 and 21.85% relating to the first quarter of 1998. The effect of these negative gaps may result in a negative impact on earnings in 1998 if interest rates increase, but could result in a positive impact on earnings if interest rates decline in 1998. The above rate-sensitivity analysis is significantly impacted by the inclusion of savings and demand deposits in the first quarter of the gap analysis. These deposits have historically not exhibited the same degree of sensitivity to rate changes as other liabilities. If the above analysis were changed to reflect the Corporation's actual historical results, a portion of the savings and demand deposits would be moved to the one to five year time frame. With this change, the Corporation would have a positive gap of $23,385 or 3.08% during the next one-year period and a positive gap of $2,880 or 0.38% relating to the first quarter of 1998.

Shareholders' Equity
Total shareholders' equity at December 31, 1997, increased $6,172 or 8.55% to $78,355 from $72,183 at December 31, 1996. The change in the mark-to-market on the unrealized gain on securities available for sale between December 31, 1996 and 1997, resulted in shareholders equity increasing $767. Shareholders' equity contains a new caption, Treasury stock, at December 31, 1996. These 724 treasury shares were purchased on the market for future payments of director fees under the Director Stock Grant Plan as approved by the shareholders in 1996. These treasury shares are purchased routinely and reissued to the directors each quarter. See Note 17 to the consolidated financial statements for a description of the capital requirements for the Corporation and its subsidiary banks. By all measurements, the Corporation and its subsidiary banks were considered well-capitalized. At December 31, 1997, the Corporation had a Total Capital ratio of 14.33%, a Tier 1 Capital ratio of 13.37% and a Tier 1 Leverage Capital ratio of 10.40%.

                             INTERIM FINANCIAL DATA

Table XIX sets forth the condensed quarterly results of operations and per share information for the years ended December 31, 1997 and 1996.

                                    Table XIX

                                                         Quarter Ended
                                                         -------------
                                         December    September       June       March
                                            31          30            30          31
                                         --------     -------        ----       -----
1997
Interest income                         $   14,449  $   14,266  $   13,859  $   13,680
Interest expense                             7,251       7,215       7,084       6,891
                                             -----       -----       -----       -----
  Net interest income                        7,198       7,051       6,775       6,789
Provision for loan losses                      300         315         315         315
Noninterest income                           1,104       1,071       1,179         995
Noninterest expense                          4,927       4,936       4,723       4,459
                                             -----       -----       -----       -----
  Income before income taxes                 3,075       2,871       2,916       3,010
Income taxes                                   923         864         904         895
                                             -----       -----       -----       -----
  Net income                            $    2,152  $    2,007  $    2,012  $    2,115
                                            ======       =====       =====       =====

Earnings per average
 common share outstanding               $      .31  $      .29  $      .29  $      .30
Diluted earnings per average
 common share outstanding                      .31         .29         .29         .30
Stock price (Note A)                         25.00       24.53       17.67       17.14

Weighted-average outstanding shares      6,986,084   6,965,328   6,963,723   6,963,499


1996
Interest income                         $   14,048  $   13,488  $   13,133  $   13,338
Interest expense                             7,034       6,800       6,733       6,721
                                             -----       -----       -----       -----
  Net interest income                        7,014       6,688       6,400       6,617
Provision for loan losses                      700         100         299         267
Noninterest income                           1,059         736       1,171         728
Noninterest expense                          4,411       4,682       4,409       4,297
                                             -----       -----       -----       -----
  Income before income taxes                 2,962       2,642       2,863       2,781
Income taxes                                   888         770         824         800
                                             -----       -----       ------      -----
  Net income                            $    2,074  $    1,872  $    2,039  $    1,981
                                             =====       =====       =====       =====

Earnings per average
 common share outstanding               $      .30  $      .27  $      .29  $      .28
Diluted earnings per average
 common share outstanding                      .30         .27         .29         .28
Stock price (Note A)                         13.58       14.63       13.03       13.83

Weighted-average outstanding shares      6,964,494   6,962,456   6,965,436   6,965,509


Note A - The stock price above represents the sales price of the last actual trade in each respective quarter as reported in the Wall Street Journal restated for a 2-for-1 stock split paid on August 29, 1997, and 5% stock dividends paid on December 8, 1997 and December 2, 1996.

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

During periods of high inflation there are normally corresponding increases in the money supply. During such times financial institutions often experience above-average growth in loans and deposits. Also, general increases in the price of goods and services will result in increased operating expenses. Over the past few years, the rate of inflation has been relatively low, and its impact on the growth in the balance sheets and increased levels of income and expense has been nominal.

                           FORWARD-LOOKING STATEMENTS

This Annual Report and future filings made by the Corporation with the Securities and Exchange Commission, as well as other filings, reports and press releases made or issued by the Corporation and its subsidiary banks, and oral statements made by executive officers of the Corporation and banks may include forward-looking statements relating to such matters as (a) assumptions concerning future economic and business conditions and their effect on the economy in general and on the markets in which the Corporation and the banks do business, and (b) expectations for increased revenues and earnings for the Corporation and banks through growth resulting from acquisitions, attraction of new deposit and loan customers and the introduction to new products and services. Such forward-looking statements are based on assumptions rather than historical or current facts and, therefore, are inherently uncertain and subject to risk.

To comply with the terms of a "safe harbor" provided by the Private Securities Litigation Reform Act of 1995 that protects the making of such forward-looking statements from liability under certain circumstances, the Corporation notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's and banks' business include the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the banks operate; (b) changes in the legislative and regulatory environment that negatively impact the Corporation and banks through increased operating expenses; (c) increased competition from other financial and non-financial institutions; (d) the impact of technological advances; and (e) other risks detailed from time to time in the Corporation's filings with the Securities and Exchange Commission. The Corporation and banks do not undertake any obligation to update or revise any forward-looking statements subsequent to the date on which they are made.

                  MARKET PRICE OF AMBANC CORP. COMMON STOCK AND
                           RELATED SHAREHOLDER MATTERS

The Corporation's common stock is traded on The Nasdaq National Market (NASDAQ) under the symbol AMBK. The quarterly range of the low and high trade prices per share of the Corporation's common stock, as reported by NASDAQ, is shown in Table XX. This information represents prices between dealers and does not include adjustments for mark-ups, mark-downs or commissions and does not necessarily represent actual prices on transactions.

                                    Table XX
                                      1997               1996
                                  Stock Range        Stock Range

         1st Quarter               $ 13.81 - 17.86    $ 13.38 - 14.73
         2nd Quarter                 16.42 - 18.33      13.03 - 14.28
         3rd Quarter                 17.73 - 24.88      12.92 - 14.63
         4th Quarter                 21.67 - 25.50      13.27 - 14.73

As of December 31, 1997, there were approximately 1,650 shareholders of record. The Corporation pays cash dividends on a quarterly basis. Cash dividends paid by the Corporation were $0.41 per share in 1997, $0.38 per share in 1996 and $0.36 per share in 1995. Cash dividends, as restated to reflect the acquisition of FRB under the pooling of interests method of accounting, was $0.31 for 1995. Refer to Note 17 of the consolidated financial statements for information concerning restrictions on dividends.


                               FIVE YEAR SUMMARY
              (Dollar amounts in thousands, except per share data)


                                      1997       1996       1995       1994       1993
                                     ------     ------     ------     ------     ------

AT PERIOD END
Actual balances
  Assets                           $ 759,395  $ 719,785  $ 682,347  $ 625,240  $ 622,568
  Securities                         150,219    170,724    173,469    186,875    210,774
  Loans                              540,433    494,467    442,657    388,657    342,950
  Allowance for loan losses            5,428      5,630      5,022      4,531      4,238
  Deposits                           665,685    633,556    600,069    550,387    550,350
  Shareholders' equity                78,355     72,183     67,712     58,210     57,722

Daily averages
  Assets                           $ 728,281  $ 702,083  $ 644,456  $ 619,540  $ 601,232
  Securities                         161,299    179,641    177,385    204,664    214,325
  Loans                              516,513    467,509    416,489    368,198    325,544
  Allowance for loan losses            5,448      5,237      4,636      4,377      4,152
  Deposits                            40,157    617,366    567,413    545,393    534,448
  Shareholders' equity                74,397     68,772     62,344     58,113     54,967

OPERATING RESULTS
Interest income                    $  56,254  $  54,007  $  49,392  $  43,053  $  41,758
Net interest income                   27,813     26,719     25,201     23,899     22,751
Provision for loan losses              1,245      1,366      1,182        338      1,492
Income before cumulative
  effect of accounting change          8,286      7,966      7,045      6,502      5,910
Net income                             8,286      7,966      7,045      6,502      6,162
Dividends paid on
  common stock                         2,887      2,653      2,144      1,947      1,701

PER SHARE DATA
Income before cumulative
  effect of accounting change      $    1.19   $   1.14   $   1.01   $    .93 $      .85
Cumulative effect of
  accounting change                        -         -          -           -        .04
Earnings per average
  common share outstanding              1.19       1.14       1.01        .93        .89
Diluted earnings per average
  common share outstanding              1.19       1.14       1.01        .93        .88
Cash dividends before
  pooling of interests                   .41        .38        .36        .36        .34
Cash dividends restated for
  pooling of interests                   .41        .38        .31        .28        .24
Book value at end of period            11.22      10.36       9.72       8.36       8.29
Book value at end of period
  before FAS 115                       11.05      10.31       9.55       8.86       8.19
Tangible book value at
  end of period                        10.99      10.12       9.44       8.32       8.27
Tangible book value at end
  of period before FAS 115             10.82      10.05       9.27       8.82       8.16
Weighted-average
  outstanding shares               6,970,072  6,965,433  6,964,593  6,959,497  6,959,057
Weighted-average
  treasury shares                       (387)      (966)         -         -          -


RATIOS
Return on average assets                1.14 %     1.13 %     1.09 %     1.05 %     1.02 %
Return on average equity               11.14      11.58      11.30      11.19      11.21
Dividends paid as a
  percentage of net income             34.84      33.30      30.43      29.95      27.61
Tier 1 Leverage Capital                10.40      10.00      10.01       9.87       9.45
Efficiency ratio                       59.22      58.52      61.73      64.66      67.56



Board of Directors and Shareholders of
AMBANC Corp.
Vincennes, Indiana


We have audited the consolidated balance sheets of AMBANC Corp. as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AMBANC Corp. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," on January 1, 1996.



DELOITTE & TOUCHE LLP
Indianapolis, Indiana
January 23, 1998

                                  AMBANC CORP.
                           Consolidated Balance Sheets
                           December 31, 1997 and 1996
         (Dollar amounts in thousands, except share and per share data)



                                                             1997          1996
                                                            ------        ------
ASSETS
Cash and due from banks                                  $   37,313    $   26,409
Federal funds sold                                            7,440         5,875

  Total cash and cash equivalents                            44,753        32,284

Interest-bearing deposits in other banks                        298           590
Securities available for sale-at fair value
  (amortized cost 1997-$148,535 and 1996-$170,249)          150,219       170,724

Loans held for sale-at cost
  (fair value 1997-$2,474 and 1996-$2,404)                    2,443         2,350

Loans, net of unearned income                               540,433       494,467
Allowance for loan losses                                    (5,428)       (5,630)
                                                            --------      -------
   Loans, net                                               535,005       488,837
                                                            -------       -------
Premises, furniture and equipment, net                       12,934        11,184
Accrued interest receivable and other assets                 13,743        13,816
                                                            -------        ------
      Total assets                                       $  759,395    $  719,785
                                                            =======       =======

LIABILITIES
Noninterest-bearing deposits                             $   63,641    $   61,616
Interest-bearing deposits                                   602,044       571,940
                                                            -------       -------
   Total deposits                                           665,685       633,556
                                                            -------       -------
Short-term borrowings                                         6,747         5,285
Long-term debt                                                2,031         2,309
Accrued interest payable and other liabilities                6,577         6,452
                                                            -------        ------
      Total liabilities                                     681,040       647,602
                                                            -------       -------

SHAREHOLDERS' EQUITY
Preferred stock, $10 par value, 200,000 shares
   authorized, no shares issued or outstanding
Common stock, $10 par value, 10,000,000 shares
   authorized at December 31, 1997 and 1996,
  6,985,712 and 3,316,267 shares issued and
  outstanding at December 31, 1997 and 1996                  69,857        33,163
Treasury stock, 34 and 724 shares at cost at
  December 31, 1997 and 1996                                     (1)          (21)
Retained earnings                                             7,422        38,731
Unrealized gain/(loss) on securities available for
  sale, net of deferred taxes of $607 and $165                1,077           310
                                                             ------        ------
         Total shareholders' equity                          78,355        72,183
                                                             ------        ------

         Total liabilities and shareholders' equity      $  759,395    $  719,785
                                                           ========      ========

          See accompanying notes to consolidated financial statements.

                                  AMBANC CORP.
                        Consolidated Statements of Income
              For the years ended December 31, 1997, 1996 and 1995
              (Dollar amounts in thousands, except per share data)

                                                            1997        1996        1995
                                                           ------      ------      ------
INTEREST INCOME
Interest and fees on loans                              $  46,164    $ 42,256    $ 37,888
Interest and fees on loans held for sale                      163         389         326
Interest on securities
   Taxable                                                  6,593       7,805       7,680
   Tax-exempt                                               2,882       2,809       2,759
Other interest                                                452         748         739
                                                           ------      ------      ------
   Total interest income                                   56,254      54,007      49,392
                                                           ------      ------      ------
INTEREST EXPENSE
Interest on deposits                                       28,007      26,761      23,593
Interest on short-term borrowings                             305         385         437
Interest on long-term debt                                    129         142         161
                                                           ------      ------      ------
   Total interest expense                                  28,441      27,288      24,191
                                                           ------      ------      ------
      Net interest income                                  27,813      26,719      25,201
Provision for loan losses                                   1,245       1,366       1,182
                                                           ------      ------      ------
      Net interest income after
        provision for loan losses                          26,568      25,353      24,019
                                                           ------      ------      ------
NONINTEREST INCOME
Income from fiduciary activities                              758         654         602
Service charges on deposit accounts                         1,754       1,586       1,520
Net realized gain on securities                                78          28          41
Other operating income                                      1,759       1,426         990
                                                            -----       -----       -----
   Total noninterest income                                 4,349       3,694       3,153
                                                            -----       -----       -----
NONINTEREST EXPENSE
Salaries and employee benefits                             10,679       9,633       9,450
Occupancy expenses, net                                     1,473       1,218       1,051
Equipment expenses                                          1,488       1,220       1,117
Data processing expenses                                      461         480         388
FDIC insurance                                                 75         270         690
Other operating expenses                                    4,869       4,978       4,806
                                                           ------      ------      ------
   Total noninterest expense                               19,045      17,799      17,502
                                                           ------      ------      ------
      INCOME BEFORE INCOME TAXES                           11,872      11,248       9,670
Income taxes                                                3,586       3,282       2,625
                                                           ------      ------       -----

      NET INCOME                                        $   8,286    $  7,966    $  7,045
                                                           ======       ======      =====

EARNINGS PER AVERAGE COMMON SHARE OUTSTANDING           $    1.19    $   1.14    $   1.01
DILUTED EARNINGS PER AVERAGE COMMON SHARE
   OUTSTANDING                                          $    1.19    $   1.14    $   1.01


          See accompanying notes to consolidated financial statements.

                                  AMBANC CORP.
           Consolidated Statements of Changes in Shareholders' Equity
              For the years ended December 31, 1997, 1996 and 1995
              (Dollar amounts in thousands, except per share data)

                                                                       Unrealized
                                                                       Gain/(Loss)        Total
                                     Common     Retained    Treasury       on         Shareholders'
                                     Stock      Earnings     Stock      Securities       Equity

BALANCE, JANUARY 1, 1995            $ 30,086   $  31,649   $    (37)   $   (3,488)   $    58,210

Net income for 1995                                7,045                                   7,045
Cash dividends ($.31 per common
  share)                                          (2,144)                                 (2,144)
Net change in unrealized
  gain/(loss) on securities
  available for sale                                                        4,601          4,601
Issuance of stock for dividend
  reinvestment and stock
  purchase plan                          4            8                                       12
Fractional shares paid for
  acquisition and stock dividend                    (12)                                     (12)
Retired treasury stock                              (37)         37                           -
5% stock dividend                    1,500       (1,500)                                      -
                                     -----        ------         --         -----         ------

BALANCE, DECEMBER 31, 1995          31,590       35,009          -          1,113         67,712

Net income for 1996                               7,966                                    7,966
Cash dividends ($.38 per common
  share)                                         (2,653)                                  (2,653)
Net change in unrealized
  gain/(loss) on securities
  available for sale                                                         (803)          (803)
Net change in treasury stock                                   (21)                          (21)
Fractional shares paid for
  stock dividend                                    (18)                                     (18)
5% stock dividend                    1,573       (1,573)                                       -
                                    ------       ------        ---            ---          ------
BALANCE, DECEMBER 31, 1996          33,163       38,731       (21)            310          72,183

Net income for 1997                               8,286                                     8,286
Cash dividends ($.41 per common
  share)                                         (2,887)                                   (2,887)
Net change in unrealized
  gain/(loss) on securities
  available for sale                                                          767            767
Net change in treasury stock                                   20                             20
Fractional shares paid for
  5% stock dividend                                (14)                                      (14)
5% stock dividend                    3,321      (3,321)                                        -
2 for 1 stock split                 33,162     (33,162)                                        -
Exercised stock options                211        (211)                                        -
                                    ------      ------        ---             ----          ------

BALANCE, DECEMBER 31, 1997        $ 69,857   $   7,422   $    (1)      $    1,077    $     78,355


          See accompanying notes to consolidated financial statements.

                                  AMBANC CORP.
               Consolidated Statements of Changes in Shareholders'
          Equity For the years ended December 31, 1997, 1996 and 1995
                          (Dollar amounts in thousands)

                                                           1997        1996        1995
                                                          ------      ------      ------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                           $    8,286  $    7,966  $    7,045
Adjustments to reconcile net income to net
   cash from operating activities:
Net premium amortization and discount
  accretion on securities                                   287         319         374
Depreciation                                              1,266       1,081         987
Provision for loan losses                                 1,245       1,366       1,182
Deferred income tax provision                              (407)       (337)       (621)
Gain on sale of securities                                  (78)        (28)        (41)
Gain on sale of loans held for sale                        (558)       (409)       (191)
Proceeds from sales of loans held for sale               28,298      30,385      16,231
Loans held for sale made to customers,
  net of payments collected                             (27,833)    (25,599)    (20,103)
Accrued interest receivable
   and other assets                                        (123)       (748)     (1,290)
Accrued interest payable
   and other liabilities                                    286         417         941
Deferred loan fees, net of costs                           (134)        (48)        (81)
                                                         -------     -------     -------
       Net cash from operating activities                10,535      14,365       4,433
                                                         ------      ------       -----
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of securities
  available for sale                                      6,405      16,893       4,559
Proceeds from maturities and calls of securities
  available for sale                                     23,314      40,395      31,453
Proceeds from maturities and calls of securities
  held to maturity                                                                4,037
Purchases of securities available for sale               (8,214)    (56,084)    (15,816)
Purchases of securities held to maturity                                         (3,938)
Net change in interest-bearing deposits
   in other banks                                           292         102         501
Loans made to customers, net of payments collected      (48,458)    (58,662)    (54,028)
Loans purchased                                                          (8)     (7,386)
Proceeds from sales of loans                              1,179       6,150       6,804
Property and equipment expenditures                      (3,016)     (2,867)     (1,497)
                                                         -------     -------     ------
         Net cash from investing activities             (28,498)    (54,081)    (35,311)
                                                        --------     -------     ------

                                  AMBANC CORP.
           Consolidated Statements of Changes in Shareholders' Equity
              For the years ended December 31, 1997, 1996 and 1995
                          (Dollar amounts in thousands)

                                                          1997        1996        1995
                                                         ------      ------      ------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits                                   32,129      33,389      49,682
Net change in short-term borrowings                       1,462      (1,502)     (2,506)
Payments on long-term debt                                 (408)       (484)       (597)
Proceeds from long-term debt                                130         116          85
Sale/(purchase) of treasury stock                            20         (21)
Payment for fractional shares                               (14)        (18)        (12)
Issuance of stock for dividend reinvestment
  and stock purchase plan                                                            12
Dividends paid                                           (2,887)     (2,653)     (2,144)
                                                         ------      ------      ------
      Net cash from financing activities                 30,432      28,827      44,520
                                                         ------      ------      ------
NET CHANGE IN CASH AND CASH EQUIVALENTS                  12,469     (10,889)     13,642
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR           32,284      43,173      29,531
                                                         ------      ------      ------
CASH AND CASH EQUIVALENTS AT END OF YEAR             $   44,753  $   32,284  $   43,173
                                                         ======      ======      ======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
      Interest                                       $   35,097  $   26,343  $   22,371
      Income tax                                          4,513       3,850       2,981


Noncash activities occurred consisting of the reclassification of $40,080 from the held to maturity securities portfolio to the available for sale securities portfolio in 1995.

          See accompanying notes to consolidated financial statements.

                                  AMBANC CORP.
                   Notes To Consolidated Financial Statements
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)

 Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Reporting

     The consolidated financial statements include the accounts of AMBANC Corp. (Corporation), and its wholly-owned subsidiaries, AmBank Indiana, N.A.
     (IND),  AmBank  Illinois,  N.A. (ILL),  and American  National Realty Corp.
     (ANR). On June 30, 1996, The American National Bank of Vincennes and Citizens' National Bank of Linton were merged and renamed AmBank Indiana, N.A. The First National Bank in Robinson (ROB) and Bank of Casey (CAS) were also renamed AmBank Illinois, N.A. and AmBank Illinois, respectively, on June 30, 1996. On March 1, 1997, AmBank Illinois was merged into AmBank Illinois, N.A. Upon consolidation, all significant intercompany accounts and transactions have been eliminated. As discussed in Note 2, AMBANC Corp. acquired First Robinson Bancorp (FRB) on November 1, 1995, under the pooling of interests method of accounting.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Description of Business

     IND and ILL operate primarily in the banking industry, which accounts for more than 90 percent of the Corporation's revenues, operating income and assets. IND and ILL generate commercial, real estate mortgage and installment loans and receive deposits from customers located in Greene, Knox, Gibson, Vanderburgh, Vigo and surrounding counties in Indiana and Crawford, Clark, Wabash and surrounding counties in Illinois. Although the overall loan portfolio is diversified, the economy of these counties is heavily dependent upon the agricultural industry. The majority of the loans are secured by specific items of collateral including business assets, real property and consumer assets.

     ANR owns  various real  estate,  which is leased to IND for normal  banking
     activities,   such  as  parking,   drive-in   banking  and  branch  banking
     facilities.

     Securities

     Statement of Financial Accounting Standards (FAS) 115, "Accounting for Certain Investments in Debt and Equity Securities," requires securities to be classified as held to maturity, available for sale or trading. Available for sale securities are reported at fair value with unrealized after-tax gains and losses included in shareholders' equity. The Corporation does not maintain any securities classified as held to maturity or trading. Realized securities gains or losses are reported in the consolidated statements of income. The cost of securities sold is based on the specific identification method.

     Loans Held for Sale

     Loans held for sale consist of fixed rate mortgage loans conforming to established guidelines and held for sale to the secondary mortgage market. Mortgage loans held for sale are carried at the lower of cost or fair value determined on an aggregate basis. Gains and losses on the sale of these mortgage loans are included in other noninterest income.

                                  AMBANC CORP.
                   Notes To Consolidated Financial Statements
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)

 Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

      The Corporation adopted FAS 122, "Accounting for Mortgage Servicing Rights
      (MSRs)," on January 1, 1996. FAS 122 requires that the Corporation recognize as separate assets, rights to service mortgage loans for others that have been acquired through either the purchase or origination of a loan. An entity that sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the MSRs and the loans based on their relative fair values. These costs are initially capitalized and subsequently amortized in proportion to, and over the period of, estimated net loan servicing income. Additionally, FAS 122 requires that MSRs be reported on the consolidated balance sheet at the lower of cost or fair value. The Corporation is required to assess its capitalized MSRs for impairment based upon the fair value of the rights. MSRs are stratified based upon one or more of the predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each impaired stratum. The provisions of FAS 122 were applied prospectively beginning in fiscal 1996. The ongoing impact of FAS 122 is dependent upon, among other things, the volume of loan originations, the general levels of market interest rates and the rate of estimated loan prepayments. Accordingly, management is unable to predict with any reasonable certainty what effect FAS 122 will have on the Corporation's future results of operations or its financial condition. FAS 122 prohibits restatement of prior years' financial statements. FAS 122 was superseded by FAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," effective January 1, 1997. FAS 125 did not have any additional effect on the consolidated financial statements.

      Loans

      Loans are stated at the principal amount outstanding adjusted for unearned discounts, unamortized premiums and net deferred fees. The Corporation defers loan fees, net of certain direct loan origination costs. The net amount deferred is reported on the consolidated balance sheets as part of loans and is recognized into interest income over the term of the loan on a level yield basis. Any unamortized fees on loans sold are credited to gain on sale of loans at time of sale. Interest on real estate, commercial and installment loans is accrued over the term of the loans on a level yield basis. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business.

      FAS 114 and 118, "Accounting by Creditors for Impairment of a Loan and Income Recognition and Disclosures," as amended, requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral, and specifies alternative methods for recognizing interest income on loans that are impaired or for which there are credit concerns. For purposes of applying this standard, impaired loans have been defined as all nonaccrual loans.

      Allowance for Loan Losses

      The balance in the allowance for loan losses and the amount of the annual provision charged to expense are judgmentally determined based upon a number of factors. The allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors that are particularly susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations. While management may periodically allocate portions of the allowance for specific problem loan situations, the entire allowance is available for any loan charge-offs which occur. Increases to the allowance are recorded by a provision for possible loan losses charged to expense. A loan is charged off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

                                  AMBANC CORP.
                   Notes To Consolidated Financial Statements
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)

 Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-Continued

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

      Statements of Cash Flows

      Cash and cash equivalents is defined to include cash on hand, noninterest-bearing deposits due from other banks and federal funds sold. Generally, federal funds are sold for one-day periods. The Corporation reports net cash flows for loans held for sale, customer loan transactions, deposit transactions and deposits made with other financial institutions.

      Earnings Per Share

      Earnings per share is calculated by dividing net income for the period by the weighted-average number of shares of common stock outstanding during the period. The assumed exercise of stock options is included in the calculation of diluted earnings per share.

      The Corporation adopted FAS 128, "Earnings Per Share," for 1997 with all prior-period earnings per share data restated. The statement requires dual presentation of earnings per share and diluted earnings per share on the consolidated statements of income and other computational changes. The adoption of FAS 128 did not have a material effect on previously reported earnings per share.

      New Accounting Pronouncements

      FAS 130, "Reporting Comprehensive Income," was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. The statement requires additional reporting of items that affect comprehensive income but not net income. Examples relevant to the Corporation include unrealized gains and losses on securities available for sale. This statement will result in additional financial statement disclosures upon adoption.

      FAS 131, "Disclosures about Segments of an Enterprise and Related Information," was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. The statement requires financial disclosure and descriptive information about reportable operating segments. Management has not yet determined the effect, if any, of FAS 131 on the consolidated financial statements.

      Financial Statement Presentation

     Certain items in the 1996 and 1995 financial statements have been reclassified to correspond with the 1997 presentation.

                                  AMBANC CORP.
              Notes To Consolidated Financial Statements-Continued
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)

 Note 2 - BUSINESS COMBINATION

                                                         Common
                                                         Shares     Method of
                                      Date Completed     Issued     Accounting
                                      --------------     ------     ----------
 First Robinson Bancorp (FRB)         November 1, 1995   701,647     Pooling

      FRB was merged into the Corporation and ceased to exist at the conclusion of the merger. The contribution of FRB to consolidated interest income, net interest income and net income for the periods prior to the merger was as follows:

                                               Ten
                                          Months Ended
                                           October 31,
                                              1995
                                          ------------

               Interest income
                  Previously reported     $     33,967
                  FRB                            6,826
                                                ------
                     Total                $     40,793
                                                ======

               Net interest income
                  Previously reported     $     17,362
                  FRB                            3,624
                                                ------
                     Total                $     20,986
                                                ======

               Net income
                  Previously reported     $      5,042
                  FRB                              678
                                                 -----
                     Total                $      5,720
                                                 =====

 Note 3 - SECURITIES

      The amortized cost and estimated fair value of securities are as follows:


                                                               December 31, 1997
                                                               -----------------
                                                                Gross       Gross     Estimated
                                                  Amortized   Unrealized  Unrealized    Fair
                                                     Cost       Gains       Losses      Value
                                                     ----       -----       ------      -----
            Securities available for sale
            U.S. Government and its agencies      $  76,459   $    550   $   (426)   $  76,583
            States and political subdivisions        52,567      1,676        (10)      54,233
            Corporate obligations                     2,140                              2,140
            Collateralized mortgage obligations      10,476         75        (29)      10,522
            Mutual funds                              6,893                  (152)       6,741
                                                    -------      -----       -----     -------
              Total                               $ 148,535   $  2,301   $   (617)   $ 150,219
                                                    =======      =====       =====     =======


                                  AMBANC CORP.
              Notes To Consolidated Financial Statements-Continued
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


 Note 3 - SECURITIES - Continued

                                                                  December 31, 1996
                                                                  ------------------
                                                                Gross        Gross     Estimated
                                                  Amortized   Unrealized   Unrealized    Fair
                                                     Cost       Gains        Losses      Value
            Securities   available   for sale
            U.S. Government and its agencies      $ 102,163   $    670   $ (1,014)   $ 101,819
            States and political subdivisions        54,696      1,235       (155)      55,776
            Corporate obligations                     1,823                              1,823
            Collateralized mortgage obligations       9,253          2        (89)       9,166
            Mutual funds                              2,314                  (174)       2,140
                                                    -------      -----     ------      -------
              Total                               $ 170,249   $  1,907   $ (1,432)   $ 170,724
                                                    =======      =====      =====      =======

      The amortized cost and estimated fair value of securities at December 31, 1997, by contractual maturity are shown in the following schedule. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 Estimated
                                                    Amortized       Fair
                                                       Cost        Value
                                                    ---------    ---------
          Due in 1 year or less                     $   22,291  $  22,275
          Due after 1 year through 5 years              44,605     45,204
          Due after 5 years through 10 years            41,360     42,017
          Due after 10 years                            10,493     10,842
                                                        ------     ------
            Subtotal                                   118,749    120,338

          Collateralized mortgage obligations           10,476     10,522
          U.S. agency mortgage-backed
            securities                                  12,417     12,618
          Mutual funds                                   6,893      6,741
                                                        ------     ------
            Total                                   $  148,535  $ 150,219
                                                       =======    =======

      Proceeds from sales of securities available for sale were $6,405 in 1997, $16,893 in 1996 and $4,559 in 1995. Sales and calls of securities available for sale resulted in gross gains and gross losses of $79 and $1 in 1997, $56 and $28 in 1996 and $21 and $3 in 1995. Sales and calls of securities held to maturity resulted in gross gains and gross losses of $0 and $0 in 1997 and 1996 and $24 and $1 in 1995.

      Securities with a carrying value of $48,246 and $50,609 at December 31, 1997 and 1996, were pledged to secure public deposits and for other purposes required or permitted by law.

                                  AMBANC CORP.
              Notes To Consolidated Financial Statements-Continued
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


 Note 4 - LOANS

      Loans at December 31 are comprised of the following:

                                                     1997          1996
                                                    ------        ------
               Commercial                       $    224,468   $   201,092
               Agricultural                           55,267        55,404
               Real estate                           147,016       129,116
               Installment                           110,310       105,464
               Credit cards                            3,430         3,686
                                                     -------       -------
                 Total loans                         540,491       494,762
              Unearned income                           (58)         (295)
                                                     -------       -------

            Total loans, net                    $    540,433   $   494,467
                                                     =======       =======

      Certain loans have been restructured in a manner that grants a concession to the borrower because of the borrower's financial difficulties. At December 31, 1997, 1996 and 1995, these loans totaled $2,422, $3,089 and $45. Interest income recorded on these loans was $168, $310 and $3 during 1997, 1996 and 1995. Interest income which would have been recorded under the original terms of the loans was $192, $310 and $4 during 1997, 1996 and 1995.

      Directors and executive officers of the Corporation and its wholly-owned subsidiaries were customers of, and had other transactions with, the banking subsidiaries in the ordinary course of business. A schedule of the aggregate activity involving loans to related parties is as follows:

               Balance, January 1, 1997                           $   11,529
               New loans                                               4,271
               Loan reductions                                        (1,651)
                                                                      ------
                 Balance, December 31, 1997                       $   14,149
                                                                      ======

                                  AMBANC CORP.
              Notes To Consolidated Financial Statements-Continued
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


 Note 5 - ALLOWANCE FOR LOAN LOSSES

          The activity in the allowance for loan losses is as follows:

                                               1997        1996        1995
                                              ------      ------      ------
        Balance, January 1                $    5,630  $    5,022  $    4,531
        Provision charged to operations        1,245       1,366       1,182
        Loans charged off                     (1,767)     (1,266)     (1,019)
        Recoveries                               320         508         328
                                               -----       -----      ------
          Balance, December 31            $    5,428  $    5,630  $    5,022
                                               =====       =====       =====

   Impaired loan information under FAS 114 and 118 is as follows at December 31:

                                                           1997        1996
                                                          ------      ------
       Impaired loans with a valuation reserve       $      331  $      843
       Impaired loans with no valuation reserve             318         578
                                                           ----       -----
         Total impaired loans                        $      649  $    1,421
                                                           ====       =====

       Valuation reserve on impaired loans           $      147  $      469
       Average impaired loans                               710       2,495

      Income recorded on these loans during 1997, 1996 and 1995 totaled $17, $89 and $18. Income which would have been recorded on these loans during 1997, 1996 and 1995, had they been accruing all year, was $75, $149 and $41.


 Note 6 - MORTGAGE BANKING ACTIVITIES

      Loans serviced for others, amounting to $110,484, $97,606 and $79,990 at December 31, 1997, 1996 and 1995, are not included in the consolidated financial statements. Net gain on sales of loans was $558, $409 and $191 for the years ended December 31, 1997, 1996 and 1995. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

      MSR activity is as follows:

                                                          1997        1996
                                                         ------      ------
        Carrying Value, January 1                       $   291    $      -
        Additions                                           235         307
        Amortization                                        (25)        (16)
        Net change in valuation allowance                     -           -
                                                           ----        ----
           Carrying Value, December 31                  $   501    $    291
                                                           ====        ====

      The fair value of MSRs was $501 and $291 as of December 31, 1997 and 1996. Fair value is estimated by discounting the net servicing income to be received over the estimated servicing term using a current market rate. The significant risk characteristics of the underlying loans used to stratify MSRs for impairment measurement were term and rate of note. No valuation allowance existed for the years ended December 31, 1997 and 1996.

                                  AMBANC CORP.
              Notes To Consolidated Financial Statements-Continued
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


 Note 7 - PREMISES, FURNITURE AND EQUIPMENT

      Premises, furniture and equipment are comprised of the following:

                                                         1997        1996
                                                        ------      ------
       Land and improvements                         $    1,879  $    1,351
       Buildings and improvements                        13,198      12,133
       Furniture and equipment                           11,588      10,340
                                                         ------      ------
         Total cost                                      26,665      23,824
       Accumulated depreciation                         (13,731)    (12,640)
                                                         ------      ------
         Total, net                                  $   12,934  $   11,184
                                                         ======      ======


      Depreciation expense for the years ended December 31, 1997, 1996 and 1995, totaled $1,266, $1,081 and $987.


 Note 8 - INTEREST-BEARING DEPOSITS

     Interest-bearing deposits issued in denominations of $100 or greater totaled $99,683 and $76,948 at December 31, 1997 and 1996.


 Note 9 - SHORT-TERM BORROWINGS

     Short-term borrowings are comprised of the following:


                                                          1997        1996
                                                         ------      ------
       Repurchase agreements                         $    3,236  $    3,048
       Demand notes issued to the U.S. Treasury           3,511       2,237
                                                         ======      ======
         Total                                       $    6,747  $    5,285


     Borrowings   under  the   Federal   Reserve   Bank  note  option  plan  are
     collateralized by certain securities and are reduced at the discretion of the U.S. Treasury.

                                  AMBANC CORP.
              Notes To Consolidated Financial Statements-Continued
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


Note 10 - LONG-TERM DEBT

      Long-term debt is comprised of a deferred compensation plan of $340 and $218 in 1997 and 1996 as discussed in Note 11 and two Federal Home Loan Bank Mortgage Advances (Advances) totaling $1,691 and $2,091 at December 31, 1997 and 1996. The Advances have an average rate of 5.84% at December 31, 1997 and 1996, interest payable monthly and principal payable in annual installments with the final payment due March 15, 2004, and are secured by various securities. The principal maturities of these Advances in each of the five years after December 31, 1997, are $332, $211, $188, $167 and $148.


Note 11 - EMPLOYEE BENEFITS

      The Corporation maintains a retirement savings plan covering substantially all employees. To be eligible to participate, the Plan requires employees to complete one year of service and be 21 years of age. The Plan covers all employees and allows for the matching of 50% of the first 4% of employee salary contributions and an annual discretionary contribution. The Corporation's contributions to the Plan are vested by employees at 20% per year starting with the second year of service and become 100% vested after six years. The Corporation's total contributions were $971, $615 and $473 for 1997, 1996 and 1995.

      The Corporation has a deferred compensation plan for the benefit of certain executive officers and directors. In return for the officers relinquishing the right to a portion of their current compensation, the Corporation agrees to pay the participants at retirement or termination, in the form of 120 monthly payments or one lump-sum payment, the amount deferred plus any interest earned during the deferral period. Interest is paid annually at prime rate and the liability of $340 and $218 is included with long-term debt. During 1997, 1996 and 1995 the Corporation accrued approximately $23, $13 and $6 of interest expense towards its obligation under the plan.

                                  AMBANC CORP.
              Notes To Consolidated Financial Statements-Continued
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


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

      Accumulated postretirement benefit obligations at December 31:

                                                          1997        1996
                                                         ------      ------
      Retirees                                     $     (323)   $   (415)
      Fully eligible active participants                  (73)        (30)
      Other active plan participants                     (268)       (310)
                                                         -----       -----
         Accumulated postretirement benefit
            obligation                                   (664)       (755)
       Unrecognized prior service cost                    130         142
       Unrecognized loss                                 (156)        (20)
       Unrecognized transition obligation                 436         465
                                                         -----        ----
              Accrued postretirement
               benefit liability                   $     (254)   $   (168)
                                                         =====       =====

     Net periodic postretirement benefit cost for the years ended December 31:

                                                  1997        1996        1995
                                                  ----        ----        ----
     Service cost-benefits attributed to
       service during the period                $     24   $      23   $    13
     Interest cost on accumulated
       postretirement benefit obligation              52          49        39
     Amortization of transition
       obligation over 20 years                       29          29        29
     Amortization of unrecognized
       prior service cost                             12          12        -
                                                     ---         ---       ---
          Postretirement benefit cost           $    117   $     113   $    81
                                                     ===         ===       ===

      Benefit payments of $51, $45 and $48 were made for postretirement medical benefits in 1997, 1996 and 1995.

                                  AMBANC CORP.
              Notes To Consolidated Financial Statements-Continued
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


Note 12 - POSTRETIREMENT BENEFITS - Continued

      For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits was assumed to be 9.25% for 1997 and 9.5% for 1996 and 1995 with the rate gradually decreasing to 6% in 2010. The health care cost trend assumption has a significant effect on the amounts reported. An increase in the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997, 1996 and 1995, by approximately $96 and would have virtually no effect on the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1997, 1996 and 1995.

      The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7% at December 31, 1997, 1996 and 1995.

Note 13 - STOCK OPTION PLAN

      The Corporation had a Nonqualified Stock Option Plan, (Option Plan), which expired in April 1993 and a Reload Option Plan, (Reload Plan), which expires in July 2002. Under the terms of both plans, options were granted at amounts not less than the fair value of the shares at the date of the grant and any options granted must be exercised within ten years of the grant for the Option Plan and within five years of the grant for the Reload Plan.


      The following is an analysis of the stock option activity for each of the years in the three year period ended December 31, 1997, and the stock options outstanding at the end of the respective periods:


                                                  Option                    Reload
                                                    Plan                      Plan
                                                   Shares      Price         Shares     Price
                                                   ------      -----         ------     -----
               Outstanding January 1, 1995         55,566     $ 8.64           -          N/A
               Granted                                 -         N/A           -          N/A
               Expired                                 -         N/A           -          N/A
               Exercised                               -         N/A           -          N/A
                                                   ------      -----         -----       ----
               Outstanding December 31, 1995       55,566     $ 8.64           -          N/A
               Granted                                 -         N/A           -          N/A
               Expired                                 -         N/A           -          N/A
               Exercised                               -         N/A           -          N/A
                                                   ------      -----         -----       ----
               Outstanding December 31, 1996       55,566     $ 8.64           -          N/A
               Granted                                 -         N/A       12,380     $ 24.11
               Expired                                 -         N/A           -          N/A
               Exercised                           34,548     $ 8.64           -          N/A
                                                   ------       ----       ------       -----
               Outstanding December 31, 1997       21,018     $ 8.64       12,380     $ 24.11
                                                   ======      =====       ======       =====

      As of December 31, 1997, Option Plan outstanding shares had a remaining contractual life of 1 year and Reload Plan outstanding shares had a remaining contractual life of 4.5 years.

                                  AMBANC CORP.
              Notes To Consolidated Financial Statements-Continued
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


Note 13 - STOCK OPTION PLAN - Continued

      The Corporation applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for the plans. No compensation cost has been recognized for the plans because the stock option price is equal to or greater than the fair value at the grant date. Had compensation cost for the plans been determined based on the fair value at the grant dates for awards under the plans consistent with the fair value method of FAS 123, "Accounting for Stock-Based Compensation," the Corporation's net income and net income per share would have been reported as indicated below:


                                              Years Ended December 31,
                                                  1997         1996
                                                 ------       ------
               Net income:
                  As reported                   $ 8,286      $ 7,966
                  Pro forma                     $ 8,250      $ 7,966

               Net income per share:
                  As reported                   $  1.19      $  1.14
                  Pro forma                     $  1.18      $  1.14


      The fair value of options granted was approximately $4.40 per option in 1997. The fair value of the option grants are estimated on the date of the grant using an option pricing model with the following assumptions: dividend yield of 1.66%, risk-free interest rate of 5.91%, expected volatility of 23% and expected life of 2.5 years. The pro forma amounts are not representative of the effects on reported net income for future years.

      Additionally, under provisions of the Option Plan, stock appreciation rights have been granted coinciding with the number of stock options granted. The value of each stock appreciation right at any time is equal to 50% of the excess of the fair value of one share of common stock of the Corporation over the exercise price of the option to which it relates. Employee benefits charged/(credited) to operations in 1997, 1996 and 1995 includes $325, $(1) and $12 related to stock appreciation rights.

                                  AMBANC CORP.
              Notes To Consolidated Financial Statements-Continued
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


Note 14 - INCOME TAXES

     Income taxes consist of the following:

                                                                1997      1996      1995
                                                                ----      ----      ----
               Current expense                               $  3,993  $  3,619  $  3,246
               Deferred benefit                                  (407)     (337)     (409)
               Change in valuation allowance                                         (212)
                                                               ------    ------    ------
                   Income taxes                              $  3,586  $  3,282  $  2,625
                                                               ======    ======    ======


     Income taxes applicable to security transactions were $18, $18 and $14 in 1997, 1996 and 1995.

     The following is a reconciliation of income tax expense and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes:



                                                                 1997      1996      1995
                                                                 -----     -----     -----
               Statutory rate applied to income               $  4,037  $  3,824  $  3,288
               Adjustments
                  Tax-exempt interest income                    (1,083)   (1,053)   (1,048)
                  Non-deductible interest                          167       160       144
                  State income taxes                               443       531       374
                  Merger expenses                                                      111
                  Other                                             22      (180)      (32)
                  Change in valuation allowance                                       (212)
                                                                  -----     -----     -----
                     Total income taxes                        $  3,586  $  3,282  $  2,625
                                                                  =====     =====     =====

     The Corporation's deferred income tax assets and liabilities consist of the following:


                                                                1997      1996
                                                                ----      ----
               Deferred tax assets
                 Allowance for loan losses                   $  1,608  $  1,175
                 Accrued employee benefits                        783       519
                 Alternative minimum tax carryforward              -        166
                 Other                                             -         17
                                                                -----     -----
                                                                2,391     1,877
                                                                -----     -----
               Deferred tax liabilities
                 Depreciation                                     738       684
                 Unrealized gain on securities
                   available for sale                             607       165
                 Mark-to-market adjustment on
                   loans held for sale                            234       225
                 Accretion of securities discount                 156       131
                 Other                                             20        -
                                                                -----     -----
                                                                1,755     1,205
                                                                -----     -----
                   Net deferred tax asset                    $    636  $    672
                                                                  ===       ===

                                  AMBANC CORP.
              Notes To Consolidated Financial Statements-Continued
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


Note 15 - COMMITMENTS AND CONTINGENT LIABILITIES

      The Corporation leases various facilities and equipment. These leases expire at various times during the years 1998 through 2008 with renewal options through the year 2038. Certain leases are with companies controlled by directors of the Corporation and its subsidiaries which had total lease payments of $2, $30 and $42 in 1997, 1996 and 1995. Total rental expense for all leases for the years 1997, 1996 and 1995, was $379, $308 and $166. The following is a schedule of future minimum lease payments:

                              1998         $ 308
                              1999           201
                              2000           195
                              2001           136
                              2002           113
                              Thereafter   1,314
                                           -----
                              Total      $ 2,267
                                           =====

      In the ordinary course of business, the Corporation's banking subsidiaries have loans, commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the consolidated balance sheets. The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policy to make such commitments as is used for on-balance sheet items. Outstanding loan commitments and customers' unused lines of credit amounted to $90,475 and $100,546 at December 31, 1997 and 1996.
      Outstanding standby letters of credit were $9,940 and $9,328 at December 31, 1997 and 1996. Since many commitments to make loans expire without being used, the outstanding amount of commitments does not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower and may include accounts receivable, inventory, property, land and other items.

      The Corporation was required to have $8,261 and $8,137 at December 31, 1997 and 1996, on deposit with the Federal Reserve or as cash on hand or on deposit with other banks. These reserves do not earn interest.


Note 16 - SHAREHOLDERS' EQUITY

      A 2-for-1 stock split effected in the form of a stock dividend was paid on August 29, 1997. A 5% stock dividend was paid on December 8, 1997, December 2, 1996, and November 30, 1995, and all average share and per share amounts have been retroactively adjusted to reflect the stock split and stock dividends.

      The directors of the Corporation are being paid in stock per the Director Stock Grant Plan approved by the shareholders in 1996. The Corporation's stock is purchased routinely on the market and held as treasury stock until it is reissued as payment of director fees each quarter.

                                  AMBANC CORP.
              Notes To Consolidated Financial Statements-Continued
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)

Note 17 - EARNINGS PER SHARE (EPS)

      The following is a reconciliation of earnings per share to diluted earnings per share for the years ended December 31:

                                         1997                           1996                          1995
                                         ----                           ----                          ----
                                                            Per-Share                     Per-Share                    Per-Share
                                        Income    Shares    Amount     Income    Shares    Amount    Income    Shares    Amount
                                        ------    ------    ------     ------    ------    ------    ------    ------    ------
      EPS
      Income available to
        common stockholders             $8,286  6,970,072   $ 1.19    $7,966    6,965,433   $ 1.14   $7,045   6,964,593  $ 1.01
      Effect of dilutive
        securities-stock options                   11,672                          20,679                        20,985

      Diluted EPS
      Income available to
        common stockholders             $8,286  6,981,744   $ 1.19    $7,966    6,986,112   $ 1.14   $7,045   6,985,578  $ 1.01



Note 18 - REGULATORY MATTERS

      The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amount and classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Leverage Capital (as defined) to average assets (as defined). As of December 31, 1997, the Corporation met all capital adequacy requirements to which it is subject.

      As of December 31, 1997, the most recent notifications from the Office of the Comptroller of the Currency categorized the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum Total Capital, Tier 1 Capital and Tier 1 Leverage Capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions' categories.

      The Corporation's consolidated and individual banking subsidiaries' actual capital amounts and ratios are also presented in the table.

                                  AMBANC CORP.
              Notes To Consolidated Financial Statements-Continued
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)

Note 18 - REGULATORY MATTERS - Continued


                                                                                                              To Be Well
                                                                                          For Capital      Capitalized Under
                                                                                           Adequacy        Prompt Corrective
                                                                        Actual             Purposes        Action Provisions
                                                                        ------             --------        -----------------
                                                                    Amount    Ratio     Amount    Ratio     Amount     Ratio
                                                                    ------    -----     -----     -----     ------     -----
               As of December 31, 1997
                 Total Capital (to Risk-Weighted Assets)
                   Consolidated                                    $ 80,959  14.33%    $ 45,199  8.00%        N/A       N/A
                   AmBank Indiana, N.A.                              46,214  12.46       29,673  8.00     $ 37,091    10.00%
                   AmBank Illinois, N.A.                             32,335  16.90       15,309  8.00       19,137    10.00

                 Tier 1 Capital (to Risk-Weighted Assets)
                   Consolidated                                    $ 75,531  13.37%    $ 22,599  4.00%       N/A        N/A
                   AmBank Indiana, N.A.                              42,755  11.53       14,836  4.00     $ 22,254     6.00%
                   AmBank Illinois, N.A.                             30,366  15.87        7,655  4.00       11,482     6.00

                 Tier 1 Leverage Capital (to Average Assets)
                   Consolidated                                    $ 75,532  10.40%    $ 29,054  4.00%       N/A        N/A
                   AmBank Indiana, N.A.                              42,755   9.50       18,006  4.00     $ 22,508     5.00%
                   AmBank Illinois, N.A.                             30,375  10.90       11,146  4.00       13,933     5.00



                                                                                                              To Be Well
                                                                                          For Capital      Capitalized Under
                                                                                           Adequacy        Prompt Corrective
                                                                        Actual             Purposes        Action Provisions
                                                                        ------             --------        -----------------
                                                                    Amount    Ratio     Amount    Ratio     Amount     Ratio
                                                                    ------    -----     -----     -----     ------     -----
                As of December 31, 1996
                 Total Capital (to Risk-Weighted Assets)
                   Consolidated                                    $ 75,594  14.33%   $ 42,195  8.00%         N/A      N/A
                   AmBank Indiana, N.A.                              43,308  12.82      27,024  8.00     $ 33,780    10.00%
                   AmBank Illinois, N.A.                             31,217  16.49      15,141  8.00       18,926    10.00

                 Tier 1 Capital (to Risk-Weighted Assets)
                   Consolidated                                    $ 69,964  13.26%   $ 21,098  4.00%         N/A       N/A
                   AmBank Indiana, N.A.                              39,823  11.79      13,512  4.00     $ 20,268     6.00%
                   AmBank Illinois, N.A.                             29,072  15.36       7,570  4.00       11,356     6.00

                 Tier 1 Leverage Capital (to Average Assets)
                   Consolidated                                    $ 69,964  10.00%   $ 27,993  4.00%         N/A      N/A
                   AmBank Indiana, N.A.                              39,823   9.37      16,997  4.00     $ 21,247     5.00%
                   AmBank Illinois, N.A.                             29,072  10.54      11,028  4.00       13,785     5.00

      The Corporation and its wholly-owned subsidiary banks are subject to regulations which require the maintenance of certain capital levels and, as a result, limit the amount of dividends which may be paid by the banks. IND and ILL are regulated by the Comptroller of the Currency, while the
      Corporation is regulated by the Federal Reserve Board. The most restrictive of the regulations generally requires the banks to maintain a minimum leverage capital to total asset ratio. As a result of this limitation, approximately $36,538 of the $75,953 equity of the banks was restricted and unavailable for the payment of dividends to the Corporation at December 31, 1997.

                                  AMBANC CORP.
              Notes To Consolidated Financial Statements-Continued
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)

Note 18 - REGULATORY MATTERS - Continued

      Additionally, the amount of dividends the banks may pay to the Corporation in a single year without approval from regulators is limited by regulation. Under the most restrictive regulations, approximately $9,087 of undistributed earnings of the banks was available for distribution to the Corporation at December 31, 1997. As a practical matter, dividends are ordinarily restricted to a lesser amount because of the need to maintain an adequate capital structure.

      On September 30, 1996, the President signed into law an omnibus appropriations act for fiscal year 1996 that included, among other things, the recapitalization of the Savings Association Insurance Fund (SAIF) in a section entitled, "The Deposit Insurance Funds Act of 1996" (the Act). The Act included a provision where all insured depository institutions would be charged a one-time special assessment on their SAIF-assessable deposits as of March 31, 1995. The Corporation recorded a pre-tax charge of $191 during the year ended December 31, 1996, which represented 65.7 basis points of the March 31, 1995, assessable deposits.

                                  AMBANC CORP.
              Notes To Consolidated Financial Statements-Continued
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


Note 19 - FAIR VALUES OF FINANCIAL INSTRUMENTS

      The following table shows the carrying amount and estimated fair value of financial instruments held by the Corporation at December 31, 1997 and 1996:


                                                  December 31, 1997       December 31, 1996
                                                  -----------------       -----------------
                                                Carrying   Estimated    Carrying   Estimated
                                                 Amount    Fair Value    Amount    Fair Value
                                                 ------    ----------    ------    ---------
               Cash and cash equivalents      $   44,753  $   44,753  $   32,284  $   32,284
               Interest-bearing deposits
                 in other banks                      298         298         590         590
               Securities available for sale     150,219     150,219     170,724     170,724
               Loans held for sale                 2,443       2,474       2,350       2,404
               Loans, less allowance for
                 loan losses                     535,005     536,070     488,837     488,033
               Demand and savings deposits       290,158     290,158     281,346     281,346
               Time deposits                     375,527     375,709     352,210     353,556
               Short-term borrowings               6,747       6,747       5,285       5,285
               Long-term debt                      2,031       2,031       2,309       2,309


      For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1997 and 1996. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for commercial loans is based on estimates of the difference in interest rates the bank would charge the borrowers for similar loans with similar maturities applied for an estimated time period until the loan is assumed to reprice or be paid. The estimated fair value for other loans is based on estimates of the rates the bank would charge for similar such loans applied for the time period until estimated repayment. The estimated fair value for demand and savings deposits is based on their carrying value. The estimated fair value for time deposits is based on estimates of the rates the bank would pay on such deposits applied for the time period until maturity. The estimated fair value for short-term borrowings is considered to approximate cost. Rates currently available to the Corporation for debt with similar terms and remaining maturities are used to estimate the fair value of existing long-term debt. The estimated fair value for other financial instruments and off-balance sheet loan commitments approximate cost and are not considered significant to this presentation because the majority of these items are primarily at variable rates and are not made for long-term periods.

      While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Corporation to have disposed of such items at December 31, 1997 and 1996, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1997 and 1996, should not necessarily be considered to apply at subsequent dates.

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

                                  AMBANC CORP.
              Notes To Consolidated Financial Statements-Continued
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)

Note 20 - PARENT COMPANY STATEMENTS

      Presented below are condensed balance sheets, statements of income and cash flows for the parent company.

                            Condensed Balance Sheets
                           December 31, 1997 and 1996

                                                           1997        1996
                                                          ------      ------
       ASSETS
       Cash on deposit with subsidiaries               $      648  $      806
       Investment in bank subsidiaries                     75,952      71,114
       Investment in non-bank subsidiaries                    413         494
       Premises, furniture and equipment, net                 665         178
       Other assets                                         1,797         243
                                                           ------      ------
           Total assets                                $   79,475  $   72,835
                                                           ======      ======

        LIABILITIES
        Other liabilities                              $    1,121  $      652
                                                            -----        ----
        SHAREHOLDERS' EQUITY
        Common stock                                       69,857      33,163
        Treasury stock                                        (1)        (21)
        Retained earnings                                   7,421      38,731
        Unrealized gain/(loss) on securities
          available for sale, net of deferred tax           1,077         310
                                                            -----        ----
             Total shareholders' equity                    78,354      72,183
                                                           ------      ------
             Total liabilities and
             shareholders' equity                      $   79,475  $   72,835
                                                           ======      ======

                         Condensed Statements Of Income
              For the years ended December 31, 1997, 1996 and 1995

                                                                   1997      1996      1995
                                                                  ------    ------     -----
               OPERATING INCOME
               Dividends received from bank subsidiaries        $  4,960  $  3,450  $  2,678
               Rental income
               Other income                                           -          8        35
                                                                   -----     -----     -----
                     Total operating income                        4,960     3,458     2,713
                                                                   -----     -----     -----
               OPERATING EXPENSE
                  Other expenses                                   2,992     1,871     2,315
                                                                   -----     -----     -----
                    INCOME BEFORE INCOME TAXES AND EQUITY IN
                    UNDISTRIBUTED EARNINGS OF SUBSIDIARIES         1,968     1,587       398
               Income tax credit                                    (446)     (354)     (351)
                                                                   ------    ------    ------
                     INCOME BEFORE EQUITY IN UNDISTRIBUTED
                     EARNINGS OF SUBSIDIARIES                      2,414     1,941       749
               Equity in undistributed earnings
                  of subsidiaries                                  5,872     6,025     6,296
                                                                   -----     -----     -----
                     NET INCOME                                 $  8,286  $  7,966  $  7,045
                                                                   =====     =====     =====

                                  AMBANC CORP.
              Notes To Consolidated Financial Statements-Continued
                        December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)


Note 20 - PARENT COMPANY STATEMENTS - Continued

                       Condensed Statements Of Cash Flows
              For the years ended December 31, 1997, 1996 and 1995

                                                                1997         1996        1995
                                                               ------        -----       -----
               CASH FLOWS FROM OPERATING ACTIVITIES
               Net income                                     $  8,286    $  7,966    $  7,045
               Adjustments to reconcile net income to
               net cash from operating activities:
                     Depreciation                                   92          47          19
                     Equity in undistributed income of
                        subsidiaries                            (4,960)     (3,450)     (2,678)
                     Other liabilities                             469         (98)        547
                     Other assets                               (1,554)         33          13
                                                                -------      ------      -----
                     Net cash from operating activities          2,333       4,498       4,946
                                                                -------      ------      -----

               CASH FLOWS FROM INVESTING ACTIVITIES
               Investment in subsidiaries                          969      (1,646)     (2,664)
               Purchase of furniture and equipment                (579)        (27)       (147)
                                                                  -----     -------     -------
                     Net cash from investing activities            390      (1,673)     (2,811)
                                                                  ----      -------     -------

               CASH FLOWS FROM FINANCING ACTIVITIES
               Dividends paid                                   (2,887)     (2,653)     (2,144)
               Payment for fractional shares                       (14)        (18)        (12)
               Treasury stock                                       20         (21)         37
               Issuance of stock for dividend reinvestment
                  and stock purchase plan                            -           -          12
                                                                -------      ------      ------
                     Net cash from financing activities         (2,881)     (2,692)     (2,107)
                                                                -------      ------      ------

               NET CHANGE IN CASH AND CASH EQUIVALENTS            (158)        133          20

               CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR      806         673         645
                                                                  ----         ---         ---

               CASH AND CASH EQUIVALENTS AT END OF YEAR       $    648    $    806    $    673
                                                                  ====        ====        ====

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

The financial statements have been audited by Deloitte & Touche LLP, independent auditors for the years ended December 31, 1997, 1996 and 1995. They were engaged to audit the financial statements and to express an opinion thereon. Their audit was conducted in accordance with generally accepted auditing standards.





Robert G. Watson                               Troy D. Stoll, CPA
Chairman of the Board,                         Secretary, Treasurer and C.F.O.
President and C.E.O.